EXECUTION VERSION

CARLYLE DIRECT LENDING CLO 2024-1, LLC
Issuer
WILMINGTON TRUST, NATIONAL ASSOCIATION
Trustee
INDENTURE
Dated as of October 29, 2024

Page

GRANTING CLAUSES    1
ARTICLE I DEFINITIONS    2
Section 1.1.    Definitions    2
Section 1.2.    Assumptions    86
ARTICLE II THE DEBT    91
Section 2.1.    Forms Generally    91
Section 2.2.    Forms of Notes    91
Section 2.3.    Authorized Amount; Stated Maturity; Denominations; Conversion of Class A-L1 Loans    92
Section 2.4.    Execution, Authentication, Delivery and Dating    96
Section 2.5.    Registration, Registration of Transfer and Exchange    97
Section 2.6.    Mutilated, Defaced, Destroyed, Lost or Stolen Note    112
Section 2.7.    Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved    112
Section 2.8.    Persons Deemed Owners    116
Section 2.9.    Cancellation    117
Section 2.10.    DTC Ceases to be Depository    117
Section 2.11.    Non-Permitted Holders    118
Section 2.12.    Additional Issuance    119
Section 2.13.    Issuer Purchases of Debt    121
ARTICLE III CONDITIONS PRECEDENT    122
Section 3.1.    Conditions to Issuance and Incurrence of Debt on Closing Date    122
Section 3.2.    Conditions to Additional Issuance and Incurrence    125
Section 3.3.    Delivery of Assets    127
ARTICLE IV SATISFACTION AND DISCHARGE; ILLIQUID ASSETS; LIMITATION ON ADMINISTRATIVE EXPENSES    127
Section 4.1.    Satisfaction and Discharge of Indenture    127
Section 4.2.    Application of Trust Money    129
Section 4.3.    Repayment of Monies Held by Paying Agent    129
Section 4.4.    Disposition of Illiquid Assets    129
Section 4.5.    Limitation on Obligation to Incur Administrative Expenses    130
ARTICLE V REMEDIES    131
Section 5.1.    Events of Default    131
Section 5.2.    Acceleration of Maturity; Rescission and Annulment    133

(continued)
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Section 5.3.    Collection of Indebtedness and Suits for Enforcement by Trustee    134
Section 5.4.    Remedies    135
Section 5.5.    Optional Preservation of Assets    137
Section 5.6.    Trustee May Enforce Claims Without Possession of Debt    139
Section 5.7.    Application of Money Collected    139
Section 5.8.    Limitation on Suits    139
Section 5.9.    Unconditional Rights of Holders to Receive Principal and Interest    140
Section 5.10.    Restoration of Rights and Remedies    140
Section 5.11.    Rights and Remedies Cumulative    141
Section 5.12.    Delay or Omission Not Waiver    141
Section 5.13.    Control by Majority of Controlling Class    141
Section 5.14.    Waiver of Past Defaults    141
Section 5.15.    Undertaking for Costs    142
Section 5.16.    Waiver of Stay or Extension Laws    142
Section 5.17.    Sale of Assets    143
Section 5.18.    Action on the Debt    143
ARTICLE VI THE TRUSTEE    144
Section 6.1.    Certain Duties and Responsibilities    144
Section 6.2.    Notice of Default    146
Section 6.3.    Certain Rights of Trustee    147
Section 6.4.    Not Responsible for Recitals or Issuance of Debt    150
Section 6.5.    May Hold Debt    150
Section 6.6.    Money Held in Trust    151
Section 6.7.    Compensation and Reimbursement    151
Section 6.8.    Corporate Trustee Required; Eligibility    152
Section 6.9.    Resignation and Removal; Appointment of Successor    153
Section 6.10.    Acceptance of Appointment by Successor    154
Section 6.11.    Merger, Conversion, Consolidation or Succession to Business of Trustee    154
Section 6.12.    Co-Trustees    155
Section 6.13.    Certain Duties of Trustee Related to Delayed Payment of Proceeds    156
Section 6.14.    Authenticating Agents    156
Section 6.15.    Withholding    157
Section 6.16.    Representative for Holders Only; Agent for each other Secured Party    157
Section 6.17.    Representations and Warranties of the Bank    158
ARTICLE VII COVENANTS    158
Section 7.1.    Payment of Principal and Interest    158
Section 7.2.    Maintenance of Office or Agency    159
Section 7.3.    Money for Payments to be Held in Trust    159
Section 7.4.    Existence of Issuer    161

(continued)
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Section 7.5.    Protection of Assets    162
Section 7.6.    Opinions as to Assets    163
Section 7.7.    Performance of Obligations    164
Section 7.8.    Negative Covenants    164
Section 7.9.    Statement as to Compliance    166
Section 7.10.    Issuer may Consolidate, etc., Only on Certain Terms    166
Section 7.11.    Successor Substituted    168
Section 7.12.    No Other Business    168
Section 7.13.    [Reserved]    168
Section 7.14.    Ratings; Review of Credit Estimates    168
Section 7.15.    Reporting    168
Section 7.16.    Calculation Agent    169
Section 7.17.    Certain Tax Matters    170
Section 7.18.    Effective Date; Purchase of Additional Collateral Obligations.    175
Section 7.19.    Representations Relating to Security Interests in the Assets    178
Section 7.20.    Rule 17g-5 Compliance    179
Section 7.21.    Contesting Insolvency Filings    180
ARTICLE VIII SUPPLEMENTAL INDENTURES    180
Section 8.1.    Supplemental Indentures Without Consent of Holders    180
Section 8.2.    Supplemental Indentures With Consent of Holders    185
Section 8.3.    Execution of Supplemental Indentures    187
Section 8.4.    Effect of Supplemental Indentures    189
Section 8.5.    Reference in Notes to Supplemental Indentures    190
Section 8.6.    Re-Pricing Amendment    190
Section 8.7.    Reset Amendment    190
ARTICLE IX REDEMPTION OF DEBT    190
Section 9.1.    Mandatory Redemption    190
Section 9.2.    Optional Redemption    191
Section 9.3.    Tax Redemption    194
Section 9.4.    Redemption Procedures    194
Section 9.5.    Debt Payable on Redemption Date    196
Section 9.6.    Special Redemption    197
Section 9.7.    Clean-Up Call Redemption    197
Section 9.8.    Optional Re-Pricing    198
ARTICLE X ACCOUNTS, ACCOUNTING AND RELEASES    201
Section 10.1.    Collection of Money    201
Section 10.2.    Collection Account    201

(continued)
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Section 10.3.    Transaction Accounts    204
Section 10.4.    The Revolver Funding Account    208
Section 10.5.    Reinvestment of Funds in Accounts; Reports by Trustee    209
Section 10.6.    Accountings    211
Section 10.7.    Release of Assets    219
Section 10.8.    Reports by Independent Accountants    220
Section 10.9.    Reports to Rating Agencies and Additional Recipients    222
Section 10.10.    Procedures Relating to the Establishment of Accounts Controlled by the Trustee    222
Section 10.11.    Section 3(c)(7) Procedures    222
ARTICLE XI APPLICATION OF MONIES    223
Section 11.1.    Disbursements of Monies from Payment Account    223
ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS    233
Section 12.1.    Sales of Collateral Obligations    233
Section 12.2.    Purchase of Additional Collateral Obligations    237
Section 12.3.    Conditions Applicable to All Sale and Purchase Transactions    242
Section 12.4.    Optional Purchase of any Carlyle Collateral Obligation or Substitution    242
ARTICLE XIII HOLDERS' RELATIONS    245
Section 13.1.    Subordination    245
Section 13.2.    Standard of Conduct    246
ARTICLE XIV MISCELLANEOUS    246
Section 14.1.    Form of Documents Delivered to Trustee    246
Section 14.2.    Acts of Holders    247
Section 14.3.    Notices, etc., to Certain Parties    248
Section 14.4.    Notices to Holders; Waiver    250
Section 14.5.    Effect of Headings and Table of Contents    251
Section 14.6.    Successors and Assigns    251
Section 14.7.    Severability    251
Section 14.8.    Benefits of Indenture    252
Section 14.9.    Legal Holidays    252
Section 14.10.    Governing Law    252
Section 14.11.    Submission to Jurisdiction    252
Section 14.12.    WAIVER OF JURY TRIAL    252
Section 14.13.    Counterparts    253

(continued)
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Section 14.14.    Acts of Issuer    253
Section 14.15.    Confidential Information    253
ARTICLE XV ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT    254
Section 15.1.    Assignment of Collateral Management Agreement    254
Section 15.2.    Standard of Care Applicable to the Collateral Manager    256

v

Schedules and Exhibits
Schedule 1     Approved Index List
Schedule 2     Moody's Rating Definitions
Schedule 3     S&P Recovery Rate and Rating Factor Tables
Schedule 4     [Reserved]
Schedule 5    [Reserved]
Schedule 6    S&P Industry Classifications

Exhibit A    Forms of Notes
Exhibit B    Forms of Transfer and Exchange Certificates
Exhibit B-1    Form of Transferor Certificate for Transfer to Rule 144A Global Note
Exhibit B-2    Form of Transferor Certificate for Transfer to Regulation S Global Note
Exhibit B-3    Form of Transferee Certificate for Transfer to Regulation S Global Note Exhibit B-4    Form of Transferee Representation Letter for Certificated Notes (with ERISA         Certificate Attached)

Exhibit C    Form of Note Owner Certificate
Exhibit D     Form of Certifying Person Certificate
Exhibit E    Form of Reinvestment Amount Direction
Exhibit F    Form of Contribution Notice
Exhibit G    Form of Trustee Notice of Contribution
Exhibit H    Form of Contribution Participation Notice
Exhibit I        Form of Conversion Notice
Exhibit J        Form of Daisy Chain Letter

Schedule 3

US-DOCS\142676113.5

INDENTURE, dated as of October 29, 2024, between Carlyle Direct Lending CLO 2024-1, LLC, a Delaware limited liability company (the "Issuer") and Wilmington Trust, National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the "Trustee").
PRELIMINARY STATEMENT
The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture and to incur the Class A-L Loans as provided herein and in the Loan Agreements. Except as otherwise provided herein, all covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.
All things necessary to make this Indenture a valid agreement of the Issuer in accordance with the agreement's terms have been done.
GRANTING CLAUSES
1.Subject to the priorities and the exclusions, if any, specified below in this Granting Clause, the Issuer hereby Grants to the Trustee, for the benefit and security of Holders of the Rated Debt, the Trustee, the Loan Agent, the Collateral Manager, the Collateral Administrator and the Fiscal Agent (collectively, the "Secured Parties") to the extent of such Secured Party's interest hereunder, including under the Priority of Payments, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, in each case as defined in the UCC, accounts, chattel paper, commercial tort claims, deposit accounts, documents, financial assets, general intangibles, goods, instruments, investment property, letter-of-credit rights and other property of any type or nature in which the Issuer has an interest, including all proceeds (as defined in the UCC) with respect to the foregoing (subject to the exclusions noted below, the "Assets" or the "Collateral"). Such Grants include, but are not limited to the Issuer's interest in and rights under:
(1)the Collateral Obligations, Restructured Assets, Permitted Equity Securities and Equity Securities and all payments thereon or with respect thereto,
(2)each Account, and all Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein,
(3)the Collateral Management Agreement, the Loan Agreements, the Collateral Administration Agreement, the Fiscal Agency Agreement, the Risk Retention Letter, the Master Participation Agreements, the Contribution Agreement, the Sale Agreement and the Account Agreement,
(4)Cash,

(5)any Selling Institution Collateral, subject to the prior lien of the relevant Selling Institution, and
(6)all proceeds with respect to the foregoing;
Such Grants exclude (i) the amounts (if any) remaining from the proceeds of the issuance and allotment of the Issuer's ordinary membership interests, (ii) the Preferred Interest Payment Account and any funds deposited in or credited to any such account, including the proceeds from the issuance and incurrence of the Debt designated by the Issuer for payment of the Initial Dividend and (iii) Margin Stock (other than the proceeds thereof) (the amounts referred to in clauses (i) through (iii) collectively, "Excepted Property").
The above Grants are made in trust to secure the Rated Debt of each Class equally and ratably without prejudice, priority or distinction between any Class of Rated Debt and any other Rated Debt by reason of difference of time of issuance or incurrence or otherwise, except as expressly provided in this Indenture, and to secure, in accordance with the priorities set forth in the Priority of Payments, (A) the payment of all amounts due on the Rated Debt in accordance with their terms, (B) the payment of all other sums payable under any Transaction Documents to any Secured Party and (C) compliance with the provisions of this Indenture, all as provided in this Indenture (collectively, the "Secured Obligations").
2.The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.
1.
DEFINITIONS
1.1.Definitions
Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.
For the avoidance of doubt, references to (x) the "issuance" of the Debt or to the "execution," "authentication" and/or "delivery" of the Debt shall be understood to refer, in the case of Class A-L Loans, to the incurrence of Class A-L Loans by the Issuer pursuant to the applicable Loan Agreement and this Indenture and (y) the "redemption" or "redeeming" of the Debt shall be understood to refer, in the case of Class A-L Loans, to the repayment or prepayment of Class A-L Loans by the Issuer.
Except as otherwise specified herein or as the context may otherwise require: (i) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document (whether or not already so stated); (ii) references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules (whether or not already so stated); (iii) the word "including" and correlative words shall be deemed to be followed by the phrase "without limitation" unless actually followed by such phrase or a phrase of like import; (iv) the word "or" is always used inclusively herein (for example, the phrase "A or B" means "A or B or both," not "either A or B but not both"), unless used in an "either … or" construction; (v) references to a Person are references to such Person's successors and assigns (whether or not already so stated); (vi) all references in this Indenture to designated "Articles," "Sections," "subsections" and other subdivisions are to the designated articles, sections, subsections and other subdivisions of this Indenture; and (vii) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision.
"17g-5 Website": The Issuer's website, which shall initially be located at https://17g5.com, or such other address as the Issuer may provide to the Trustee, the Collateral Administrator, the Collateral Manager and the Rating Agencies.
"Account Agreement": The securities account control agreement, dated as of the Closing Date, among the Issuer, the Trustee and Wilmington Trust, National Association, as securities intermediary pursuant to which the Issuer's accounts are maintained, as amended, modified or replaced from time to time.
"Accountants' Report": An agreed upon procedures report from the firm or firms appointed by the Issuer pursuant to Section 10.8(a).
"Accounts": The (i)  Payment Account, (ii)  Collection Account, (iii)  Ramp-Up Account, (iv)  Revolver Funding Account, (v)  Expense Reserve Account, (vi)  Custodial Account, (vii)  Reinvestment Amount Account and (viii) Interest Reserve Account.
"Accredited Investor": Any person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes, is an "accredited investor" within the meaning of Rule 501(a) under Regulation D under the Securities Act that is not also a Qualified Institutional Buyer.
"Act" and "Act of Holders": The meanings specified in Section 14.2.
"Additional S&P Uptier Priming Debt Criteria": Criteria satisfied with respect to any Uptier Priming Debt if: (A) S&P no longer rates any Class of Rated Debt or (B) (i) the Collateral Manager (on behalf of the Issuer) or the underlying Obligor of such Uptier Priming Debt has requested a rating from S&P and the Collateral Manager reasonably expects such Asset to receive within 90 days a rating from S&P that is no lower than "CCC-" (provided that, unless and until S&P assigns such a rating (as notified by the Collateral Manager to the Trustee and the Collateral Administrator), regardless of any other treatment under this Indenture, such Uptier Priming Debt shall be considered a "Restructured Asset" for purposes of the "Interest Proceeds" definition); (ii) if such Uptier Priming Debt would be considered a Defaulted Obligation, it does not qualify as a Defaulted Obligation under clause (a) of the definition thereof; (iii) such Uptier Priming Debt otherwise meets each of the requirements set forth in the definition of Collateral Obligation (disregarding, for the avoidance of doubt, any carveouts therein) and is acquired in accordance with the Investment Criteria; (iv) the Collateral Manager reasonably expects that acquiring such Uptier Priming Debt will result in better overall recovery on the related Collateral Obligation, or that failing to do so, would likely preclude, or otherwise limit, the prospects of an overall better recovery on the related Collateral Obligation (in each case, in the Collateral Manager's commercially reasonable judgment, which judgment shall not be called into question by subsequent events or any determinations made by the Collateral Manager for its other clients or investment vehicles managed by the Collateral Manager); and (v) the Collateral Manager reasonably expects that the SNMD Condition will be satisfied with respect to such acquisition.
For purposes of this definition, "SNMD Condition" means a condition that is satisfied if A is less than or equal to (B minus C), where:
"A" is equal to the amount of Principal Proceeds (excluding any Excess Par Amount) to be applied to purchase such Superpriority New Money Debt;
"B" is equal to (i) the expected aggregate recoveries of the related Rolled Senior Uptier Debt plus (ii) the expected aggregate recoveries of the Superpriority New Money Debt; and
"C" is equal to expected aggregate recoveries of the Collateral Obligation held by the Issuer that is subject to the Uptier Priming Transaction if the Issuer does not participate in the Superpriority New Money Debt;
in each case, as determined by the Collateral Manager (with notice to the Trustee and the Collateral Administrator) in its commercially reasonably judgment (which judgment shall not be called into question by subsequent events or any determinations made by the Collateral Manager for its other clients or investment vehicles managed by the Collateral Manager).
"Adjusted Collateral Principal Amount": As of any date of determination:
(1)the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations, Deferring Obligations, Long-Dated Obligations, Qualified Restructured Assets and Non-Exempt Closing Date Participations); plus
(2)without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds; plus
(3)the S&P Collateral Value of all Defaulted Obligations; provided that the adjusted amount determined under this clause (c) will be zero for any Defaulted Obligation that the Issuer has owned for more than three years after its default date; plus
(4)the S&P Collateral Value of all Qualified Restructured Assets, Deferring Obligations and Non-Exempt Closing Date Participations; plus

(5)the aggregate, for each Discount Obligation, of the product of (i) the ratio of the purchase price, excluding accrued interest, expressed as a Dollar amount, over the Principal Balance of the Discount Obligation as of the date of acquisition and (ii) the current Principal Balance of such Discount Obligation; minus
(6)the Excess CCC Adjustment Amount; minus
(7)the Purchased Discount Obligation Haircut Amount; plus
(8)(1) for each Long-Dated Obligation with a stated maturity less than or equal to two years after the earliest Stated Maturity of the Rated Debt, the lesser of (A) its Market Value and (B) 70% multiplied by its Principal Balance and (2) for each Long-Dated Obligation with a stated maturity greater than two years after the earliest Stated Maturity of the Rated Debt, zero;
provided that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Qualified Restructured Asset, Defaulted Obligation, Deferring Obligation, Discount Obligation, Purchased Discount Obligation, Long-Dated Obligation or Non-Exempt Closing Date Participation or falls into the Excess CCC Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.
"Administrative Expense Cap": An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.0225% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) of the Fee Basis Amount on the first day of the Collection Period and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) or, with respect to this clause (b), if an Event of Default has occurred and is continuing, such higher amount as may be agreed between the Trustee and a Majority of the Controlling Class; provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to clause (A) of the Priority of Interest Proceeds, clause (A) of the Priority of Principal Proceeds and clause (A) of the Special Priority of Payments (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date; provided, further, that Special Petition Expenses shall be paid without regard to the Administrative Expense Cap and shall be excluded from the foregoing calculations.

"Administrative Expenses": The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date) and payable in the following order by the Issuer: first, to the Trustee pursuant to Section 6.7 and the other provisions of this Indenture, second, to the Bank (in each of its capacities under the Transaction Documents) including as Collateral Administrator pursuant to the Collateral Administration Agreement, Loan Agent under the Loan Agreements and Fiscal Agent pursuant to the Fiscal Agency Agreement, third, to the payment of Special Petition Expenses, fourth, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:
(1)the Independent accountants, the Originator, agents (other than the Collateral Manager) and counsel of the Issuer for fees and expenses;
(2)the Rating Agencies for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Rated Debt or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations;
(3)the Collateral Manager under this Indenture and the Collateral Management Agreement, including without limitation reasonable expenses of the Collateral Manager (including (x) actual fees incurred and paid by the Collateral Manager for its accountants, agents, counsel and administration of the Issuer, (y) reasonable costs and expenses incurred in connection with the Collateral Manager's management of the Collateral Obligations, Eligible Investments and other assets of the Issuer (including, without limitation, costs and expenses incurred with respect to potential investments by the Issuer, even if such investment is not made by or on behalf of the Issuer, and brokerage commissions), and (z) data services fees of up to U.S.$100,000 per annum, which shall be allocated among the Issuer and other clients of the Collateral Manager to the extent such expenses are incurred in connection with the Collateral Manager's activities on behalf of the Issuer and such other clients) actually incurred and paid in connection with the Collateral Manager's management of the Collateral Obligations, but excluding the Management Fees;
(4)any expenses in connection with a Refinancing, Partial Redemption or Re-Pricing (as a reserve for such expenses to be incurred prior to the next Payment Date);
(5)any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including any expenses related to the payment of facility rating fees and all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations), the Fiscal Agency Agreement and the Debt, including but not limited to, Petition Expenses not constituting Special Petition Expenses and any amounts due in respect of the listing of the Debt on any stock exchange or trading system;

and fifth, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document or the Placement Agreement; provided that (x) amounts due in respect of actions taken on or before the Closing Date shall not be payable as Administrative Expenses, but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(d), (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Rated Debt and distributions on the Reinvesting Holder Notes or Preferred Interests) shall not constitute Administrative Expenses and (z) no amount shall be payable to the Collateral Manager as Administrative Expenses in reimbursement of fees or expenses of any third party unless the Collateral Manager shall have first paid the fees or expenses that are the subject of such reimbursement.
"Affected Class": Any Class of Rated Debt that, as a result of the occurrence of a Tax Event described in the definition of Tax Redemption, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.
"Affiliate": With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, Officer, employee or general partner (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) of this sentence. For the purposes of this definition, "control" of a Person means the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, no entity to which the Collateral Manager provides collateral management or advisory services shall be deemed an Affiliate of the Collateral Manager solely because the Collateral Manager acts in such capacity, unless either of the foregoing clauses (a) or (b) is satisfied as between such entity and the Collateral Manager. For the avoidance of doubt, an obligor will not be considered an Affiliate of any other obligor (A) solely due to the fact that each such obligor is under the control of the same financial sponsor or (B) if they have distinct corporate family ratings and/or distinct issuer credit ratings.
"Agent Members": Members of, or participants in, DTC, Euroclear or Clearstream.
"Aggregate Coupon": As of any Measurement Date, the sum of (A) the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (other than Purchased Discount Obligations), (a) the stated coupon on such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and, in the case of any security that in accordance with its terms is making payments due thereon "in kind" in lieu of Cash, any interest to the extent not paid in Cash) expressed as a percentage; and (b) the Principal Balance (including for this purpose any capitalized interest) of such Collateral Obligation plus (B) the Discount-Adjusted Coupon.

"Aggregate Excess Funded Spread": As of any Measurement Date, the amount obtained by multiplying: (a) the amount equal to the Term SOFR Rate-based rate applicable to the Rated Debt during the Interest Accrual Period in which such Measurement Date occurs; by (b) the amount (not less than zero) equal to (i) the Aggregate Principal Balance (including for this purpose any capitalized interest) of the Collateral Obligations as of such Measurement Date minus (ii) the Reinvestment Target Par Balance.
"Aggregate Funded Spread": As of any Measurement Date, the sum of
(1)in the case of each Floating Rate Obligation (other than Purchased Discount Obligations) that bears interest at a spread over an index based on the Term SOFR Reference Rate, (i) the stated interest rate spread (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation and, in the case of any security that in accordance with its terms is making payments due thereon "in kind" in lieu of Cash, any interest to the extent not paid in Cash) on such Collateral Obligation above such index multiplied by (ii) the Principal Balance (including for this purpose any capitalized interest but excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) of such Collateral Obligation; and
(2)in the case of each Floating Rate Obligation (other than Purchased Discount Obligations) that bears interest at a spread over an index other than an index based on the Term SOFR Reference Rate, (i) the excess of the sum of such spread and such index (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation and, in the case of any security that in accordance with its terms is making payments due thereon "in kind" in lieu of Cash, any interest to the extent not paid in Cash) over the Term SOFR Rate as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance (including for this purpose any capitalized interest but excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) of each such Collateral Obligation; and
(3)the Discount-Adjusted Spread;
provided that for purposes of this definition, the interest rate spread will be deemed to be, with respect to any Floating Rate Obligation that has a Term SOFR Rate floor, the stated interest rate spread plus, if positive, (x) the Term SOFR Rate floor value minus (y) the Term SOFR Rate as in effect for the current Interest Accrual Period.
"Aggregate Outstanding Amount": As of any date, with respect to any of the (i) Debt (other than the Preferred Interests), the aggregate unpaid principal amount of such Debt (other than the Preferred Interests) Outstanding (including any Deferred Interest previously added to the principal amount of any Class of Rated Debt that remains unpaid) on such date and (ii) Preferred Interests, the amount represented by such Outstanding Preferred Interests, assuming an amount of $1.00 per Preferred Interest.

"Aggregate Principal Balance": When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively. When used with respect to Restructured Assets, the sum of the Principal Balances of all the Restructured Assets.
"Aggregate Unfunded Spread": As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.
"Alternative Reference Rate": Any reference rate adopted in a Reference Rate Amendment.
"Approved Index List": The nationally recognized indices specified in Schedule 1 hereto as amended from time to time by the Collateral Manager to delete any index or add any additional nationally recognized index that is reasonably comparable to the then-current indexes, with prior notice of any amendment to the Rating Agencies in respect of such amendment and a copy of any such amended Approved Index List to the Collateral Administrator.
"Assets": The meaning specified in the Granting Clauses hereof.
"Assumed Reinvestment Rate": The Reference Rate determined for the Rated Debt (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date, as applicable).
"Authenticating Agent": With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14.
"Authorized Officer": With respect to the Issuer, any Officer or any other Person who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.
"Average Life": The meaning specified in the definition of "Weighted Average Life."

"Balance": On any date, with respect to Cash or Eligible Investments in any account, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.
"Bank": Wilmington Trust, National Association, in its individual capacity and not as Trustee, or any successor thereto.
"Bankruptcy Event": Either (a) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, winding-up, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or (b) the institution by the member of the Issuer of proceedings to have the Issuer adjudicated as bankrupt or insolvent, or the consent by the member of the Issuer to the institution of bankruptcy, winding-up or insolvency proceedings against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer to the filing of any such petition or to the appointment in a proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action.
"Bankruptcy Exchange": The exchange of a Defaulted Obligation (without the payment of any additional funds other than reasonable and customary transfer costs) for (x) another debt obligation issued by another obligor which, but for the fact that such debt obligation is a Defaulted Obligation, would otherwise qualify as a Collateral Obligation or (y) a Credit Risk Obligation and (i) in the Collateral Manager's reasonable business judgment, at the time of the exchange, such debt obligation received on exchange has a better likelihood of recovery than the Defaulted Obligation to be exchanged, (ii) as determined by the Collateral Manager, at the time of the exchange, the debt obligation received on exchange is no less senior in right of payment vis-à-vis such obligor's other outstanding indebtedness than the Defaulted Obligation to be exchanged vis-à-vis its obligor's other outstanding indebtedness, (iii) as determined by the Collateral Manager, both prior to and after giving effect to such exchange, each of the Overcollateralization Ratio Tests is satisfied or, if any Overcollateralization Ratio Test was not satisfied prior to such exchange, such Overcollateralization Ratio Test will be maintained or improved by such exchange, (iv) as determined by the Collateral Manager, both prior to and after giving effect to such exchange, not more than 2.5% of the Collateral Principal Amount consists of obligations received in a Bankruptcy Exchange, (v) the period for which the Issuer held the Defaulted Obligation to be exchanged will be included for all purposes in this Indenture when determining the period for which the Issuer holds the debt obligation received on exchange, (vi) as determined by the Collateral Manager, such exchanged Defaulted Obligation was not acquired in a Bankruptcy Exchange, (vii) the exchange does not take place during the Restricted Trading Period, (viii) the Bankruptcy Exchange Test is satisfied, and (ix) the Aggregate Principal Balance of the assets acquired in Bankruptcy Exchanges since the Closing Date is not more than 5% of the Target Initial Par Amount. For the avoidance of doubt, any asset received in a Bankruptcy Exchange that does not satisfy the definition of "Collateral Obligation" shall be treated as an Equity Security, Permitted Equity Security or Restructured Asset, as applicable.
"Bankruptcy Exchange Test": The test that will be satisfied if, in the Collateral Manager's reasonable business judgment, the projected internal rate of return of the obligation obtained as a result of a Bankruptcy Exchange is greater than the projected internal rate of return of the Defaulted Obligation exchanged in a Bankruptcy Exchange, calculated by the Collateral Manager by aggregating all cash and the Market Value of any Collateral Obligation subject to a Bankruptcy Exchange at the time of each Bankruptcy Exchange; provided that the foregoing calculation will not be required for any Bankruptcy Exchange prior to and including the occurrence of the third Bankruptcy Exchange.
"Bankruptcy Filing": Either of (i) the institution of any proceeding to have the Issuer adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition of or in respect of the Issuer under applicable bankruptcy law or other applicable law.
"Bankruptcy Law": The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.
"Base Management Fee": The fee payable to the Collateral Manager in arrears on each Payment Date pursuant to the Collateral Management Agreement and the Priority of Payments in an amount equal to the product of (i) 0.25% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date, and (ii) if CGCIM (or an Affiliate thereof) is not the Collateral Manager, 1.0, otherwise (x) the Aggregate Outstanding Amount of Preferred Interests not held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests.
"Benefit Plan Investor": Any of (a) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) a "plan" described in Section 4975(e)(1) of the Code to which Section 4975 of the Code applies or (c) any other entity or account whose underlying assets could be deemed to include "plan assets" by reason of an employee benefit plan's or a plan's investment in such entity or account within the meaning of the Plan Asset Regulation or otherwise.
"Board of Managers": The board of managers of the Issuer.
"Bond": Any debt obligation or debt security (that is not a loan) that is issued by a corporation, limited liability company, partnership or trust.

"Bridge Loan": Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings; provided, that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof may have a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder can be extended to a later date.
"Broadly Syndicated Cov-Lite Loan": Any Cov-Lite Loan that is a Broadly Syndicated Loan.
"Broadly Syndicated Loan": Any debt obligation (a) that is part of a credit facility with a facility size on the date of origination thereof at least equal to U.S.$ 400,000,000 and (b) as to which, on the date of origination or acquisition by the Issuer thereof, S&P has assigned to such credit facility a monitored, publicly-available rating.
"Business Day": Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.
"Calculation Agent": The meaning specified in Section 7.16.
"Carlyle Collateral Obligations": Originated Assets and other Collateral Obligations acquired from any Carlyle Entity.
"Carlyle Entities": Collectively, the Originator, Middle Market Credit Fund, LLC and their respective subsidiaries, and each of their respective Affiliates.
"Carlyle Holders": Each Holder of Preferred Interests that is not a Benefit Plan Investor and is (i) CGCIM, (ii) the Originator, (iii) TC Group, L.L.C., (iv) the managing members or employees of CGCIM or its Affiliates, (v) any entity controlled by any or all of the Persons described in clauses (i) through (iv) of this definition, (vi) persons whom, no later than the last Business Day of the Collection Period preceding the first Payment Date, CGCIM has notified the Trustee in writing, constitute Carlyle Holders, (vii) with respect to Persons described in clauses (iv) and (vi) of this definition, such Persons' estates and heirs, and certain members of such persons' families, (viii) trusts, partnerships, corporations or other entities, all of the beneficial interest of which is owned, directly or indirectly, by Persons described in clauses (iv), (vi) or (vii) of this definition, and (ix) any Persons who hold Preferred Interests identified with the following CUSIP numbers and ISIN numbers: CUSIP: 14290C509, ISIN: US14290C5094; CUSIP: 14290C608, ISIN: US14290C6084; provided that any person described in clauses (iv) or (vii) of this definition shall not constitute a Carlyle Holder if, no later than the last Business Day of the Collection Period preceding the first Payment Date, CGCIM has notified the Trustee in writing that such Person does not constitute a Carlyle Holder; provided further that, no later than 45 Business Days after the Closing Date, CGCIM shall certify to the Trustee and the Issuer as to the parties set forth above who are "Carlyle Holders" and thereafter notify the Trustee and the Issuer of any additions or deletions from such certification.

"Carlyle Holders Distribution Amounts": Collectively, each of the Carlyle Holders First Distribution Amount, the Carlyle Holders Second Distribution Amount and the Carlyle Holders Third Distribution Amount.
"Carlyle Holders First Distribution Amount": (a) With respect to any Payment Date and relating to any Collection Period (or a portion thereof) in which CGCIM (or any Affiliate of CGCIM) is the Collateral Manager, an amount equal to the product of (i) 0.25% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date, and (ii) (x) the Aggregate Outstanding Amount of Preferred Interests held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests, and (b) with respect to any other Payment Date, zero. To the extent any accrued and unpaid Carlyle Holders First Distribution Amount is not paid on any Payment Date, such payment will be deferred and will not accrue interest.
"Carlyle Holders Second Distribution Amount": (a) With respect to any Payment Date and relating to any Collection Period (or a portion thereof) in which CGCIM (or any Affiliate of CGCIM) is the Collateral Manager, an amount equal to the product of (i) 0.25% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date, and (ii) (x) the Aggregate Outstanding Amount of Preferred Interests held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests, and (b) with respect to any other Payment Date, zero. To the extent any accrued and unpaid Carlyle Holders Second Distribution Amount is not paid on any Payment Date as a result of insufficient funds, such payment will be deferred and will accrue interest at the Reference Rate (calculated in the same manner as the Reference Rate in respect of the Floating Rate Debt) plus 0.25%; otherwise such accrued and unpaid amounts will not accrue interest; provided, however, that no interest shall accrue for any such payments not made on the first Payment Date.
"Carlyle Holders Third Distribution Amount": (a) With respect to any Payment Date on which the Incentive Management Fee is eligible to be paid and relating to any Collection Period (or a portion thereof) in which CGCIM (or any Affiliate of CGCIM) is the Collateral Manager, an amount equal to the product of (i) 20% of any remaining Interest Proceeds and Principal Proceeds, as applicable, on such Payment Date in accordance with the Priority of Payments and (ii) (x) the Aggregate Outstanding Amount of Preferred Interests held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests, and (b) with respect to any other Payment Date, zero.
"Carlyle Owner": The meaning specified in Section 7.17(a).
"Cash": Such money (as defined in Article 1 of the UCC) or funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.
"CCC Collateral Obligation": A CCC S&P Collateral Obligation.

"CCC Excess": The amount equal to the excess of the Aggregate Principal Balance of all CCC S&P Collateral Obligations over an amount equal to 17.5% of the Collateral Principal Amount as of the current Determination Date;
provided that, in determining which of the CCC Collateral Obligations shall be included in the CCC Excess, the CCC Collateral Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Aggregate Principal Balance of such Collateral Obligations as of such Determination Date) shall be deemed to constitute such CCC Excess.
"CCC S&P Collateral Obligation": A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of "CCC+" or lower.
"Certificate of Authentication": The meaning specified in Section 2.1.
"Certificated Note": Any Note issued in the form of a definitive, fully registered form without coupons registered in the name of the owner or nominee thereof, duly executed by the Issuer and authenticated by the Trustee as herein provided.
"Certificated Security": The meaning specified in Article 8 of the UCC.
"Certifying Person": Any beneficial owner of Notes or Preferred Interests certifying its ownership to the Trustee substantially in the form of Exhibit D.
"CGCIM": Carlyle Global Credit Investment Management L.L.C.
"Class": In the case of (a) the Rated Debt, all of the Rated Debt having the same Interest Rate, Stated Maturity and designation, (b)  the Preferred Interests, all of the Preferred Interests and (c) the Reinvesting Holder Notes, all of the Reinvesting Holder Notes. For purposes of exercising any rights to consent, give direction or otherwise vote, (i) pari passu Classes will be treated as a single Class, except as expressly provided in this Indenture and (ii) the Preferred Interests and the Reinvesting Holder Notes will be treated as a single Class and the Reinvesting Holder Notes shall be deemed to have a principal balance of zero.
"Class A Senior Debt": The Class A-1 Notes, the Class A-L1 Notes and the Class A-L Loans, collectively.
"Class A-1 Notes": The Class A-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Closing Date and having the characteristics specified in Section 2.3.
"Class A-2 Notes": The Class A-2 Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Closing Date and having the characteristics specified in Section 2.3.
"Class A/B Coverage Tests": The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Senior Debt, the Class A-2 Notes and the Class B Notes (in the aggregate and not separately by Class).

"Class A-L Loans": As the context requires, the Class A-L1 Loans and/or the Class A-L2 Loans, collectively or individually.

"Class A-L1 Lender": Each lender party to the Class A-L1 Loan Agreement from time to time.

"Class A-L1 Loan Agreement": The Class A-L1 Loan Agreement, dated as of the Closing Date, among the Issuer, as borrower, the Loan Agent, the Trustee and the lenders party thereto, as amended from time to time in accordance with its terms.

"Class A-L1 Loans": The Class A-L1 Loans incurred by the Issuer on the Closing Date under the Class A-L1 Loan Agreement.
"Class A-L1 Notes": The Class A-L1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.
"Class A-L2 Lender": Each lender party to the Class A-L2 Loan Agreement from time to time.

"Class A-L2 Loan Agreement": The Class A-L2 Loan Agreement, dated as of the Closing Date, among the Issuer, as borrower, the Loan Agent, the Trustee and the lenders party thereto, as amended from time to time in accordance with its terms.

"Class A-L2 Loans": The Class A-L2 Loans incurred by the Issuer on the Closing Date under the Class A-L2 Loan Agreement.
"Class B Notes": The Class B Senior Secured Floating Rate Notes issued pursuant to this Indenture on the Closing Date and having the characteristics specified in Section 2.3.
"Class Break-Even Default Rate": With respect to the Highest Ranking Class (for which purpose Pari Passu Classes will be treated as a single class):
(a)prior to the S&P CDO Formula Election Date, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined by S&P, through application of the S&P CDO Monitor chosen by the Collateral Manager in accordance with this Indenture that is applicable to the portfolio of Collateral Obligations, which, after giving effect to S&P's assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class of Debt in full; and
(b)on and after the S&P CDO Formula Election Date, the rate equal to the value calculated based on the formula contained in the definition of S&P CDO BDR.
"Class C Coverage Tests": The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.
"Class C Notes": The Class C Senior Secured Deferrable Floating Rate Notes issued pursuant to this Indenture on the Closing Date and having the characteristics specified in Section 2.3.

"Class D Coverage Tests": The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class D Notes.
"Class D Notes": The Class D Senior Secured Deferrable Floating Rate Notes issued pursuant to this Indenture on the Closing Date and having the characteristics specified in Section 2.3.
"Class Default Differential": With respect to the Highest Ranking Class (for which purpose Pari Passu Classes will be treated as a single class), at any time, the rate calculated by subtracting the Class Scenario Default Rate for such Class of Debt at such time from (x) prior to the S&P CDO Formula Election Date, the Class Break-Even Default Rate and (y) on and after the S&P CDO Formula Election Date, the S&P CDO Adjusted BDR, in each case, for such Class of Debt at such time.
"Class Scenario Default Rate": With respect to the Highest Ranking Class (for which purpose Pari Passu Classes will be treated as a single class), at any time:
(a)prior to the S&P CDO Formula Election Date, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P's initial rating of such Class, determined by application by the Collateral Manager and the Collateral Administrator of the S&P CDO Monitor at such time; and
(b)on and after the S&P CDO Formula Election Date, the rate equal to the value calculated based on the formula contained in the definition of S&P CDO SDR.
"Clean-Up Call Redemption": The meaning specified in Section 9.7(a).
"Clean-Up Call Redemption Price": The meaning specified in Section 9.7(b).
"Clearing Agency": An organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act.
"Clearing Corporation": (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of "clearing corporation" under Article 8 of the UCC.
"Clearing Corporation Security": Securities that are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are "Certificated Securities" in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.
"Clearstream": Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).
"CLO Information Service": Initially, Intex, and thereafter any third-party vendor that compiles and provides access to information regarding CLO transactions and is selected by the Collateral Manager to receive copies of the Monthly Report and Distribution Report.
"Closing Date": October 29, 2024.

"Closing Date Certificate": A certificate of the Issuer delivered on the Closing Date pursuant to Section 3.1.
"Closing Date Committed Par Amount": U.S.$420,000,000.
"Closing Date Participation Interest": Any participation interest in an asset transferred to the Issuer on the Closing Date pursuant to the Master Participation Agreements and/or the Contribution Agreement.
"Closing Date Participation Seller": The SPV Closing Date Participation Sellers and/or the Originator Closing Date Participation Seller, as the context requires.
"Code": The United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
"Collateral": The meaning specified in the Granting Clauses hereof.
"Collateral Administration Agreement": An agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time.
"Collateral Administrator": The Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.
"Collateral Interest Amount": As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).
"Collateral Management Agreement": The agreement dated as of the Closing Date entered into between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.
"Collateral Manager": Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter Collateral Manager shall mean such successor Person.
"Collateral Obligation": A Permitted Debt Security, Senior Secured Loan, Second Lien Loan or Unsecured Loan (including, but not limited to, interests in bank loans acquired by way of a purchase or assignment), or Participation Interest therein that, as of the date of commitment to acquire the asset by the Issuer:

(1)is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;
(2)is not a Defaulted Obligation or a Credit Risk Obligation, unless in either case, such obligation is being acquired in connection with a Bankruptcy Exchange, a Distressed Exchange or an Exchange Transaction;
(3)is not a lease (including a finance lease);
(4)is not an Interest Only Security;
(5)provides (in the case of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, with respect to amounts drawn thereunder) for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;
(6)does not constitute Margin Stock;
(7)entitles the Issuer to receive payments due under the terms of such asset and proceeds from disposing of such asset free and clear of withholding tax, other than (A) withholding tax with respect to FATCA, (B) withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax and (C) withholding tax on (x) amendment, waiver, consent and extension fees and (y) commitment fees and other similar fees in respect of Revolving Collateral Obligations or Delayed Drawdown Collateral Obligations;
(8)unless acquired in connection with a Bankruptcy Exchange, Distressed Exchange or Exchange Transaction, has an S&P Rating of no lower than "CCC-" (or solely in the case of DIP Collateral Obligations, was assigned such a point-in-time rating by S&P in the prior 12 months that was withdrawn);
(9)is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager in its reasonable judgment;
(10)except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Issuer;
(11)does not have an "f", "p", "t" or "sf" subscript assigned by S&P or an "sf" subscript assigned by Moody's;
(12)is not an obligation that is a Related Obligation, a Zero Coupon Bond or a Structured Finance Obligation;

(13)will not require the Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;
(14)is not an Equity Security or an obligation that, by its terms, is convertible into or exchangeable for an Equity Security;
(15)is not the subject of an Offer for a price less than its purchase price plus all accrued and unpaid interest;
(16)unless received by the Issuer in connection with a Bankruptcy Exchange, a Distressed Exchange or an Exchange Transaction, is not a Long-Dated Obligation;
(17)if a Floating Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or the Reference Rate or (b) a similar interbank offered rate or commercial deposit rate or (c) any other then-customary index;
(18)is Registered;
(19)is not a Synthetic Security;
(20)does not pay interest less frequently than semi-annually;
(21)does not include or support a letter of credit;
(22)is not an interest in a grantor trust;
(23)is purchased at a price at least equal to the Minimum Price;
(24)is issued by an obligor Domiciled in the United States, Canada, a Group I Country, a Group II Country, a Group III Country, a Group IV Country or a Tax Jurisdiction;
(25)is not issued by a sovereign, or by a corporate issuer located in a country, which sovereign or country on the date on which the obligation is acquired by the Issuer imposed foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon;
(26)is not a Step-Down Obligation, Step-Up Obligation, commodity forward contract, Bridge Loan, letter of credit or Letter of Credit Reimbursement Obligation;
(27)is not issued by obligors Domiciled in Ireland, Anguilla, Indonesia, Jamaica, Kazakhstan, Marshall Islands, Trinidad and Tobago, Sint Maarten and Turkey;

(28)other than in the case of a Recurring Revenue Loan, is an obligation of an obligor that had earnings before interest, taxes, depreciation and amortization (as defined in the Underlying Instrument for such obligation) of at least $5,000,000 during its most recent fiscal year;
(29)is not an obligation of an obligor that is owned by or controlled by the Collateral Manager or any of its Affiliates that would result in violation of the Investment Company Act;
(30)is not an ESG Obligation; and
(31)if it is a Middle Market Cov-Lite Loan, it is an obligation of an obligor that had earnings before interest, taxes, depreciation and amortization (as defined in the Underlying Instrument for such obligation) of at least $25,000,000 during its most recent fiscal year.
For the avoidance of doubt, any Restructured Asset shall not be a Collateral Obligation until designated as a Collateral Obligation by the Collateral Manager in accordance with the terms specified in the definition of "Restructured Asset", and shall constitute a Collateral Obligation (and not a Restructured Asset) following such designation.
"Collateral Principal Amount": As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations) and Qualified Restructured Assets plus (b) without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds.
"Collateral Quality Test": A test satisfied on any date of determination on and after the Effective Date if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below (or, after the Effective Date, if a test is not satisfied on such date of determination, the degree of compliance with such test is maintained or improved after giving effect to any purchase or sale effected on such date of determination or the relevant Trading Plan), calculated in each case as required by Section 1.2 herein:
(1)the Minimum Floating Spread Test;
(2)the Minimum Weighted Average Coupon Test;
(3)at any time during an S&P CDO Model Election Period, so long as any outstanding Class of Debt is rated by S&P, the Minimum S&P Weighted Average Recovery Rate Test;
(4)the S&P CDO Monitor Test; and
(5)the Weighted Average Life Test.

"Collection Account": The meaning specified in Section 10.2(a).
"Collection Period": (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the eighth Business Day prior to the first Payment Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Debt, on the day preceding such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption or a Tax Redemption in whole of the Debt, on the day preceding the Redemption Date and (c) in any other case, at the close of business on the eighth Business Day prior to such Payment Date.
"Competent Authority": A competent authority having jurisdiction over any Holder or potential investor in the Notes (as determined under the EU Securitization Regulation or the UK Securitization Regulation (as applicable)) (and "Competent Authorities" shall be construed accordingly).

"Concentration Limitations": Limitations satisfied on any date of determination on or after the Effective Date and during the Reinvestment Period if, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer comply with all of the requirements set forth below (or in relation to a proposed purchase after the Effective Date, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the purchase), calculated in each case as required by Section 1.2 herein:
(1)(a) not less than 92.5% of the Collateral Principal Amount may consist of Senior Secured Loans, Cash and Eligible Investments; (b) not more than 7.5% of the Collateral Principal Amount may consist, in the aggregate, of Permitted Debt Securities, Second Lien Loans and Unsecured Loans; (c) not more than 7.5% of the Collateral Principal Amount may consist of First Lien Last Out Loans and (d) not more than 5.0% of the Collateral Principal Amount may consist of Permitted Debt Securities;
(2)(a) not more than 3.0% of the Collateral Principal Amount may consist of Collateral Obligations issued by a single obligor and its Affiliates, except that Collateral Obligations (other than DIP Collateral Obligations) issued by up to three obligors and their respective Affiliates may each constitute up to 3.5% of the Collateral Principal Amount and (b) not more than 1.5% of the Collateral Principal Amount may consist of Collateral Obligations issued by a single obligor and its Affiliates that are Permitted Debt Securities, First Lien Last Out Loans, Second Lien Loans or Unsecured Loans;
(3)not more than 17.5% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating of "CCC+" or below;

(4)not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that pay interest less frequently than quarterly;
(5)not more than 5.0% of the Collateral Principal Amount may consist of Fixed Rate Obligations;
(6)not more than 5.0% of the Collateral Principal Amount may consist of Current Pay Obligations;
(7)not more than 5.0% of the Collateral Principal Amount may consist of DIP Collateral Obligations;
(8)not more than 10.0% of the Collateral Principal Amount may consist, in the aggregate, of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations;
(9)not more than 5.0% of the Collateral Principal Amount may consist of Deferrable Obligations, and not more than 2.5% of the Collateral Principal Amount may consist of Partial Deferring Obligations;
(10)not more than 10.0% of the Collateral Principal Amount may consist of Participation Interests, provided that Closing Date Participation Interests will be excluded for purposes of this clause (x) until the 90-day anniversary of the Closing Date;
(11)the Third Party Credit Exposure Limits (determined without regard for any Closing Date Participation Interests) are not exceeded;
(12)not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating derived from a Fitch rating or a Moody's Rating;
(13)(a) all of the Collateral Obligations must be issued by Non-Emerging Market Obligors; and (b) no more than the percentage listed below of the Collateral Principal Amount may be issued by obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
15.0%	All countries (in the aggregate) other than the United States;
15.0%	Canada;
15.0%	any individual Group I Country;
10.0%	all Group II Countries in the aggregate;
0.0%	all Group III Countries in the aggregate;
0.0%	all Group IV Countries in the aggregate;
7.5%	all Tax Jurisdictions in the aggregate;
3.0%	any individual country other than the United States, the United Kingdom, Canada, the Netherlands, any Group II Country or any Group III Country; and
0.0%	Russia, Italy, Greece, Portugal and Spain.

(14)not more than 12.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by obligors that belong to any single S&P Industry Classification, except that (x) the largest S&P Industry Classification may represent up to 20.0% of the Collateral Principal Amount, (y) the second-largest S&P Industry Classification may represent up to 17.0% of the Collateral Principal Amount and (z) the third-largest S&P Industry Classification may represent up to 15.0% of the Collateral Principal Amount;
(15)not more than 17.5% of the Collateral Principal Amount may consist of Broadly Syndicated Cov-Lite Loans;
(16)not more than 2.5% of the Collateral Principal Amount may consist of Middle Market Cov-Lite Loans;
(17)not more than 50.0% of the Collateral Principal Amount may consist of debt obligations that are part of a credit facility with a facility size on the date of origination thereof greater than U.S.$500,000,000;
(18)not more than 10.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans;
(19)not more than 2.5% of the Collateral Principal Amount may consist of Collateral Obligations acquired as Uptier Priming Debt;

(20)not more than 20.0% of the Collateral Principal Amount may consist of Discount Obligations;
(21)not more than 3.0% of the Collateral Principal Amount may consist of Long-Dated Obligations; and
(22)other than in the case of Recurring Revenue Loans, not more than 7.5% of the Collateral Principal Amount may consist of Collateral Obligations of an obligor that had earnings before interest, taxes, depreciation and amortization (as defined in the Underlying Instrument for such obligation) of less than $10,000,000 during its most recent fiscal year.
"Confidential Information": The meaning specified in Section 14.15(b).
"Contribution": The meaning specified in Section 10.3(g).
"Contribution Agreement": The Contribution Agreement dated as of the Closing Date between the Issuer and the Originator, as amended from time to time.
"Contribution Notice": With respect to a Contribution, the notice, substantially in the form attached as Exhibit F, provided by a Contributor to the Trustee, the Issuer and the Collateral Manager (a) containing the following information: (i) information evidencing the Contributor's beneficial ownership of Preferred Interests, (ii) the amount of such Contribution, (iii)  the rate of return applicable to such Contribution, (iv) the Contributor's contact information and (v) payment instructions for the payment of Contribution Repayment Amounts (together with any information reasonably requested by the Trustee or the Paying Agent) and (b) attaching (i) the consent of a Majority of the Preferred Interests and the Collateral Manager to the making of such Contribution and rate of return or (ii) in the case where such Contributor is designating Payment Dates other than those immediately following such Contribution for payment of the Contribution Repayment Amount, such Payment Dates and the consent of the Collateral Manager and a Majority of the Preferred Interests (unless the related Contributor is a Majority of the Preferred Interests).
"Contribution Participation Notice": With respect to an election to participate in a Contribution on a pro rata basis, the notice, substantially in the form attached as Exhibit H, provided by a Contributor electing to so participate to the Trustee and the Collateral Manager containing the following information: (i) information evidencing the Contributor's beneficial ownership of Preferred Interests, (ii) the Contributor's contact information and (iii) payment instructions for the payment of Contribution Repayment Amounts (together with any information reasonably requested by the Trustee).
"Contribution Repayment Amount": The meaning specified in Section 10.3(g).
"Contributor": The meaning specified in Section 10.3(g).

"Controlling Class": The Class A Senior Debt so long as any Class A Senior Debt is Outstanding; then the Class A-2 Notes so long as any Class A-2 Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; then the Class D Notes so long as any Class D Notes are Outstanding; then the Reinvesting Holder Notes so long as any Reinvesting Holder Notes are Outstanding and then the Preferred Interests.
"Controlling Person": A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an "affiliate" of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. "Control," with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.
"Conversion": The meaning specified in Section 2.3(b).
"Conversion Class": Any additional pari passu Class of Class A Senior Debt issued in connection with the exercise of a Conversion Option to the extent necessary to satisfy the requirements of DTC or any other procedural limitations relating to such conversion, as determined by the Collateral Manager in its reasonable discretion, with the consent of a Majority of the Class A-L1 Loans. For the avoidance of doubt, each Conversion Class shall constitute Class A Senior Debt, shall rank pari passu in right of payment with each other Class of Class A Senior Debt and shall have the same voting rights, consent rights, redemption rights and all other rights applicable to each other Class of Class A Senior Debt under this Indenture.
"Conversion Date": The meaning specified in Section 2.3(b).
"Conversion Direction": In connection with a Conversion, a notice to the Issuer (copied to the Collateral Manager, Collateral Administrator, Registrar, Loan Agent and Trustee) from a Converting Noteholder and countersigned by the applicable Class A-L1 Lender (in its sole discretion) substantially in the form set out in Exhibit I.
"Conversion Option": The meaning specified in Section 2.3(b).
"Converting Lenders": The Class A-L1 Lenders that consent to a Conversion Option.
"Converting Noteholder": The meaning specified in Section 2.3(b).
"Corporate Trust Office": The designated corporate trust office of the Trustee, currently located at Wilmington Trust, National Association, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, Attention: CLO Administration — Carlyle Direct Lending 2024-1, email: carlyle@wilmingtontrust.com, or such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager, the Issuer and the Fiscal Agent, or the principal corporate trust office of any successor Trustee.

"Cov-Lite Loan": A Senior Secured Loan whose Underlying Instrument (i) does not contain any financial covenants or (ii) does not require the borrower to comply with a Maintenance Covenant; provided that a Loan described in clause (i) or (ii) above which contains either a cross‐default provision to, or is pari passu with, another loan of the underlying obligor or cross-acceleration that requires the underlying obligor to comply with an Incurrence Covenant or a Maintenance Covenant will be deemed not to be a Cov‐Lite Loan. For the avoidance of doubt, a loan that is capable of being described in clause (i) or (ii) above only (x) until the expiration of a certain period of time after the initial issuance thereof or (y) for so long as there is no funded balance in respect thereof, in each case as set forth in the related Underlying Instruments, will be deemed not to be a Cov‐Lite Loan; provided that (1) this sentence and (2) the proviso in the immediately preceding sentence shall not apply for purposes of calculating the S&P Recovery Rate.
"Coverage Tests": The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class of Rated Debt.
"Credit Amendment": The meaning set forth in Section 12.2(e).
"Credit Improved Criteria": The criteria that will be met if (a) if such Collateral Obligation is a loan, with respect to any Collateral Obligation the change in price of such Collateral Obligation during the period from the date on which it was acquired by the Issuer to the date of determination by a percentage either is more positive, or less negative, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List plus 0.25% over the same period, (b) if such Collateral Obligation is a bond, the Market Value of such bond has changed since the date of its acquisition by a percentage either at least 0.25% more positive or at least 0.25% less negative than the percentage change in the Eligible Bond Index over the same period, as determined by the Collateral Manager, (c) with respect to a Fixed Rate Obligation only, there has been a decrease in the difference between its yield compared to the yield on the United States Treasury security of the same duration of more than 7.5% since the date of purchase, (d) the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such Collateral Obligation would be at least 101% of its purchase price or (e) it has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation that is expected to be more than 1.15 times the current year's projected cash flow interest coverage ratio.
"Credit Improved Obligation": Any Collateral Obligation which, in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement, has significantly improved in credit quality after it was acquired by the Issuer, which improvement may (but need not) be evidenced by one of the following: (a) such Collateral Obligation satisfies the Credit Improved Criteria, (b) such Collateral Obligation has been upgraded at least one rating subcategory by either Rating Agency or has been placed and remains on credit watch with positive implication by either Rating Agency, (c) the issuer of such Collateral Obligation has raised equity capital or other capital subordinated to the Collateral Obligation, or (d) the issuer of such Collateral Obligation has, in the Collateral Manager's reasonable commercial judgment, shown improved results or possesses less credit risk, in each case since such Collateral Obligation was acquired by the Issuer; provided that during a Restricted Trading Period, in addition to the foregoing, a Collateral Obligation will qualify as a Credit Improved Obligation only if (i) it has been upgraded by any Rating Agency at least one rating subcategory or has been placed and remains on a credit watch with positive implication by Moody's or S&P since it was acquired by the Issuer, (ii) the Credit Improved Criteria are satisfied with respect to such Collateral Obligation or (iii) a Majority of the Controlling Class votes to treat such Collateral Obligation as a Credit Improved Obligation.
"Credit Risk Criteria": The criteria that will be met with respect to any Collateral Obligation if (a) the change in price of such Collateral Obligation during the period from the date on which it was acquired by the Issuer to the date of determination by a percentage either is more negative, or less positive, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List less 0.25% over the same period, or (b) with respect to a Fixed Rate Obligation only, there has been an increase in the difference between its yield compared to the yield on the United States Treasury security of the same duration of more than 7.5% since the date of purchase.
"Credit Risk Obligation": Any Collateral Obligation that, in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement, has a significant risk of declining in credit quality or price (including due to the Credit Risk Criteria being satisfied with respect to such Collateral Obligation).
"Cross Transaction": The meaning set forth in the Collateral Management Agreement.
"Current Pay Obligation": Any Collateral Obligation (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that (a) the issuer or obligor of such Collateral Obligation will continue to make scheduled payments of interest (and/or fees, as applicable, in the case of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) thereon and will pay the principal thereof by maturity or as otherwise contractually due, (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all payments authorized by the bankruptcy court have been paid in cash when due, (c) the Collateral Obligation has a Market Value (such Market Value being determined, solely for the purposes of clause (c), without taking into consideration clause (iii) of the definition of Market Value) of at least 80.0% of its par value and (d) if the Rated Debt is then rated by S&P, satisfies the S&P Additional Current Pay Criteria; provided that, notwithstanding anything to the contrary herein, any Collateral Obligation considered a Defaulted Obligation solely due to the assignment (or withdrawal) of a rating or other designation from any rating agency shall, for all purposes herein, be considered a Current Pay Obligation unless such rating agency provides a rating on any Class of Rated Debt so long as the other requirements of a Current Pay Obligation set forth in this definition are satisfied.

"Current Portfolio": At any time, the portfolio of Collateral Obligations and Eligible Investments representing Principal Proceeds (determined in accordance with this Indenture to the extent applicable) then held by the Issuer.
"Custodial Account": The custodial account established pursuant to Section 10.3(b).
"Daisy Chain Letter": A certificate substantially in the form specified in Exhibit J.
"Debt": The Rated Debt, the Reinvesting Holder Notes and the Preferred Interests, collectively.
"Debt Interest Amount": With respect to any Class of Rated Debt and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Aggregate Outstanding Amount of such Class of Rated Debt.
"Debt Payment Sequence": The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:
(1)to the payment, pro rata based on their respective Aggregate Outstanding Amounts, of principal of the Class A-1 Notes, the Class A-L1 Loans and (if a Conversion Option has been exercised) the Class A-L1 Notes, and the Class A-L2 Loans, until the Class A-1 Notes, the Class A-L1 Loans, the Class A-L1 Notes and the Class A-L2 Loans have been paid in full;
(2)to the payment of principal of the Class A-2 Notes, until the Class A-2 Notes have been paid in full;
(3)to the payment of principal of the Class B Notes, until the Class B Notes have been paid in full;
(4)to the payment of principal of the Class C Notes (including any Deferred Interest in respect of the Class C Notes), until the Class C Notes have been paid in full;
(5)to the payment of accrued and unpaid interest (including any interest on defaulted interest) on the Class C Notes, until such amount has been paid in full;
(6)to the payment of principal of the Class D Notes (including any Deferred Interest in respect of the Class D Notes), until the Class D Notes have been paid in full; and
(7)to the payment of accrued and unpaid interest (including any interest on defaulted interest) on the Class D Notes until such amount has been paid in full.
"Debt Purchase Offer": The meaning specified in Section 2.13(b).
"Default": Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

"Defaulted Obligation": Any Collateral Obligation included in the Assets as to which:
(1)a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager's judgment, as certified to the Trustee in writing, is not due to credit-related causes) of five Business Days or seven days, whichever is greater);
(2)a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, except that, in the case of a default that in the Collateral Manager's judgment is not due to credit-related causes, such default shall be subject to a grace period of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto); and the holders of such Collateral Obligation have accelerated the maturity of all or a portion of such Collateral Obligation; provided that (x) such Collateral Obligation shall constitute a Defaulted Obligation under this clause (b) only until such acceleration has been rescinded and (y) both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral;
(3)the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed for a period of 60 consecutive days of filing or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code;
(4)such Collateral Obligation has an S&P Rating of "CC" or lower or "SD" or had such rating immediately before such rating was withdrawn; provided, further that, in the event a Current Pay Obligation received via a Bankruptcy Exchange is rated "SD" by S&P at the time it is received, such Current Pay Obligation shall not be considered a Defaulted Obligation hereunder but shall be considered a Current Pay Obligation (unless and until such Current Pay Obligation becomes a Defaulted Obligation for any other reason as set forth in this definition).
(5)a default with respect to which the Collateral Manager has received notice or has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instrument;

(6)the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a Defaulted Obligation;
(7)such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest; or
(8)such Collateral Obligation is a Participation Interest in a loan that would, if such loan were a Collateral Obligation, constitute a Defaulted Obligation or with respect to which the Selling Institution has an S&P Rating of "CC" or lower or "SD" or had such rating before such rating was withdrawn; or
(9)(A) such Collateral Obligation has been subject to a Specified Amendment and (B) a Carlyle Entity owns any security or debt obligation of the obligor thereon that is not pari passu to such Collateral Obligation.
provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to clauses (b) through (e) and (h) above if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan, Second Lien Loan or Unsecured Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (y) a Collateral Obligation shall not constitute a Defaulted Obligation pursuant to any of clauses (b), (c), (d), (e) and (h) if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan, Second Lien Loan or Unsecured Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation that has an S&P Rating of "CC" or lower).
Each obligation received in connection with a Distressed Exchange that (a) would be a Collateral Obligation but for the fact that it is a Defaulted Obligation or (b) would satisfy the proviso in the definition of Distressed Exchange but for the fact that it exceeds the percentage limit therein, shall in each case be deemed to be a Defaulted Obligation, and each other obligation received in connection with a Distressed Exchange shall be deemed to be an Equity Security.
For the avoidance of doubt, each Purchased Defaulted Obligation and any Collateral Obligation received in connection with a Bankruptcy Exchange shall be deemed to be a Defaulted Obligation.
"Deferrable Obligation": A Collateral Obligation (not including any Partial Deferring Obligation) which by its terms permits the deferral or capitalization of payment of accrued, unpaid interest; provided that a Collateral Obligation shall not be deemed to be a Deferrable Obligation as a result of permitting the deferral or capitalization of payment of accrued, unpaid interest for 12 months or less from the initial date of borrowing.
"Deferred Base Management Fee": The meaning specified in the Collateral Management Agreement.

"Deferred Base Management Fee Cap": The meaning specified in the Collateral Management Agreement.
"Deferred Interest": With respect to any specified Class of Deferred Interest Debt, the meaning specified in Section 2.7(a).
"Deferred Interest Debt": The Debt specified as having "Interest Deferrable" in Section 2.3.
"Deferred Management Fee": Each of the Deferred Base Management Fee and the Deferred Subordinated Management Fee.
"Deferred Subordinated Management Fee": The meaning specified in the Collateral Management Agreement.
"Deferring Obligation": A Deferrable Obligation that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have an S&P Rating of at least "BBB", for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have an S&P Rating of "BB+" or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in cash; provided, however, that such Deferrable Obligation shall cease to be a Deferring Obligation at such time as it (i) ceases to defer or capitalize the payment of interest, (ii) pays in cash all accrued and unpaid interest, including all deferred amounts, and (iii) commences payment of all current interest in cash; provided, further, that any Collateral Obligation that (A) would be a Deferrable Obligation but for the proviso in the definition thereof, (B) is deferring the payment of interest due thereon after 12 months from the initial date of borrowing and (C) otherwise constitutes a Deferring Obligation under the language of this definition preceding this proviso shall be a Deferring Obligation.
"Delayed Drawdown Collateral Obligation": A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.
"Deliver" or "Delivered" or "Delivery": The taking of the following steps:
(1)in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security or a Certificated Security or an Instrument evidencing debt underlying a participation interest in a loan), (i) causing the delivery of such Certificated Security or Instrument to the Intermediary registered in the name of the Intermediary or its affiliated nominee, (ii) causing the Intermediary to continuously identify on its books and records that such Certificated Security or

Instrument is credited to the relevant Account and (iii) causing the Intermediary to maintain continuous possession of such Certificated Security or Instrument;
(2)in the case of each Uncertificated Security (other than a Clearing Corporation Security), (i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Intermediary and (ii) causing the Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to the relevant Account;
(3)in the case of each Clearing Corporation Security, (i) causing the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Intermediary at such Clearing Corporation and (ii) causing the Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to the relevant Account;
(4)in the case of any Financial Asset that is maintained in book-entry form on the records of an FRB, (i) causing the continuous crediting of such Financial Asset to a securities account of the Intermediary at any FRB and (ii) causing the Intermediary to continuously identify on its books and records that such Financial Asset is credited to the relevant Account;
(5)in the case of cash, causing (i) the deposit of such cash with the Intermediary and (ii) the Intermediary to continuously identify on its books and records that such cash is credited to the relevant Account;
(6)in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing (i) the transfer of such Financial Asset to the Intermediary in accordance with applicable law and regulation and (ii) the Intermediary to continuously identify on its books and records that such Financial Asset is credited to the relevant Account;
(7)in the case of each general intangible (including any participation interest in a loan that is not, or the debt underlying which is not, evidenced by an Instrument or a Certificated Security), notifying the obligor thereunder, if any of the Grant to the Trustee (unless no applicable law requires such notice);
(8)in the case of each participation interest in a loan as to which the underlying debt is represented by a Certificated Security or an Instrument, obtaining the acknowledgment of the Person in possession of such Certificated Security or Instrument (which may not be the Issuer) that it holds the Issuer's interest in such Certificated Security or Instrument solely on behalf and for the benefit of the Trustee; and
(9)in all cases, the filing of an appropriate Financing Statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

"Designated Equity Security": The meaning specified in Section 9.2(j).
"Designated Equity Security Proceeds": The meaning specified in Section 9.2(j).
"Designated Principal Proceeds": The meaning specified in Section 10.2(f).
"Designated Principal Proceeds Date": Any date on which the Collateral Manager designates an amount remaining in the Collection Account to be deposited into the Collection Account as Interest Proceeds pursuant to Section 10.2(f).
"Determination Date": The last day of each Collection Period.
"DIP Collateral Obligation": A loan made to a debtor-in-possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code and fully secured by senior liens.
"Discount Obligation": Any Loan or Participation Interest in a Loan that (i) is a Senior Secured Loan that (a) if it has an S&P Rating below "B-", the purchase price thereof is less than 85% of its principal balance or (b) if it has an S&P Rating of "B-" or higher, the purchase price thereof is less than 80% of its principal balance, in each case until the Market Value of the Collateral Obligation for any period of thirty (30) consecutive days equals or exceeds 90% of its principal balance or (ii) is not a Senior Secured Loan that (a) if it has an S&P Rating below "B-", the purchase price thereof is less than 80% of its principal balance or (b) if it has an S&P Rating of "B-" or higher, the purchase price thereof is less than 75% of its principal balance, in each case until the Market Value of the Collateral Obligation for any period of thirty (30) consecutive days equals or exceeds 85% of its principal balance; provided that any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased in accordance with the Investment Criteria with the Sale Proceeds of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, so long as such purchased Collateral Obligation (x) has an S&P Rating no lower than the S&P Rating of the previously sold Collateral Obligation, (y) is purchased or committed to be purchased within twenty (20) Business Days of such sale and (z) is purchased at a purchase price that equals or exceeds both (1) the sale price of the sold Collateral Obligation and (2) 60% of its principal balance, will not be considered to be a Discount Obligation; provided, that, to the extent that (i) the aggregate principal balance of Collateral Obligations purchased under this clause, as of any date of determination, exceeds 7.5% of the Collateral Principal Amount or (ii) the aggregate principal balance of Collateral Obligations purchased after the Closing Date under this clause cumulatively exceeds 12.5% of the Target Initial Par Amount, in each case, such excess shall be considered Discount Obligations; provided, further, that such Collateral Obligation will cease to be a Discount Obligation at such time as the Market Value of the Collateral Obligation for any period of thirty (30) consecutive days equals or exceeds, (i) for Senior Secured Loans, 90% of its principal balance and (ii) for non-Senior Secured Loans, 85% of its principal balance; provided, further that if such Collateral Obligation would otherwise be a Discount Obligation and was acquired pursuant to the Sale Agreement or the Contribution Agreement, then such Collateral Obligation will not be deemed to be a Discount Obligation.

"Discount-Adjusted Coupon": With respect to all Purchased Discount Obligations that are Fixed Rate Obligations, the lesser of (a) the number obtained by (i) dividing the current per annum rate of interest of each Purchased Discount Obligation by the purchase price (expressed as a percentage of such Purchased Discount Obligation) and multiplying the resulting number by the Principal Balance of such Purchased Discount Obligation and (ii) summing the amounts determined pursuant to clause (a)(i) above and (b) the number obtained by (i) multiplying the sum of the current per annum rate of interest of each Purchased Discount Obligation plus 0.50% by the Principal Balance of such Purchased Discount Obligation and (ii) summing the amounts determined pursuant to clause (b)(i) above.
"Discount-Adjusted Spread": With respect to all Purchased Discount Obligations that are Floating Rate Obligations, the lesser of (a) the number obtained by (i) dividing the "spread" (as calculated pursuant to the definition of "Aggregate Funded Spread") of each Purchased Discount Obligation by the purchase price (expressed as a percentage of such Purchased Discount Obligation) and multiplying the resulting number by the Principal Balance of such Purchased Discount Obligation and (ii) summing the amounts determined pursuant to clause (a)(i) above and (b) the number obtained by (i) multiplying the sum of the "spread" of each Purchased Discount Obligation plus 0.50% by the Principal Balance of such Purchased Discount Obligation and (ii) summing the amounts determined pursuant to clause (b)(i) above.
"Dissolution Expenses": The sum of (i) an amount not to exceed the greater of (a) U.S.$30,000 and (b) the amount (if any) reasonably certified by the Collateral Manager or the Issuer, including fees and expenses incurred by the Trustee and reported to the Collateral Manager, as the sum of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Issuer and (ii) any accrued and unpaid Administrative Expenses.
"Distressed Exchange": In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new security or obligation or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the obligor of such Collateral Obligation avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by the Issuer in connection with such exchange or restructuring (i) are not a Letter of Credit Reimbursement Obligation and (ii) satisfy the definition of Collateral Obligation (provided that the Aggregate Principal Balance of all securities and obligations to which this proviso applies or has applied, measured cumulatively from the Closing Date onward, may not exceed 10.0% of the Target Initial Par Amount).
"Distribution Report": The meaning specified in Section 10.6(b).
"Dollar" or "U.S.$": A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

"Domicile" or "Domiciled": With respect to any issuer of, or obligor with respect to, a Collateral Obligation:
(1)except as provided in clause (b) or (c) below, its country of organization;
(2)if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager's good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or obligor); or
(3)if its payment obligations are guaranteed by a person or entity organized in the United States, then the United States; provided that (x) in the commercially reasonable judgment of the Collateral Manager, such guarantee is enforceable in the United States and the related Collateral Obligation is supported by U.S. revenue sufficient to service such Collateral Obligation and all obligations senior to or pari passu with such Collateral Obligation and (y) such guarantee satisfies the Domicile Guarantee Criteria.
"Domicile Guarantee Criteria": The following criteria.
(1)the guarantee is one of payment and not of collection;
(2)the guarantee provides that the guarantor agrees to pay the guaranteed obligations on the date due and waives demand, notice and marshaling of assets;
(3)the guarantee provides that the guarantor's right to terminate or amend the guarantee is appropriately restricted;
(4)the guarantee is unconditional, irrespective of value, genuineness, validity, or enforceability of the guaranteed obligations; the guarantee provides that the guarantor waives any other circumstance or condition that would normally release a guarantor from its obligations; and the guarantor also waives the right of set-off and counterclaim;
(5)the guarantee provides that it reinstates if any guaranteed payment made by the primary obligor is recaptured as a result of the primary obligor's bankruptcy or insolvency; and
(6)in the case of cross-border transactions, the risk of withholding tax with respect to payments by the guarantor is addressed if necessary.
"DTC": The Depository Trust Company, its nominee and their respective successors.
"Due Date": Each date on which any payment is due on an Asset in accordance with its terms.

"Effective Date": The earlier to occur of (a) the Effective Date Cut-Off and (b) the first date on which the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Target Initial Par Condition has been satisfied.
"Effective Date Certificate": A certificate of the Issuer (A) certifying the satisfaction of the items set forth in Section 7.18(c)(ii)(z)(B) (based on the Accountants' Effective Date Recalculation AUP Report) and (B) specifying the procedures performed at the request of the Issuer.
"Effective Date Cut-Off": March 25, 2025.
"Effective Date Report": A report prepared by the Collateral Administrator in accordance with the terms of the Collateral Administration Agreement and determined as of the Effective Date, containing (A) the information required in a Monthly Report, (B) a calculation with respect to whether the Target Initial Par Condition is satisfied, (C) the results of calculations indicating satisfaction of the Effective Date Specified Test Items and (D) a list of all Closing Date Participation Interests held by the Issuer as of the Effective Date.
"Effective Date Specified Test Items": The Collateral Quality Tests (other than the S&P CDO Monitor Test), the Overcollateralization Ratio Test, the Concentration Limitations and the Target Initial Par Condition.
"Eligible Account": Any account established and maintained (a) with a federal or state-chartered depository institution that has a long-term debt rating of at least "A" and a short-term debt rating of at least "A-1" by S&P (or has a long-term debt rating of at least "A+" if such institution has no short-term rating) or (b) in segregated trust accounts with the corporate trust department of a federal- or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b), which institution has a long-term debt rating of at least "BBB-" by S&P. If any such institution's ratings fall below the ratings set forth in clause (a) or (b), the assets held in such account will be moved to another institution that satisfies such ratings within 30 calendar days.
"Eligible Bond Index": With respect to each Collateral Obligation, one of the following indices as selected by the Collateral Manager upon the acquisition of such Collateral Obligation: the BofA Merrill Lynch US High Yield Index, the BofA Merrill Lynch US High Yield 100 Index, the BofA Merrill Lynch US High Yield Constrained Index, the BofA Merrill Lynch US Cash Pay High Yield Index, the BofA Merrill Lynch BB-B US High Yield Constrained Index, the BofA Merrill Lynch BB-B US High Yield Index, the BofA Merrill Lynch Single-B US High Yield Constrained Index, the BofA Merrill Lynch Single-B US High Yield Index, the Credit Suisse High Yield Index, the Credit Suisse High Yield Index, Developed Countries Only, the Bloomberg Barclays US Corporate High Yield Total Return Index, the Bloomberg Barclays US High Yield Very Liquid Index, the Bloomberg Barclays US Corporate High Yield 2% Issuer Capped Bond Index or any successor or other comparable nationally recognized loan index; provided, that the Collateral Manager may change the index applicable to a Collateral Obligation to another Eligible Bond Index at any time following the acquisition thereof after giving notice to the Trustee and the Collateral Administrator so long as the same index applies to all Collateral Obligations for which this definition applies.

"Eligible Custodian": A custodian that satisfies, mutatis mutandis, the eligibility requirements set out in Section 6.8.
"Eligible Investment": (a) Cash or (b) any U.S. Dollar-denominated investment that, at the time it is Delivered to the Trustee (directly or through an intermediary or bailee), matures (or is redeemable at par) not later than the earlier of (A) the date that is 60 days after the date of Delivery thereof (or such shorter period required under this Indenture), and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery, and is one or more of the following obligations or securities including investments for which the Bank or an Affiliate of the Bank provides services and receives compensation therefor:
(1)(A) direct Registered obligations (1) of the United States of America or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or (B) Registered obligations (1) of any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such agency or instrumentality, in each case so long as the obligors or such obligations have the Eligible Investment Required Ratings;
(2)demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank, Affiliates of the Bank and Affiliates of the Collateral Manager) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings, or such demand or time deposits are covered by an extended Federal Deposit Insurance Corporation (the "FDIC") insurance program where 100% of the deposits are insured by the FDIC, which is backed by the full faith and credit of the United States; or
(3)shares or other securities of registered money market funds which funds have, at all times, credit ratings of "AAAm" by S&P;
provided that Eligible Investments shall not include (a) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Collateral Manager, (b) any security whose rating assigned by S&P includes an "f," "p," "sf" or "t" subscript or whose rating assigned by Moody's includes an "sf" subscript, (c) any security that is subject to an Offer, (d) any other security the payments on which are subject to withholding tax unless the issuer or obligor or other Person (and guarantor, if any) is required to make "gross-up" payments that cover the full amount of any such withholding taxes, (e) any security secured by real property, (f) any Structured Finance Obligation or (g) such obligation or security is represented by a certificate of interest in a grantor trust. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or an Affiliate of the Bank or for which the Bank or an Affiliate of the Bank or the Collateral Manager or an Affiliate of the Collateral Manager acts as offeror or provides services and receives compensation.
"Eligible Investment Required Ratings": If such obligation (i) has only a long term deposit rating from S&P, such rating is "A+" or (ii) has only a short term deposit rating from S&P, such rating is "A-1".
"Enforcement Event": The meaning specified in Section 5.4(a).
"Entitlement Order": The meaning specified in Article 8 of the UCC.
"Equity Security": Any equity security or other security or debt obligation, other than a Restructured Asset, which at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation and is not an Eligible Investment.
"ERISA": The United States Employee Retirement Income Security Act of 1974, as amended.
"ESG Obligation": As determined by the Collateral Manager based on information actually known to the Collateral Manager at the time of acquisition, any debt obligation or debt security where the consolidated group to which the relevant Obligor belongs is a group whose primary business is any of the following: (i) the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or any primary component used specifically in the production of any such weapon system or which plays a direct role in the lethality of any such weapon system; (ii) the manufacture of fully completed and operational assault weapons or firearms; (iii) pornography or adult entertainment; (iv) coal mining and/or coal-based power generation; (v) the food commodity derivatives industry; (vi) the growth and sale of tobacco; (vii) upstream production and/or processing of palm; (viii) the making or collection of pay day loans; (ix) deforestation in emerging market countries; or (x) the speculative extraction of oil and gas from tar sands and arctic drilling, thermal coal mining or the generation of electricity using coal.
"EU Securitization Regulation": Regulation (EU) 2017/2402, as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by a European Union regulator.
"EU Transparency Requirements": The disclosure requirements under Article 7 of the EU Securitisation Regulation in accordance with the frequency and modalities provided for thereunder or any replacement provision included in the EU Securitization Regulation from time to time.
"EU/UK Retention Interest": The material net economic interest in the securitisation acquired by the Retention Holder in accordance with the Risk Retention Letter, which will be comprised of an interest in the Preferred Interests with a principal amount outstanding being at least equal to

5% (or such lower amount, including 0%, if such lower amount is required or allowed under the EU/UK Risk Retention Requirements as a result of amendment, repeal or otherwise) of the Retention Basis Amount on the relevant date of determination.
"EU/UK Risk Retention Requirements": The applicable retention requirements in Article 6 of the applicable Securitization Regulation.
"Euroclear": Euroclear Bank S.A./N.V.
"Event of Default": The meaning specified in Section 5.1.
"Excepted Property": The meaning specified in the Granting Clauses hereof.
"Excess CCC Adjustment Amount": As of any date of determination, an amount equal to the excess, if any, of:
(1)the Aggregate Principal Balance of all Collateral Obligations included in the CCC Excess; over
(2)the sum of the Market Values of all Collateral Obligations included in the CCC Excess.
"Excess Interest": Any Interest Proceeds distributed on the Preferred Interests pursuant to the Priority of Payments.
"Excess Par Amount": An amount, as of any Determination Date, equal to (i) the Collateral Principal Amount less (ii) the Reinvestment Target Par Balance; provided, that such amount will not be less than zero.
"Excess Weighted Average Coupon": A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained, including for this purpose any capitalized interest, by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.
"Excess Weighted Average Floating Spread": A percentage equal as of any date of determination to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained, including for this purpose any capitalized interest, by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.
"Exchange": The meaning specified in Section 2.5(i).
"Exchange Act": The United States Securities Exchange Act of 1934, as amended.
"Exchange Transaction": The meaning specified in Section 12.2(a).

"Exchanged Defaulted Obligation": The meaning specified in Section 12.2(a).
"Exchanged Obligation": A Defaulted Obligation, Credit Risk Obligation or Equity Security exchanged in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof.
"Exercise Notice": The meaning specified in Section 9.8(d).
"Expense Reserve Account": The trust account established pursuant to Section 10.3(d).
"Fee Basis Amount": As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations, (b) without duplication, the Aggregate Principal Balance of the Defaulted Obligations, (c) without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds and (d) the aggregate amount of all Principal Financed Accrued Interest.
"Financial Asset": The meaning specified in Article 8 of the UCC.
"Financing Statement": The meaning specified in Article 9 of the Uniform Commercial Code in the applicable jurisdiction.
"First Interest Determination End Date": January, 25, 2025.
"First Lien Last Out Loan": A Senior Secured Loan that, prior to a default with respect to such Loan, is entitled to receive payments pari passu with other Senior Secured Loans of the same Obligor, but following a default becomes fully subordinated to other Senior Secured Loans of the same Obligor and is not entitled to any payments until such other Senior Secured Loans are paid in full.
"Fiscal Agency Agreement": The fiscal agency agreement dated as of the Closing Date among the Fiscal Agent, the Preferred Interest Registrar and the Issuer, as amended from time to time in accordance with the terms thereof.
"Fiscal Agent": The Bank, solely in its capacity as fiscal agent under the Fiscal Agency Agreement, unless a successor Person shall have become the Fiscal Agent pursuant to the applicable provisions of the Fiscal Agency Agreement, and thereafter, the Fiscal Agent shall mean such successor Person.
"Fitch": Fitch Ratings, Inc. and any successor thereto.
"Fixed Rate Debt": Any Class of Debt that accrues interest at a fixed rate for so long as such Class of Debt accrues interest at a fixed rate.
"Fixed Rate Obligation": Any Collateral Obligation that bears a fixed rate of interest.

"Floating Rate Debt": Any Class of Debt that accrues interest at a floating rate for so long as such Class of Debt accrues interest at a floating rate.
"Floating Rate Obligation": Any Collateral Obligation that bears a floating rate of interest.
"Form 15-E": United States Securities and Exchange Commission Form ABS Due Diligence 15-E, as amended, supplemented or modified from time to time and/or any applicable successor form.
"FRB": Any Federal Reserve Bank.
"GAAP": The meaning specified in Section 6.3(j).
"Global Note": Any Rule 144A Global Note, Temporary Global Note or Regulation S Global Note.
"Grant" or "Granted": To grant, bargain, sell, alienate, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set off against. A Grant of property shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate and continuing right to claim for, collect, receive and receipt for principal and interest payments in respect thereof, and all other amounts payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring legal or other proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.
"Group I Country": The Netherlands, Australia, New Zealand and the United Kingdom (or such other country as may be specified in publicly available published criteria from Moody's from time to time).
"Group II Country": Germany, Ireland, Sweden and Switzerland (or such other country as may be specified in publicly available published criteria from Moody's from time to time).
"Group III Country": Austria, Belgium, Denmark, Finland, France, Hong Kong, Iceland, Liechtenstein, Luxembourg, Norway and Singapore (or such other country as may be specified in publicly available published criteria from Moody's from time to time).
"Group IV Country": Greece, Italy, Portugal and Spain (or such other country as may be specified in publicly available published criteria from Moody's from time to time), unless Italy or Spain qualifies as a Group I Country, Group II Country or Group III Country.
"Hedge Agreement": The meaning specified in Section 8.3(d).
"Highest Ranking Class": Solely with respect to any Class or Classes of Debt rated by S&P as of any date of determination, the outstanding Class of Debt that ranks higher in right of payment than each other Class of Debt in the Debt Payment Sequence; provided that, for purposes of this definition, the most subordinate Class in the Debt Payment Sequence with a rating of "AAA" by S&P shall be the Highest Ranking Class for so long as such Class is Outstanding.
"Holder": With respect to any Debt, the Person whose name appears on the Register or the Preferred Interest Register, as applicable, as the registered holder of such Debt and with respect to any Class A-L Loans, the Person in whose name a Class A-L Loan is registered in the applicable Loan Register.
"Illiquid Asset": (a) A Defaulted Obligation, Equity Security, obligation received in connection with an Offer or other exchange or any other security or debt obligation that is part of the Assets, in respect of which (i) the Issuer has not received a payment in Cash during the preceding twelve calendar months and (ii) the Collateral Manager certifies that it is not aware, after reasonable inquiry, that the issuer or obligor of such asset has publicly announced or informed the holders of such asset that it intends to make a payment in Cash in respect of such asset within the next twelve calendar months or (b) any asset, claim or other property identified in a certificate of the Collateral Manager as having a Market Value of less than U.S.$1,000.
"Incentive Management Fee": The fee payable to the Collateral Manager with the meaning set forth in the Collateral Management Agreement and pursuant thereto and to the Priority of Payments, on each Payment Date on and after which the Incentive Management Fee Threshold has been met, in an amount equal to the product of (i) 20% of any remaining Interest Proceeds and Principal Proceeds, as applicable, on such Payment Date pursuant to the Priority of Payments, and (ii) if CGCIM (or an Affiliate thereof) is not the Collateral Manager, 1.0, otherwise (x) the Aggregate Outstanding Amount of Preferred Interests not held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests.
"Incentive Management Fee Threshold": The threshold that will be satisfied on any Payment Date if the Holders of the Preferred Interests have received an annualized internal rate of return (computed using the "XIRR" function in Microsoft® Excel or an equivalent function in another software package and based on the respective dates of issuance and an aggregate purchase price for the Preferred Interests of 100% of their initial principal amount, and excluding the receipt of the Carlyle Holders Distribution Amounts, if any) of at least 12%, on the outstanding investment in the Preferred Interests as of such Payment Date (or such greater percentage threshold as the Collateral Manager may specify in its sole discretion on or prior to the first Payment Date following the Effective Date by written notice to the Issuer and the Trustee), after giving effect to all payments made or to be made in respect of the Preferred Interests on such Payment Date. Such calculation shall consider all Reinvestment Amounts transferred to the Reinvestment Amount Account on or prior to such Payment Date as payments on the related Preferred Interests (whether or not any relevant Reinvesting Holder continues to hold the applicable Preferred Interests). For the avoidance of doubt, for purposes of calculating the internal rate of return to determine whether the Incentive Management Fee Threshold has been met, the specified rate of return received by a Contributor with respect to any Contribution shall not be included.
"Incurrence Covenant": A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indenture": This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.
"Independent": As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. When used with respect to any accountant, "Independent" may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.
Whenever any Independent Person's opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.
Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their respective Affiliates.
"Independent Manager": The Independent Manager under the Limited Liability Company Agreement.
"Index Maturity": A term of three months; provided that for the first Interest Accrual Period following the Closing Date to the First Interest Determination End Date, the Reference Rate will be determined by interpolating linearly (and rounding to five decimal places) between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available. If at any time the three month rate is applicable but not available, the Reference Rate will be determined by interpolating linearly (and rounding to five decimal places) between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available.
"Information Agent": The meaning specified in Section 7.20(b).
"Initial Dividend": The dividend authorized by the Issuer for distribution to the Originator on the Closing Date pursuant to the Resolution of the Issuer delivered under Section 3.1(a) of this Indenture, which shall not be in excess of U.S.$375,826,720.18.
"Initial Principal Amount": With respect to any Class of Debt, the U.S. dollar amount specified with respect to such Class in Section 2.3.
"Initial Rating": With respect to the Rated Debt, the rating or ratings, if any, indicated in Section 2.3.

"Initial Target Rating": With respect to the Rated Debt issued on the Closing Date, the rating of S&P in the table below:

Class	S&P
A-1	"AAA(sf)"
A-L1 Loans	"AAA(sf)"
A-L1 Notes	"AAA(sf)"
A-L2 Loans	"AAA(sf)"
A-2	"AAA(sf)"
B	"AA(sf)"
C	"A(sf)"
D	"BBB-(sf)"

"Instrument": The meaning specified in Article 9 of the UCC.
"Interest Accrual Period": (i) With respect to the initial Payment Date, the period from and including the Closing Date to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date (or, in the case of any Rated Debt that is being redeemed on a Refinancing Redemption Date or a Re-Pricing Date, to but excluding such Refinancing Redemption Date or Re-Pricing Date) until the principal of the Rated Debt is paid or made available for payment; provided that any interest-bearing debt issued or incurred after the Closing Date in accordance with the terms of this Indenture or the applicable Loan Agreement shall accrue interest during the Interest Accrual Period in which such additional debt is issued or incurred from and including the applicable date of issuance or incurrence of such additional debt to but excluding the last day of such Interest Accrual Period at the applicable Interest Rate. For purposes of determining any Interest Accrual Period, (i) in the case of the Fixed Rate Debt, the Payment Date shall be assumed to be the 25th day of the relevant month (irrespective of whether such day is a Business Day) and (ii) in the case of the Floating Rate Debt, if the 25th day of the relevant month is not a Business Day, then the Interest Accrual Period with respect to such Payment Date shall end on but exclude the Business Day on which payment is made and the succeeding Interest Accrual Period shall begin on and include such date.
"Interest Coverage Ratio": For any designated Class or Classes of Rated Debt, as of any date of determination on or after the Interest Coverage Test Effective Date, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;
B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A) and (B) under the Priority of Interest Proceeds; and
C = Interest due and payable on the Rated Debt of such Class or Classes and each Class of Rated Debt that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest, but including any interest on Deferred Interest with respect to the Deferred Interest Debt) on such Payment Date.
"Interest Coverage Test": A test that is satisfied with respect to any Class or Classes of Rated Debt as of any date of determination on or after the Interest Coverage Test Effective Date if (i) the Interest Coverage Ratio for such Class or Classes is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes is no longer Outstanding.
"Interest Coverage Test Effective Date": The Determination Date occurring immediately prior to the second Payment Date after the Closing Date.
"Interest Determination Date": With respect to (a) the first Interest Accrual Period following the Closing Date, (x) for the period from the Closing Date to but excluding the First Interest Determination End Date, the second U.S. Government Securities Business Day preceding the Closing Date, and (y) for the remainder of the first Interest Accrual Period following the Closing Date, the second U.S. Government Securities Business Day preceding the First Interest Determination End Date, and (b) each Interest Accrual Period thereafter, the second U.S. Government Securities Business Day preceding the first day of such Interest Accrual Period.
"Interest Diversion Test": A test that shall be satisfied on any Measurement Date after the Effective Date on which the Class D Notes remain Outstanding, if the Overcollateralization Ratio for the Class D Notes is at least equal to 116.45%.
"Interest Only Security": Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.
"Interest Proceeds": With respect to any Collection Period or Determination Date, without duplication, the sum of:
(1)all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(2)all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;
(3)all amendment and waiver fees, late payment fees and other fees and commissions received by the Issuer during the related Collection Period other than (A) fees and commissions received in connection with the purchase of Collateral Obligations or Eligible Investments, in connection with a Distressed Exchange or a Bankruptcy Exchange, in connection with Defaulted Obligations (including Purchased Defaulted Obligations), in connection with Specified Amendments or in connection with the extension of the maturity or the reduction of principal of a Collateral Obligation or Eligible Investment and (B) such other fees and commissions which the Collateral Manager elects to treat as Principal Proceeds upon written notice to the Trustee;
(4)commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;
(5)any amounts deposited in the Collection Account from (i) the Expense Reserve Account and/or Interest Reserve Account that are designated as Interest Proceeds pursuant to this Indenture in respect of the related Determination Date and (ii) any Designated Principal Proceeds;
(6)all premiums (including prepayment premiums) paid above par received during such Collection Period on any Collateral Obligation purchased at a purchase price equal to or at a discount from par; provided that the Collateral Manager may in its sole discretion designate such premiums as Principal Proceeds, except that if at the time any premium is received the Overcollateralization Ratio Tests are not satisfied, such premium will be treated as Principal Proceeds;
(7)any amounts designated by the Collateral Manager as Interest Proceeds in connection with a direction by a Majority of the Preferred Interests to designate Principal Proceeds up to the Excess Par Amount as Interest Proceeds for payment on the Redemption Date of a Refinancing upon a redemption of each Class of Rated Debt in whole but not in part;
(8)[reserved];
(9)[reserved]; and
(10)any Contribution directed by the Contributor to be deposited into the Interest Reserve Account or the Collection Account or transferred from the Permitted Use Account to an interest collections subaccount within the Collection Account or any proceeds of an additional issuance of additional Preferred Interests and/or notes of any one or more new classes of notes that are fully subordinated to the existing Rated Debt.

provided that:
(1) any amounts received in respect of any Defaulted Obligation or any asset received in exchange therefor will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding Principal Balance of such Collateral Obligation at the time it became a Defaulted Obligation;
(2) any amounts received in respect of any new security or obligation or package of securities or obligations issued in connection with a Distressed Exchange will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such new asset since it was issued equals the outstanding Principal Balance of the corresponding Collateral Obligation at the time it was subject to such Distressed Exchange;
(3) any amounts received in respect of any asset received for a payment applied to a Permitted Use in connection with the workout or restructuring of a Collateral Obligation will constitute Principal Proceeds (and not Interest Proceeds); provided further that, for the avoidance of doubt, any fees or commissions set forth in clauses (iii)(A) and (iii)(B) above will constitute Principal Proceeds (and not Interest Proceeds); and
(4) the Collateral Manager may classify any and all amounts (including, for the avoidance of doubt, any Sale Proceeds or fees) received in respect of Restructured Assets or Permitted Equity Securities as Interest Proceeds or, with the consent of a Majority of the Preferred Interests, Principal Proceeds; provided that, any and all amounts (including, for the avoidance of doubt, any Sale Proceeds or fees) received in respect of any Restructured Assets or Permitted Equity Securities that were acquired in connection with a scheme to mitigate losses with respect to a Defaulted Obligation or a Credit Risk Obligation will constitute Principal Proceeds (and not Interest Proceeds) until (X) if only Principal Proceeds were used to acquire such Restructured Asset or Permitted Equity Security, the sum of (I) the aggregate of all recoveries in respect of such Restructured Asset or Permitted Equity Security plus (II) the aggregate of all recoveries in respect of the related Defaulted Obligation or Credit Risk Obligation, as applicable, is equal to the sum of (A) the outstanding Principal Balance of such Collateral Obligation when it became a Defaulted Obligation or a Credit Risk Obligation plus (B) the greater of (i) the aggregate amount of Principal Proceeds used to acquire such Restructured Asset or Permitted Equity Security and (ii) the S&P Collateral Value of such Restructured Asset or Permitted Equity Security and (Y) if only Interest Proceeds and/or Contributions were used to acquire such Restructured Asset or Permitted Equity Security and (1) such asset is a Qualified Restructured Asset, the Qualified Restructured Asset Designation Condition would be satisfied after giving effect to the designation of any such amounts received in respect of such Qualified Restructured Asset as Interest Proceeds and (2) such asset is not a Qualified Restructured Asset, the sum of (I) the aggregate of all recoveries in respect of such Restructured Asset or Permitted Equity Security plus (II) the aggregate of all recoveries in respect of the related Defaulted Obligation or Credit Risk Obligation, as applicable, is equal to the sum of (a) the outstanding Principal Balance of such Defaulted Obligation or Credit Risk Obligation at the time it became a Defaulted Obligation or Credit Risk Obligation and (b) the S&P Collateral Value of such Restructured Asset or

Permitted Equity Security; provided that, to the extent both (x) Interest Proceeds and/or Contributions and (y) Principal Proceeds were applied to acquire such Restructured Asset or Permitted Equity Security, the Collateral Manager shall ensure compliance with the above proviso on a pro rata basis to the extent able in its commercially reasonable discretion.
Notwithstanding the foregoing, the Collateral Manager may designate on any date with the consent of a Majority of the Preferred Interests (to be designated on or before the related Determination Date) that any portion of Interest Proceeds in a Collection Period be deemed to be Principal Proceeds, provided, that such designation would not result in an interest default or deferral on any Class of Rated Debt.
"Interest Rate": With respect to each Class of Rated Debt, the applicable per annum stated interest rate payable on such Class with respect to each Interest Accrual Period (or, in the case of the first Interest Accrual Period, the related portion thereof) as specified in Section 2.3, which, if a Re-Pricing has occurred with respect to such Class of Rated Debt, will be the applicable Re-Pricing Rate.
"Interest Reserve Account": The account established pursuant to Section 10.3(e).
"Interest Reserve Amount": The meaning specified in Section 10.3(e).
"Intermediary": The entity maintaining an Account pursuant to an Account Agreement.
"Intex": Intex Solutions, Inc.
"Investment Company Act": The United States Investment Company Act of 1940, as amended.
"Investment Criteria": The meaning specified in Section 12.2(a).
"Investment Criteria Adjusted Balance": With respect to each Collateral Obligation, the Principal Balance of such Collateral Obligation; provided that the Investment Criteria Adjusted Balance of any:
(1)Deferring Obligation will be the S&P Collateral Value of such Deferring Obligation;
(2)Discount Obligation will be the product of the (i) purchase price (expressed as a percentage of par and, for the avoidance of doubt, without averaging) and (ii) Principal Balance of such Discount Obligation;
(3)Collateral Obligation included in the CCC Excess will be the Market Value of such Collateral Obligation; and
(4)Purchased Discount Obligation will be the outstanding principal amount of such Purchased Discount Obligation minus the Purchased Discount Obligation Haircut Amount;

provided further that the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Deferring Obligation, Purchased Discount Obligation or Discount Obligation or is included in the CCC Excess will be the lowest amount determined pursuant to clauses (a), (b), (c) and (d) above.
"Issuer": The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter "Issuer" shall mean such successor Person.
"Issuer Order" and "Issuer Request": A written order or request (which may be a standing order or request) dated and signed in the name of the Issuer by an Authorized Officer of the Issuer, or by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer. An instruction, order or request provided in an email by an Authorized Officer of the Issuer or by an Authorized Officer of the Collateral Manager on behalf of the Issuer will constitute an Issuer Order hereunder.
"JPMorgan": J.P. Morgan Securities LLC.
"Junior Class": With respect to a particular Class of Debt, each Class of Debt that is subordinated to such Class, as indicated in Section 2.3.
"Knowledgeable Employee": The meaning set forth in Rule 3c-5 promulgated under the Investment Company Act (which includes an entity owned exclusively by knowledgeable employees).
"LC Commitment Amount": With respect to any Letter of Credit Reimbursement Obligation, the amount which the Issuer could be required to pay to the LOC Agent Bank in respect thereof (including, for the avoidance of doubt, any portion thereof which the Issuer has collateralized or deposited into a trust or with the LOC Agent Bank for the purpose of making such payments).
"Letter of Credit Reimbursement Obligation": A facility whereby (i) a fronting bank ("LOC Agent Bank") issues or will issue a letter of credit ("LC") for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) in the event that the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility, (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant and (iv)(a) the related Underlying Instruments require the Issuer to fully collateralize the Issuer's obligations to the related LOC Agent Bank or obligate the Issuer to make a deposit into a trust in an aggregate amount equal to the related LC Commitment Amount, (b) the collateral posted by the Issuer is held by, or the Issuer's deposit is made in, a depository institution meeting the requirement set forth in the definition of "Eligible Accounts" and (c) the collateral posted by the Issuer is invested in Eligible Investments.
"Limited Liability Company Agreement": The amended and restated limited liability company agreement of the Issuer, effective as of October 29, 2024, as amended from time to time.

"Loan": Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.
"Loan Agent": Wilmington Trust, National Association, in its capacity as loan agent under the applicable Loan Agreement, and any successors thereto.
"Loan Agreements": The Class A-L1 Loan Agreement and the Class A-L2 Loan Agreement, collectively.
"Loan Register": The register of Holders of the Class A-L Loans maintained by the Loan Agent pursuant to the applicable Loan Agreement and provided to the Trustee.
"Loan Registrar": Wilmington Trust, National Association, or such other entity as is appointed for the purpose of registering the Class A-L Loans and transfers of such Class A-L Loans with respect to the applicable Loan Register maintained in the United States.
"LOC Agent Bank": The meaning specified in the definition of the term Letter of Credit Reimbursement Obligation.
"Long-Dated Obligation": Any Collateral Obligation that has a stated maturity later than the earliest Stated Maturity of the Rated Debt; provided that, if any Collateral Obligation has scheduled distributions that occur both before and after the earliest Stated Maturity of the Rated debt, only the scheduled distributions on such Collateral Obligation occurring after the earliest Stated Maturity will constitute a Long-Dated Obligation.
"Maintenance Covenant": A covenant by any borrower to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such borrower has taken any specified action; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related loan shall be a Maintenance Covenant.
"Majority": With respect to any Class or Classes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Debt of such Class or Classes.
"Management Fee": The Base Management Fee, the Subordinated Management Fee and the Incentive Management Fee.
"Manager Debt": As of any date of determination, (a) all Debt held on such date by (i) the Collateral Manager, (ii) any Affiliate of the Collateral Manager, or (iii) any account, fund, client or portfolio managed or advised on a discretionary basis by the Collateral Manager or any of its Affiliates and (b) all Debt as to which economic exposure is held on such date (whether through any derivative financial transaction or otherwise) by any Person identified in the foregoing clause (a).
"Margin Stock": "Margin Stock" as defined under Regulation U issued by the Board of Governors of the Federal Reserve System, including any debt security which is by its terms convertible into Margin Stock.

"Market Replacement Reference Rate": The reference rate and, if applicable, the methodology for calculating such base rate (which in all cases shall include a Reference Rate Modifier recognized or acknowledged by the Loan Syndications and Trading Association® or a Relevant Governmental Body as standard in the leveraged loan market) determined by the Collateral Manager (in its commercially reasonable discretion) based on (1) the rate recognized as a replacement for the Term SOFR Rate in the leveraged loan market by a Relevant Governmental Body (which may be in the form of a press release, a member announcement, a member advice, a letter, protocol, publication of standard terms or other writing), (2) the rate acknowledged as a standard replacement in the leveraged loan market for the Term SOFR Rate by the Loan Syndications and Trading Association® (which may be in the form of a press release, a member announcement, a member advice, a letter, protocol, publication of standard terms or other writing) or (3) the rate that is consistent with the reference rate being used in at least 50% (by principal amount) of (x) the quarterly pay Floating Rate Obligations included in the Assets or (y) the floating rate debt issued or priced in the new-issue collateralized loan obligation market in the preceding three months that bear interest based on a base rate other than the Term SOFR Rate.
"Market Value": With respect to any Loans or other Assets, the amount (determined by the Collateral Manager) equal to the product of the principal amount thereof and the price determined in the following manner:
(1)the bid price determined by the Loan Pricing Corporation, Markit Group Limited, Loan X Mark-It Partners, FT Interactive, Bridge Information Systems, KDP, IDC, Bank of America High Yield Index, Interactive Data Pricing and Reference Data, Inc., Pricing Direct Inc., S&P Security Evaluations Service, Thompson Reuters Pricing Service, TradeWeb Markets LLC or any other nationally recognized loan or bond pricing service selected by the Collateral Manager (with notice to the Rating Agencies); or
(2)if a price described in clause (i) is not available,
(i)the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent from each other and the Issuer and the Collateral Manager;
(ii)if only two such bids can be obtained, the lower of the bid prices of such two bids; or
(iii)if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, the bid price of such bid; provided that the aggregate principal balance of Collateral Obligations held by the Issuer at any one time with Market Values determined pursuant to this clause (ii)(C) may not exceed 5% of the Collateral Principal Amount; or
(3)if a price described in clause (i) or (ii) is not available, then the Market Value of an asset will be the lower of (x) 70% of the notional amount of such asset; (y) the price at which the Collateral Manager reasonably believes such asset could be sold in the market within 30 days, as certified by the Collateral Manager to the Trustee and determined by the Collateral Manager consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided, however, that, if the Collateral Manager is not a registered investment adviser (or, relying adviser) under the Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (iii)(y) for more than 30 days; and (z) solely if such asset either was purchased within the three preceding months or was previously assigned a Market Value within the three preceding months in accordance with clause (i) or (ii), either (A) if such asset was purchased within the three preceding months, its purchase price or (B) otherwise, the last Market Value that was assigned to it; or
(4)if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.
"Master Participation Agreements": The SPV Master Participation Agreements and/or the Originator Master Participation Agreement, as the context requires.
"Material Covenant Default": A default by an Obligor with respect to any Collateral Obligation, and subject to any grace periods contained in the related Underlying Instrument, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Obligation.
"Maturity": With respect to any Debt, the date on which the unpaid principal of such Debt becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, prepayment or otherwise.
"Maturity Amendment": With respect to any Collateral Obligation, any waiver, modification, amendment or variance that would extend the stated maturity date of such Collateral Obligation. For the avoidance of doubt, (x) a waiver, modification, amendment or variance that would extend the stated maturity date of the credit facility of which a Collateral Obligation is part, but would not extend the stated maturity date of the Collateral Obligation held by the Issuer, and (y) any Restructured Asset Amendment, in each case, do not constitute a Maturity Amendment.
"Measurement Date": (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report is calculated, (iv) with five Business Days' prior written notice to the Issuer and the Trustee (with a copy to the Collateral Manager), any Business Day requested by either Rating Agency and (v) the Effective Date.
"Merging Entity": The meaning specified in Section 7.10.
"Middle Market Cov-Lite Loan": Any Cov-Lite Loan that is a Middle Market Loan.
"Middle Market Loan": Any Collateral Obligation other than a Broadly Syndicated Loan.

"Minimum Denominations": With respect to the Notes, such minimum denominations as indicated in Section 2.3.
"Minimum Floating Spread": As of any date of determination during the Reinvestment Period, the weighted average spread for the then-applicable S&P CDO Monitor under the case selected for the S&P CDO Monitor Test.
"Minimum Floating Spread Test": The test that is satisfied on any date of determination if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Minimum Floating Spread.
"Minimum Price": With respect to the purchase of a Collateral Obligation, a price equal to 60.0% of the par value thereof; provided that no Minimum Price shall apply (x) in connection with a Bankruptcy Exchange or an Exchange Transaction or (y) to the purchase of any Restructured Asset.
"Minimum S&P Weighted Average Recovery Rate Test": The test that will be satisfied on any date of determination if the S&P Weighted Average Recovery Rate for the Highest Ranking Class equals or exceeds the S&P Recovery Rate case selected by the Collateral Manager in connection with the S&P CDO Monitor Test.
"Minimum Weighted Average Coupon": 6.50%.
"Minimum Weighted Average Coupon Test": The test that will be satisfied on any date of determination if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.
"Monthly Report": The meaning specified in Section 10.6(a).
"Monthly Report Determination Date": The meaning specified in Section 10.6(a).
"Moody's": Moody's Investors Service, Inc. and any successor thereto.
"Moody's Rating": With respect to any Collateral Obligation, the rating determined pursuant to the methodology set forth under the heading "Moody's Rating" on Schedule 2 hereto (or such other schedule provided by Moody's to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager).
"Non-Call Period": The period from the Closing Date to but excluding the Payment Date in October 2026.
"Non-Consent Notice": The meaning specified in Section 9.8(d).
"Non-Consenting Balance": The meaning specified in Section 9.8(d).
"Non-Consenting Holder": The meaning specified in Section 9.8(e)(i).

"Non-Consenting Notes": The meaning specified in Section 9.8(e)(i).
"Non-Emerging Market Obligor": An obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least "Aa3" by Moody's; provided, that an obligor Domiciled in a country with a Moody's foreign currency country ceiling rating of "A1," "A2" or "A3" shall be deemed to be a Non-Emerging Market Obligor on the date of the Issuer's commitment to purchase as long as the Collateral Obligations of all Non‐Emerging Market Obligors permitted by this proviso do not exceed 10.0% of the Collateral Principal Amount on such date or (y) the United States (including Puerto Rico).
"Non-Exempt Closing Date Participation": Closing Date Participation Interests that have not been elevated to an assignment on or before the 90-day anniversary of the Closing Date.
"Non-Permitted ERISA Holder": Any Person that is or becomes the beneficial owner of an interest in any Debt who has made or is deemed to have made a prohibited transaction representation or a Benefit Plan Investor, Controlling Person or Similar Law representation required by this Indenture or by its investor representation letter that is subsequently shown to be false or misleading, whose beneficial ownership otherwise results in Benefit Plan Investors owning Reinvesting Holder Notes or whose beneficial ownership results in the 25% limitation set out in the Plan Asset Regulation being exceeded with respect to the Reinvesting Holder Notes and the Preferred Interests, assuming, for this purpose, that all the representations made (or, in the case of Global Notes, deemed to be made) by holders of such Debt are true.
"Non-Permitted Holder": (i) With respect to the Rated Debt, any Non-U.S. Person that is not a Qualified Purchaser, (ii) any U.S. Person that is not a Qualified Institutional Buyer (or, solely in the case of Preferred Interests or Reinvesting Holder Notes, an Accredited Investor) and a Qualified Purchaser (or, solely in the case of Preferred Interests or Reinvesting Holder Notes, a Knowledgeable Employee) or that does not have an exemption available under the Securities Act and the Investment Company Act that becomes the holder or beneficial owner of an interest in any Note or (iii) any Non-Permitted ERISA Holder.
"Non-Transferred Margin Stock": The meaning specified in Section 12.1(m).
"Notes": The Class A-1 Notes, the Class A-L1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Reinvesting Holder Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3).
"NRSRO": The meaning specified in Section 7.20(f).
"Obligor": The obligor or guarantor under a loan.
"OECD": The Organisation for Economic Co-operation and Development.
"Offer": The meaning specified in Section 10.7(c).
"Offering": The offering of any Debt pursuant to the relevant Offering Circular.

"Offering Circular": Each offering circular relating to the offer and sale of certain Debt, including any supplements thereto.
"Officer": (a) With respect to the Issuer and any limited liability company, any managing member or manager thereof or any Person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company; (b) with respect to any corporation, any director, the chairman of the board of directors, any vice president, the secretary, an assistant secretary, the treasurer or an assistant treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney in fact thereof; (c) with respect to any partnership, any general partner thereof or any Person authorized by such entity; and (d) with respect to the Trustee and any bank or trust company acting as trustee of an express trust or as custodian or agent, any vice president or assistant vice president of such entity or any officer customarily performing functions similar to those performed by a vice president or assistant vice president of such entity.
"offshore transaction": The meaning specified in Regulation S.
"Opinion of Counsel": A written opinion addressed to the Trustee (or upon which the Trustee is permitted to rely) and, if required by the terms hereof, a Rating Agency, in form and substance reasonably satisfactory to the Trustee, of a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia, which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Collateral Manager, as the case may be, but must be Independent of the Collateral Manager, and which law firm shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the same addressees or state that the addressees of the Opinion of Counsel shall be entitled to rely thereon.
"Optional Redemption": A redemption (or, in the case of the Class A-L Loans, prepayment) of the Debt in accordance with Section 9.2.
"Originated Asset": A Collateral Obligation that is sold or transferred to the Issuer and with respect to which the Originator either (i) acted or will act as original lender or itself or through related entities, directly or indirectly, was involved or will be involved in the original agreement which created or will create such Collateral Obligation or (ii) purchased or will purchase such Originated Asset for its own account prior to selling or transferring such Collateral Obligation to the Issuer.
"Originator Closing Date Participation Seller": The Originator.
"Originator Master Participation Agreement": The Master Participation Agreement, dated as of the Closing Date, between the Originator Closing Date Participation Seller, as participation seller, and the Issuer, as participation buyer, as amended from time to time.

"Originator Requirement": A requirement that will be satisfied if, at any time, the aggregate outstanding principal amount of all Originated Assets, divided by the aggregate outstanding principal amount of all Collateral Obligations, is greater than 50% (as determined by the Collateral Manager); provided, that if the Collateral Manager reasonably determines (based on guidance provided by the European Banking Authority or a legal opinion from legal counsel of reputable standing) that:
(a)    a percentage lower than 50.1% applies and notifies the Issuer, the Trustee, the Collateral Administrator and the Placement Agent (for the avoidance of doubt, none of whose consent is required to be obtained) in writing of such determination, then the Originator Requirement shall (without the consent of any Person) be amended so that the required percentage is such lower number; and/or
(b)    the relevant calculation under the EU/UK Risk Retention Requirements is only applicable on the date on which a securitization is established and not on an ongoing basis through the life of the securitization and notifies the Issuer, the Trustee, the Collateral Administrator and the Placement Agent (for the avoidance of doubt, none of whose consent is required to be obtained) in writing of such determination, then the Originator Requirement shall (without the consent of any Person) be amended so that it is not applicable and does not need to be satisfied at any time other than on the Closing Date.
"Originator": Carlyle Credit Solutions, Inc., a Maryland corporation, or any successor thereto.
"Outstanding": With respect to (a) the Debt of any specified Class, as of any date of determination, all of the Debt or all of the Debt of such Class, as the case may be, theretofore authenticated and delivered under this Indenture (or, with respect to the Class A-L Loans, incurred under the Loan Agreements), except:
(1)Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9 and the Class A-L Loans that are prepaid or repaid in accordance with the applicable Loan Agreement;
(2)Debt or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Debt pursuant to Section 4.1(a)(x)(ii) or the applicable Loan Agreement; provided that if such Debt or portions thereof are to be redeemed or prepaid, notice of such redemption or prepayment, as applicable, has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;
(3)Debt in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture or other Class A-L Loans have been incurred under the applicable Loan Agreement, unless proof satisfactory to the Trustee is presented that any such Debt is held by a "Protected Purchaser;" and

(4)Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6; and
(b)    Preferred Interests, as of any date of determination, all of the Preferred Interests shown as issued and outstanding in the Preferred Interest Register;
provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the following Debt shall be disregarded and deemed not to be Outstanding:
(1)Debt owned by the Issuer or any other obligor upon the Debt; or
(2)only in the case of a vote to (i) terminate the Collateral Management Agreement, (ii) remove or replace the Collateral Manager or (iii) waive an event constituting "cause" under the Collateral Management Agreement as a basis for termination of the Collateral Management Agreement or removal of the Collateral Manager, any Debt that is Manager Debt;
except that (1) in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt that a Trust Officer of the Trustee, actually knows to be so owned or to be Manager Debt shall be so disregarded; and (2) Debt so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee, the pledgee's right so to act with respect to such Debt and that the pledgee is not one of the Persons specified above.
"Overcollateralization Ratio": With respect to any specified Class or Classes of Rated Debt as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) the Aggregate Outstanding Amount on such date of the Rated Debt of such Class and each pari passu or Priority Class.
"Overcollateralization Ratio Test": A test that is satisfied with respect to any Class or Classes of Rated Debt as of the Effective Date and any other date of determination thereafter on which such test is applicable if (i) the Overcollateralization Ratio for such Class on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Rated Debt is no longer Outstanding.
"Pari Passu Class": With respect to any specified Class of Debt, each Class of Debt that ranks pari passu to such Class, as indicated in Section 2.3.
"Partial Deferring Obligation": A Collateral Obligation on which the interest, in accordance with its related underlying instrument, is currently being (i) partly paid in cash (with a minimum cash payment of (a) in the case of Floating Rate Obligations, the Reference Rate plus 1.00% and (b) in the case of Fixed Rate Obligations, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years, in each case required under its Underlying Instruments) and (ii) partly deferred, or paid by the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof; provided that a Collateral

Obligation shall not be deemed to be a Partial Deferring Obligation as a result of permitted deferral or capitalization of payment of accrued, unpaid interest for 12 months or less from the initial date of borrowing.
"Partial Redemption": A redemption of one or more (but fewer than all) Classes of Debt from Refinancing Proceeds pursuant to Section 9.2(a).
"Partial Redemption Date": Any day on which a Partial Redemption occurs.
"Participation Interest": A participation interest in a loan originated by a bank or financial institution that, at the time of acquisition, or the Issuer's commitment to acquire the same, satisfies each of the following criteria: (i) such participation would constitute a Collateral Obligation were it acquired directly, (ii) the Selling Institution is a lender on the loan, (iii) the aggregate participation in the loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Issuer's acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Master Participation Agreement or under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants.  For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.
"Partner": The meaning specified in Section 7.17(g)(i).
"Partnership Interest": The meaning specified in Section 7.17(g)(i).
"Partnership Representative": The meaning specified in Section 7.17(g)(iii).
"Paying Agent": Any Person authorized by the Issuer to pay the principal of or interest on any Debt on behalf of the Issuer as specified in Section 7.2.
"Payment Account": The payment account of the Trustee established pursuant to Section 10.3(a).
"Payment Date": The 25th day of January, April, July and October of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing in April 2025, any Redemption Date (other than a Partial Redemption Date) and the Stated Maturity; provided that, following the redemption or repayment in full of the Rated Debt, Holders of Preferred Interests and Reinvesting Holder Notes may receive payments on any dates designated by the Collateral

Manager (which dates may or may not be the dates stated above) upon three Business Days prior written notice to the Trustee and the Collateral Administrator (which notice the Trustee shall promptly forward to the Holders of the Preferred Interests and Reinvesting Holder Notes) and such dates shall thereafter constitute "Payment Dates".
"PBGC": The United States Pension Benefit Guaranty Corporation.
"Permitted Debt Security": Any Bond or Senior Secured Note.
"Permitted Equity Security": An equity security or other security (including Margin Stock) that is (a) purchased by the Issuer in connection with the workout, restructuring or a related scheme that the Collateral Manager reasonably believes will mitigate losses with respect to a related Defaulted Obligation or a related Credit Risk Obligation, as applicable, which security or interest, in the Collateral Manager's reasonable judgment, is necessary or advisable to collect an increased recovery value of the related Defaulted Obligation or the related Credit Risk Obligation, as applicable, or (b) offered in, or resulting from the exercise of an option, warrant, right of conversion, pre-emptive right, right to participate in a rights offering, credit bid or similar right in connection with the workout or restructuring of a Collateral Obligation or an Equity Security or interest received in connection with the workout or restructuring of a Collateral Obligation in a scheme to mitigate losses with respect to which the Collateral Manager reasonably expects such acquisition will result in an increased recovery value. The acquisition of Permitted Equity Securities will not be required to satisfy the Investment Criteria and will not be included in the calculation of the Collateral Quality Tests or the Coverage Tests.
"Permitted Use": With respect to (a) the proceeds of an additional issuance of additional Preferred Interests, Reinvesting Holder Notes and/or notes of any one or more new classes of notes that are fully subordinated to the existing Rated Debt as designated for a Permitted Use, (b) any excess Refinancing Proceeds received into the Permitted Use Account, (c) any Contribution deposited into the Permitted Use Account or (d) any amounts deposited in the Permitted Use Account pursuant to clause (Q) of the Priority of Interest Proceeds: as directed by the Collateral Manager with the consent of a Majority of the Preferred Interests, (i) the transfer of the applicable portion of such amount to the Collection Account for application as Interest Proceeds; (ii) the transfer of the applicable portion of such amount to the Collection Account for application as Principal Proceeds; (iii) the repurchase of Rated Debt of any Class in accordance with this Indenture or the applicable Loan Agreement, as applicable; (iv) the payment of expenses incurred in connection with a Refinancing, additional issuance or incurrence, as applicable, of Debt or a Re-Pricing, in each case as determined by the Collateral Manager and subject to the limitations set forth in this Indenture; (v) [reserved]; (vi) the application of such amount in connection with the acquisition of a Received Obligation in a Distressed Exchange or a Bankruptcy Exchange; (vii) to make payments in connection with the acquisition of an Equity Security, Restructured Asset or other security subject to the limitations set forth herein; and (viii) to make payments in connection with the exercise of an option, warrant, right of conversion, pre-emptive right, rights offering, credit bid or similar right in connection with the workout or restructuring of a Collateral Obligation or Restructured Asset or the purchase of an equity security or interest received in connection with the workout or restructuring of a Collateral

Obligation (in each case, so long as the asset received in connection with such payment would be a Permitted Equity Security), in each case subject to the limitations set forth in this Indenture; and (ix) any other application or purpose not specifically prohibited by this Indenture.
"Permitted Use Account": The meaning specified in Section 10.3(g).
"Person": An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.
"Petition Expenses": The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorneys' fees and expenses) in connection with a Bankruptcy Filing.
"Placement Agent": JPMorgan, in its capacity as placement agent under the Placement Agreement in respect of certain of the Notes.
"Placement Agreement": The agreement dated as of the Closing Date between the Issuer and the Placement Agent, as amended from time to time.
"Plan Asset Regulation": U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA).
"Preferred Interest Collateral Obligation": Each Collateral Obligation, Restructured Asset and Permitted Equity Security that is purchased after the Closing Date with funds in the Permitted Use Account (to the extent such funds are derived from Contributions) that is designated by the Collateral Manager as a Preferred Interest Collateral Obligation.
"Preferred Interest Custodial Account": The meaning specified in Section 10.3(b).
"Preferred Interest Payment Account": An account established by the Fiscal Agent pursuant to the terms of the Fiscal Agency Agreement.
"Preferred Interest Register": The register of holders of Preferred Interests maintained on behalf of the Issuer.
"Preferred Interest Registrar": The preferred interest registrar appointed by the Issuer pursuant to the Fiscal Agency Agreement.
"Preferred Interest Revolver Funding Account": The meaning specified in Section 10.4.
"Preferred Interests": The Preferred Interests issued by the Issuer on the Closing Date and any additional Preferred Interests issued pursuant to the Limited Liability Company Agreement and in compliance with the terms of this Indenture, all shown as issued and Outstanding in the Preferred Interest Register.

"Principal Balance": Subject to Section 1.2, with respect to (a) any Asset other than a Revolving Collateral Obligation, Delayed Drawdown Collateral Obligation or Restructured Asset, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest), (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation and (c) (i) any Restructured Asset (other than a Qualified Restructured Asset), zero, (ii) any Qualified Restructured Asset other than a Revolving/Delayed Drawdown Restructured Asset, the outstanding principal amount of the Qualified Restructured Asset (excluding any capitalized or deferred interest) as of the relevant Measurement Date and (iii) any Qualified Restructured Asset that is a Revolving/Delayed Drawdown Restructured Asset, the outstanding principal amount of such Revolving/Delayed Drawdown Restructured Asset (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving/Delayed Drawdown Restructured Asset; provided that for all purposes the Principal Balance of any Equity Security, Permitted Equity Security or interest only strip shall be deemed to be zero.
"Principal Financed Accrued Interest": (a) With respect to any Collateral Obligation owned or purchased by the Issuer on the Closing Date, any unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that was owing to the Issuer and remained unpaid as of the Closing Date and (b) with respect to any Collateral Obligation purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation.
"Principal Proceeds": With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture.
"Priority Class": With respect to any specified Class of Debt, each Class of Debt that ranks senior to such Class, as indicated in Section 2.3.
"Priority of Interest Proceeds": The meaning specified in Section 11.1(a)(i).
"Priority of Partial Redemption Proceeds": The meaning specified in Section 11.1(a)(iv).
"Priority of Payments": The Priority of Interest Proceeds, the Priority of Principal Proceeds, the Special Priority of Payments and the Priority of Partial Redemption Proceeds.
"Priority of Principal Proceeds": The meaning specified in Section 11.1(a)(ii).
"Proceeding": Any suit in equity, action at law or other judicial or administrative proceeding.

"Process Agent": The meaning specified in Section 7.2.
"Proposed Portfolio": The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.
"Protected Purchaser": The meaning specified in Article 8 of the UCC.
"Purchased Defaulted Obligation": The meaning specified in Section 12.2(a).
"Purchased Discount Obligation": Any Collateral Obligation (other than a Discount Obligation or a Defaulted Obligation) that (a) has been purchased at a purchase price of less than 100% and (b) has been irrevocably designated as a Purchased Discount Obligation in the sole discretion of the Collateral Manager no later than the first Determination Date after the settlement date therefor (with written notice to the Trustee); provided, however, that a Collateral Obligation may be designated as a Purchased Discount Obligation only if, as of the date on which the Issuer makes a binding commitment to purchase such asset (after giving effect to all sales and purchases, based on outstanding Issuer orders, trade confirmations or executed assignments, and after giving effect to any Purchased Discount Obligation Haircut Amount applicable to such designated Purchased Discount Obligation), the Collateral Quality Test, the Coverage Tests and the Concentration Limitations are satisfied; provided further that, the Aggregate Principal Balance of all Purchased Discount Obligations designated as such, as of any date of determination, does not exceed 10.0% of the Target Initial Par Amount.
"Purchased Discount Obligation Haircut Amount": As of any date of determination, an amount equal to the sum of the amount for each Purchased Discount Obligation then comprising the Collateral Obligations as of such date, equal to (i) the outstanding principal amount of such Purchased Discount Obligation as of such date, multiplied by (ii) 100% minus the purchase price (expressed as a percentage of par) of such Purchased Discount Obligation.
"QIB/QP": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Debt is both a Qualified Institutional Buyer and a Qualified Purchaser.
"Qualified Broker/Dealer": Any of Bank of America, N.A., The Bank of Montreal, The Bank of New York Mellon, The Royal Bank of Scotland plc, Barclays Bank plc, BNP Paribas, Broadpoint Securities Inc., Canadian Imperial Bank of Commerce, Cantor Fitzgerald, Citadel Securities, Citibank, N.A., Credit Agricole S.A., Deutsche Bank AG, FBR Capital Markets, Gleacher & Company Securities, Inc., Goldman Sachs & Co. LLC, HSBC Bank, JPMorgan Chase Bank, N.A., Knight/Libertas, Lazard Ltd., Macquarie Bank, Mizuho Bank, Ltd., Morgan Stanley & Co., Natixis, Nomura Securities Inc., Northern Trust Company, Oppenheimer & Co. Inc., Royal Bank of Canada, Scotia Bank, Société Générale, Sun Trust Bank, The Toronto-Dominion Bank, U.S. Bank, National Association, UBS AG or Wells Fargo Bank, National Association, or a banking or securities Affiliate of any of the foregoing, and any other financial institution with experience in the relevant market so designated by the Collateral Manager with notice to the Rating Agencies.

"Qualified Institutional Buyer": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Debt, is a qualified institutional buyer within the meaning of Rule 144A.
"Qualified Purchaser": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Debt, is a qualified purchaser within the meaning of the Investment Company Act (including an entity owned exclusively by qualified purchasers).
"Qualified Restructured Asset": A Restructured Asset that (A) meets the requirements of the definition of Collateral Obligation (other than clauses (ii), (viii), (x), (xvi), (xxiii) and (xxviii) thereof) as determined by the Collateral Manager, (B) ranks in right of payment no more junior than the related Defaulted Obligation or Credit Risk Obligation, and (C) is issued by the same (or an affiliated or related) obligor as the Obligor on the related Defaulted Obligation or Credit Risk Obligation.
"Qualified Restructured Asset Designation Condition": A condition that will be satisfied in connection with designating amounts received in respect of a Qualified Restructured Asset as Interest Proceeds if, immediately following such designation any of: (a) the sum of the aggregate of all recoveries in respect of such Qualified Restructured Asset, equals or exceeds the greater of (i) the outstanding Principal Balance of the related Defaulted Obligation or Credit Risk Obligation at the time it became a Defaulted Obligation or a Credit Risk Obligation, as applicable, and (ii) the lesser of (x) outstanding Principal Balance of such Qualified Restructured Asset at the time of its acquisition and (y) the S&P Collateral Value of such Qualified Restructured Asset at the time of its acquisition or (b) the sum of (1) the aggregate of all recoveries in respect of such Qualified Restructured Asset plus (2) the aggregate of all recoveries in respect of the related Defaulted Obligation or Credit Risk Obligation, as applicable, equals or exceeds the sum of (A) the Principal Balance of such related Defaulted Obligation or Credit Risk Obligation at the time it became a Defaulted Obligation or a Credit Risk Obligation, as applicable and (B) the lesser of (x) outstanding principal balance of such Qualified Restructured Asset at the time of its acquisition and (y) the S&P Collateral Value of such Qualified Restructured Asset at the time of its acquisition; in each case, without regard to satisfaction of the Restructured Asset Target Par Balance Condition.
"Ramp-Up Account": The account established pursuant to Section 10.3(c).
"Rated Debt": The Class A-1 Notes, the Class A-L Loans, the Class A-L1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes, collectively.
"Rated Debt Custodial Account": The meaning specified in Section 10.3(b).
"Rated Debt Revolver Funding Account": The meaning specified in Section 10.4.
"Rated Debtholders": The Holders of the Rated Debt.
"Rating Agency": S&P, for so long as it assigns a rating at the request of the Issuer to the Class or Classes to which it assigned a rating on the Closing Date. Notwithstanding anything to the contrary herein, references herein to "the Rating Agencies," "each Rating Agency" and words of similar effect shall be deemed to refer solely to S&P. If the Rating Agency withdraws all of its ratings on the Debt rated by it on the Closing Date at the request of the Issuer (at the direction of a Majority of the Preferred Interests or the Collateral Manager) or otherwise, or the Debt rated by it on the Closing Date are no longer outstanding, then it shall no longer constitute a Rating Agency for purposes of this Indenture or any other Transaction Document.
"Rating Agency Confirmation": Confirmation in writing (which may be in the form of a press release) from S&P that a proposed action or designation will not cause the then-current ratings of any Class of Rated Debt to be reduced or withdrawn. If S&P (i) makes a public announcement or informs the Issuer, the Collateral Manager or the Trustee that (x) it believes Rating Agency Confirmation is not required with respect to an action or (y) its practice is to not give such confirmations or (ii) no longer constitutes a Rating Agency under the Indenture, the requirement for Rating Agency Confirmation with respect to S&P will not apply. Any requirement for Rating Agency Confirmation from a Rating Agency in respect of any supplemental indenture requiring the consent of all holders of Rated Debt will not apply if such holders have been advised prior to consenting to such amendment that the current ratings of the Rated Debt of such Rating Agency may be reduced or withdrawn as a result of such amendment.
"Received Obligation": A debt obligation, security or interest received in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof.
"Record Date": With respect to the Global Notes, the date one day prior to the applicable Payment Date and, with respect to the Certificated Notes, the last Business Day of the month preceding the applicable Payment Date.
"Recurring Revenue": The definition of annualized recurring revenue used in the Underlying Instruments for each such Collateral Obligation, any comparable term or definition for "Recurring Revenue", "Revenue" or "Adjusted Revenue" in the Underlying Instruments for each such Collateral Obligation, or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP or IFRS, as applicable).
"Recurring Revenue Loan": A Senior Secured Loan that (i) is underwritten to Recurring Revenue, (ii) requires the Obligor to comply with a maximum Recurring Revenue Multiple or minimum Recurring Revenue financial covenant, (iii) at the time of origination of the Loan, does not include and would not customarily be expected to include (as determined by the Collateral Manager) a financial covenant based on "debt to EBITDA", "debt to EBIT" or a similar multiple of debt to operating cash flow and (iv) is not subordinate to a working capital loan.
"Recurring Revenue Multiple": With respect to any Loan for any relevant period of measurement, either (a) the meaning of "Recurring Revenue Multiple" or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of "Recurring Revenue Multiple" or comparable definition, the aggregate indebtedness of the related Obligor that is pari passu with or senior to such Loan divided by Recurring Revenue.
"Redemption Date": Any Business Day specified for a redemption of Debt pursuant to Article IX, which includes, for the avoidance of doubt, any applicable prepayment of the Class A-L Loans pursuant to the applicable Loan Agreement.
"Redemption Price": (a) For each Class of Rated Debt to be redeemed (or, in the case of the Class A-L Loans, prepaid) or re-priced (x) 100% of the Aggregate Outstanding Amount of such Class, plus (y) accrued and unpaid interest thereon (including interest on any accrued and unpaid Deferred Interest, in the case of the Deferred Interest Debt) to the Redemption Date or Re-Pricing Redemption Date, as applicable, and (b) for each Preferred Interest and Reinvesting Holder Note, its proportional share (based on the Aggregate Outstanding Amount of the Preferred Interests or Reinvesting Holder Notes, as applicable) of the portion of the proceeds of the remaining Assets (after giving effect to the Optional Redemption or Tax Redemption of the Rated Debt in whole or after all of the Rated Debt has been repaid in full, payment in full of (and/or creation of a reserve for) all expenses (including all Management Fees and Administrative Expenses) of the Issuer) and payment of all other amounts senior to such Debt that is distributable to the Preferred Interests or Reinvesting Holder Notes, as applicable, in accordance with the Priority of Payments; provided that Holders of 100% of the Aggregate Outstanding Amount of any Class of Rated Debt may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Rated Debt in any Optional Redemption (including a Refinancing) in which all Outstanding Classes of Rated Debt will be redeemed or prepaid, as applicable.
"Reference Rate": With respect to the Rated Debt, the greater of (a) zero and (b)(i) the Term SOFR Rate, or (ii) the alternative Reference Rate adopted in a Reference Rate Amendment. With respect to the Collateral Obligations, the reference rate applicable to such Collateral Obligations calculated in accordance with the related Underlying Instruments.
"Reference Rate Amendment": A supplemental indenture to modify the Reference Rate.
"Reference Rate Modifier": A modifier applied to a reference rate in order to cause such rate to be comparable to the Reference Rate, which may include an addition to or subtraction from such unadjusted rate.
"Refinancing": The meaning specified in Section 9.2(d).
"Refinancing Proceeds": The Cash proceeds from the Refinancing.
"Register" and "Registrar": The respective meanings specified in Section 2.5(a).
"Registered": In registered form for U.S. federal income tax purposes.

"Regulation S": Regulation S under the Securities Act.
"Regulation S Global Note": Any Note sold to non-"U.S. persons" in an "offshore transaction" (each as defined in Regulation S) in reliance on Regulation S and issued in the form of a permanent global security as specified in Section 2.2 in definitive, fully registered form without interest coupons substantially in the form set forth in the applicable Exhibit A hereto.
"Regulation U": Regulation U (12 C.F.R. 221) issued by the Board of Governors of the Federal Reserve System.
"Reinvesting Holder": On the Closing Date, each Person that is a holder of Preferred Interests and that is issued Reinvesting Holder Notes in respect of such Preferred Interests and thereafter, any transferee of such Preferred Interests.
"Reinvesting Holder Notes": The Reinvesting Holder Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.
"Reinvestment Amount": With respect to the Preferred Interests held by a Reinvesting Holder, any amount that is available to be distributed on any Payment Date during the Reinvestment Period to such Reinvesting Holder in respect of its Preferred Interests pursuant to the Priority of Payments but is instead deposited in the Reinvestment Amount Account on such Payment Date at the direction of such Reinvesting Holder in accordance with Section 11.1(e).
"Reinvestment Amount Account": The meaning specified in Section 10.3(f).
"Reinvestment Balance Criteria": Any of the following requirements, in each case determined after giving effect to the proposed purchase of Collateral Obligations and all other sales or purchases previously or simultaneously committed to: (i) the Adjusted Collateral Principal Amount is maintained or increased, (ii) the Aggregate Principal Balance of the Collateral Obligations plus, without duplication, the amounts on deposit in the Collection Account, the Permitted Use Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds is (x) maintained or increased or (y) greater than or equal to the Reinvestment Target Par Balance, or (iii) in the case of an additional Collateral Obligation purchased with the proceeds from the sale or other disposition of a Credit Risk Obligation or a Defaulted Obligation, the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such disposition will at least equal the Sale Proceeds from such disposition.
"Reinvestment Period": The period from and including the Closing Date to and including the earliest of (i) the Payment Date in October 2029, (ii) any date on which the Maturity of any Class of Rated Debt is accelerated following an Event of Default pursuant to this Indenture and (iii) any date on which the Collateral Manager reasonably determines that it can no longer reinvest in additional Collateral Obligations in accordance with this Indenture or the Collateral Management Agreement; provided, in the case of this clause (iii), the Collateral Manager notifies the Issuer, the Trustee (who shall notify the Holders of Debt), the Collateral Administrator and each Rating Agency thereof at least five Business Days prior to such date.

"Reinvestment Target Par Balance": As of any date of determination, the Target Initial Par Amount minus (i) the amount of any reduction in the Aggregate Outstanding Amount of the Debt through the payment of Principal Proceeds or Interest Proceeds plus (ii) the amount of any increase in the Aggregate Outstanding Amount of the Debt through the addition of any Deferred Interest to the principal amount of any Class of Rated Debt plus (iii) the aggregate amount of Principal Proceeds that result from the issuance or incurrence, as applicable, of any additional debt pursuant to Sections 2.13 and 3.2 (after giving effect to such issuance of any additional debt).
"Related Obligation": An obligation issued by the Collateral Manager, any of its Affiliates that are collateralized debt obligation funds or any other Person that is a collateralized debt obligation fund whose investments are primarily managed by the Collateral Manager or any of its Affiliates.
"Relevant Governmental Body": The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
"Reporting Agent": An entity, other than the Collateral Administrator, that shall be appointed by the Issuer to prepare and/or make available certain reports pursuant to the EU Transparency Requirements.
"Reporting Agent Agreement": An agreement dated on or after the Closing Date, among the Issuer, the Collateral Manager and a Reporting Agent, as amended from time to time in accordance with the terms thereof.

"Re-Priced Class": The meaning specified in Section 9.8(a).
"Re-Pricing": The meaning specified in Section 9.8(a).
"Re-Pricing Date": The meaning specified in Section 9.8(c).
"Re-Pricing Eligible Class": Each Class that is specified as such under Section 2.3.
"Re-Pricing Intermediary": The meaning specified in Section 9.8(b).
"Re-Pricing Notice": The meaning specified in Section 9.8(c).
"Re-Pricing Proceeds": The proceeds of Re-Pricing Replacement Debt.
"Re-Pricing Rate": The meaning specified in Section 9.8(c).
"Re-Pricing Redemption": In connection with a Re-Pricing, the redemption by the Issuer of the Rated Debt of the Re-Priced Class(es) held by Non-Consenting Holders.
"Re-Pricing Redemption Date": The Business Day on which a Re-Pricing Redemption occurs.

"Re-Pricing Replacement Debt": Rated Debt issued in connection with a Re-Pricing that have terms identical to the Re-Priced Class (after giving effect to the Re-Pricing) and are issued in an Aggregate Outstanding Amount such that the Re-Priced Class will have the same Aggregate Outstanding Amount after giving effect to the Re-Pricing as it did before the Re-Pricing.
"Re-Pricing Transfer": The meaning specified in Section 9.8(d).
"Required Interest Coverage Ratio": For the (a) the Class A Senior Debt, the Class A-2 Notes and the Class B Notes, 120.00%, (b) the Class C Notes, 110.00% and (c) the Class D Notes, 105.00%.
"Required Overcollateralization Ratio": For the (a) the Class A Senior Debt, the Class A-2 Notes and the Class B Notes, 137.06%, (b) the Class C Notes, 123.58% and (c) the Class D Notes, 115.95%.
"Required Redemption Amount": The meaning specified in Section 9.2(b).
"Required S&P Credit Estimate Information": S&P's "Credit FAQ: Anatomy of A Credit Estimate: What It Means and How We Do It" dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.
"Requisite Equity": The meaning specified in Section 8.7.
"Reset Amendment": The meaning specified in Section 8.7.
"Resolution": With respect to the Issuer, (1) a resolution of the Independent Manager or the Board of Managers or (2) an authorization contained in the Limited Liability Company Agreement.
"Restricted Trading Period": The period (a) while any Class A Senior Debt is Outstanding during which the S&P rating of any of the Class A Senior Debt is one or more subcategories below its Initial Target Rating or the S&P rating has been withdrawn and not reinstated or (b) while any Class A-2 Notes or Class B Notes are Outstanding during which the S&P rating of either such Class is two or more subcategories below its Initial Target Rating or the S&P rating has been withdrawn and not reinstated, provided that (1) such period will not be a Restricted Trading Period (so long as such S&P rating has not been further downgraded, withdrawn or put on watch for potential downgrade) (x) if (A) after giving effect to any sale of the relevant Collateral Obligation, the Aggregate Principal Balance of the Collateral Obligations (excluding the Collateral Obligations being sold) and Eligible Investments constituting Principal Proceeds (including, without duplication, the anticipated net proceeds of such sale) will be at least equal to the Reinvestment Target Par Balance, (B) each test specified in the definition of Collateral Quality Test is satisfied and (C) each Overcollateralization Ratio Test is satisfied or (y) upon the direction of a Majority of the Controlling Class, which direction shall remain in effect until the earlier of (A) a subsequent direction to the Issuer (with a copy to the Trustee and the Collateral Administrator) by a Majority of the Controlling Class declaring the beginning of a Restricted Trading Period or (B) a further downgrade or withdrawal of such S&P rating, as applicable, that, disregarding such direction, would cause the condition set forth in clauses (a) or (b) above to be true. For the avoidance of doubt, no Restricted Trading Period will restrict any sale of a Collateral Obligation entered into by the Issuer at a time when the Restricted Trading Period was not in effect, regardless of whether such sale has settled.
"Restructured Asset": A loan or Bond purchased by the Issuer in connection with the workout, restructuring or a related scheme to mitigate losses with respect to a related Defaulted Obligation or a related Credit Risk Obligation, as applicable, which loan or Bond, in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement, is necessary to collect an increased recovery value of the related Defaulted Obligation or the related Credit Risk Obligation, as applicable; provided that, on any Business Day as of which such Restructured Asset satisfies the definition of "Collateral Obligation", the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Restructured Asset as a "Collateral Obligation". For the avoidance of doubt, any Restructured Asset designated as a Collateral Obligation in accordance with the terms of this definition shall constitute a Collateral Obligation (and not a Restructured Asset), in each case, following such designation.
"Restructured Asset Amendment": The criteria satisfied with respect to any Collateral Obligation if either (i) the issuer of such Collateral Obligations has made an Exchange Transaction or Bankruptcy Exchange offer and such Collateral Obligation is subject to such offer or ranks equal to or higher in priority than the obligation subject such offer or (ii) such amendment relates to the acquisition of a Restructured Asset.
"Restructured Asset Target Par Balance Condition": With respect to any application of Principal Proceeds in a Bankruptcy Exchange or to acquire a Restructured Asset or a Permitted Equity Security or to exercise any warrant or similar right received in connection with a workout, a restructuring or a similar procedure in respect of a Collateral Obligation, a condition that is satisfied if, immediately following such application of Principal Proceeds, (i) the sum of (1) Collateral Principal Amount (calculated without including Qualified Restructured Assets) plus (2) the aggregate S&P Collateral Value of all Qualified Restructured Assets will be greater than or equal to the Reinvestment Target Par Balance, (ii) each Overcollateralization Ratio Test is satisfied and (iii) solely with respect to the acquisition of a Restructured Asset or a Permitted Equity Security, the aggregate principal amount of all Restructured Assets and Permitted Equity Securities (x) purchased by the Issuer since the Closing Date does not exceed 7.5% of the Target Initial Par Amount or (y) owned by the Issuer as of such date of determination does not exceed 2.5% of the Collateral Principal Amount.
"Retention Basis Amount": On any date of determination, an amount equal to the Aggregate Principal Amount on such date with the following adjustments: (i) Defaulted Obligations shall be included in the Aggregate Principal Amount and the Principal Balances thereof shall be deemed to equal their respective outstanding principal amounts; and (ii) any Equity Security owned by the Issuer shall be included in the Aggregate Principal Amount with a Principal Balance determined as follows: (a) in the case of a debt obligation or other debt security, the principal amount outstanding of such obligation or security, (b) in the case of an equity security received upon a "debt for equity swap" in relation to a restructuring or other similar event, the principal amount outstanding of the debt which was swapped for the equity security and (c) in the case of any other equity security, the nominal value thereof as determined by the Collateral Manager.
"Retention Deficiency": The failure of the Retention Holder to hold the EU/UK Retention Interest at the relevant measurement time.
"Retention Holder": Carlyle Credit Solutions, Inc., a Maryland corporation, or any successor thereto, in its respective capacity as retention holder with respect to the EU/UK Risk Retention Requirements and the U.S. Retention Requirements.
"Revolver Funding Account": The account established pursuant to Section 10.4.
"Revolving Collateral Obligation": Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities (other than Letter of Credit Reimbursement Obligations), unfunded commitments under specific facilities and other similar loans) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.
"Revolving/Delayed Drawdown Restructured Asset": Any Restructured Asset (including a Qualified Restructured Asset) that (i) by its terms may require one or more future advances to be made to the borrower by the Issuer or (ii) (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; provided that any such asset will be a Revolving/Delayed Drawdown Restructured Asset only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.
"Risk Retention Letter": The letter, dated as of the Closing Date, relating to the retention of a material net economic interest in the securitization from the Retention Holder and addressed to the Issuer, the Trustee and the Placement Agent, as amended from time to time.
"Rolled Senior Uptier Debt": The meaning specified in the definition of "Uptier Priming Debt."
"Rule 144A": Rule 144A, as amended, under the Securities Act.
"Rule 144A Global Note": Any Note sold in reliance on Rule 144A and issued in the form of a permanent global security as specified in Section 2.2(d) in definitive, fully registered form without interest coupons substantially in the form set forth in the applicable Exhibit A hereto.
"Rule 144A Information": The meaning specified in Section 7.15.
"Rule 17g-5": Rule 17g-5 under the Exchange Act.

"S&P": S&P Global Ratings, an S&P Global business, and any successor thereto.
"S&P Additional Current Pay Criteria": Criteria satisfied with respect to any Collateral Obligation (other than a DIP Collateral Obligation) if either (i) the issuer of such Collateral Obligation has made a Distressed Exchange and the Collateral Obligation is already held by the Issuer and is subject to the Distressed Exchange or ranks equal to or higher in priority than the obligation subject to the Distressed Exchange, or (ii) such Collateral Obligation has a Market Value of at least 80% of its par value.
"S&P CDO Adjusted BDR": The value calculated based on the following formula (or such other published formula by S&P that the Collateral Manager provides to the Collateral Administrator):
BDR * (A/B) + (B-A) / (B * (1-WARR)) where

Term	Meaning
BDR	S&P CDO BDR
A	Target Initial Par Amount
B
Collateral Principal Amount of Collateral Obligations (excluding the Aggregate Principal Balance of the Collateral Obligations other than S&P CLO Specified Assets) plus the S&P Collateral Value of the Collateral Obligations other than S&P CLO Specified Assets

WARR	S&P Weighted Average Recovery Rate

"S&P CDO BDR": The value calculated based on the following formula (or such other published formula by S&P that the Collateral Manager provides to the Collateral Administrator):
C0 + (C1 * WAS) + (C2 * WARR), where

Term	Meaning
C0	0.075159, or such transaction-specific coefficients based on cash flow analysis done by S&P and provided to the Collateral Manager or coefficients sent by S&P to the Collateral Manager or the Trustee
C1	3.114558, or such transaction-specific coefficients based on cash flow analysis done by S&P and provided to the Collateral Manager or coefficients sent by S&P to the Collateral Manager or the Trustee
C2	1.284112, or such transaction-specific coefficients based on cash flow analysis done by S&P and provided to the Collateral Manager or coefficients sent by S&P to the Collateral Manager or the Trustee
WAS	Weighted Average Floating Spread
WARR	S&P Weighted Average Recovery Rate

"S&P CDO Formula Election Date": The date designated by the Collateral Manager upon at least five Business Days' prior written notice to S&P, the Trustee and the Collateral Administrator as the date on which the Issuer will begin to utilize the S&P CDO Adjusted BDR; provided that an S&P CDO Formula Election Date may only occur once.
"S&P CDO Formula Election Period": If an (a) S&P CDO Formula Election Date does not occur in connection with the Effective Date, the period from and after the S&P CDO Formula Election Date (if any) and (b) S&P CDO Formula Election Date does occur in connection with the Effective Date, the period from the Effective Date until the occurrence of S&P CDO Model Election Date (if any).
"S&P CDO Model Election Date": The date designated by the Collateral Manager upon at least five Business Days' prior written notice to S&P, the Trustee and the Collateral Administrator as the date on which the Issuer will begin to utilize the S&P CDO Monitor; provided that an S&P CDO Model Election Date may only occur once.
"S&P CDO Model Election Period": (a) If an S&P CDO Formula Election Date does not occur in connection with the Effective Date, the period from the Effective Date until the occurrence of the S&P CDO Formula Election Date (if any) and (b) if an S&P CDO Formula Election Date does occur in connection with the Effective Date, the period from and after the S&P CDO Model Election Date.

"S&P CDO Monitor": The dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions (including the S&P Weighted Average Recovery Rate for the Highest Ranking Class) and S&P's proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Trustee and the Collateral Administrator. Inputs for the S&P CDO Monitor will be chosen by the Collateral Manager (with notice to the Collateral Administrator) and associated with either (x) a recovery rate for the Highest Ranking Class from the S&P Recovery Rate Matrix, a "Weighted Average Life Value" from the S&P Weighted Average Life Matrix and a "Weighted Average Floating Spread" from the S&P Weighted Average Floating Spread Matrix or (y) a weighted average recovery rate for the Highest Ranking Class, a weighted average life and a weighted average floating spread selected by the Collateral Manager (with notice to the Collateral Administrator) and, prior to the S&P CDO Formula Election Date, confirmed by S&P. The weighted average recovery rate applicable as of any date of determination pursuant to clause (x) or (y) above is referred to as the "S&P CDO Monitor Recovery Rate". The weighted average floating spread applicable as of any date of determination pursuant to clause (x) or (y) above is referred to as the "S&P Minimum Floating Spread." The "S&P CDO Monitor Weighted Average Life" means, as of any date of determination (a) prior to the S&P CDO Formula Election Date, the weighted average life applicable as of any date of determination pursuant to clause (x) or (y) of the definition of "S&P CDO Monitor" above and (b) on or after the S&P CDO Formula Election Date, the S&P Weighted Average Life.
"S&P CDO Monitor Election Date": The meaning specified in Section 7.18(f).
"S&P CDO Monitor Election Period": Any date on and after an S&P CDO Monitor Election Date so long as no S&P CDO Formula Election Date has occurred since such S&P CDO Monitor Election Date.
"S&P CDO Monitor Test": A test that shall be satisfied if on any Measurement Date on or after the Effective Date and during the Reinvestment Period following receipt by the Issuer and the Collateral Administrator of the S&P CDO Monitor input files or the formula contained in the definition of S&P CDO BDR, as applicable, if, after giving effect to the purchase of a Collateral Obligation, (a) during an S&P CDO Model Election Period, the Class Default Differential of the Proposed Portfolio with respect to the Highest Ranking Class is positive and (b) during an S&P CDO Formula Election Period (if any), the S&P CDO Adjusted BDR is equal to or greater than the S&P CDO SDR. During an S&P CDO Model Election Period, the S&P CDO Monitor Test shall be considered to be improved if the Class Default Differential of the Proposed Portfolio that is not positive is greater than the Class Default Differential of the Current Portfolio. During an S&P CDO Formula Election Period, the S&P CDO Monitor Test shall be considered to be improved if the difference of the S&P CDO Adjusted BDR less the S&P CDO SDR of the Proposed Portfolio that is not positive is greater than the difference of the S&P CDO Adjusted BDR less the S&P CDO SDR of the Current Portfolio. During an S&P CDO Formula Election Period, for purposes of calculating the S&P CDO Monitor Test in connection with the Effective Date, the S&P Effective Date Adjustments will be applied.

Compliance with the S&P CDO Monitor Test will be measured by the Collateral Manager on each Measurement Date during the Reinvestment Period. Compliance with the S&P CDO Monitor Test is not required after the Reinvestment Period.

"S&P CDO SDR": The value calculated based on the following formula (or such other published formula by S&P that the Collateral Manager provides to the Collateral Administrator):
0.247621 + (SPWARF / 9162.65) – (DRD / 16757.2) – (ODM / 7677.8) – (IDM / 2177.56) – (RDM / 34.0948) + (WAL / 27.3896), where:

Term	Meaning
SPWARF	S&P Weighted Average Rating Factor
DRD	S&P Default Rate Dispersion
ODM	S&P Obligor Diversity Measure
IDM	S&P Industry Diversity Measure
RDM	S&P Regional Diversity Measure
WAL	S&P Weighted Average Life

For purposes of this calculation, the following definitions will apply:
"S&P Default Rate Dispersion": The value calculated by multiplying the Principal Balance for each S&P CLO Specified Asset by the absolute value of the difference between the S&P Rating Factor and the S&P Weighted Average Rating Factor, then summing the total for the portfolio, then dividing this result by the Aggregate Principal Balance of the S&P CLO Specified Assets.
"S&P Effective Date Adjustments": In connection with determining whether the S&P CDO Monitor Test is satisfied in connection with the Effective Date if an S&P CDO Formula Election Date has occurred, the following adjustments will apply: (i) in calculating the Weighted Average Floating Spread, the Aggregate Funded Spread will be calculated without regard to both clause (c) and the proviso to the definition thereof and (ii) in calculating the S&P CDO Adjusted BDR, the Collateral Principal Amount will exclude the amount of Principal Proceeds that is permitted to be designated (as determined by the Collateral Manager) as Interest Proceeds pursuant to the definition of Designated Principal Proceeds.
"S&P Industry Diversity Measure": The value calculated by determining the Aggregate Principal Balance of the S&P CLO Specified Assets within each S&P Industry Classification, then dividing each of these amounts by the Aggregate Principal Balance of the S&P CLO Specified Assets from all the industries, squaring the result for each industry, then taking the reciprocal of the sum of these squares.

"S&P Obligor Diversity Measure": The value calculated by determining the Aggregate Principal Balance of the S&P CLO Specified Assets from each Obligor and its Affiliates, then dividing each of these amounts by the Aggregate Principal Balance of S&P CLO Specified Assets from all the Obligors in the portfolio, squaring the result for each Obligor, then taking the reciprocal of the sum of these squares.
"S&P Rating Factor": With respect to each Collateral Obligation, the rating factor determined in accordance with Section 2 of Schedule 3 hereto using such Collateral Obligation's S&P Rating.
"S&P Regional Diversity Measure": The value calculated by determining the Aggregate Principal Balance of the S&P CLO Specified Assets within each Standard & Poor's region categorization (see "Guidance Criteria Structured Finance CDOs: Guidance: Global Methodology And Assumptions For CLOs And Corporate CDOs," published June 21, 2019, or such other published table by S&P that the Collateral Manager provides to the Collateral Administrator), then dividing each of these amounts by the Aggregate Principal Balance of the S&P CLO Specified Assets from all regions in the portfolio, squaring the result for each region, then taking the reciprocal of the sum of these squares.
"S&P Weighted Average Life": The value calculated by determining the number of years between the current date and the maturity date of each S&P CLO Specified Asset, then multiplying each S&P CLO Specified Asset's Principal Balance by its number of years, summing the results of all S&P CLO Specified Assets, and dividing this amount by the Aggregate Principal Balance of all S&P CLO Specified Assets.
"S&P Weighted Average Rating Factor": With respect to all Collateral Obligations with an S&P Rating of "CCC-" or higher, (i) the sum of the product of (x) the principal balance of each such Collateral Obligation and (y) the S&P Rating Factor divided by (ii) the Aggregate Principal Balance for all such Collateral Obligations.
"S&P CLO Specified Assets": Collateral Obligations with an S&P Rating equal to or higher than "CCC-".
"S&P Collateral Value": On any date of determination, with respect to any Qualified Restructured Asset, Defaulted Obligation, Deferring Obligation or Non-Exempt Closing Date Participation, the lesser of (i) the S&P Recovery Amount of such Qualified Restructured Asset, Defaulted Obligation, Deferring Obligation or Non-Exempt Closing Date Participation as of such date and (ii) the Market Value of such Qualified Restructured Asset, Defaulted Obligation, Deferring Obligation or Non-Exempt Closing Date Participation as of such date.
"S&P Industry Classification": The S&P Industry Classifications set forth in Schedule 6 hereto, and such industry classifications shall be updated at the option of the Collateral Manager if S&P publishes revised industry classifications.
"S&P Rating": With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

1.1.1.1.1.with respect to a Collateral Obligation that is not a DIP Collateral Obligation or Select Uptier Priming Debt, (i) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty that meets the then-current S&P criteria (as determined by the Collateral Manager) for use in connection with this transaction, then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer) or (ii) if there is no issuer credit rating of the issuer by S&P but (A) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation will equal such rating; (B) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation will be one subcategory below such rating; and (C) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation will be one subcategory above such rating;
1.1.1.1.2.(i) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P, or if such DIP Collateral Obligation was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating (provided that (i) if any such Collateral Obligation that is a DIP Collateral Obligation is newly issued and the Collateral Manager expects an S&P credit rating within 90 days and (ii) the S&P Rating of such Collateral Obligation shall be "B-" so long as the Collateral Manager reasonably believes that such Collateral Obligation will receive an S&P Rating of at least "B-" until the earlier of (x) such credit rating is obtained from S&P and (y) 90 days after the date on which the Issuer commits to acquire such obligation) and (ii) with respect to any Select Uptier Priming Debt, the S&P Rating thereof will be the credit rating assigned to such issue by S&P (provided that if any such Select Uptier Priming Debt is newly issued and the Collateral Manager expects an S&P credit rating within 90 days, the S&P Rating of such Collateral Obligation will be (1) such expected rating (which shall not be higher than "CCC+") as determined by the Collateral Manager in its commercially reasonable judgment for a period of up to 90 days after acquisition of such Select Uptier Priming Debt and (2) "CCC-" following such 90 days period; unless, during such 90 day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request); provided that if an S&P Rating is assigned to such Collateral Obligation at any time during such 90 day period (or such extension period, if applicable), such S&P Rating shall apply;
1.1.1.1.3.if the S&P Rating is not determined pursuant to clauses (a) or (b), then the S&P Rating shall be the S&P equivalent of the (I) publicly available Moody's Rating of such obligation or issuer or, if not determined pursuant to this clause (I), (II) publicly available Fitch rating of such obligation or issuer;

1.1.1.1.4.if the S&P Rating is not determined pursuant to clauses (a), (b) or (c), the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Required S&P Credit Estimate Information in respect of such application) to S&P for a credit estimate which will be its S&P Rating; provided that, until the receipt from S&P of such estimate, such Collateral Obligation will have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided, further, if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be the lower of (X) “B-” or (Y) the S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; provided, further, that if such Required S&P Credit Estimate Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation will have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after acquisition of such Collateral Obligation and (2) an S&P Rating of "CCC-" following such 90 day period; unless, during such 90 day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that such confirmed or updated credit estimate will expire on the 12 month anniversary of such confirmation or update, unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with this Indenture, in which case such credit estimate will continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate will be the S&P Rating of such Collateral Obligation;
1.1.1.1.5.if the S&P Rating is not determined pursuant to clauses (a), (b), (c) or (d) with respect to a DIP Collateral Obligation, the S&P Rating of such Collateral Obligation will be "CCC-";
1.1.1.1.6.if the S&P Rating is not determined pursuant to clauses (a), (b), (c), (d) or (e) with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be "CCC-"; provided that (i) the Collateral Manager expects the Obligor in respect of such Collateral Obligation to continue to meet its payment obligations under such Collateral Obligation, (ii) such Obligor nor any of its affiliates is not currently in reorganization or bankruptcy, (iii) such Obligor has not defaulted on any of its debts during the immediately preceding two year period and (iv) at any time that more than 10% of the Collateral Principal Amount consists of Collateral Obligations with S&P Ratings determined pursuant to this clause (f), the Issuer will submit all available Required S&P Credit Estimate Information in respect of such Collateral Obligations to S&P; and
1.1.1.1.7.with respect to a Current Pay Obligation, the S&P Rating of such Current Pay Obligation shall be the greater of "CCC" or the credit rating assigned to such issue by S&P;
provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on "credit watch positive" by S&P, such rating will be treated as being one subcategory above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on "credit watch negative" by S&P, such rating will be treated as being one subcategory below such assigned rating.
"S&P Recovery Amount": With respect to any Collateral Obligation or Restructured Asset, an amount equal to the product of:
(a)    the S&P Recovery Rate applicable to the Highest Ranking Class; and
(b)    the Principal Balance of such Collateral Obligation or Restructured Asset.
"S&P Recovery Rate": With respect to a Collateral Obligation, the recovery rate determined in the manner set forth in Schedule 6 hereto.
"S&P Recovery Rate Matrix": The matrix below:
S&P Recovery Rate Matrix (Highest Ranking Class)

Liability Rating	An Amount (in increments of 0.25%):
	Not Less Than (%)	Not Greater Than (%)
"AAA"	2.00	80.00
"AA"	4.00	85.00
"A"	6.00	90.00
"BBB"	8.00	92.00
"BB"	9.00	95.00

"S&P Recovery Rating": With respect to a Collateral Obligation, the recovery rating assigned by S&P as contemplated by Schedule 6 hereto.
"S&P Weighted Average Floating Spread Matrix": Any spread between 2.00% and 6.00% in 0.01% increments.
"S&P Weighted Average Life Matrix": The matrix below:

Weighted Average Life Matrix
Case	S&P Weighted Average Life Values
1	9.00
2	8.51
3	8.26
4	8.01
5	7.76
6	7.51
7	7.26
8	7.01
9	6.76
10	6.51
11	6.26
12	6.01
13	5.76
14	5.51
15	5.26
16	5.01
17	4.76
18	4.51
19	4.26
20	4.01
21	3.76
22	3.51
23	3.26
24	3.01
25	2.76
26	2.51
27	2.26
28	2.01
29	1.76
30	1.51
31	1.26
32	1.01
33	0.76
34	0.51
35	0.26
36	0.01
37	0.00

"S&P Weighted Average Recovery Rate": As of any date of determination, the number, expressed as a percentage and determined based on the Initial Rating of the Highest Ranking Class, obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Obligation (excluding any Defaulted Obligation) by its corresponding S&P Recovery Rate, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations (excluding any Defaulted Obligation), and rounding to the nearest tenth of a percent.
"Sale": The meaning specified in Section 5.17(a).
"Sale Agreement": the sale agreement dated the Closing Date between the Issuer and the Originator, as may be amended from time to time.
"Sale Proceeds": All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales or other dispositions of such Assets in accordance with Article XII (or Section 4.4 or Article V, as applicable) less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Trustee (other than amounts payable as Administrative Expenses) in connection with such sales or other dispositions.
"Scheduled Distribution": With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.2.
"Second Lien Loan": Any assignment of or Participation Interest in a Loan that is a First Lien Last Out Loan or that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the Loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a Senior Secured Loan of the obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the obligor's obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties).
"Section 385 Rules": The final and temporary regulations issued under Section 385 of the Code (as amended from time to time).
"Secured Obligations": The meaning specified in the Granting Clauses.
"Secured Parties": The meaning specified in the Granting Clauses.

"Securities Act": The United States Securities Act of 1933, as amended.
"Securities Intermediary": As defined in Section 8-102(a)(14) of the UCC.
"Securitization Regulations": Each of the EU Securitization Regulation and the UK Securitization Regulation.
"Select Uptier Priming Debt": Any Uptier Priming Debt that satisfies the Additional S&P Uptier Priming Debt Criteria.
"Selling Institution": The entity obligated to make payments to the Issuer under the terms of a Participation Interest.
"Selling Institution Collateral": The meaning specified in Section 10.4.
"Senior Secured Loan": Any assignment of, or Participation Interest in, a Loan (other than a First Lien Last Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the Loan (other than with respect to a Senior Working Capital Facility, if any, or trade claims, capitalized leases or similar obligations); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the obligor's obligations under the Loan, which security interest or lien is subject to customary liens and liens securing a Senior Working Capital Facility, if any; (c) the value of the collateral securing the Loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral and (d) is not secured solely or primarily by common stock or other equity interests; provided that, other than for purposes of the S&P Recovery Rate, the limitation set forth in this clause (d) shall not apply with respect to a Loan made to an obligor that is secured solely or primarily by the stock of, or other equity interests in, such obligor or one or more of its subsidiaries to the extent that either (1) in the Collateral Manager's judgment, the applicable Underlying Instruments of such Loan limit the activities of such obligor or such subsidiary, as applicable, in such a manner so as to provide a reasonable expectation that (x) cash flows from such obligor or from such subsidiary and such obligor, as applicable, are sufficient to provide debt service on such Loan and (y) assets of such obligor or of such subsidiary and such obligor, as applicable, would be available to repay principal of and interest on such Loan in the event of the enforcement of such Underlying Instruments or (2) the granting by such obligor or any such subsidiary of a lien on its own property (whether to secure such Loan or to secure any other similar type of indebtedness owing to third parties) would violate laws or regulations applicable to such obligor or to such subsidiary.
"Senior Secured Note": Any assignment of or other interest in a senior secured note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust or other similar entity that is secured by a valid first priority perfected security interest or lien in or on specified collateral securing the issuer's obligations under such note.

"Senior Working Capital Facility": With respect to a Loan, a working capital facility incurred by the obligor of such Loan; provided that the outstanding principal balance and unfunded commitments of such working capital facility do not exceed 20% of the sum of (x) the outstanding principal balance and unfunded commitments of such working capital facility, plus (y) the outstanding principal balance of the Loan, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such obligor that is pari passu with such Loan.
"SIFMA Website": The internet website of the Securities Industry and Financial Markets Association, currently located at https://www.sifma.org/resources/general/holidayschedule, or such successor website as identified by the Collateral Manager to the Trustee and the Calculation Agent.
"Similar Laws": Local, state, federal or non-U.S. laws that are substantially similar to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
"SNMD Condition": The meaning specified in the definition of "Additional S&P Uptier Priming Debt Criteria."
"SOFR": With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's website.
"Sole Equity Owner": A person who is treated for U.S. federal income tax purposes as the sole owner of the Preferred Interests, the Reinvesting Holder Notes and the other securities that are treated as equity of the Issuer for U.S. federal income tax purposes.
"Special Petition Expenses": Petition Expenses in an amount up to U.S.$250,000 in the aggregate (such limit to be in effect throughout the transaction and until the dissolution of the Issuer).
"Special Priority of Payments": The meaning specified in Section 11.1(a)(iii).
"Special Redemption": The meaning specified in Section 9.6.
"Special Redemption Date": The meaning specified in Section 9.6.
"Specified Amendment": With respect to any Carlyle Collateral Obligation, any amendment, waiver or modification which would:
(1)modify the amortization schedule with respect to such Carlyle Collateral Obligation in a manner that (i) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000, (ii) postpones any Scheduled Distribution by more than two payment periods or (iii) causes the Weighted Average Life of the applicable Carlyle Collateral Obligation to increase by more than 25%;

(2)reduce or increase the cash interest rate payable by the obligor thereunder by more than 100 basis points (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under an Carlyle Collateral Obligation or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification);
(3)extend the stated maturity date of such Carlyle Collateral Obligation by more than 24 months or beyond the Stated Maturity;
(4)contractually or structurally subordinate such Carlyle Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related obligor or the granting of liens (other than permitted liens) on any of the underlying collateral securing such Carlyle Collateral Obligation;
(5)release any party from its obligations under such Carlyle Collateral Obligation, if such release would have a material adverse effect on the Carlyle Collateral Obligation; or
(6)reduce the principal amount of the applicable Carlyle Collateral Obligation.
"SPV Closing Date Participation Sellers": The Transferring Affiliates.
"SPV Master Participation Agreement": Each Master Participation Agreement, dated as of the Closing Date, between an SPV Closing Date Participation Seller, as participation seller, and the Issuer, as participation buyer, as amended from time to time in accordance with the terms thereof.
"Stated Maturity": With respect to the Debt of any Class, the date specified as such in Section 2.3, or, if such date is not a Business Day, the next succeeding Business Day.
"Step-Down Obligation": An obligation or security which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.
"Step-Up Obligation": An obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

"Structured Finance Obligation": Any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations, mortgage-backed securities and other similar investments generally considered to be repackaged securities (including, without limitation, repackagings of a single financial asset).
"Subordinated Management Fee": The fee payable to the Collateral Manager in arrears on each Payment Date, pursuant to the Collateral Management Agreement and the Priority of Payments, in an amount equal to the product of (i) 0.25% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period) of the Fee Basis Amount measured as of the first day of the Collection Period relating to each Payment Date and (ii) if CGCIM (or an Affiliate thereof) is not the Collateral Manager, 1.0 otherwise (x) the Aggregate Outstanding Amount of Preferred Interests not held by the Carlyle Holders divided by (y) the Aggregate Outstanding Amount of the Preferred Interests.
"Successor Entity": The meaning specified in Section 7.10(a).
"Supermajority": With respect to any Class of Debt, the Holders of at least 66 2/3% of the Aggregate Outstanding Amount of the Debt of such Class.
"Superpriority New Money Debt": The meaning specified in the definition of "Uptier Priming Debt."
"Synthetic Security": A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.
"Target Initial Par Amount": U.S.$425,000,000.
"Target Initial Par Condition": A condition satisfied as of the Effective Date if the Aggregate Principal Balance of Collateral Obligations that are held by the Issuer and that the Issuer has committed to purchase on such date, together with the amount of any proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any such proceeds that have been reinvested or are designated for reinvestment in Collateral Obligations held by the Issuer or that the Issuer has committed to purchase on the Effective Date), will equal or exceed the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation prior to the Effective Date and any Closing Date Participation Interest shall be treated as having a Principal Balance equal to its S&P Collateral Value.
"Tax": Any tax, levy, impost, duty, charge, assessment, deduction, withholding or fee of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.
"Tax Advances": The meaning specified in Section 7.17(g).

"Tax Advice": Written advice from tax counsel of nationally recognized standing in the United States experienced in transactions of the type being addressed that (i) is based on knowledge by the person giving the advice of all relevant facts and circumstances of the Issuer and transaction and (ii) is intended by the person rendering the advice to be relied upon by the Issuer in determining whether to take a given action.
"Tax Event": An event that occurs if (i) any Obligor under any Collateral Obligation is required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason (other than withholding tax on (1) amendment, waiver, consent and extension fees and (2) commitment fees and other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations) and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of Taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred or (ii) any jurisdiction imposes net income, profits or similar Tax on the Issuer.
"Tax Jurisdiction": (a) A sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including but not limited to the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, Singapore, the Cayman Islands, St. Maarten, the Channel Islands, the Netherlands Antilles and Curaçao) and (b) any other jurisdiction as may be designated a Tax Jurisdiction by the Collateral Manager with notice to S&P from time to time.
"Tax Redemption": The meaning specified in Section 9.3(a).
"Temporary Global Note": Any Note sold in an "offshore transaction" to non-"U.S. persons" (each as defined in Regulation S) in reliance on Regulation S and issued in the form of a Temporary Global Note as specified in Section 2.2(c) in definitive, fully registered form without interest coupons substantially set forth in the applicable Exhibit A hereto.
"Term SOFR Administrator": CME Group Benchmark Administration Limited, or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager with notice to the Trustee and the Collateral Administrator.
"Term SOFR Rate": The Term SOFR Reference Rate for the Index Maturity, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the Index Maturity has not been published by the Term SOFR Administrator, then the Term SOFR Rate will be (x) the Term SOFR Reference Rate for the Index Maturity as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Index Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined in the previous Interest

Determination Date. When used in the definitions of Aggregate Excess Funded Spread and Aggregate Funded Spread, if the Term SOFR Rate with respect to the Notes would be a rate less than zero, the Term SOFR Rate with respect to the Floating Rate Debt for such period shall be zero.
"Term SOFR Reference Rate": The forward-looking term rate based on SOFR.
"Third Party Credit Exposure": As of any date of determination, the Principal Balance of each Collateral Obligation that consists of a Participation Interest.
"Third Party Credit Exposure Limits": The limits that will be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P's credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%
A	5%	5%
A- or below	0%	0%
provided that a Selling Institution having an S&P credit rating of "A" must also have a short-term S&P Rating of "A-1", otherwise its Aggregate Percentage Limit and Individual Percentage Limit shall be 0%.
"Trading Plan": The meaning specified in Section 1.2(o).
"Trading Plan Period": The meaning specified in Section 1.2(o).
"Transaction Documents": This Indenture, the Loan Agreements, the Collateral Management Agreement, the Collateral Administration Agreement, the Fiscal Agency Agreement, the Risk Retention Letter, the Master Participation Agreements, the Contribution Agreement, the Sale Agreement and the Account Agreement.
"Transaction Party": Each of the Issuer, the Placement Agent, the Originator, the Retention Holder, the Collateral Administrator, the Fiscal Agent, the Trustee, the Closing Date Participation Sellers, the Loan Agent and the Collateral Manager.
"Transfer": The meaning specified in Section 2.5(i)(xiv).
"Transferring Affiliate(s)": Each of two separate wholly-owned financing subsidiaries of the Originator which are transferring assets to the Issuer (either directly or indirectly by distribution to the Originator) on the Closing Date.
"Transfer Agent": The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Debt.

"Transfer Certificate": A duly executed certificate substantially in the form of the applicable Exhibit B.
"Transfer Deposit Amount": On any date of determination with respect to any Carlyle Collateral Obligation, an amount equal to the sum of the outstanding principal balance of such Carlyle Collateral Obligation, together with accrued interest thereon through such date of determination.
"Transfer Restricted Note": Any Note previously held by an affiliate of the Issuer and any Notes that are treated as issued or reissued for U.S. federal income tax purposes after the Closing, in each case, without a "will" level opinion that such Note is indebtedness for U.S. federal income tax purposes.

"Transferable Margin Stock": The meaning specified in Section 12.1(m).

"Treasury Regulations": The regulations promulgated under the Code.
"Trust Officer": When used with respect to the Trustee or the Loan Agent, any Officer within the Corporate Trust Office (or any successor group of the Trustee or the Loan Agent, as applicable) including any Officer to whom any corporate trust matter is referred at the Corporate Trust Office because of such person's knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.
"Trustee": As defined in the first sentence of this Indenture.
"Trustee's Website": The Trustee's internet website, which shall initially be located at http://www.wilmingtontrustconnect.com, or such other address as the Trustee may provide to the Issuer, the Collateral Manager and the Rating Agencies.
"UCC": The Uniform Commercial Code, as in effect from time to time in the State of New York.
"UK Securitization Regulation": Regulation (EU) 2017/2402, which forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the United Kingdom Financial Conduct Authority and/or the United Kingdom Prudential Regulation Authority (or, in each case, any successor thereto).
"Uncertificated Security": The meaning specified in Article 8 of the UCC.
"Underlying Instrument": The indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.
"Unregistered Securities": The meaning specified in Section 5.17(c).

"Unsecured Loan": A senior unsecured Loan which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor under such Loan.
"Uptier Priming Debt": Any Superpriority New Money Debt and any Rolled Senior Uptier Debt acquired by the Issuer resulting from, or received in connection with an Uptier Priming Transaction. For the avoidance of doubt, (i) the acquisition of any Uptier Priming Debt shall be subject to the terms of this Indenture, including the requirement that any such asset shall be required to qualify as a Collateral Obligation or a Restructured Asset, as applicable, and (ii) to the extent that any such Uptier Priming Debt constitutes a Collateral Obligation or a Restructured Asset, such Uptier Priming Debt shall be subject to each of the requirements set forth in this Indenture with respect to such Collateral Obligation or Restructured Asset, as applicable.
"Uptier Priming Transaction": Any transaction effected with respect to a Collateral Obligation held by the Issuer in which (x) new debt is issued by an Obligor or an affiliate of an Obligor of such Collateral Obligation which will be senior in priority (either with respect to contractual payment, lien or structure) to such Collateral Obligation ("Superpriority New Money Debt") and (y) some or all of the secured lenders of the Superpriority New Money Debt have the opportunity to exchange their existing secured debt for newly issued debt (without any requirement to pay additional amounts, other than reasonable and customary expenses, e.g., transfer costs) that is either (i) senior in priority (either with respect to contractual payment, lien or structure) to the Collateral Obligation held by the Issuer or (ii) otherwise offered to lenders that participate in such Superpriority New Money Debt on a pro rata basis that is greater than that which is offered to non-participating lenders (if at all) ("Rolled Senior Uptier Debt").
"U.S. Government Securities Business Day": Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.
"U.S. Person" and "U.S. person": The meanings specified in Section 7701(a)(30) of the Code or in Regulation S, as the context requires.
"U.S. Retention Requirements": The credit risk retention requirements under Section 15G of the Exchange Act and the applicable rules and regulations.
"Volcker Rule": Section 13 of the Bank Holding Company Act of 1956, as amended, and any applicable rules and implementing regulations thereunder.
"Weighted Average Coupon": As of any Measurement Date, the number obtained by dividing:
(a)    the amount equal to the Aggregate Coupon in respect of any Fixed Rate Obligation by;
(b)    an amount equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Fixed Rate Obligations as of such Measurement Date.

"Weighted Average Floating Spread": As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (i) the Aggregate Funded Spread plus (ii) the Aggregate Unfunded Spread plus (iii) the Aggregate Excess Funded Spread by (b) an amount equal to the lesser of (I) the Reinvestment Target Par Balance minus the Aggregate Principal Balance of all Fixed Rate Obligations and (II) an amount equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Floating Rate Obligations as of such Measurement Date; provided, that for the purposes of the S&P CDO Monitor Test (1) the Aggregate Excess Funded Spread will not be included in the calculation of the amount described in clause (a), (2) clause (b) will in all cases be equal to the Aggregate Principal Balance (including for this purpose any capitalized interest) of all Floating Rate Obligations as of such Measurement Date and (3) the Discount-Adjusted Spread will be excluded.
"Weighted Average Life": As of any date of determination with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by
(1)summing the products obtained by multiplying:
(1)the Average Life at such time of each such Collateral Obligation, by
(2)the outstanding Principal Balance of such Collateral Obligation,
and
(2)dividing such sum by: the Aggregate Principal Balance remaining at such time of all Collateral Obligations other than Defaulted Obligations.
For the purposes of the foregoing, the "Average Life" is, on any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.
"Weighted Average Life Test": A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than or equal to the value in the column entitled "Weighted Average Life Value" in the table below corresponding to the immediately preceding Payment Date (or, prior to the first Payment Date following the Closing Date, the Closing Date):

Payment Date (or Closing Date)	Weighted Average Life Values
Closing Date	9.00
April 2025	8.51
July 2025	8.26
October 2025	8.01

January 2026	7.76
April 2026	7.51
July 2026	7.26
October 2026	7.01
January 2027	6.76
April 2027	6.51
July 2027	6.26
October 2027	6.01
January 2028	5.76
April 2028	5.51
July 2028	5.26
October 2028	5.01
January 2029	4.76
April 2029	4.51
July 2029	4.26
October 2029	4.01
January 2030	3.76
April 2030	3.51
July 2030	3.26
October 2030	3.01
January 2031	2.76
April 2031	2.51
July 2031	2.26
October 2031	2.01
January 2032	1.76
April 2032	1.51
July 2032	1.26
October 2032	1.01
January 2033	0.76
April 2033	0.51
July 2033	0.26
October 2033	0.01
January 2034 and thereafter	0.00

"Zero Coupon Bond": Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.
1.2.Assumptions
In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the

Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.2 shall be applied. The provisions of this Section 1.2 shall be applicable to any determination or calculation that is covered by this Section 1.2, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision.
1.2.1.For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a Principal Balance equal to zero.
1.2.2.Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations will not be included in the calculation of the Collateral Quality Test.
1.2.3.For purposes of calculating the Coverage Tests and the Interest Diversion Test, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations, unless such payments have actually been received in cash.
1.2.4.In determining any amount of principal payments required to satisfy any Coverage Test after the Reinvestment Period, for purposes of the Priority of Interest Proceeds, the Aggregate Outstanding Amount of the Rated Debt shall give effect, first, to the application of Principal Proceeds to be used on the applicable Payment Date to repay principal of the Rated Debt and, second, to the application of Interest Proceeds on such Payment Date pursuant to all prior clauses in the Priority of Interest Proceeds. In determining any amount of principal payments required to satisfy any Overcollateralization Ratio Test after the Reinvestment Period, for purposes of the Priority of Principal Proceeds and the Priority of Interest Proceeds, the Adjusted Collateral Principal Amount shall give effect to the application of Principal Proceeds to be used on the applicable Payment Date to repay principal of the Rated Debt in order to satisfy such test.
1.2.5.For purposes of calculating clause (i) of the Concentration Limitations, the amounts on deposit in the Collection Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds shall each be deemed to be a Floating Rate Obligation that is a Senior Secured Loan.
1.2.6.For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.
1.2.7.For purposes of calculating the Sale Proceeds of a Collateral Obligation in sale transactions, Sale Proceeds will include any Principal Financed Accrued Interest received in respect of such sale.

1.2.8.For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (other than a Defaulted Obligation, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if received as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received in prior Collection Periods that were not disbursed on a previous Payment Date.
1.2.9.Each Scheduled Distribution receivable with respect to an Asset shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments on the Debt or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.6(b)(iv), Article XII and the definition of Interest Coverage Ratio, the expected interest on the Rated Debt and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.
1.2.10.All calculations with respect to Scheduled Distributions on the Assets shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.
1.2.11.For purposes of calculating compliance with the Collateral Quality Test (other than the Weighted Average Life Test and the Minimum Floating Spread Test) and other Investment Criteria, upon the direction of the Collateral Manager by notice to the Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of or principal payment on a Collateral Obligation may be deemed to have the characteristics of such Collateral Obligation until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the sale or other disposition of such Defaulted Obligation or Credit Risk Obligation.
1.2.12.If a Collateral Obligation included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to clause (x) of the proviso to the definition of Defaulted Obligation, then the Current Pay Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.
1.2.13.References in Priority of Payments to calculations made on a "pro forma basis" or to the extent a Class is the Controlling Class, shall mean such calculations or determinations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation or determination is made.
1.2.14.For purposes of determining whether the purchase of a Collateral Obligation is permitted, the calculation as to whether any Concentration Limitation or the Collateral Quality Test (or any of its component tests) is satisfied will be made on a pro forma basis as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to the settlement of such purchase and all other sales (or other dispositions) or purchases to which the Issuer has previously or simultaneously been committed.
1.2.15.For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified by the Collateral Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a "Trading Plan") may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within a specified period of no longer than 10 Business Days (which period does not extend over a Determination Date) following the date of determination of such compliance (such period, the "Trading Plan Period"); provided that (u) no Trading Plan may result in the purchase of Collateral Obligations that mature in less than six months and the maximum difference in maturity dates of the Collateral Obligations purchased shall be three years, (v) the Collateral Manager, on behalf of the Issuer, notifies the Trustee, the Collateral Administrator and the Rating Agencies promptly upon the commencement of a Trading Plan, (w) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5.0% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (x) no Trading Plan Period may include a Determination Date, (y) no more than one Trading Plan may be in effect at any time during a Trading Plan Period and (z) if the Investment Criteria are not satisfied with respect to any such identified reinvestment, notice will be provided to the Trustee, the Collateral Administrator and each Rating Agency.
1.2.16.Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.
1.2.17.If withholding tax is imposed on (x) any amendment, waiver, consent or extension fees or (y) commitment fees or other similar fees in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations, the calculations of the Weighted Average Floating Spread, the Weighted Average Coupon and the Interest Coverage Test (and all component calculations of such calculations and tests, including when such a component calculation is calculated independently), as applicable, shall be made on a net basis after taking into account such withholding, unless the Obligor is required to make "gross-up" payments to the Issuer that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Underlying Instrument with respect thereto.
1.2.18.Any reference in this Indenture to an amount of the Trustee's, the Loan Agent's or the Collateral Administrator's fees calculated with respect to a period at a per annum rate shall be computed on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period and shall be based on the Fee Basis Amount measured as of the first day of the Collection Period.
1.2.19.To the extent there is, in the reasonable determination of the Collateral Administrator or the Trustee, any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent the Collateral Administrator or the Trustee reasonably determines that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator and/or the Trustee, as the case may be, shall be entitled to request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator and the Trustee, as applicable, shall be entitled to follow such direction and conclusively rely thereon without any responsibility or liability therefor.
1.2.20.For purposes of calculating compliance with any tests under this Indenture (including the Target Initial Par Condition (but subject to the definition thereof), Collateral Quality Test and the Concentration Limitations) in the Monthly Reports and Distribution Reports, the settlement date with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment will be used to determine whether and when such acquisition or disposition has occurred.
1.2.21.For purposes of calculating compliance with any Overcollateralization Ratio Tests hereunder, the Principal Balance of a Purchased Discount Obligation will be the outstanding principal amount of such Purchased Discount Obligation minus the Purchased Discount Obligation Haircut Amount applicable to such Purchased Discount Obligation without duplication.
1.2.22.Any direction or Issuer Order required under this Indenture relating to the purchase, acquisition, sale, disposition or other transfer of Assets may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Collateral Manager or the Issuer to the Trustee and any certifications required to be made by the Issuer or the Collateral Manager shall be deemed to have been made upon delivery of such trade ticket, confirmation of trade, or other instruction.
1.2.23.With respect to the calculation of any Overcollateralization Ratio Test prior to the purchase of Uptier Priming Debt or a Restructured Asset, the calculation thereof shall account for any potential reduction in the Aggregate Principal Balance for non-participation in the workout or restructuring of the related Collateral Obligation, including, for the avoidance of doubt, with respect to the inability to participate in any Rolled Senior Uptier Debt (in each case, as determined in the commercially reasonable judgment of the Collateral Manager).

1.2.24.All calculations related to Maturity Amendments, the Investment Criteria, Collateral Obligations, Discount Obligations, Bankruptcy Exchange, Distressed Exchange (and definitions related to Maturity Amendments, the Investment Criteria, Collateral Obligations, Discount Obligations, Bankruptcy Exchange and Distressed Exchange) that would otherwise be calculated cumulatively will be reset at zero on the date of any Refinancing of all Classes of Rated Debt in full.
1.2.25.All calculations required to be made and all reports that are to be prepared pursuant to this Indenture with respect to the Collateral shall be made (x) on the basis of the trade date of an asset and not the settlement date of such asset and (y) unless otherwise agreed to by the Collateral Manager, on the basis that any events that occur after 5:00 p.m. (New York time) shall be considered to have occurred on the following day.
1.2.26.For purposes of calculating any Concentration Limitation, Collateral Quality Test or Coverage Test, any (i) Received Obligations satisfying the definition of a Defaulted Obligation and (ii) Received Obligations satisfying the definition of Credit Risk Obligation received in connection with a Bankruptcy Exchange (for so long as such obligation remains a Credit Risk Obligation) shall be treated as Defaulted Obligations.
1.2.27.Unless otherwise expressly set forth herein, any notice period or other deliverable period set forth herein may be shortened if the Person delivering such notice or other deliverables and each of the recipients thereof (other than the Rating Agencies) consent to such shorter period.
1.2.28.In the sole discretion of the Collateral Manager, with notice to the Trustee within four Business Days after the applicable Determination Date, Interest Proceeds received after the applicable Determination Date but before the applicable Payment Date, may be included as Interest Proceeds received during the respective Collection Period so long as each Coverage Test is satisfied after such inclusion of Interest Proceeds.
1.2.29.Notwithstanding anything in this Indenture to the contrary, a debt obligation or security may be acquired by the Issuer without regard as to whether it is "received in lieu of debts previously contracted" (or any similar standard).
2.
THE DEBT
2.1.Forms Generally
The Notes and the Trustee's or Authenticating Agent's certificate of authentication thereon (the "Certificate of Authentication") shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any such Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of such Note.

Global Notes and Certificated Notes may have the same identifying numbers (e.g., CUSIP). As an administrative convenience or in connection with a Re-Pricing of Notes, the Issuer or its agent may obtain a separate CUSIP or separate CUSIPs (or similar identifying numbers) for all or a portion of any Class.
2.2.Forms of Notes
2.2.1.The forms of the Notes will be as set forth in the applicable Exhibit A hereto.
2.2.2.Notes of each Class will be duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.
2.2.3.Rated Debt offered to non-"U.S. persons" (as defined in Regulation S) in offshore transactions in reliance on Regulation S will be issued as Temporary Global Notes. Temporary Global Notes will be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the respective accounts of Euroclear and Clearstream; provided that such Notes may be issued in the form of Certificated Notes upon request of such person. On or after the 40th day after the later of the Closing Date and the commencement of the offering of the Notes (the "Restricted Period"), interests in a Temporary Global Note of any Class will be exchangeable for interests in a Regulation S Global Note of the same Class upon certification that the beneficial interests in such Temporary Global Note are owned by Persons who are not "U.S. persons" (as defined in Regulation S) and that are Qualified Purchasers. Upon the exchange of a Temporary Global Note for a Regulation S Global Note, the Regulation S Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the account of Euroclear and Clearstream. A beneficial interest in a Temporary Global Note will not be transferable to a person that takes delivery in the form of an interest in a Rule 144A Global Note or Certificated Note during the Restricted Period.
2.2.4.Except as provided in Section 2.2(e) below, Notes sold to persons that are QIB/QPs in reliance on Rule 144A will be issued as Rule 144A Global Notes and will be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for DTC and registered in the name of a nominee of DTC; provided that such Notes may be issued in the form of Certificated Notes upon request of such person.
2.2.5.Book Entry Provisions. This Section 2.2(e) shall apply only to Global Notes deposited with or on behalf of DTC.
1.1.1.1.The aggregate principal amount of Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.
1.1.1.2.The provisions of the "Operating Procedures of the Euroclear System" of Euroclear and the "Terms and Conditions Governing Use of Participants" of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.
1.1.1.3.Agent Members shall have no rights under this Indenture with respect to any Global Notes held on their behalf by the Trustee, as custodian for DTC and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Debt.
1.1.1.Certificated Notes. The Preferred Interests, the Transfer Restricted Notes and the Reinvesting Holder Notes will be issued as Certificated Notes only.
1.1.2.The Reinvesting Holder Notes are not separately tradeable and shall be automatically transferred in connection with any transfer of the Preferred Interests in respect of which the Reinvesting Holder Note was issued or for which the Reinvestment Amount relates. Beneficial interests in a Reinvesting Holder Note may not be directly or indirectly transferred separately from the associated Preferred Interest. Any transfer that violates the foregoing will be null and void ab initio.
2.3.Authorized Amount; Stated Maturity; Denominations; Conversion of Class A-L1 Loans
2.3.1.The aggregate principal amount of Notes, that may be authenticated and delivered under this Indenture and the Class A-L Loans that may be incurred under the Loan Agreements is limited, collectively, to U.S.$348,500,000 (except for (i) Deferred Interest with respect to the Deferred Interest Debt, (ii) Debt authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, or refinancing of, other Debt pursuant to Section 2.5, Section 2.6, Section 8.5 or Section 9.2, (iii) additional debt issued or incurred in accordance with Sections 2.12 and 3.2 or the applicable Loan Agreement or (iv) Re-Pricing Replacement Debt). The Issuer will issue, on the Closing Date, Preferred Interests with an aggregate notional amount of U.S.$83,100,000.
2.3.2.The Debt shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Notes

Designation	Class A-1 Notes	Class A-L1 Loans	Class A-L1 Notes	Class A-L2 Loans	Class A-2 Notes	Class B Notes	Class C Notes	Class D Notes	Reinvesting Holder Notes	Preferred Interest(5)
Type	Senior Secured Floating Rate	Senior Secured Floating Rate Loans	Senior Secured Floating Rate	Senior Secured Floating Rate Loans	Senior Secured Floating Rate	Senior Secured Floating Rate	Senior Secured Deferrable Floating Rate	Senior Secured Deferrable Floating Rate	Reinvesting Holder Notes	Preferred Interest
Initial Principal Amount (U.S.$)	$92,500,000	$104,000,000	$0(6)	$50,000,000	$17,000,000	$25,500,000	$34,000,000	$25,500,000	$0	$83,100,0004)
Expected S&P Initial Rating	"AAA(sf)"	"AAA(sf)"	"AAA(sf)"	"AAA(sf)"	"AAA(sf)"	"AA(sf)"	"A(sf)"	"BBB-(sf)"	N/A	N/A
Index Maturity[(1)]	3 month	3 month	3 month	3 month	3 month	3 month	3 month	3 month	N/A	N/A
Interest Rate(2) (3)	The Reference Rate + 1.68%	The Reference Rate + 1.68%	The Reference Rate + 1.68%	The Reference Rate + 1.68%	The Reference Rate + 2.00%	The Reference Rate + 2.13%	The Reference Rate + 2.20%	The Reference Rate + 3.50%	N/A	N/A
Interest Deferrable	No	No	No	No	No	No	Yes	Yes	N/A	N/A
Re-Pricing Eligible	No	No	No	No	No	No	Yes	Yes	N/A	N/A
Stated Maturity (Payment Date in)
Minimum Denominations (U.S.$) (Integral Multiples)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$250,000 ($1)	$750,000 ($1)	$0 ($1)	$1,500,000 ($1)
Priority Class(es) (6)	None	None	None	None	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans, A-2	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans, A-2, B	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans, A-2, B, C	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans, A-2, B, C, D	A-1, A-L1 Loans, A-L1 Notes, A-L2 Loans, A-2, B, C, D, Reinvesting Holder
Pari Passu Class(es)	A-L1 Loans, A-L1 Notes, A-L2 Loans	A-1, A-L1 Notes, A-L2 Loans	A-1, A-L1 Loans, A-L2 Loans	A-1, A-L1 Notes, Class A-L1 Loans	None	None	None	None	None	None
Junior Class(es)	A-2, B, C, D, Reinvesting Holder, Preferred Interests	A-2, B, C, D, Reinvesting Holder, Preferred Interests	A-2, B, C, D, Reinvesting Holder, Preferred Interests	A-2, B, C, D, Reinvesting Holder, Preferred Interests	B, C, D, Reinvesting Holder, Preferred Interests	C, D, Reinvesting Holder, Preferred Interests	D, Reinvesting Holder, Preferred Interests	Reinvesting Holder, Preferred Interests	Preferred Interests	None

1    For the first Interest Accrual Period following the Closing Date, the Reference Rate will be determined by interpolating linearly (and rounding to five decimal places) between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available.
2    The Reference Rate will be determined as set forth in Section 7.16. The Reference Rate will be the Term SOFR Rate, but may be changed as set forth in this Indenture.
3    The interest rate applicable with respect to any Re-Pricing Eligible Class may be reduced in connection with a Re-Pricing of such Class of Rated Debt, subject to the conditions set forth in Section 9.8.
4    The Preferred Interests do not have a principal balance but have been issued with a notional amount. The Preferred Interests are not being issued hereunder.
5    The Preferred Interests will not bear a stated rate of interest but will be entitled to receive distributions on each Payment Date solely to the extent of excess interest payable to the Fiscal Agent in respect of the Preferred Interests, if any, on such Payment Date as determined on the related Determination Date and payable in accordance with the Priority of Payments and the Fiscal Agency Agreement. Reinvesting Holder Notes will only be issued to holders of Preferred Interests and can be transferred only with the associated Preferred Interests.
6    The Class A-L1 Loans will be incurred pursuant to the Class A-L1 Loan Agreement. In connection with the exercise of a Conversion Option, the Aggregate Outstanding Amount of the Class A-L1 Notes or the applicable Conversion Class, as applicable, may be increased by up to $104,000,000 and the Aggregate Outstanding Amount of the Class A-L1 Loans reduced by the equivalent amount upon a conversion of all or a portion of the Class A-L1 Loans in accordance with this Indenture and the Class A-L1 Loan Agreement.
2.3.3.Conversion of Class A-L1 Loans.
(i)     On any Business Day, upon receipt by any Holder of the Class A-L1 Loans (a "Converting Lender") of a Conversion Direction from a potential investor (the "Converting Noteholder") in the Class A-L1 Notes, if the Converting Lender consents to convert all or a portion of its Class A-L1 Loans into an equivalent principal amount of Class A-L1 Notes or Notes of a Conversion Class (the "Conversion Option"), it shall (in its sole discretion) countersign and return the Conversion Direction to the Converting Noteholder, following which the Converting Noteholder may forward the Conversion Direction to the Issuer. Any Conversion Direction received by the Issuer shall be irrevocable.
(ii)     Upon receipt by the Issuer of such duly completed and countersigned Conversion Direction, the Issuer shall, subject to the terms in this Section 2.3(c)(ii) and the Class A-L1 Loan Agreement, (x) repay all or a portion of the principal amount of the Class A-L1 Loans held by such Converting Lender as specified in the Conversion Direction from the proceeds of the issuance of the Class A-L1 Notes or the applicable Conversion Class, as applicable, and the Class A-L1 Loans held by such Converting Lender shall be converted into Class A-L1 Notes or a Conversion Class, as applicable, in the manner provided for in the Conversion Direction and (y) increase the Aggregate Outstanding Amount of the Class A-L1 Notes or the applicable Conversion Class, as applicable, by the Aggregate Outstanding Amount of the Class A-L1 Loans held by such Converting Lender (the "Conversion"); provided that the Conversion Date shall be no earlier than the fifth Business Day following the date such Conversion Direction is delivered (or such later date as may be reasonably agreed to by the Issuer, the Converting Noteholder, the Converting Lender, the Trustee and the Loan Agent) and may not be between a Record Date and a Payment Date (such date, the "Conversion Date"). Any Class A-L1 Loans converted to Class A-L1 Notes or Notes of a Conversion Class shall cease to be Outstanding and shall be deemed to have been repaid in full for all purposes hereunder and under the Class A-L1 Loan Agreement. Interest accrued on the portion of the Class A-L1 Loans so converted since the prior Payment Date (or the Closing Date, if no Payment Date has occurred) shall, as of the Conversion Date, be deemed to have been accrued and unpaid on the Class A-L1 Notes or the applicable Conversion Class, as applicable, since such prior Payment Date (or the Closing Date, if no Payment Date has occurred) and interest on the converted Class A-L1 Loans shall thereafter accrue at the Interest Rate applicable to the Class A-L1 Notes or the applicable

Conversion Class, as applicable. No Class A-L1 Notes or Notes of a Conversion Class may be converted into Class A-L1 Loans. The Issuer will notify the Rating Agency promptly after the occurrence of the conversion of any Class A-L1 Loans into Class A-L1 Notes or Notes of a Conversion Class, as applicable. To the extent that upon completion of any Conversion the Class A-L1 Loan is reduced to zero, the provisions in this Indenture relating to the Class A-L1 Loans shall be deemed to be deleted and the Class A-L1 Loan Agreement shall be terminated (but without prejudice to any provisions expressed to survive such termination) without further formality being required.
(iii)    The Issuer, the Collateral Manager and the Converting Lenders agree to provide reasonable assistance to the Trustee and the Loan Agent in connection with such conversion, including, but not limited to, providing instructions to DTC, the Trustee, the Registrar and the Loan Registrar.
(iv)    Notwithstanding anything herein to the contrary, if the Conversion Option is exercised during an Interest Accrual Period during which the applicable portion of the Class A-L1 Loans has been assigned, the Record Date for the related Payment Date shall determine which Holder or Holders receive any payment made on the Class A-L1 Notes or the applicable Conversion Class, as applicable, on such Payment Date (provided, for the avoidance of doubt that any conversion shall occur prior to the related Record Date).
(v)    Notwithstanding anything herein to the contrary, no Class of Debt (other than the Converting Lender in accordance with (c)(i) above) shall have the right to object, or be required to consent, to any Conversion in accordance with this Section 2.3(b) or pursuant to the Class A-L1 Loan Agreement, or to any amendment, modification or removal of such clause as may be agreed by the Class A-L1 Lenders in accordance with the terms of the Class A-L1 Loan Agreement (including the revocation of the Conversion Option and the removal of this Section 2.3(c) by the Class A-L1 Lenders).
(vi)    Notwithstanding anything herein to the contrary, on the Conversion Date, a written opinion of Paul Hastings LLP or other tax counsel of nationally recognized standing in the United States experienced in transactions of the type being addressed shall be delivered to the Trustee, by or on behalf of the Issuer, to the effect that the Class A-L1 Notes converted from the Class A-L1 Loans will be treated as debt for U.S. federal income tax purposes.
2.4.Execution, Authentication, Delivery and Dating
The Notes shall be executed on behalf of the Issuer by one of its Authorized Officers. The signature of such Authorized Officer on the Notes may be manual or electronic.
Notes bearing the manual or electronic signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.
At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order (which Issuer Order shall, in respect of a transfer of Notes hereunder, have been deemed to have been provided upon the Issuer's delivery of an executed Note to the Trustee), shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.
Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated and delivered after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.
Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.
No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual or electronic signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
2.5.Registration, Registration of Transfer and Exchange
2.5.1.The Issuer shall cause the Notes to be registered and shall cause to be kept a register (the "Register") at the office of the Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed "registrar" (the "Registrar") for the purpose of maintaining the Register and registering Notes and transfers of such Notes in the Register. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment or until such appointment is effective, assume the duties of Registrar. Ownership of the Class A-L Loans shall be determined by reference to the applicable Loan Register.
If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer will give the Trustee prompt written notice (with a copy to the Collateral Manager) of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders and the principal or face amounts and numbers of such Notes. Upon written request at any time, the Registrar shall provide to the Issuer, the Collateral Manager, the Placement Agent or any Holder a current list of Holders as reflected in the Register.
Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized Minimum Denomination and of a like aggregate principal or face amount.
At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized Minimum Denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.
All Notes authenticated and delivered upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture and/or as the Notes surrendered upon such registration of transfer or exchange.
Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder's attorney duly authorized in writing, with such signature guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.
No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Issuer, the Registrar or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Registrar or the Trustee shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.
2.5.2.(i)    No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause the Issuer or the pool of collateral to become subject to the requirement that it register as an investment company under the Investment Company Act.
1.1.1.1.No Note may be offered, sold or delivered or transferred (including, without limitation, by pledge or hypothecation) except (i) to (A) a QIB/QP or (B) in the case of Reinvesting Holder Notes, an Accredited Investor that is also a Qualified Purchaser or Knowledgeable Employee and (ii) in accordance with any applicable law.
2.5.2.1.No Note may be offered, sold or delivered (i) as part of the distribution by the Placement Agent at any time or (ii) otherwise until 40 days after the Closing Date within the United States to, or for the benefit of, "U.S. persons" (as defined in Regulation S) except in accordance with Rule 144A or an exemption from the registration requirements of the Securities Act, to Persons purchasing for their own account or for the accounts of one or more Qualified Institutional Buyers for which the purchaser is acting as a fiduciary or agent. The Notes may be sold or resold, as the case may be, in offshore transactions in Reliance on Regulation S to non-"U.S. persons" (as defined in Regulation S) that are also Qualified Purchasers. No Global Note may at any time be held by or on behalf of any Person that is not a QIB/QP, and no Temporary Global Note or Regulation S Global Note may be held at any time by or on behalf of any U.S. person. None of the Issuer, the Trustee or any other Person may register the Notes under the Securities Act or any state securities laws or the applicable laws of any other jurisdiction.
2.5.3.(i)    No sale or transfer of an interest in a Reinvesting Holder Note to a proposed purchaser or transferee that has represented that it is a Benefit Plan Investor will be effective, and the Trustee, the Registrar, and the Issuer will not recognize any such sale or transfer, assuming, for this purpose, that all of the representations made (or, in the case of Rule 144A Global Notes, deemed to be made) by Holders of such Notes are true.
(ii)    No sale or transfer of a beneficial interest in a Note will be effective, and the Trustee and the Issuer will not recognize any such sale or transfer, if the purchaser's or transferee's acquisition, holding and disposition of such interest (a) would constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any Similar Laws ) or, (b) could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer's assets) to any Similar Laws.
2.5.4.Notwithstanding anything contained herein to the contrary, the Trustee will not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the

Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code or the Investment Company Act; provided that if a Transfer Certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms. Notwithstanding the foregoing, the Registrar, relying solely on representations made or deemed to have been made by Holders of Reinvesting Holder Notes, shall not recognize any transfer of Reinvesting Holder Notes if such transfer would result in Reinvesting Holder Notes being held by Benefit Plan Investors.
2.5.5.The Preferred Interests, the Transfer Restricted Notes and the Reinvesting Holder Notes will be issued as Certificated Notes only. The Reinvesting Holder Notes shall be automatically transferred in connection with any transfer of the Preferred Interests in respect of which the Reinvesting Holder Note was issued or for which the Reinvestment Amount relates. Beneficial interests in a Reinvesting Holder Note may not be directly or indirectly transferred separately from the associated Preferred Interest. Any transfer that violates the foregoing will be null and void ab initio.
2.5.6.Transfers of Global Notes shall only be made in accordance with this Section 2.5(f).
2.5.6.1.Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person, has completed a Transfer Certificate in which it represents that it is a QIB/QP, and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC's procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder's Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC's procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase and (C) a Transfer Certificate, then the Registrar shall confirm the instructions at DTC to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note.
2.5.6.2.Regulation S Global Note to Rule 144A Global Note. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder's Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase and (B) a Transfer Certificate, then the Registrar will confirm the instructions at DTC to reduce, or cause to be reduced, such Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Regulation S Global Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of such Regulation S Global Note.
2.5.7.Transfer of Certificated Notes. Transfers of Certificated Notes will only be made in accordance with this Section 2.5(g).
2.5.7.1.Transfer and Exchange of Certificated Notes to Certificated Notes. If a holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note for a Certificated Note or to transfer such Certificated Note to a Person who wishes to take delivery in the form of a Certificated Note, such holder may exchange or transfer its interest upon delivery of the documents set forth in the following sentence. Upon receipt by the Registrar of (A) a Holder's Certificated Note properly endorsed for assignment to the transferee, and (B) a Transfer Certificate, the Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes bearing the same designation as the

Certificated Notes endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in authorized denominations. No transfer of a Reinvesting Holder Note shall be permitted without a simultaneous transfer of the Preferred Interests in respect of which the Reinvesting Holder Note was issued or for which such Reinvestment Amount relates. Beneficial interests in Reinvesting Holder Notes may not be directly or indirectly transferred separately from the associated Preferred Interest. Any transfer that violates the foregoing will be null and void ab initio.
2.5.7.2.Transfer of Regulation S Global Notes to Certificated Notes. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for a Certificated Note, or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Note. Upon receipt by the Registrar of (A) Transfer Certificates and (B) appropriate instructions from DTC, if required, the Registrar will (1) confirm the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged, (2) record the transfer in the Register in accordance with Section 2.5(a) and (3) upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Regulation S Global Note transferred by the transferor), and in authorized Minimum Denominations.
2.5.7.3.Transfer of Certificated Notes to Regulation S Global Notes. If a Holder of a Certificated Note wishes at any time to exchange its interest in such Note for a beneficial interest in a Regulation S Global Note or to transfer such Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Note for a beneficial interest in a Regulation S Global Note of the same Class. Upon receipt by the Registrar of (A) in the case of the Holder of a Certificated Note, such Holder's Certificated Note properly endorsed for assignment to the transferee, (B) a Transfer Certificate, (C) instructions given in accordance with Euroclear, Clearstream or DTC's procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Regulation S Global Notes of the same Class in an amount equal to the Certificated Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC's procedures containing information regarding the participant's account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall (1) in the case of a Certificated Note, cancel such Certificated Note in accordance with Section 2.9, (2) record the transfer in the Register in accordance with Section 2.5(a) and (3) confirm the instructions at DTC, concurrently with such recordation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the principal amount of the Certificated Note transferred or exchanged.
2.5.7.4.Transfer of Rule 144A Global Notes to Certificated Notes. If a holder of a beneficial interest in a Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for a Certificated Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Note. Upon receipt by the Registrar of (A) Transfer Certificates and (B) appropriate instructions from DTC, the Registrar will (1) confirm the instructions at DTC to reduce, or cause to be reduced, the Rule 144A Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be transferred or exchanged, (2) record the transfer in the Register in accordance with Section 2.5(a) and (3) upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Rule 144A Global Note transferred by the transferor), and in authorized Minimum Denominations.
2.5.7.5.Transfer of Certificated Notes to Rule 144A Global Notes. If a Holder of a Certificated Note wishes at any time to exchange its interest in such Note for a beneficial interest in a Rule 144A Global Note or to transfer such Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Note for a beneficial interest in a Rule 144A Global Note of the same Class. Upon receipt by the Registrar of (A) in the case of the Holder of a Certificated Note, such Holder's Certificated Note properly endorsed for assignment to the transferee, (B) a Transfer Certificate, (C) instructions given in accordance with DTC's procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Notes of the same Class in an amount equal to the Certificated Notes to be transferred or exchanged and (D) a written order given in accordance with DTC's procedures containing information regarding the participant's account at DTC to be credited with such increase, the Registrar shall (1) cancel such Certificated Note in accordance with Section 2.9, (2) record the transfer in the Register in accordance with Section 2.5(a) and (3) confirm the instructions at DTC, concurrently with such recordation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the principal amount of the Certificated Note transferred or exchanged.
2.5.8.If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Notes that do not bear such applicable legend.
2.5.9.Each purchaser of a beneficial interest in Notes represented by Rule 144A Global Notes will be deemed to have represented and agreed, and each purchaser of a beneficial interest in Notes represented by Regulation S Global Notes will be required to represent and agree in writing, as follows:
2.5.9.1.(A)    In the case of Regulation S Global Notes, (1) it is not a "U.S. person" as defined in Regulation S and it is acquiring such Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration under the Securities Act provided by Regulation S and (2) it is a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by "qualified purchasers."
(B)    In the case of Rule 144A Global Notes, (1) it is both (x) a "qualified institutional buyer" (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (y) a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by "qualified purchasers;" (2) it is acquiring its interest in such Notes for its own account or for one or more accounts all of the holders of which are Qualified Institutional Buyers and Qualified Purchasers and as to which accounts it exercises sole investment discretion; (3) if it would be an investment company but for the exclusions from the Investment Company Act provided by Section 3(c)(1) or Section 3(c)(7) thereof, (x) all of the beneficial owners of its outstanding securities (other than short-term paper) that acquired such securities on or before April 30, 1996 ("pre-amendment beneficial owners") have consented to its treatment as a "qualified purchaser" and (y) all of the pre-amendment beneficial owners of a company that would be an investment company but for the exclusions from the Investment Company Act provided by Section 3(c)(1) or Section 3(c)(7) thereof and that directly or indirectly owned any of its outstanding securities (other than short-term paper) have consented to its treatment as a "qualified purchaser;" and (4) it is acquiring such Notes for investment and not for sale in connection with any distribution thereof and was not formed for the purpose of investing in such Notes and is not a partnership, common trust fund, special trust or pension, profit sharing or other retirement trust fund or plan in which partners, beneficiaries or participants, as applicable, may designate the particular investments to be made, and it agrees that it will not hold such Notes for the benefit of any other person and will be the sole beneficial owner thereof for all purposes and that, in accordance with the provisions therefor in this Indenture, it will not sell participation interests in such Notes or enter into any other arrangement pursuant to which any other person will be entitled to a beneficial interest in the distributions on such Notes, and further that all Notes purchased directly or indirectly by it constitute an investment of no more than 40% of its assets.
2.5.9.2.It understands that a beneficial interest in such Notes may be transferred to a person who takes delivery in the form of an interest in the applicable Regulation S Global Note only upon receipt by the Trustee of a written certification from it in the form required by this Indenture to the effect that such transfer is being made in accordance with Regulation S under the Securities Act and that such transfer is being made to a person whom it reasonably believes is a Qualified Purchaser and a written certification from the transferee in the form required by this Indenture to the effect, among other things, that such transferee is a non-U.S. person purchasing such Note in an offshore transaction pursuant to Regulation S that is also a Qualified Purchaser.
2.5.9.3.In connection with its purchase of such Notes: (A) none of the Transaction Parties or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for it; (B) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Transaction Parties or any of their respective Affiliates; (C) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Transaction Parties or any of their respective Affiliates; (D) it has read and understands the Offering Circular for such Notes; (E) it will hold at least the Minimum Denomination of such Notes; (F) it is a sophisticated investor and is purchasing such Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; and (G) it is not purchasing such Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; provided that none of the representations in clauses (A) through (C) is made with respect to the Collateral Manager by any Affiliate of the Collateral Manager or any account for which the Collateral Manager or any of its Affiliates acts as investment adviser.
2.5.9.4.It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. It understands that the Issuer has not been registered under the Investment Company Act in reliance on an exemption from registration thereunder.
2.5.9.5.It will provide notice to each person to whom it proposes to transfer any interest in such Notes of the transfer restrictions and representations set forth in Section 2.5 of this Indenture, including the Exhibits referenced therein.
2.5.9.6.It agrees that it will not, prior to the date which is one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other similar proceedings under U.S. federal or state bankruptcy or similar laws. It further acknowledges and agrees that if it causes a Bankruptcy Filing against the Issuer prior to the expiration of the period specified in the preceding sentence, any claim that it has against the Issuer (including under all Notes of any Class held by it) or with respect to any Assets (including any proceeds thereof) will, notwithstanding anything to the contrary in the Priority of Payments and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the claims of each Holder of any Note (and each other secured creditor of the Issuer) that is not a Filing Holder, with such subordination being effective until each Note held by holders that are not Filing Holders (and each claim of each other secured creditor of the

Issuer) is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). This agreement will constitute a "subordination agreement" within the meaning of Section 510(a) of the Bankruptcy Code. The Issuer will direct the Trustee to segregate payments and take other reasonable steps to make the subordination agreement effective. In order to give effect to the foregoing, the Issuer will, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class of Notes held by each Filing Holder.
2.5.9.7.It understands and agrees that such Notes are limited recourse obligations of the Issuer, payable solely from proceeds of the Assets in accordance with the Priority of Payments, and following realization of the Assets and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer thereunder or in connection therewith after such realization shall be extinguished and shall not thereafter revive.
2.5.9.8.It acknowledges and agrees that (A) the Issuer has the right to compel any Non-Permitted Holder to sell its interest in such Notes or to sell such interest on behalf of such Non-Permitted Holder and (B) in the case of Re-Pricing Eligible Class, the Issuer has the right to compel any Non-Consenting Holder to sell its interest in such Notes, to sell such interest on behalf of such Non-Consenting Holder or to redeem such Notes.
2.5.9.9.It understands that (A) the Trustee will provide to the Issuer and the Collateral Manager upon reasonable request all information reasonably available to the Trustee in connection with regulatory matters, including any information that is necessary or advisable in order for the Issuer or the Collateral Manager (or its parent or Affiliates) to comply with regulatory requirements, (B) the Trustee will provide to the Issuer and the Collateral Manager upon request a list of Holders (and, with respect to each Certifying Person, unless such Certifying Person instructs the Trustee otherwise, the Trustee will upon request of the Issuer or the Collateral Manager share with the Issuer and the Collateral Manager the identity of such Certifying Person, as identified to the Trustee by written certification from such Certifying Person), (C) the Trustee will obtain and provide to the Issuer and the Collateral Manager upon request a list of participants in DTC, Euroclear or Clearstream holding positions in the Notes and (D) subject to the duties and responsibilities of the Trustee set forth in this Indenture, the Trustee will have no liability for any such disclosure under (A), (B) or (C) or the accuracy thereof.
2.5.9.10.It agrees to provide to the Issuer and the Collateral Manager all information reasonably available to it that is reasonably requested by the Collateral Manager in connection with regulatory matters, including any information that is necessary or advisable in order for the Collateral Manager (or its parent or Affiliates) to comply with regulatory requirements applicable to the Collateral Manager (or its parent or Affiliates) from time to time.
2.5.9.11.[Reserved].

2.5.9.12.It acknowledges and agrees that (A) the Transaction Documents contain limitations on the rights of the holders to institute legal or other proceedings against the Transaction Parties, (B) it will comply with the express terms of the applicable Transaction Documents if it seeks to institute any such proceeding and (C) the Transaction Documents do not impose any duty or obligation on the Issuer or its directors, officers, shareholders, members or managers to institute on behalf of any holder, or join any holder or any other person in instituting, any such proceeding.
2.5.9.13.It agrees to provide upon request certification acceptable to the Issuer to permit the Issuer to (A) make payments to it without, or at a reduced rate of, withholding, (B) qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets and (C) comply with applicable law. It has read and understands the summary of the U.S. federal income tax considerations contained in the Offering Circular as it relates to such Notes, and it represents that it will treat such Notes for U.S. tax purposes in a manner consistent with the treatment of such Notes by the Issuer described therein and will take no action inconsistent with such treatment.
2.5.9.14.In the case of the Reinvesting Holder Notes, any Transfer Restricted Notes and Preferred Interests, it agrees that (A) it will not (1) acquire or directly or indirectly sell, encumber, assign, participate, pledge, hypothecate, rehypothecate, exchange, or otherwise dispose of, suffer the creation of a lien on, or transfer or convey in any manner (each, a "Transfer") such Notes or Preferred Interests (or any interest therein that is described in Treasury Regulations Section 1.7704-1(a)(2)(i)(B)) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers ((x), (y) and (z), collectively, an "Exchange") or (2) cause any of such Notes or Preferred Interests or any interest therein to be marketed on or through an Exchange; (B) it will not enter into any financial instrument payments on which are, or the value of which is, determined in whole or in part by reference to such Notes, Preferred Interests or the Issuer (including the amount of Issuer distributions on such Notes or Preferred Interests, the value of the Issuer's assets, or the result of the Issuer's operations), or any contract that otherwise is described in Treasury Regulations Section 1.7704-1(a)(2)(i)(B); (C) if it is, for U.S. federal income tax purposes, a partnership, grantor trust or S corporation, then less than 40% of the value of any person's interest in it will be attributable to such Notes and Preferred Interests, unless the Issuer has obtained Tax Advice that such Noteholder will not cause the Issuer to be unable to rely on the "private placement" safe harbor of Treasury Regulations Section 1.7704-1(h); (D) it will not Transfer all or any portion of such Notes or Preferred Interests unless such Transfer does not violate this clause (xiv); and (E) any Transfer made in violation of this clause (xiv) will be void and of no force or effect, and will not bind or be recognized by the Issuer or any other person, and no person to which such Notes or Preferred Interests are Transferred shall become a Noteholder unless such person agrees to be bound by this clause (xiv); provided that, notwithstanding the immediately preceding sentence, a Transfer in violation of this clause (xiv) shall be permitted if the Issuer or the Trustee receives Tax Advice to the effect that the Transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
2.5.9.15.In the case of Reinvesting Holder Notes, any Transfer Restricted Notes and Preferred Interests, it will not Transfer all or any portion of such Notes or Preferred Interests if such Transfer would cause the combined number of holders of such Notes and Preferred Interests and any equity interests of the Issuer to be more than 90 for purposes of Treasury Regulations Section 1.7704-1(h). Any Transfer made in violation of this paragraph (xv) will be void and of no force or effect, and will not bind or be recognized by the Issuer or any other person, and no person to which such Notes or Preferred Interests are Transferred shall become a holder unless such person agrees to be bound by this paragraph (xv); provided that, notwithstanding the immediately preceding sentence, a Transfer in violation of this paragraph (xv) shall be permitted if the Issuer or the Trustee receives Tax Advice to the effect that the Transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
2.5.9.16.In the case of Reinvesting Holder Notes, any Transfer Restricted Notes and Preferred Interests, it is a "United States person" as defined in Section 7701(a)(30) of the Code and agrees to provide the Issuer, the Collateral Manager and the Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form) with appropriate attachments (if any). Furthermore, it agrees that in connection with the Transfer of any such Note or Preferred Interest, such purchaser or holder shall provide the transferee with the appropriate documentation in compliance with Section 1446(f) and regulations promulgated thereunder such that no withholding tax is required pursuant to Section 1446(f) with respect to the Transfer and shall provide any forms, documentation, proof of payment or other certifications as reasonably requested by the Issuer or the Trustee (or their agents or representatives) to evidence that such purchaser or holder provided the transferee with the appropriate documentation in compliance with Section 1446(f) and regulations promulgated thereunder such that no withholding tax was required pursuant to Section 1446(f) with respect to the Transfer and (y) a transferring purchaser or holder shall pay and/or reimburse and hold harmless the Issuer for any withholding tax imposed on the Issuer pursuant to Section 1446(f) of the Code, together with any related interest, costs, expenses, and penalties, that would not have been imposed had the transferring purchaser or holder properly complied with the certification procedures under Section 1446(f) and regulations promulgated thereunder. This indemnification will continue even after such purchaser or holder ceases to have an ownership interest in such Notes or Preferred Interests.
2.5.9.17.Each Holder of a Transfer Restricted Note (other than Reinvesting Holder Notes, and for the avoidance of doubt, Preferred Interests) understands that no transfer of Transfer Restricted Notes will be effective unless and until the Issuer and the Trustee have received a fully executed Daisy Chain Letter.
2.5.9.18.Each Holder of Rated Debt (or any interest therein) other than the Originator or an Affiliate thereof will be required or deemed to represent that it is not a member of an "expanded group" (within the meaning of the Section 385 Rules) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if such domestic corporation, directly or indirectly (through one or more entities that are treated for U.S. federal income tax purposes as partnerships, disregarded entities, or grantor trusts) owns Reinvesting Holder Notes, Preferred Interests, or Transfer Restricted Notes in the Issuer; provided that it may acquire Rated Debt in violation of this restriction if either (A) it provides the Issuer with an opinion of nationally recognized tax counsel experienced in such matters reasonably acceptable to the Issuer to the effect that the acquisition or transfer of such Rated Debt will not cause such Rated Debt to be treated as equity pursuant to Section 385 of the Code and the Section 385 Rules or (B) the Issuer waives such condition.
2.5.9.19.Prior to the transfer by the Sole Equity Owner of any Rated Debt, (A) the Sole Equity Owner must receive an opinion of counsel that any Rated Debt that are issued or treated as issued for U.S. federal income tax purposes upon a transfer will be treated as indebtedness for U.S. federal income tax purposes following such transfer, which opinion need not address the effect of any regulations that would treat debt as equity for periods in which it is held by a Holder or beneficial owner that is related to the issuer of such debt, and (B) any Rated Debt that will be issued or treated as issued for U.S. federal income tax purposes as a result of the transfer with more original issue discount than the Notes of the corresponding Class that have already been issued or treated as issued for U.S. federal income tax purposes, taking into account the qualified reopening rules, will be issued with a separate CUSIP from the Notes of the corresponding Class.
2.5.9.20.For so long as the Issuer is treated as a disregarded entity for U.S. federal income tax purposes and the Sole Equity Owner owns any Rated Debt, prior to the transfer (as determined by applying U.S. federal income tax principles) by the Sole Equity Owner of any Reinvesting Holder Notes, Preferred Interest, or other Transfer Restricted Notes, (A) the Sole Equity Owner must receive an opinion of counsel that any Rated Debt that will be issued or treated as issued for U.S. federal income tax purposes as a result of the transfer will be treated as indebtedness for U.S. federal income tax purposes following such transfer, which opinion need not address the effect of any regulations that would treat debt as equity for periods in which it is held by a Holder or beneficial owner that is related to the issuer of such debt, and (B) any Rated Debt that will be issued or treated as issued for U.S. federal income tax purposes as a result of the transfer with more original issue discount than the Notes of the corresponding Class that have already been issued or treated as issued for U.S. federal income tax purposes, taking into account the qualified reopening rules, will be issued with a separate CUSIP from the Notes of the corresponding Class.
2.5.9.21.In the case of Reinvesting Holder Notes, Preferred Interests or other Transfer Restricted Notes, it agrees to (a) provide tax information or certifications (including evidence of filing or payment of tax) as reasonably requested by the Partnership Representative, in connection with an audit adjustment; (b) comply with the Partnership Representative's reasonable request to file accurate and timely amended returns to reflect an audit adjustment; (c) provide information reasonably requested by the Partnership Representative in connection with the procedures under Section 6225(c)(2)(B) of the Code and its efforts to reduce the Issuer-level liability; and (d) be liable for and economically bear, all taxes and related interest, additional amounts and penalties and other liabilities including reasonable administrative costs resulting from or otherwise attributable to the partner's allocable share (determined with respect to the adjustment period) of the tax items affected by the audit adjustment.
2.5.9.22.In the case of the Rated Debt, it acknowledges that the failure to provide the Issuer, the Collateral Manager and the Trustee (and any of their agents) with the properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, an IRS Form W-9 (or applicable successor form) with appropriate attachments (if any) in the case of a person that is a "United States person" within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) with appropriate attachments (if any) in the case of a person that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code) establishing full exemption from U.S. withholding or backup withholding tax may result in withholding from payments in respect of the Notes, including U.S. federal withholding or back-up withholding.
2.5.9.23.It is not a person with whom dealings are restricted or prohibited under any law relating to economic sanctions or anti-money laundering of the United States, the European Union, Switzerland or any other applicable jurisdiction, and its purchase of such Notes will not result in the violation of any such law by any Transaction Party, whether as a result of the identity of it or its beneficial owners, their source of funds or otherwise.

2.5.9.24.(A)    Its acquisition, holding and disposition of such Rated Debt will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any Similar Laws).
(B)    It understands that the representations made in this clause (xxiv) will be deemed made on each day from the date of its acquisition of an interest in such Notes through and including the date on which it disposes of such interest. If any such representation becomes untrue, or if there is a change in its status as a Benefit Plan Investor or a Controlling Person, it will immediately notify the Trustee. It agrees to indemnify and hold harmless the Issuer, the Trustee, the Fiscal Agent, the Placement Agent and the Collateral Manager and their respective Affiliates from any cost, damage, or loss incurred by them as a result of any such representation being untrue.
(C)    If the purchaser or transferee of any Debt or beneficial interest therein is, or is acting on behalf of, a Benefit Plan Investor, it will be required or deemed to represent, warrant and agree that (i) none of the Transaction Parties, nor any of their affiliates, has provided and none will provide any investment recommendation or investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor or to any fiduciary or other person investing the assets of the Benefit Plan Investor ("Fiduciary") in connection with its decision to invest in, hold or dispose of Securities, and is not otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to the Benefit Plan Investor or the Fiduciary in connection with the Benefit Plan Investor's acquisition of Debt (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited); and (ii) the Fiduciary is exercising its own independent judgment in evaluating the investment in the Debt.
2.5.10.Each Person who becomes an owner of a Certificated Note and each Person who becomes an owner of or transfers a beneficial interest in a Regulation S Global Note will be required to provide an applicable Transfer Certificate to the Trustee.
2.5.11.No Reinvesting Holder Note may be sold or transferred (including, without limitation, by pledge or hypothecation) to any Person other than an Affiliate of a Reinvesting Holder and otherwise in accordance with this Section 2.5.
2.5.12.No Reinvesting Holder Note may be sold or transferred (directly or indirectly, including, without limitation, by pledge or hypothecation) separately from the Preferred Interest with respect to which the Reinvesting Holder Note was issued or for which the Reinvestment Amount relates.
2.5.13.Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose whatsoever.

2.5.14.The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on any transferor and transferee certificate delivered pursuant to this Section 2.5 (or any certificate of ownership delivered pursuant to Section 2.10(d)) and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. The Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 if the Trustee is not notified of or in a position to know of any transfer requiring such a certificate to be presented by the proposed transferee or transferor.
2.5.15.Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.
2.6.Mutilated, Defaced, Destroyed, Lost or Stolen Note
If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Issuer, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer, the Trustee or such Transfer Agent that such Note has been acquired by a Protected Purchaser, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.
If, after delivery of such new Note, a Protected Purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Issuer, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer, the Trustee and the Transfer Agent in connection therewith.
In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.
Upon the issuance of any new Note under this Section 2.6, the Issuer may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.
The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.
2.7.Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved
2.7.1.Payments of Interest on the Debt.
2.7.1.1.Rated Debt of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on each Class of Rated Debt (and payments of available Interest Proceeds in respect of the Reinvesting Holder Notes and the Preferred Interests) will be subordinated to the payment of interest on each related Priority Class. Any payment of interest due on a Class of Deferred Interest Debt on any Payment Date to the extent sufficient funds are not available to make such payment in accordance with the Priority of Payments on such Payment Date, but only if one or more Priority Classes is Outstanding with respect to such Class of Deferred Interest Debt, shall constitute "Deferred Interest" with respect to such Class and shall not be considered "due and payable" for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) until the earliest of (x) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (y) the Redemption Date with respect to such Class of Deferred Interest Debt and (z) the Stated Maturity (or the earlier date of Maturity) of such Class of Deferred Interest Debt. Deferred Interest on any Class of Deferred Interest Debt shall be added to the principal balance of such Class of Deferred Interest Debt and shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (A) which is the Redemption Date with respect to such Class of Deferred Interest Debt and (B) which is the Stated Maturity (or the earlier date of Maturity) of such Class of Deferred Interest Debt. Without regard to whether any Priority Class is Outstanding with respect to any Class of Deferred Interest Debt, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Deferred Interest Debt) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date and any failure to pay such previously accrued Deferred Interest on such Payment

Date will not be an Event of Default. Interest will cease to accrue on each Rated Debt or, in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, (x) interest on Deferred Interest with respect to any Class of Deferred Interest Debt and (y) interest on any interest that is not paid when due on any Class A Senior Debt, Class A-2 Notes or Class B Notes or, if no Class A Senior Debt, Class A-2 Notes or Class B Notes are Outstanding, any Class C Notes or, if no Class C Notes are Outstanding, any Class D Notes shall accrue at the Interest Rate for such Class until paid as provided herein.
2.7.1.2.Subject to the rights of Reinvesting Holders to designate amounts payable to it to be Reinvestment Amounts and direct that such amounts be deposited in the Reinvestment Amount Account pursuant to Section 11.1(e), the Fiscal Agent will receive on each Payment Date the Excess Interest payable for distribution on the Preferred Interests on such date. Each Reinvestment Amount shall be deemed to have been paid to the applicable Reinvesting Holder in respect of their Preferred Interests on the Payment Date on which the Reinvestment Amount is deposited in the Reinvestment Amount Account. Each Reinvestment Amount deposited in the Reinvestment Amount Account shall be added to the principal balance of the Reinvesting Holder Note registered in the name of the Reinvesting Holder providing such direction, and shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments.
2.7.2.The principal of each Rated Debt of each Class matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Rated Debt becomes due and payable at an earlier date by acceleration, call for redemption or otherwise. Prior to the Stated Maturity, principal shall be paid as provided in the Priority of Payments; provided that, except as otherwise provided in Article IX and the Priority of Payments, the payment of principal on each Rated Debt (x) may occur only after each Priority Class is no longer Outstanding and (y) is subordinated to the payment on each Payment Date of principal due and payable on each Priority Class and other amounts in accordance with the Priority of Payments. Payments of principal on any Class of Rated Debt which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity (or the earlier date of Maturity) of such Class of Debt or any Redemption Date), because of insufficient funds therefor shall not be considered "due and payable" for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments. The Reinvesting Holder Notes and the Preferred Interests will mature on the Stated Maturity thereof, unless such principal has been previously repaid or unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise and the final payments of principal, if any, will occur on that date; provided that (x) the payment of principal of any Reinvesting Holder Notes and Preferred Interests may only occur after the Rated Debt is no longer Outstanding; and (y) the payment of principal of the Reinvesting Holder Notes and Preferred Interests is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Rated Debt and other amounts in accordance with the Priority of Payments; and any payment of principal of the Reinvesting Holder Notes and Preferred Interests that is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered "due and payable" for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments.
2.7.3.Principal payments on the Debt will be made in accordance with the Priority of Payments.
2.7.4.The Trustee and any Paying Agent shall require the previous delivery of properly completed and signed applicable tax certifications (generally, in the case of U.S. federal income tax, an Internal Revenue Service Form W-9 (or applicable successor form) with appropriate attachments (if any) in the case of a United States person within the meaning of Section 7701(a)(30) of the Code or the applicable Internal Revenue Service Form W-8 (or applicable successor form) with appropriate attachments (if any) in the case of a Person that is not a United States person within the meaning of Section 7701(a)(30) of the Code) or any other certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent (including, in each case, as any such other party may instruct) to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Debt or the Holder or beneficial owner of such Debt under any present or future law or regulation of the United States, any other jurisdiction or any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. If the Issuer is required to deduct or withhold tax from, or with respect to, payments to any Holder for any Tax, then the Trustee or other Paying Agent, as applicable, shall deduct, or withhold, the amount required to be withheld. Without limiting the generality of the foregoing, the Issuer may withhold any amount that it determines is required to be withheld from any amounts otherwise distributable to any Holder. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Debt as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Debt. The amount of any withholding tax or deduction with respect to any Holder shall be treated as Cash distributed to such Holder or beneficial owner at the time it is withheld or deducted by the Trustee or Paying Agent. Nothing herein shall be construed to impose upon the Paying Agent a duty to determine the duties, liabilities or responsibilities of any other party described herein under any applicable law or regulation.
2.7.5.Payments in respect of any Note will be made by the Trustee, in Dollars to DTC or its nominee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that (1) in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date and (2) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. In the case of a Certificated Note, the Holder thereof shall present and surrender such Note at the office designated by the Trustee upon final payment; provided that in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender, if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate. None of the Issuer, the Trustee, the Collateral Manager or any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Rated Debt (other than on the Stated Maturity thereof) or any final payment is to be made on any Reinvesting Holder Note or any Preferred Interest, the Trustee, in the name and at the expense of the Issuer shall provide to Holders of the Rated Debt and Reinvesting Holder Notes, as the case may be, a notice which shall specify the date on which such payment will be made and the place where Certificated Notes may be presented and surrendered for such payment.
2.7.6.Payments to Holders of each Class on each Payment Date (other than the Carlyle Holders Distribution Amounts, if any) shall be made ratably among the Holders of the Debt of such Class in the proportion that the Aggregate Outstanding Amount of the Debt of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Debt of such Class on such Record Date. All payments on the Class A-L Loans shall be made by the Trustee or the applicable Paying Agent to the Loan Agent for disbursement in accordance with the applicable Loan Agreement.
2.7.7.Interest accrued with respect to any Floating Rate Debt shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period (or, in the case of the first Interest Accrual Period, the relevant portion thereof) divided by 360. Interest accrued with respect to the Fixed Rate Debt shall be calculated on the basis of a 360-day year consisting of twelve 30-day months; provided, that if a redemption, refinancing or re-pricing pursuant to Article IX occurs on a Business Day that would not otherwise be a Payment Date, interest on such Fixed Rate Debt shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.
2.7.8.All reductions in the Aggregate Outstanding Amount of Debt (or one or more predecessor Debt) effected by payments made on any Payment Date, Partial Redemption Date or Re-Pricing Redemption Date shall be binding upon all future Holders of such Debt and of any Debt issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Debt.
2.7.9.Notwithstanding any other provision of this Indenture, the obligations of the Issuer under the Debt are limited recourse obligations of the Issuer, payable solely from proceeds of the Assets and following realization of the Assets and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, employee, member, manager, shareholder or incorporator of the Issuer, the Collateral Manager or their respective Affiliates, successors or assigns for any amounts payable under the Debt, this Indenture or the applicable Loan Agreement. It is understood that, except as expressly provided in this Indenture, the foregoing provisions of this paragraph (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Debt or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Debt or this Indenture or the applicable Loan Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.
2.7.10.Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note will carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.
2.8.Persons Deemed Owners
The Issuer, the Trustee and any agent of the Issuer or the Trustee shall treat as the owner of Debt the Person in whose name such Debt is registered on the Register or the applicable Loan Register, as applicable, on the applicable Record Date for the purpose of receiving payments on such Debt and on any other date for all other purposes whatsoever (whether or not such Debt is overdue), and none of the Issuer, the Trustee, the Loan Agent or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.
2.9.Cancellation
All Debt acquired by the Issuer, surrendered for payment, registration of transfer, exchange or redemption or prepayment, or mutilated, defaced or deemed lost or stolen shall be promptly cancelled by the Trustee and may not be reissued or resold. No Debt may be surrendered (including in connection with any abandonment, donation, gift, contribution or other event or circumstance) except (a) for payment as provided herein, (b) for registration of transfer, exchange or redemption, (c) for purchase in accordance with Section 2.13, or (d) for replacement in connection with any Note that is mutilated, defaced or deemed lost or stolen. Notwithstanding anything to the contrary herein, any Debt surrendered or cancelled other than in accordance with the procedures herein shall be considered Outstanding (until all Debt senior to such Debt have been repaid) for purposes of the Coverage Tests and the Interest Diversion Test. The Issuer may not acquire any of the Debt except as described under Section 2.13. The preceding sentence shall not limit an Optional Redemption, Special Redemption, Clean-Up Call Redemption or any other redemption (or, in the case of the Class A-L Loans, prepayment) effected pursuant to the terms of this Indenture.
2.10.DTC Ceases to be Depository

2.10.1.A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof (as instructed by DTC) only if (A) such transfer complies with Section 2.5 and (B) either (x) (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days after such event or (y) an Enforcement Event has occurred and is continuing and such transfer is requested by the Holder of such Global Note.
2.10.2.Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee's office located in the Borough of Manhattan, the City of New York to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized Minimum Denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.
2.10.3.Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Debt.
2.10.4.In the event of the occurrence of either of the events specified in subsection (a) of this Section 2.10, the Issuer will promptly make available to the Trustee a reasonable supply of Certificated Notes.
In the event that Certificated Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by subsection (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article V (but only to the extent of such beneficial owner's interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to receive and rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership as it may require. Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from DTC, and each may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names Certificated Notes shall be registered or as to delivery instructions for Certificated Notes.
2.11.Non-Permitted Holders

2.11.1.Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Debt to a Non-Permitted Holder will be null and void and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.
2.11.2.If any Non-Permitted Holder becomes the beneficial owner of any Note or an interest in any Note, the Issuer shall, promptly after discovery that such Person is a Non-Permitted Holder by the Issuer or the Trustee (and notice to the Issuer, if the Trustee makes the discovery), send notice (with a copy to the Collateral Manager) to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its Debt or interest in the Debt to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Person fails to transfer its Debt (or the required portion of its Debt), the Issuer will have the right to sell such Debt to a purchaser selected by the Issuer. The Issuer (or its agent) will request such Person to provide (within 10 days after such request) the names of prospective purchasers, and the Issuer (or its agent) will solicit bids from any such identified prospective purchasers and may also solicit bids from one or more brokers or other market professionals that regularly deal in securities similar to the Debt. The Issuer agrees that it will accept the highest of such bids, subject to the bidder satisfying the transfer restrictions set forth in this Indenture. If the procedure above does not result in any bids from qualified investors, the Issuer may select a purchaser by any other means determined by it in its sole discretion. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.11(b) shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Collateral Manager or the Trustee shall be liable to any Person having an interest in the Debt sold as a result of any such sale or the exercise of such discretion.
2.11.3.The Trustee shall promptly notify the Issuer and the Collateral Manager if the Trustee obtains actual knowledge that any Holder or beneficial owner of an interest in a Note is a Non-Permitted Holder.
2.11.4.If such Person fails to transfer its Notes (or the required portion of its Notes) in accordance with clause (b) above, the Issuer will have the right to sell such Notes to a purchaser selected by the Issuer. The Issuer (or its agent) will request such Person to provide (within 10 days after such request) the names of prospective purchasers, and the Issuer (or its agent) will solicit bids from any such identified prospective purchasers and may also solicit bids from one or more brokers or other market professionals that regularly deal in notes similar to the Notes. The Issuer agrees that it will accept the highest of such bids, subject to the bidder satisfying the transfer restrictions set forth in this Indenture.
2.12.Additional Issuance
2.12.1.At any time during the Reinvestment Period, the Issuer, at the written direction of a Majority of the Preferred Interests and with the consent of the Collateral Manager, may issue and sell or incur, as applicable, additional debt of any one or more new classes of debt that are fully subordinated to the existing Rated Debt (or to the most junior class of debt of the Issuer (other than the Reinvesting Holder Notes) issued pursuant to this Indenture, if any class of debt issued or incurred, as applicable, pursuant to this Indenture or the applicable Loan Agreement other than the Rated Debt and the Reinvesting Holder Notes is then Outstanding) and/or additional notes of any one or more existing Classes (other than Reinvesting Holder Notes and, subject, in the case of additional notes of an existing Class of Rated Debt, to clause (v) below) and use the net proceeds to purchase additional Collateral Obligations or as otherwise permitted under this Indenture, subject to satisfaction by the Issuer of the conditions set forth in Section 3.2 and provided that the following conditions are met:
2.12.1.1.the Collateral Manager consents to such issuance and such issuance is consented to by a Majority of the Preferred Interests and the Retention Holder;
2.12.1.2.if additional Class A Senior Debt is being issued or incurred, as applicable, a Majority of the Controlling Class consents to such issuance or incurrence, as applicable;
2.12.1.3.in the case of additional debt of one or more existing Classes, the Aggregate Outstanding Amount of Debt of such Class issued or incurred in all additional issuances or incurrences, as applicable, may not exceed 100% of the respective original Aggregate Outstanding Amount of the Debt of such Class;
2.12.1.4.in the case of additional debt of one or more existing Classes, the terms of the debt issued or incurred, as applicable, must be identical to the respective terms of previously issued Debt of the applicable Class (except that the interest due on additional notes will accrue from the issue date of such additional notes and the interest rate and price of such debt do not have to be identical to those of the initial Debt of that Class but the interest rate may not exceed the interest rate applicable to the initial Debt of such Class);
2.12.1.5.such additional debt must be issued at a cash sales price equal to or greater than the principal amount thereof;
2.12.1.6.in the case of additional debt of one or more existing Classes, additional debt of all Classes must be issued and such issuance of additional debt must be proportional across all Classes;
2.12.1.7.Rating Agency Confirmation has been obtained from S&P with respect to any Rated Debt not constituting part of such additional issuance or incurrence;
2.12.1.8.the proceeds of such additional debt (net of fees and expenses incurred in connection with such issuance or incurrence) will be treated as Principal Proceeds and used to purchase additional Collateral Obligations, to invest in Eligible Investments or to apply pursuant to the Priority of Payments;
2.12.1.9.immediately after giving effect to such issuance or incurrence, the degree of compliance with each Coverage Test is maintained or improved immediately after giving effect to such issuance or incurrence and the application of the proceeds thereof;
2.12.1.10.the issuance or incurrence of such additional debt does not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;
2.12.1.11.additional Reinvesting Holder Notes, Preferred Interests or any Transfer Restricted Notes are issued only to holders or beneficial owners that are "United States persons" as defined in Section 7701(a)(30) of the Code and agree to provide the Issuer, the Collateral Manager and the Trustee with a correct, complete and properly executed IRS Form W-9 (or applicable successor form) with appropriate attachments (if any);
2.12.1.12.Tax Advice shall be delivered to the Trustee, by or on behalf of the Issuer, to the effect that (A) in the case of additional debt of one or more existing Classes, such issuance or incurrence, as applicable, would not cause the Holders or beneficial owners of previously issued or incurred Debt of such Class to be deemed to have sold or exchanged such Debt under Section 1001 of the Code and (B) any additional Rated Debt will be treated as debt for U.S. federal income tax purposes;
2.12.1.13.the Issuer has delivered to the Trustee an Officer's certificate that such additional issuance is permitted under this Indenture and that all conditions thereto have been satisfied; and
2.12.1.14.in the case of additional debt of an existing Class of Rated Debt, no Event of Default shall have occurred and is continuing.
2.12.2.Any such additional issuance or incurrence will be issued in a manner that will allow the Issuer to accurately provide the information described in Treasury Regulations section 1.1275-3(b)(1)(i).
2.12.3.Except to the extent that the Collateral Manager has determined that its purchase of additional debt is required for compliance with the U.S. Retention Requirements, any additional notes of an existing Class issued as described above will, to the extent reasonably practicable, be offered by the Issuer, first to Holders of that Class in such amounts as are necessary to preserve (on an approximate basis) their pro rata holdings of Debt of such Class.
2.13.Issuer Purchases of Debt
2.13.1.The Issuer, at the direction of the Collateral Manager, may, during the Reinvestment Period, use Principal Proceeds to purchase Debt, in whole or in part, in accordance with, and subject to, the terms described in this Section 2.13. The Trustee shall cancel as described under Section 2.9 any such purchased Debt surrendered to it for cancellation or, in the case of any Global Notes, the Trustee shall decrease the Aggregate Outstanding Amount of such Global

Notes in its records by the full par amount of the purchased Debt, and approve any instruction at DTC or its nominee, as the case may be, to conform its records.
2.13.2.To effect a purchase of Rated Debt of any Class, the Collateral Manager on behalf of the Issuer shall by notice to the Holders of the Debt of such Class offer to purchase all or a portion of the Debt (the "Debt Purchase Offer"). The Debt Purchase Offer shall specify (i) the purchase price (as a percentage of par) at which such purchase will be effected, (ii) the maximum amount of Principal Proceeds that will be used to effect such purchase, (iii) the length of the period during which such offer will be open for acceptance, (iv) that pursuant to the terms of the offer each such Holder shall have the right, but not the obligation, to accept such offer in accordance with its terms and (v) if the Aggregate Outstanding Amount of Debt of the relevant Class held by Holders who accept such offer exceeds the amount of Principal Proceeds specified in such offer, a portion of the Debt of each accepting Holder shall be purchased pro rata based on the respective principal amount held by each such Holder.
2.13.3.An Issuer purchase of the Debt may not occur unless each of the following conditions is satisfied:
2.13.3.1.(A)    such purchases of Rated Debt occur in the order of priority set out in the Debt Payment Sequence;
1.1.1.1.1.1.each such purchase is effected only at prices discounted from par;
2.13.3.1.1.1.each Coverage Test is satisfied immediately prior to each such purchase and will be satisfied after giving effect to such purchase;
2.13.3.1.1.2.no Event of Default has occurred and is continuing;
2.13.3.1.1.3.with respect to each such purchase, Rating Agency Confirmation has been obtained with respect to any Rated Debt that will remain Outstanding following such purchase; and
2.13.3.1.1.4.each such purchase is otherwise conducted in accordance with applicable law.
2.13.3.2.the Issuer and the Trustee have received an Officer's certificate of the Collateral Manager to the effect that the Debt Purchase Offer has been provided to the holders of the Class of Debt subject to the purchase offer and the conditions in Section 2.13(c)(i) have been satisfied.
2.13.4.Any Debt purchased by the Issuer shall be surrendered to the Trustee for cancellation in accordance with Section 2.9; provided that any Debt purchased by the Issuer on a date that is later than a Record Date but prior to the related Payment Date will not be cancelled until the day following the Payment Date.
2.13.5.In connection with any purchase of Debt pursuant to this Section 2.13, the Issuer, or the Collateral Manager on its behalf, may by Issuer Order provide direction to the Trustee to take actions it deems necessary to give effect to the other provisions of this Indenture that may be affected by such purchase of Debt; provided that no such direction may conflict with any express provision of this Indenture, including a requirement to obtain the consent of Holders or Rating Agency Confirmation prior to taking any such action.
3.
CONDITIONS PRECEDENT
3.1.Conditions to Issuance and Incurrence of Debt on Closing Date
3.1.1.(1) The Debt to be issued and incurred, as applicable, on the Closing Date may be registered in the names of the respective Holders thereof and may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee, in each case upon Issuer Order and upon receipt by the Trustee of the following:
3.1.1.1.Officers' Certificates of the Issuer Regarding Limited Liability Company Matters. An Officer's certificate of the Issuer (A) evidencing the authorization by Resolution of the execution and delivery of this Indenture, the Loan Agreements, the Collateral Management Agreement, the Collateral Administration Agreement, the Fiscal Agency Agreement and related Transaction Documents, the execution, authentication and delivery (or, in the case of the Class A-L Loans, incurrence) of the Debt applied for by it and specifying the Stated Maturity, principal amount of each Class of Rated Debt applied for by it and (B) certifying that (1) the attached copy of the Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.
3.1.1.2.Governmental Approvals. From the Issuer either (A) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the performance by the Issuer of its obligations under this Indenture, the Loan Agreements, the Collateral Management Agreement, the Collateral Administration Agreement and the Fiscal Agency Agreement or (B) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the performance by the Issuer of its obligations under this Indenture, the Loan Agreements, the Collateral Management Agreement, the Collateral Administration Agreement and the Fiscal Agency Agreement except as has been given.
3.1.1.3.U.S. Counsel Opinions. Opinions of Paul Hastings LLP, special U.S. counsel to the Issuer, Richards, Layton & Finger, P.A., special Delaware counsel to the Issuer, Locke Lord LLP, counsel to the Trustee, Loan Agent, Collateral

Administrator and Fiscal Agent, and Latham & Watkins LLP, counsel to the Originator and the Collateral Manager, each dated the Closing Date.
3.1.1.4.Officers' Certificates of Issuer Regarding Indenture, the Applicable Loan Agreement and Fiscal Agency Agreement. An Officer's certificate of the Issuer stating that, to the best of the signing Officer's knowledge, the Issuer is not in default under this Indenture, the Loan Agreements or the Fiscal Agency Agreement and that the issuance of the Notes and the Preferred Interests or incurrence of the Class A-L Loans of each Class applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture, the Loan Agreements or the Fiscal Agency Agreement relating to the authentication and delivery of the Notes and the Preferred Interests and incurrence of the Class A-L Loans applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of such Debt and the incurrence of the Class A-L Loans or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer's certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date.
3.1.1.5.Transaction Documents. An executed counterpart of the Collateral Management Agreement, the Loan Agreements, the Collateral Administration Agreement, the Risk Retention Letter, the Master Participation Agreements, the Contribution Agreement, the Sale Agreement, the Fiscal Agency Agreement and the Account Agreement.
3.1.1.6.Certificate of the Collateral Manager. An Officer's certificate of the Collateral Manager, dated as of the Closing Date, to the effect that with respect to each Collateral Obligation to be Delivered by the Issuer on the Closing Date, and each Collateral Obligation with respect to which the Collateral Manager on behalf of the Issuer has entered into a binding commitment prior to the Closing Date for settlement on or after the Closing Date, to the best of the Collateral Manager's knowledge:
3.1.1.6.1.1.in the case of (x) each such Collateral Obligation to be Delivered on the Closing Date, immediately prior to the Delivery thereof on the Closing Date, it satisfies the requirements of the definition of Collateral Obligation in this Indenture, and (y) each Collateral Obligation that the Collateral Manager on behalf of the Issuer committed to acquire on or prior to the Closing Date, each such Collateral Obligation, upon its acquisition, will satisfy the requirements of the definition of Collateral Obligation in this Indenture; and
3.1.1.6.1.2.the Aggregate Principal Balance of the Collateral Obligations which the Issuer has acquired or has entered into binding commitments prior to the Closing Date for settlement on or after the Closing Date is at least equal to the Closing Date Committed Par Amount.
3.1.1.7.Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer's right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations as contemplated by Section 3.3 shall have been effected.
3.1.1.8.Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, with respect to each Collateral Obligation pledged by the Issuer to the effect that:
3.1.1.8.1.1.the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date and except for those Granted pursuant to or permitted by this Indenture and encumbrances arising from due bills, if any, with respect to interest, or a portion thereof, accrued on such Collateral Obligation prior to the first Payment Date and owed by the Issuer to the seller of such Collateral Obligation;
3.1.1.8.1.2.the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (A) above;
3.1.1.8.1.3.the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;
3.1.1.8.1.4.based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vi), the Issuer has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Collateral Obligation to the Trustee;
3.1.1.8.1.5.based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vi), each such Collateral Obligation satisfies the requirements of the definition of Collateral Obligation;
3.1.1.8.1.6.upon Grant by the Issuer, the Trustee has a first priority perfected security interest in such Collateral Obligation (assuming that any Clearing

Corporation, Intermediary or other entity not within the control of the Issuer involved in the Delivery of such Collateral Obligation takes the actions required of it for perfection of that interest); and
3.1.1.8.1.7.based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vi), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has acquired, or has entered into binding commitments prior to the Closing Date for settlement on or after the Closing Date is at least equal to the Closing Date Committed Par Amount.
3.1.1.9.Rating Letters. An Officer's certificate of the Issuer to the effect that it has received a letter from the Rating Agency then rating a Class of Rated Debt and confirming that each Class of Rated Debt has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.
3.1.1.10.Accounts. Evidence of the establishment of each of the Accounts.
3.1.1.11.Delivery of Closing Date Certificate for Deposit of Funds into Accounts. The Issuer has delivered to the Trustee the Closing Date Certificate specifying the amount of proceeds of the issuance or incurrence, as applicable, of the Debt to be deposited in the Accounts specified therein.
3.1.1.12.Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xii) shall imply or impose a duty on the part of the Trustee to require any other documents.
3.2.Conditions to Additional Issuance and Incurrence
1.1.1.Any additional debt to be issued during the Reinvestment Period in accordance with Section 2.12 may be executed by the Issuer and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:
3.2.1.1.Officers' Certificates of the Issuer Regarding Limited Liability Company Matters. An Officer's certificate of the Issuer (A) evidencing the authorization by Resolution of the execution, authentication and delivery of the notes and incurrence of any Class A-L Loans constituting additional Debt applied for by it and specifying the Stated Maturity, principal amount and Interest Rate (if applicable) of the debt applied for by it or in the case of the Class A-L Loans, incurred and (B) certifying that (1) the attached copy of the Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the date of issuance or incurrence, as applicable, and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

3.2.1.2.Governmental Approvals. From the Issuer either (A) a certificate of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance or incurrence, as applicable, of the additional debt or (B) an Opinion of Counsel of the Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance or incurrence, as applicable, of such additional debt except as has been given.
3.2.1.3.Officers' Certificates of Issuer Regarding Indenture and Fiscal Agency Agreement. An Officer's certificate of the Issuer stating that, to the best of the signing Officer's knowledge, the Issuer is not in default under this Indenture or the Fiscal Agency Agreement and that the issuance of the additional debt applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 and all conditions precedent provided in this Indenture relating to the authentication and delivery of the additional notes applied for by it and the incurrence of any additional loans have been complied with; and that all expenses due or accrued with respect to the offering of such debt or relating to actions taken on or in connection with the additional issuance or incurrence of such Debt have been paid or reserves therefor have been made. The Officer's certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the date of additional issuance or incurrence.
3.2.1.4.Supplemental Indenture. A fully executed counterpart of any supplemental indenture making such changes to this Indenture if necessary to permit such additional issuance or incurrence.
3.2.1.5.Rating Agency Confirmation from S&P. An Officer's certificate of the Issuer confirming that Rating Agency Confirmation has been obtained from S&P with respect to the additional issuance or incurrence.
3.2.1.6.Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance or incurrence, authorizing the deposit of the net proceeds of the issuance or incurrence into the Collection Account for use pursuant to Section 10.2.
3.2.1.7.Evidence of Required Consents. A certificate of the Collateral Manager consenting to such additional issuance or incurrence and satisfactory evidence of the consent of a Majority of the Preferred Interests to such issuance or incurrence (which may be in the form of an Officer's certificate of the Issuer).
3.2.1.8.Issuer Order for Deposit of Funds into Expense Reserve Account. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance or incurrence, as applicable, authorizing the deposit of approximately 1% of the proceeds of such additional issuance into the Expense Reserve Account for use pursuant to Section 10.3(d).
3.2.1.9.Debt-for-Tax Opinion. Upon the sale of the Class C Notes and/or the Class D Notes by the Originator (or its Affiliates) to a third party, a written opinion of Paul Hastings LLP or other tax counsel of nationally recognized standing in the United States experienced in transactions of the type being addressed shall be delivered to the Trustee, by or on behalf of the Issuer, to the effect that the Class C Notes and/or the Class D Notes will be treated as debt for U.S. federal income tax purposes.
3.2.1.10.Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (ix) shall imply or impose a duty on the part of the Trustee to require any other documents.
3.3.Delivery of Assets
3.3.1.Except as otherwise provided in this Indenture, the Trustee shall hold all Collateral Obligations purchased in accordance with this Indenture in the relevant Account established and maintained pursuant to Article X, as to which in each case the Trustee shall have entered into an Account Agreement, providing, inter alia, that the establishment and maintenance of such Account will be governed by the law of a jurisdiction satisfactory to the Issuer and the Trustee.
3.3.2.Each time that the Issuer (or the Collateral Manager on behalf of the Issuer) directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Issuer (or the Collateral Manager on behalf of the Issuer) shall, if such Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause such Collateral Obligation, Eligible Investment or other investment to be Delivered. The security interest of the Trustee in the funds or other property used in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all rights of the Issuer in and to any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.
3.3.3.The Issuer (or the Collateral Manager on its behalf) shall cause any other Assets acquired by the Issuer to be Delivered.

4.
SATISFACTION AND DISCHARGE; ILLIQUID ASSETS; LIMITATION ON ADMINISTRATIVE EXPENSES
4.1.Satisfaction and Discharge of Indenture
This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders of Rated Debt to receive payments of principal thereof and interest that accrued prior to Maturity (and to the extent lawful and enforceable, interest on due and unpaid accrued interest) thereon as provided for under the Priority of Payments, subject to Section 2.7(i), (iv) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement and of the Collateral Administrator under the Collateral Administration Agreement, (v) the rights of the Fiscal Agent under the Fiscal Agency Agreement, (vi) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (subject to Section 2.7(i)) and (vii) the rights and immunities of the Trustee hereunder and the Loan Agent hereunder and the Loan Agreements, and the obligations of the Trustee hereunder in connection with the foregoing clauses (i) through (vi) and otherwise under this Article IV (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:
4.1.1.(x)    either:
4.1.1.1.all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 or, (B) Notes for whose payment money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or
4.1.1.2.all Notes not theretofore delivered to the Trustee for cancellation and all Class A-L Loans not repaid in full in accordance with the applicable Loan Agreement (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX (and, in the case of the Class A-L Loans, prepaid in accordance with the applicable Loan Agreement) under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer pursuant to Sections 9.4 or 9.7 and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America (provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which have the Eligible Investment Required Ratings, in an amount sufficient, as recalculated in writing by a firm of Independent certified public accountants which are nationally recognized) sufficient to pay and discharge the entire indebtedness on such Notes, for principal and interest payable thereon under this

Indenture to the date of such deposit (in the case of Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such cash or obligations that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect to the creation and perfection of such security interest; provided that this subsection (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded; and
(y)    the Issuer has paid or caused to be paid all other sums payable by the Issuer hereunder and under the Collateral Administration Agreement, the Fiscal Agency Agreement and the Collateral Management Agreement; or
4.1.2.(1) all Assets of the Issuer that are subject to the lien of this Indenture have been realized, (2) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture and (3) the Accounts have been closed;
provided that, in each case, the Issuer has delivered to the Trustee Officer's certificates (which may rely on information provided by the Trustee or the Collateral Administrator as to the Cash, Collateral Obligations, Equity Securities and Eligible Investments included in the Assets and any paid and unpaid obligations of the Issuer), each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.
Notwithstanding anything herein to the contrary, this Indenture shall not be discharged until the Class A-L Loans have been repaid in full.
Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1. 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.15 shall survive.
4.2.Application of Trust Money
All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Debt, this Indenture and the Loan Agreements, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Preferred Interests), either directly or through any Paying Agent (including, in the case of distributions on the Preferred Interests, the Fiscal Agent), as the Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.
4.3.Repayment of Monies Held by Paying Agent
In connection with the satisfaction and discharge of this Indenture with respect to the Debt, all amounts then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such amounts.
4.4.Disposition of Illiquid Assets
4.4.1.Notwithstanding Article XII (or any other term to the contrary contained herein), if at any time the Assets consist exclusively of Illiquid Assets, Eligible Investments and/or Cash, the Collateral Manager may request bids with respect to each such Illiquid Asset as described below after providing notice to the Holders of Debt and requesting that any Holder of Debt that wishes to bid on any such Illiquid Asset notify the Trustee (with a copy to the Collateral Manager) of such intention within 15 Business Days after the date of such notice. The Trustee shall, after the end of such 15 Business Day period, offer the Illiquid Assets for public or private sale as determined and directed by the Collateral Manager (in a manner and according to terms determined by the Collateral Manager and pursuant to sale documentation provided by the Collateral Manager) and, if any Holder of Debt so notifies the Trustee (with the copy to the Collateral Manager) that it wishes to bid, such Holder of Debt shall be included in the distribution of sale offering or bid solicitation material in connection therewith and thereby given an opportunity to participate with other bidders, if any. The Trustee shall request bids for the sale of each such Illiquid Asset, in accordance with the procedures established by the Collateral Manager, from (i) at least three Persons identified to the Trustee by the Collateral Manager that make a market in or specialize in obligations of the nature of such Illiquid Asset, (ii) the Collateral Manager, (iii) each Holder of Debt that so notified the Trustee that it wishes to bid and (iv) in the case of a public sale, any other participating bidders, and the Trustee shall have no responsibility for the sufficiency or acceptability of such procedures for any purpose or for any results obtained. The Trustee shall notify the Collateral Manager promptly of the results of such bids. Subject to the requirements of applicable law, (x) if the aggregate amount of the highest bids received (if any) is greater than or equal to U.S.$100,000, the Issuer shall sell each Illiquid Asset to the highest bidder (which may include the Collateral Manager and its Affiliates) and (y) if the aggregate amount of the highest bids received is less than U.S.$100,000 or no bids are received, the Trustee shall dispose of the Illiquid Assets, at no cost to the Trustee, as directed by the Collateral Manager in its reasonable business judgment, which may include (with respect to each Illiquid Asset) (I) selling it to the highest bidder (which may include the Collateral Manager and its Affiliates) if a bid was received; (II) donating it to a charitable organization designated by the Collateral Manager; or (III) returning it to its issuer or obligor for cancellation. The proceeds of the sale of Illiquid Assets (after payment of fees and expenses of the Trustee and the Collateral Manager incurred in connection with dispositions under this Section 4.4), if any, shall be applied to pay or provide for Administrative Expenses without regard to the limitations thereon set forth in the Priority of Payments (including any dissolution and discharge expenses) and, notwithstanding Section 11.1, any remaining amounts shall be applied to the payment of unpaid principal and interest (including defaulted interest and Deferred Interest, if any) on the highest Priority Class of Debt until each such Class has been paid in full or such net proceeds have been exhausted.
4.4.2.Notwithstanding the foregoing, the Trustee shall not be under any obligation to dispose of or offer for sale any Illiquid Assets pursuant to clause (a) above if the Trustee is not reasonably satisfied that payment of all expenses, costs and liabilities to be incurred by the Trustee in connection with such disposition or offer, as the case may be, are indemnified or provided for in a manner acceptable to the Trustee. The Collateral Manager shall not dispose of Illiquid Assets in accordance with clause (a) above if directed not to do so, at any time following the notice of disposals prior to release, or acceptance of an offer for sale, of such Illiquid Asset, by a Majority of the Controlling Class or a Majority of the Preferred Interests. The Trustee will not be required to dispose of Illiquid Assets if satisfactory arrangements have not been made for the reimbursement or any expenses, costs or liabilities of the Trustee relating to such disposition. The Trustee will have no liability for the sale procedures or the results of any such sale or disposition of Illiquid Assets, including, without limitation, if the proceeds received, if any, are insufficient to pay all outstanding Administrative Expenses in full.
4.5.Limitation on Obligation to Incur Administrative Expenses
If at any time the sum of (i) the amount of the Eligible Investments, (ii) Cash and (iii) amounts reasonably expected to be received by the Issuer in Cash during the current Collection Period (as certified by the Collateral Manager in its reasonable judgment) is less than the Dissolution Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any Person other than the Trustee, the Collateral Administrator, the Fiscal Agent (or any other capacity in which the Bank is acting pursuant to the Transaction Documents) and their Affiliates, including for Opinions of Counsel in connection with supplemental indentures pursuant to Article VIII, annual opinions under Section 7.6, services of accountants under Section 10.8 and fees of the Rating Agencies under Section 7.14, failure to pay such amounts or provide or obtain such opinions, reports or services shall not constitute a Default hereunder, and the Trustee shall have no liability for any failure to obtain or receive any of the foregoing opinions, reports or services. The foregoing shall not, however, limit, supersede or alter any right afforded to the Trustee or the Bank in any capacity under this Indenture or other Transaction Documents to refrain from taking action in the absence of its receipt of any such opinion, report or service which it reasonably determines is necessary for its own protection.
5.
REMEDIES
5.1.Events of Default
"Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
5.1.1.a default in the payment, when due and payable, of (i) any interest on any Class A Senior Debt, Class A-2 Notes or Class B Note or, if there are no Class A Senior Debt, Class A-2 Notes or Class B Notes Outstanding, any Debt of the Controlling Class, and, in each case, the continuation of any such default for five Business Days or (ii) any principal of, or interest or Deferred Interest on, or any Redemption Price in respect of, any Rated Debt at its Stated

Maturity or on any Redemption Date; provided that, in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee, the Collateral Administrator, the Fiscal Agent, the Registrar or any Paying Agent, such default will not be an Event of Default unless such failure continues for seven Business Days, after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined); provided, further, that for the avoidance of doubt, the failure to effect an Optional Redemption, Tax Redemption, Partial Redemption, Re-Pricing Redemption or Re-Pricing shall not constitute an Event of Default; provided, further, that in the case of a default in the payment of principal of any Debt on any Redemption Date where (A) such default is due solely to a delayed or failed settlement of any asset sale by the Issuer (or the Collateral Manager on the Issuer's behalf), (B) the Issuer (or the Collateral Manager on the Issuer's behalf) had entered into a binding agreement for the sale of such asset prior to the applicable Redemption Date, (C) such delayed or failed settlement is due to circumstances beyond the control of the Issuer and the Collateral Manager and (D) the Issuer (or the Collateral Manager on the Issuer's behalf) has used reasonable efforts to cause such settlement to occur prior to the Redemption Date and without such delay or failure, then such default will not be an Event of Default unless such failure continues for 60 days after such Redemption Date;
5.1.2.the failure on any Payment Date to disburse amounts in excess of U.S.$100,000 that are available in the Payment Account in accordance with the Priority of Payments and continuation of such failure for a period of 10 Business Days; provided that, in the case of a default resulting from a failure to disburse due to an administrative error or omission by the Collateral Manager, the Trustee, the Collateral Administrator, the Fiscal Agent, the Registrar or any Paying Agent or due to another non-credit reason, such default will not be an Event of Default unless such failure continues for 10 Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission, irrespective of whether the cause of such administrative error or omission has been determined;
5.1.3.the Issuer or the Assets becomes an investment company required to be registered under the Investment Company Act (and such requirement has not been eliminated after a period of 45 days);
5.1.4.except as otherwise provided in this Section 5.1, a default in the performance, or breach, of any other covenant or other agreement of the Issuer in this Indenture or either Loan Agreement (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Interest Diversion Test or Coverage Test is not an Event of Default, except to the extent provided in clause (f) below), or the failure of any material representation or warranty of the Issuer made in this Indenture, either Loan Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in all material respects when the same shall have been made, which default or failure has a material adverse effect on the holders of the Debt, and the continuation of such default, breach or failure for a period of 45 days after notice by the Trustee at the direction of the Holders of a Majority of the Controlling Class to the Issuer, the Trustee and the Collateral

Manager, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;
5.1.5.the occurrence of a Bankruptcy Event; or
5.1.6.on any Measurement Date after the Effective Date on which any Class A Senior Debt is Outstanding, failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of (x) the Aggregate Principal Balance of the Collateral Obligations, excluding Defaulted Obligations, (y) without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account, and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds and (z) the aggregate Market Value of all Defaulted Obligations on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A Senior Debt, to equal or exceed 102.5%.
Promptly upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Issuer, (ii) the Trustee and (iii) the Collateral Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Trustee, the Trustee shall, not later than three Business Days thereafter, notify the Holders, each Paying Agent, DTC and each of the Rating Agencies of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14).
5.2.Acceleration of Maturity; Rescission and Annulment
5.2.1.If an Event of Default occurs and is continuing (other than a Bankruptcy Event), the Trustee may (with the written consent of a Majority of the Controlling Class), and shall (upon the written direction of a Majority of the Controlling Class), by notice to the Issuer, each Rating Agency and the Collateral Manager, declare the principal of all the Rated Debt to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon (including, in the case of the Deferred Interest Debt, any Deferred Interest) through the date of acceleration and other amounts payable hereunder, shall become immediately due and payable. If a Bankruptcy Event occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Rated Debt, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.
5.2.2.At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer, the Trustee and the Collateral Manager, may rescind and annul such declaration and its consequences if:
5.2.2.1.the Issuer has paid or deposited with the Trustee a sum sufficient to pay:
5.2.2.1.1.1.all unpaid installments of interest and principal then due and payable on the Rated Debt (other than the non-payment of amounts that have become due and payable solely due to acceleration);

5.2.2.1.1.2.to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Interest Rate; and
5.2.2.1.1.3.all unpaid taxes and Administrative Expenses of the Issuer and other sums paid, incurred or advanced by the Trustee hereunder, by the Collateral Administrator under the Collateral Administration Agreement, by the Fiscal Agent under the Fiscal Agency Agreement or hereunder, accrued and unpaid Base Management Fee and any other amounts then payable by the Issuer hereunder prior to such Administrative Expenses and such Base Management Fees; and
5.2.2.2.it has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Rated Debt that has become due solely by such acceleration, have (A) been cured, and a Majority of the Controlling Class by written notice to the Trustee, with a copy to the Collateral Manager, has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.
No such rescission shall affect any subsequent Default or impair any right consequent thereon.
5.3.Collection of Indebtedness and Suits for Enforcement by Trustee
The Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Rated Debt, the Issuer will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Rated Debt, the whole amount, if any, then due and payable on such Rated Debt for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.
If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall upon direction of a Majority of the Controlling Class (subject to the Trustee's rights hereunder, including pursuant to Section 6.1(c)(iv) and Section 6.3(e)), institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Rated Debt and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the Assets.
If an Event of Default or Enforcement Event occurs and is continuing, the Trustee may in its discretion, and shall (subject to its rights hereunder, including pursuant to Section 6.1(c)(iv) and Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the

Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.
In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Rated Debt under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or their respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other obligor upon the Rated Debt, or the creditors or property of the Issuer or such other obligor, the Trustee, without regard to whether the principal of any Rated Debt shall then be due and payable as therein expressed or by declaration or otherwise and without regard to whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:
5.3.1.to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Rated Debt upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Rated Debtholders allowed in any Proceedings relative to the Issuer or other obligor upon the Rated Debt or to the creditors or property of the Issuer or such other obligor;
5.3.2.unless prohibited by applicable law and regulations, to vote on behalf of the Rated Debtholders upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and
5.3.3.to collect and receive any amounts or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Rated Debtholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Rated Debtholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.
Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Rated Debtholders, any plan of reorganization, arrangement, adjustment or composition affecting the Rated Debt or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Rated Debtholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.
In any Proceedings brought by the Trustee on behalf of the Holders of the Rated Debt (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Rated Debt.
Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).
5.4.Remedies
5.4.1.If the maturity of the Rated Debt has been accelerated as provided in Section 5.2(a) and such acceleration and its consequences have not been rescinded and annulled as provided in Section 5.2(b) or if the Rated Debt have become due and payable at Stated Maturity or on any Redemption Date and shall remain unpaid (either such event, an "Enforcement Event"), the Issuer agrees that the Trustee may, and shall, upon written direction (with a copy to the Collateral Manager) of a Majority of the Controlling Class (subject to the Trustee's rights hereunder, including pursuant to Section 6.1(c)(iv) and Section 6.3(e)), to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:
5.4.1.1.institute Proceedings for the collection of all amounts then payable on the Rated Debt or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any amounts adjudged due;
5.4.1.2.sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17;
5.4.1.3.institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;
5.4.1.4.exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Rated Debt hereunder (including exercising all rights of the Trustee under the Account Agreement); and
5.4.1.5.exercise any other rights and remedies that may be available at law or in equity;
provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).
The Trustee may, but need not, obtain and rely upon an opinion or advice of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) experienced in structuring and distributing securities similar to the Rated Debt, which may be the Placement Agent or other appropriate advisors, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Rated Debt, which opinion or advice shall be conclusive evidence as to such feasibility or sufficiency.
5.4.2.If an Event of Default as described in Section 5.1(d) has occurred and is continuing the Trustee may, and at the direction of the Holders of not less than a Majority of the Controlling Class in accordance with Section 5.8(b) shall (subject to the Trustee's rights hereunder, including pursuant to Section 6.1(c)(iv) and Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.
5.4.3.Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability.
Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase money, and such purchaser or purchasers shall not be obliged to see to the application thereof.
Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Issuer, the Trustee and the Holders of the Rated Debt, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.
5.4.4.Notwithstanding any other provision of this Indenture, none of the Trustee, the Secured Parties or the beneficial owners or Holders of any Debt may (and the beneficial owners and Holders of each Class agree, for the benefit of all beneficial owners and Holders of each Class of Debt, that they shall not), prior to the date which is one year (or if longer, any applicable preference period then in effect) plus one day after the payment in full of all Debt, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this Section 5.4 shall preclude, or be deemed to estop, the Trustee, any Secured Party or any Holder (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, such Secured Party or such

Holder, respectively, or (ii) from commencing against the Issuer or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceeding.
5.5.Optional Preservation of Assets
5.5.1.If an Enforcement Event has occurred and is continuing (unless the Trustee has commenced remedies pursuant to Section 5.4), then (x) the Collateral Manager may continue to direct sales and other dispositions, and purchases, of Collateral Obligations in accordance with and to the extent permitted pursuant to Article XII and (y) the Trustee shall retain the Assets intact (subject to the rights of the Collateral Manager pursuant to clause (x) above), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Debt in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII, unless:
5.5.1.1.the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the anticipated reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Rated Debt for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts payable prior to payment of principal on such Rated Debt (including amounts due and owing, and amounts anticipated to be due and owing), as Administrative Expenses (without regard to the Administrative Expense Cap), and the Collateral Manager and a Majority of the Controlling Class agrees with such determination;
5.5.1.2.in the case of an Event of Default specified in clause (a) or clause (f) of the definition thereof, a Majority of the Controlling Class directs the sale and liquidation of the Assets; or
5.5.1.3.a Supermajority of each Class of the Rated Debt (voting separately by Class) directs the sale and liquidation of the Assets.
Directions by Holders under clause (ii) or (iii) above will be effective when delivered to the Issuer, the Trustee and the Collateral Manager.
5.5.2.Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets if the conditions set forth in clause (i), (ii) or (iii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets if prohibited by applicable law.
5.5.3.In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall obtain, with the cooperation and assistance of the Collateral Manager, bid prices with respect to each security contained in the Assets from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such securities and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion or advice of an Independent investment banking firm of national reputation or other appropriate advisors (the cost of which shall be payable as an Administrative Expense).
The Trustee shall deliver to the Holders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) at the written request of a Majority of the Controlling Class at any time during which clause (y) of the first sentence of Section 5.5(a) applies; provided that any such request made more frequently than once in any 90-day period shall be at the expense of such requesting party or parties.
5.5.4.Prior to the sale of the Collateral in connection with an exercise of remedies described in this Section 5.5, the Trustee will use commercially reasonable efforts to notify the holders of the Preferred Interests and each Rating Agency of its intent to sell the Collateral in accordance with this Indenture. Prior to the Trustee consummating any such sale of the Collateral, the Trustee shall offer to sell the Collateral to holders of the Preferred Interests constituting a Majority of the Preferred Interests on the same terms and conditions as are offered by any Person that is not an Affiliate of the Issuer or the Collateral Manager in the highest firm bid to purchase the Collateral received by the Trustee. To the extent a Majority of the Preferred Interests does not accept such offer within two Business Days after delivery by the Trustee of such offer, the Trustee shall be free to accept such bid on the same terms and conditions for a period of 10 days. If the Trustee does not accept such bid within such 10-day period and intends to sell the Collateral subsequently, the Trustee shall comply with the requirements of this paragraph in connection with such subsequent proposed sale. The Trustee shall have no responsibility or liability for (i) selling Collateral to the holders of Preferred Interests as described above, or the inability of any such party to provide a firm bid or (ii) any delay, failure or loss of value in liquidating Collateral as a result of the requirements above.
5.6.Trustee May Enforce Claims Without Possession of Debt
All rights of action and claims under this Indenture or under any of the Rated Debt may be prosecuted and enforced by the Trustee without the possession of any of the Rated Debt or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7.
5.7.Application of Money Collected
Following the commencement of exercise of remedies by the Trustee pursuant to Section 5.4, any amount collected by the Trustee with respect to the Debt pursuant to this Article V and any amount that may then be held or thereafter received by the Trustee with respect to the Debt hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of the

Priority of Payments, at the date or dates fixed by the Trustee. Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.
5.8.Limitation on Suits
No Holder shall have any right to institute any Proceedings, judicial or otherwise, with respect to the Debt or this Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder or hereunder, unless:
5.8.1.such Holder has previously given to the Trustee (with a copy to the Collateral Manager) written notice of an Event of Default;
5.8.2.not less than a Majority of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys' fees and expenses) and liabilities to be incurred in compliance with such request;
5.8.3.the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and
5.8.4.no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.
In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.
5.9.Unconditional Rights of Holders to Receive Principal and Interest
5.9.1.Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Rated Debt shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Rated Debt (including any Deferred Interest), as such principal, interest and other amounts become due and payable in accordance with the

Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Section 5.4 and Section 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Rated Debt ranking junior to Debt still Outstanding shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Rated Debt ranking senior to such Rated Debt remains Outstanding, which right shall be subject to the provisions of Section 5.4(d) and Section 5.8, and shall not be impaired without the consent of any such Holder.
5.9.2.Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Reinvesting Holder Notes and the Holder of Preferred Interests shall have the right, which is absolute and unconditional, to receive payment of the principal of such Reinvesting Holder Notes or Preferred Interests, as applicable, as such principal becomes due and payable in accordance with the Priority of Payments. Holders of Reinvesting Holder Notes and the Holder of Preferred Interests shall have no right to institute proceedings for the enforcement of any such payment until such time as no Rated Debt remains Outstanding, which right shall be subject to the provisions of Sections 5.4(d) and 5.8 to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.
5.10.Restoration of Rights and Remedies
If the Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Issuer, the Trustee and the Holder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holder shall continue as though no such Proceeding had been instituted.
5.11.Rights and Remedies Cumulative
No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
5.12.Delay or Omission Not Waiver
No delay or omission of the Trustee or any Holder of Rated Debt to exercise any right or remedy accruing upon any Event of Default or Enforcement Event shall impair any such right or remedy or constitute a waiver of any such Event of Default or Enforcement Event or an acquiescence therein or of a subsequent Event of Default or Enforcement Event. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Rated Debt may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Rated Debt.
5.13.Control by Majority of Controlling Class
Notwithstanding any other provision of this Indenture, a Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default or Enforcement Event to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Indenture; provided that:
5.13.1.such direction shall not conflict with any rule of law or with any express provision of this Indenture;
5.13.2.the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received the indemnity as set forth in (c) below);
5.13.3.the Trustee shall have been provided with indemnity reasonably satisfactory to it; and
5.13.4.notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets must satisfy the requirements of Section 5.5.
5.14.Waiver of Past Defaults
Prior to the time a judgment or decree for payment of the amount due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Debt waive (i) any past Event of Default, (ii) any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default and (iii) any future occurrence that would give rise to an Event of Default of a type previously waived and its consequences, except any such Event of Default or occurrence:
5.14.1.in the payment of the principal of or interest on any Rated Debt (which may be waived only with the consent of the Holder of such Rated Debt);
5.14.2.in the payment of interest on the Rated Debt of the Controlling Class (which may be waived only with the consent of the Holders of 100% of the Controlling Class);
5.14.3.in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Debt materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or
5.14.4.in respect of a representation contained in Section 7.19.
In the case of any such waiver, the Issuer, the Trustee and the Holders shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to each Rating Agency, the Collateral Manager and each Holder.
Upon any such waiver (other than a waiver of a future event), such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture. Any waiver of any future occurrence must be revocable by a Majority of the Controlling Class, and may also be specifically limited to a designated period of time.
5.15.Undertaking for Costs
All parties to this Indenture agree, and each Holder of any Debt by such Holder's acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Debt on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).
5.16.Waiver of Stay or Extension Laws
The Issuer covenants (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshaling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law or rights, and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.
5.17.Sale of Assets
5.17.1.The power to effect any sale (a "Sale") of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice to the Holders (with a copy to the Collateral Manager), and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses, if any, incurred by the Trustee and the Collateral Manager in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.
5.17.2.The Trustee may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Debt or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7. The Rated Debt need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Debt. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture. Holders may bid for and acquire any portion of the Assets in connection with a public Sale thereof.
5.17.3.If any portion of the Assets consists of securities issued without registration under the Securities Act ("Unregistered Securities"), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or state regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.
5.17.4.The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee's authority, to inquire into the satisfaction of any conditions precedent or see to the application of any amounts.
5.18.Action on the Debt
The Trustee's right to seek and recover judgment on the Debt or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Holders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer.
6.
THE TRUSTEE
6.1.Certain Duties and Responsibilities

6.1.1.Except during the occurrence and continuation of an Event of Default actually known to the Trustee:
6.1.1.1.the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
6.1.1.2.in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, advice or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates, advice or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer's certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Holders (with a copy to the Collateral Manager).
6.1.2.If an Event of Default actually known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage or Class as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.
6.1.3.No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, its own willful misconduct or its own bad faith, except that:
6.1.3.1.this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;
6.1.3.2.the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;
6.1.3.3.the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;
6.1.3.4.no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including providing notices under Article V, under this Indenture; and
6.1.3.5.in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such losses or damages and without regard to such action.
6.1.4.For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default described in Sections 5.1(c), (d), (e) or (f) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references the Debt generally, the Issuer, the Assets or this Indenture. For purposes of determining the Trustee's responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.
6.1.5.The Trustee will deliver all notices to the Holders forwarded to the Trustee by the Issuer or the Collateral Manager for such purpose. Upon the Trustee receiving written notice from the Collateral Manager that an event constituting "cause" as defined in the Collateral Management Agreement has occurred, the Trustee will, not later than three Business Days thereafter, notify the Holders.
6.1.6.Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.
6.1.7.The Trustee shall forward any notices to the Holders of the Class A Senior Debt to the Loan Agent for forwarding to the Class A-L Lenders.
6.1.8.The Trustee shall, upon reasonable (but no less than three Business Days') prior written notice to the Trustee, permit any representative of a Holder, during the Trustee's normal business hours, to examine all books of account, records, reports and other papers of the Trustee (other than items protected by attorney-client privilege) relating to the Debt, to make copies and extracts therefrom (the reasonable out of pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by such Holder) and to discuss the Trustee's actions, as such actions relate to the Trustee's duties with respect to the Debt, with the Trustee's Officers and employees responsible for carrying out the Trustee's duties with respect to the Debt, provided that no reports prepared by the Issuer's Independent certified public accountants will be available for examination in violation of any confidentiality provisions contained therein or in any agreed upon procedures letters executed pursuant to Section 10.8.
6.1.9.If within 80 calendar days of delivery of financial information or disbursements (which delivery may be via posting to the Bank's website) the Bank receives written notice of an error or omission related thereto and within five calendar days of the Bank's receipt of such notice the Collateral Manager or the Issuer confirms such error or omission, the Bank agrees to use reasonable efforts to correct such error or omission and such use of reasonable efforts shall be the only obligation of the Bank in connection therewith. Beyond such period the Bank shall not be required to take any action and shall have no responsibility for the same. In no such event shall the Bank be obligated to take any action at any time at the request or direction of any Person unless such Person shall have offered to the Bank security or indemnity reasonably satisfactory to it against the costs, expenses, and liabilities which might reasonably be incurred by it in connection with such request or direction.
6.1.10.The Issuer and the Collateral Manager will have the right to obtain a complete list of Holders (and, subject to confidentiality requirements, Certifying Persons) at any time upon five Business Days' prior written notice to the Trustee. At the direction of the Issuer or the Collateral Manager (and at the expense of the Issuer), the Trustee will request a list of participants holding interests in the Debt from one or more book-entry depositories and provide such list to the Issuer or Collateral Manager, respectively. Upon the request of any Holder or Certifying Person, the Trustee shall provide an electronic copy of this Indenture, the Collateral Management Agreement, the Fiscal Agency Agreement, the Collateral Administration Agreement and any agreements referenced as a supplement to this Indenture that is in the possession of, or reasonably available to, the Trustee.
6.1.11.The Trustee is hereby directed to accept and acknowledge the Risk Retention Letter and shall have no responsibility to monitor any obligation thereunder.
6.1.12.The Trustee shall have no duty to monitor or verify compliance by any party with the Securitization Regulations, the EU Transparency Requirements or the EU/UK Risk Retention Requirements or any similar laws or to determine whether a Retention Deficiency has occurred or to determine the Retention Basis Amount.
6.2.Notice of Default
Promptly (and in no event later than three Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall notify the Collateral Manager, each Rating Agency and all Holders of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.
6.3.Certain Rights of Trustee

Except as otherwise provided in Section 6.1:
6.3.1.the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper, judgment, electronic communication or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein;
6.3.2.any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;
6.3.3.whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer's certificate and/or an Opinion of Counsel (to the extent an Opinion of Counsel is provided) or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, request and rely on reports of nationally recognized accountants (which may or may not be the Independent certified public accountants selected by the Issuer pursuant to Section 10.8(a)), investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;
6.3.4.as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;
6.3.5.the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys' fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;
6.3.6.the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class shall (subject to the right of the Trustee hereunder to be satisfactorily indemnified), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Issuer's or the Collateral Manager's normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;
6.3.7.the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed, or attorney appointed, with due care by it hereunder;
6.3.8.the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder;
6.3.9.nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate, monitor or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);
6.3.10.to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) ("GAAP"), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the Issuer's accountants which may or may not be the Independent certified public accountants selected by the Issuer pursuant to Section 10.8(a) (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;
6.3.11.the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, DTC, Euroclear, Clearstream or any other clearing agency or depository or any Paying Agent (other than the Trustee), and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Issuer or the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine (i) whether the Collateral Manager has the authority to provide instructions hereunder or under another Transaction Document or (ii) the accuracy of information received by the Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;
6.3.12.notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a Securities Intermediary) to the contrary, neither the Trustee nor the Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;
6.3.13.in the event the Bank or an Affiliate is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Calculation Agent or Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Account Agreement or any other documents to which the Bank, or an Affiliate in such capacity is a party;
6.3.14.any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;
6.3.15.to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;
6.3.16.the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Debt generally, the Issuer or this Indenture. Delivery of reports, documents and other information to the Trustee is for informational purposes only and the Trustee's receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document other than to the extent that the express duties of the Trustee hereunder require the Trustee to review such reports or information;
6.3.17.the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services), any act or provision of any present or future law or regulation or governmental authority; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;
6.3.18.to the extent not inconsistent herewith, the rights, protections and immunities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator, the Loan Agent and the Fiscal Agent; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement, the Credit Agreement and the Fiscal Agency Agreement;
6.3.19.in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm's-length basis, whether it or such Affiliate is acting as a subagent of the

Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;
6.3.20.the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7;
6.3.21.the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or to see to monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Assets or (ii) to maintain any insurance; and
6.3.22.neither the Trustee nor the Collateral Administrator shall have any responsibility to the Issuer or the Secured Parties to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on behalf of the Issuer); provided that the Trustee is hereby authorized to execute (and shall upon receipt from the Issuer or the Collateral Manager on behalf of the Issuer execute) any acknowledgement or other agreement with the Independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgements with respect to the sufficiency of the agreed upon procedures to be performed by the Independent accountants by the Issuer, (ii) releases of claims (on behalf of itself and the Holders) and other acknowledgements of limitations of liability in favor of the Independent accountants or (iii) restrictions or prohibitions on the disclosure of the information or documents provided to it by such firm of Independent accountants (including to the Holders). It is understood and agreed that the Trustee will deliver such acknowledgment or other agreement in conclusive reliance on the foregoing Issuer Order, and the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures. Notwithstanding the foregoing, in no event shall the Trustee be required to execute any agreement in respect of the Independent Accountants that the Trustee determines adversely affects it in its individual capacity.
6.4.Not Responsible for Recitals or Issuance of Debt
The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee's obligations hereunder), the Credit Agreement, the Assets or the Debt. The Trustee shall not be accountable for the use or application by the Issuer of the Debt or the proceeds thereof or any money paid to the Issuer pursuant to the provisions hereof.

6.5.May Hold Debt
The Trustee, the Fiscal Agent, any Paying Agent, Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Debt and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee, Fiscal Agent, Paying Agent, Registrar or such other agent.
6.6.Money Held in Trust
Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.
6.7.Compensation and Reimbursement
6.7.1.The Issuer agrees:
6.7.1.1.to pay the Trustee (and the Bank in all its capacities) on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder and other the other Transaction Documents (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);
6.7.1.2.to reimburse the Trustee (and the Bank in all its capacities) in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee (or the Bank in any of its capacities) in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3(c) or Section 10.6, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee's receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;
6.7.1.3.to indemnify the Trustee (and the Bank in all its capacities) and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, claim, liability or expense (including reasonable attorney's fees and costs) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust or the performance of duties hereunder and other the other Transaction Documents, including the costs and expenses of enforcing this Indenture or the other

Transaction Documents, defending themselves against any claim or liability in connection with the exercise or performance of any of their powers, rights or duties hereunder and under any other agreement or instrument related hereto; and
6.7.1.4.to pay the Trustee (and the Bank in all its capacities) reasonable additional compensation together with its expenses (including reasonable counsel fees and costs) for any collection or enforcement action taken pursuant to Section 6.13 or Article V.
6.7.2.The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture only as provided in Sections 11.1(a)(i), (ii) and (iii) and only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee's rights under Section 6.9. No direction by the Holders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or expense not so paid shall be deferred and payable on such later date on which a fee or expense shall be payable and sufficient funds are available therefor.
6.7.3.The Trustee hereby agrees not to cause the filing of a petition in bankruptcy or winding-up with respect to the Issuer until at least one year (or if longer the applicable preference period then in effect) plus one day, after the payment in full of all Debt issued under this Indenture or issued under the Limited Liability Company Agreement and incurred under the applicable Loan Agreement, as applicable.
6.7.4.The Issuer's payment obligations to the Trustee (and the Bank in its other capacities)under this Section 6.7 shall be secured by the lien of this Indenture, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee (and the Bank in its other capacities). When the Trustee incurs expenses after the occurrence of a Bankruptcy Event, the expenses are intended to constitute expenses of administration under Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or similar law.
6.8.Corporate Trustee Required; Eligibility
There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a rating of at least "BBB-" by S&P and (b) an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.
6.9.Resignation and Removal; Appointment of Successor
6.9.1.No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.
6.9.2.The Trustee may resign at any time by giving not less than 60 days' written notice thereof to the Issuer, the Collateral Manager, the Holders and each Rating Agency. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Rated Debt of each Class or, at any time when an Event of Default or Enforcement Event has occurred and is continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class; provided further, that if a Majority of the Rated Debt of each Class (or, at any time when an Event of Default or Enforcement Event shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), a Majority of the Controlling Class) do not provide written notice to the Issuer objecting to such appointment within ten days of receipt of notice of such appointment from the Issuer, Holders of such Debt shall be deemed to have consented to such appointment and approved of such successor trustee or trustees for purposes hereof. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.
6.9.3.The Trustee may be removed (i) at any time by Act of a Majority of each Class of Rated Debt or by the Collateral Manager or (ii) at any time when an Event of Default or Enforcement Event has occurred and is continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Issuer.
6.9.4.If at any time:
6.9.4.1.the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or by any Holder; or
6.9.4.2.the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Issuer, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
6.9.5.If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Issuer, by Issuer Order, shall promptly appoint a successor Trustee. If the Issuer shall fail to appoint a successor Trustee within 30 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the Trustee or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.
6.9.6.The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by providing notice of such event to the Collateral Manager, to each Rating Agency and to the Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer fails to provide such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer.
6.9.7.If the Bank shall resign or be removed as Trustee, the Bank shall also resign or be removed as Paying Agent, Calculation Agent, Registrar and any other capacity in which the Bank is then acting pursuant to this Indenture or any other Transaction Document.
6.10.Acceptance of Appointment by Successor
Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer or a Majority of any Class of Rated Debt or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.
6.11.Merger, Conversion, Consolidation or Succession to Business of Trustee

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.
6.12.Co-Trustees
At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Issuer and the Trustee shall have power to appoint one or more Persons satisfying the requirements of Section 6.8 to act as co-trustee, jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.
The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.
Should any written instrument from the Issuer be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay as Administrative Expenses, to the extent funds are available therefor under the Priority of Payments, for any reasonable fees and expenses in connection with such appointment.
Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:
6.12.1.the Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised, solely by the Trustee;
6.12.2.the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

6.12.3.the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default or Enforcement Event has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;
6.12.4.no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;
6.12.5.the Trustee shall not be liable by reason of any act or omission of a co-trustee; and
6.12.6.any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.
The Issuer shall notify each Rating Agency and the Collateral Manager of the appointment of a co-trustee hereunder.
6.13.Certain Duties of Trustee Related to Delayed Payment of Proceeds
In the event that the Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing (which may be by email) and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or (y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the issuer of such Asset, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.7 and Article XII, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.
6.14.Authenticating Agents

Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.
Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.
Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer (with a copy to the Collateral Manager). The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer (with a copy to the Collateral Manager). Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer (with a copy to the Collateral Manager).
Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.
6.15.Withholding
If any withholding tax is imposed on the Issuer's payment (or allocations of income) under the Debt by law or pursuant to the Issuer's agreement with a governmental authority, such tax shall reduce the amount otherwise distributable to the relevant Holder or beneficial owner. The Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Holder or beneficial owner sufficient funds for the payment of any tax that is legally owed or required to be withheld by the Issuer by law or pursuant to the Issuer's agreement with a governmental authority (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings) and to timely remit such amounts to the appropriate taxing authority; provided, for the avoidance of doubt, that whether the Trustee may make a payment in respect of an obligation imposed by Section 6225 of the Code, and the consequences of such a payment, are governed by Section 7.17(g)(iii). The amount of any withholding tax imposed by law or pursuant to the Issuer's agreement with a governmental authority with respect to any Debt shall be treated as Cash distributed to the relevant Holder or beneficial owner at the time it is withheld by the Trustee. If there is a possibility that withholding tax is payable with respect to a distribution, the Paying Agent or the Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Person in providing readily available information so long as such Person agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Debt. For the avoidance of doubt, this Section 6.15 provision shall be interpreted and applied in a manner consistent with Section 7.17(g)(iii).
6.16.Representative for Holders Only; Agent for each other Secured Party
With respect to the security interest created hereunder, the delivery of any Asset to the Trustee is to the Trustee as representative (as defined in Article I of the UCC) of the Holders and agent for each other Secured Party. In furtherance of the foregoing, the possession by the Trustee of any Asset, the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Holders and agent for each other Secured Party.
6.17.Representations and Warranties of the Bank
The Bank hereby represents and warrants as follows:
6.17.1.Organization. The Bank has been duly organized and is validly existing as a national banking association with trust powers under the laws of the United States of America and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent, custodian, calculation agent, bank and Securities Intermediary.
6.17.2.Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Registrar, Transfer Agent, Calculation Agent, Collateral Administrator and Intermediary. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors' rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a proceeding at law or in equity).
6.17.3.Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.
6.17.4.No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound in a manner that will materially adversely affect the legality, enforceability against it of this Indenture or any Transaction Document to which it is a party or its ability (as a matter of law) to perform its obligations under this Indenture or any such other Transaction Document to which the Bank is a party.
7.
COVENANTS
7.1.Payment of Principal and Interest
The Issuer will duly and punctually pay the principal of and interest on the Rated Debt in accordance with the terms of such Debt and this Indenture pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Reinvesting Holder Notes and Preferred Interests, in accordance with the terms of the Reinvesting Holder Notes and this Indenture.
Amounts properly withheld under the Code or other applicable law or pursuant to the Issuer's agreement with a governmental authority by any Person from a payment under a Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.
7.2.Maintenance of Office or Agency
The Issuer hereby appoints the Trustee as a Paying Agent for payments on the Debt and the Issuer hereby appoint the Trustee at its applicable Corporate Trust Office, as the Issuer's agent where Debt may be surrendered for registration of transfer or exchange. The Issuer may at any time and from time to time appoint additional paying agents; provided that no paying agent shall be appointed in a jurisdiction which subjects payments on the Debt to withholding tax solely as a result of such Paying Agent's activities or its location. If at any time the Issuer shall fail to maintain the appointment of a paying agent, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding sentence), and Debt may be presented and surrendered for payment, to the Trustee at its main office.
The Issuer hereby appoints Cogency Global Inc. as their agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby (the "Process Agent"). The Issuer may at any time and from time to time vary or terminate the appointment of such Process Agent or appoint an additional Process Agent; provided that the Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of such Debt and this Indenture may be served. If at any time the Issuer shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Trustee with the address thereof, notices and demands may be served on the Issuer by mailing a copy thereof by registered or certified mail or by overnight courier, postage prepaid, to the Issuer at its address specified in Section 14.3 for notices.

7.3.Money for Payments to be Held in Trust
All payments of amounts due and payable with respect to any Debt that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Debt.
When the Issuer shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.
Whenever the Issuer shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee, with a copy to the Collateral Manager, of its action or failure so to act. Any amounts deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Debt with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article X.
The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee, with a copy to the Collateral Manager. So long as the Debt of any Class is rated by a Rating Agency, (i) any Paying Agent must have a long-term deposit rating of at least "A+" by S&P or a long-term issuer/senior debt rating of at least "A-" by S&P and a short-term deposit rating of at least "A-2" by S&P or (ii) Rating Agency Confirmation must be obtained with respect to such Paying Agent. If any successor Paying Agent ceases to have such ratings, the Issuer shall notify each Rating Agency of such change and either obtain Rating Agency Confirmation or promptly remove such Paying Agent and appoint a successor Paying Agent with such ratings. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee (and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3, that such Paying Agent will:
7.3.1.allocate all sums received for payment to the Holders for which it acts as Paying Agent on each Payment Date (including any Redemption Date) among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

7.3.2.hold all sums held by it for the payment of amounts due with respect to the Debt in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;
7.3.3.if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Debt if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;
7.3.4.if such Paying Agent is not the Trustee, immediately give the Trustee, with a copy to the Collateral Manager, notice of any default by the Issuer (or any other obligor upon the Debt) in the making of any payment required to be made; and
7.3.5.if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.
The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.
Except as otherwise required by applicable law, any money deposited with the Trustee or any Paying Agent in trust for any payment on any Debt and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts (but only to the extent of the amounts so paid to the Issuer) and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer any reasonable means of notification of such release of payment.
7.4.Existence of Issuer
7.4.1.The Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a limited liability company organized under the laws of the State of Delaware and shall obtain and preserve its qualification to do business as foreign corporations in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Debt, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of organization from the State of Delaware to any other jurisdiction reasonably selected by the Issuer so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Trustee by the Issuer, which notice shall be forwarded by the

Trustee to the Holders, the Collateral Manager and each Rating Agency and (iii) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change.
7.4.2.The Issuer shall ensure that all organizational or other formalities regarding its existence (including holding regular board of directors' and shareholders', or other similar, meetings to the extent required by applicable law) are followed. The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries and (ii)  (x) the Issuer shall not (A) have any employees (other than its directors or officers to the extent they are employees), (B) except as contemplated by the Collateral Management Agreement or the Limited Liability Company Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest; provided that the foregoing shall not prohibit the Issuer from entering into the Fiscal Agency Agreement with the Preferred Interest Registrar, in its capacity as such or (C) pay dividends other than in accordance with the terms of this Indenture, the Fiscal Agency Agreement and the Limited Liability Company Agreement and (y) the Issuer shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) maintain an arm's length relationship with its Affiliates, (H) use separate stationery, invoices and checks, (I) hold itself out as a separate Person and (J) correct any known misunderstanding regarding its separate identity.
7.5.Protection of Assets
7.5.1.The Issuer (or the Collateral Manager on its behalf) will cause the taking of such action as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets; provided that the Issuer (or the Collateral Manager on its behalf) shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Issuer (or the Collateral Manager on its behalf) has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments in the appropriate jurisdiction, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:
7.5.1.1.Grant more effectively all or any portion of the Assets;

7.5.1.2.maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;
7.5.1.3.perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);
7.5.1.4.enforce any of the Assets or other instruments or property included in the Assets;
7.5.1.5.preserve and defend title to the Assets and the rights therein of the Secured Parties against the claims of all Persons and parties;
7.5.1.6.pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets; or
7.5.1.7.deliver or cause to be delivered an applicable U.S. Internal Revenue Service Form W-9 or successor applicable form and if reasonably able to do so, other properly completed and executed documentation, agreements, and certifications to each issuer, counterparty, paying agent, and/or to any applicable governmental authority, and enter into any agreements with a governmental authority, as necessary to permit the Issuer to receive payments without withholding or deduction or at a reduced rate of withholding or deduction (or, for so long as all the Preferred Interests and Reinvesting Holder Notes and other interests treated as equity in the Issuer are held by a Sole Equity Owner, will cause such Sole Equity Owner to deliver such items).
The Issuer will register the security interest granted under this Indenture in its books and records.
The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file any Financing Statement, continuation statement and all other instruments in the appropriate jurisdiction, and take all other actions, as may be required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer's obligations under this Section 7.5. The Issuer further authorizes and shall cause the Issuer's United States counsel to file without the Issuer's signature a Financing Statement in the appropriate jurisdiction that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes "all assets" of the Issuer as the Assets in which the Trustee has a Grant.
7.5.2.The Trustee shall not, except in accordance with this Indenture, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee's security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii)) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions.
7.5.3.If the Issuer shall at any time hold or acquire a "commercial tort claim" (as defined in the UCC) for which the Issuer (or predecessor in interest) has filed a complaint in a court of competent jurisdiction, the Issuer shall promptly provide notice to the Trustee in writing containing a sufficient description thereof (within the meaning of Section 9-108 of the UCC). If the Issuer shall at any time hold or acquire any timber to be cut, the Issuer shall promptly provide notice to the Trustee in writing containing a description of the land concerned (within the meaning of Section 9-203(b) of the UCC). Any commercial tort claim or timber to be cut so described in such notice to the Trustee will constitute an Asset and the description thereof will be deemed to be incorporated into the reference to commercial tort claim or to goods in Granting Clause I. If the Issuer shall at any time hold or acquire any letter-of-credit rights, other than letter-of-credit rights that are supporting obligations (as defined in Section 9-102(a)(78) of the UCC), it shall obtain the consent of the issuer of the applicable letter of credit to an assignment of the proceeds of such letter of credit to the Trustee in order to establish control (pursuant to Section 9-107 of the UCC) of such letter-of-credit rights by the Trustee.
7.6.Opinions as to Assets
Within the six month period preceding the fifth anniversary of the Closing Date (and every five years thereafter), the Issuer shall furnish to the Trustee and each Rating Agency an Opinion of Counsel relating to the security interest Granted by the Issuer to the Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next five years.
7.7.Performance of Obligations
7.7.1.The Issuer shall not take any action, and will use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person's covenants or obligations under any instrument included in the Assets, except in the case of normal course amendments or waivers and enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Indenture or as otherwise required hereby.
7.7.2.The Issuer may, with the prior written consent of a Majority of each Class of Rated Debt (except in the case of the Collateral Management Agreement, the Collateral Administration Agreement and the Fiscal Agency Agreement, in which case no consent shall be required), contract with other Persons, including the Collateral Manager, the Trustee, the Collateral Administrator and the Fiscal Agent for the performance of actions and obligations to be performed by the Issuer hereunder and under the Collateral Management Agreement by such

Persons. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer will punctually perform, and use their commercially reasonable best efforts to cause the Collateral Manager, the Trustee, the Fiscal Agent, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement, this Indenture, the Collateral Administration Agreement, the Fiscal Agency Agreement or any such other agreement.
7.7.3.The Issuer shall notify each Rating Agency (with a copy to the Collateral Manager) within 10 Business Days after obtaining actual knowledge of any material breach of any Transaction Document, following any applicable cure period for such breach.
7.8.Negative Covenants
7.8.1.From and after the Closing Date, the Issuer will not:
7.8.1.1.sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;
7.8.1.2.claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Debt (other than amounts withheld or deducted in accordance with the Code or any applicable laws of any other applicable jurisdiction);
7.8.1.3.(A) incur or assume or guarantee any indebtedness, other than the Debt, this Indenture and the transactions contemplated hereby, or (B)(1) issue any additional class of debt except in accordance with Section 2.12 and 3.2 or (2) issue any additional membership interests, provided that this clause (iii) shall not restrict the issuance of Preferred Interests in accordance with the terms of the Limited Liability Company Agreement and Fiscal Agency Agreement;
7.8.1.4.(A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Debt except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

7.8.1.5.amend the Collateral Management Agreement except pursuant to the terms thereof;
7.8.1.6.dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;
7.8.1.7.other than as otherwise expressly provided herein, pay any distributions other than in accordance with the Priority of Payments and the Fiscal Agency Agreement;
7.8.1.8.permit the formation of any subsidiaries;
7.8.1.9.conduct business under any name other than its own;
7.8.1.10.have any employees (other than directors or managers to the extent they are employees);
7.8.1.11.fail to maintain an independent manager under the Limited Liability Company Agreement;
7.8.1.12.sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, including with respect to any Affiliate, except as expressly permitted by this Indenture, the Collateral Management Agreement and the Transaction Documents;
7.8.1.13.if any Rated Debt is Outstanding, amend its organizational documents unless Rating Agency Confirmation has been received from S&P with respect to such amendment; or
7.8.1.14.elect to be treated for U.S. federal income tax purposes as other than a disregarded entity or a partnership.
7.8.2.The Issuer will not be party to any agreements under which it has a future payment obligation without including customary "non-petition" and "limited recourse" provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.
7.8.3.The Issuer shall not enter into any agreement amending, modifying or terminating any Transaction Document without giving prior written notice to each Rating Agency (with a copy to the Collateral Manager).
7.8.4.The Issuer may not acquire any of the Debt (including any Debt surrendered or abandoned) other than pursuant to and in accordance with Section 2.13. This Section 7.8(d) shall not be deemed to limit an optional, special or mandatory redemption pursuant to the terms of this Indenture.
7.8.5.The Issuer will not engage in any securities lending.
7.9.Statement as to Compliance
On or before December 15th in each calendar year commencing in 2024, or immediately if there has been a Default under this Indenture and prior to the issuance of any additional notes pursuant to Section 2.12, the Issuer shall deliver to the Trustee (to be forwarded by the Trustee to the Collateral Manager, each Holder making a written request therefor and each Rating Agency) an Officer's certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.
7.10.Issuer may Consolidate, etc., Only on Certain Terms
The Issuer (the "Merging Entity") shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by United States and Delaware law and unless:
7.10.1.the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the "Successor Entity") (A) if the Merging Entity is the Issuer, shall be a company formed and existing under the laws of the State of Delaware or such other jurisdiction approved by a Majority of the Controlling Class (provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4), and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Rated Debt and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;
7.10.2.each Rating Agency shall have been notified in writing of such consolidation and Rating Agency Confirmation shall have been obtained from S&P;
7.10.3.if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;
7.10.4.if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Trustee and each Rating Agency an Officer's certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors' rights generally and to general principles of equity (without regard to whether such enforceability is considered in a proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing all of the Debt, (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Rated Debt and (iii) such Successor Entity will not be subject to U.S. net income tax; and in each case as to such other matters as the Trustee or any Holder may reasonably require; provided that nothing in this clause (d) shall imply or impose a duty on the Trustee to require such other documents;
7.10.5.immediately after giving effect to such transaction, no Default, Event of Default or Enforcement Event has and is continuing;
7.10.6.the Merging Entity shall have notified the Collateral Manager of such consolidation, merger, transfer or conveyance and shall have delivered to the Trustee and each Holder an Officer's certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with and that such consolidation, merger, transfer or conveyance will not cause the Issuer to be subject to U.S. net income tax and will not, for any purpose, cause any Class of Rated Debt to be deemed retired and reissued or otherwise exchanged; and
7.10.7.the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, the Issuer (or, if applicable, the Successor Entity) will not be required to register as an investment company under the Investment Company Act.
7.11.Successor Substituted
Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer, in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the "Issuer" in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Debt and from its obligations under this Indenture.
7.12.No Other Business
The Issuer shall not have any employees and shall not engage in any business or activity other than issuing, paying and redeeming the Debt and any additional notes issued pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, Collateral Obligations and Eligible Investments and other activities incidental thereto, including entering into the Placement Agreement and the Transaction Documents to which it is a party. The Issuer shall not hold itself out as originating loans, lending funds, making a market in loans or other assets or selling loans or other assets to customers or as willing to enter into, assume, offset, assign or otherwise terminate positions in derivative financial instruments with customers.
7.13.[Reserved]
7.14.Ratings; Review of Credit Estimates
7.14.1.The Issuer shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the rating of any Class of Rated Debt has been, or is known will be, changed or withdrawn.
7.14.2.The Issuer shall obtain and pay for (i) an annual review of any DIP Collateral Obligation and (ii) a review of any Collateral Obligation for which the Issuer has obtained a credit estimate from Moody's, S&P or Fitch (A) annually and (B) upon the occurrence of a material amendment of the Underlying Instruments of such Collateral Obligation or a restructuring of the obligor.
7.15.Reporting
At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of any Holder or Certifying Person, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or Certifying Person, to a prospective purchaser of such Debt designated by such Holder or Certifying Person, or to the Trustee for delivery upon an Issuer Order to such Holder or Certifying Person or a prospective purchaser designated by such Holder or Certifying Person, as the case may be, in order to permit compliance by such Holder or Certifying Person with Rule 144A under the Securities Act in connection with the resale of such Debt. "Rule 144A Information" shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision or regulatory interpretation thereto).

7.16.Calculation Agent
7.16.1.The Issuer hereby agrees that for so long as any Rated Debt remains Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates) to calculate the Reference Rate in respect of each Interest Accrual Period (or portion thereof) in accordance with the definition of the Reference Rate (the "Calculation Agent"). The Issuer hereby appoints the Collateral Administrator as the Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. The Calculation Agent may at any time resign by giving written notice to the Issuer and the Collateral Manager of such intention on its part, specifying the date on which such resignation shall become effective, provided that such notice shall be given not less than 60 days prior to the stated effective date unless the Issuer and the Collateral Manager otherwise agree in writing. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, the Issuer or the Collateral Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.
7.16.2.The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, as soon as possible after 11:00 a.m. New York time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the U.S. Government Securities Business Day immediately following each Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate Debt during the related Interest Accrual Period (or, in the case of the first Interest Accrual Period, for the relevant portion thereof) and the Debt Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Rated Debt and the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Issuer, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent shall notify the Issuer (with a copy to the Collateral Manager) before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Debt Interest Amount together with its reasons therefor. The Calculation Agent's determination of the foregoing rates and amounts for any Interest Accrual Period (or portion thereof) will (in the absence of manifest error) be final and binding upon all parties.
7.16.3.Neither the Trustee nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture as a result of the unavailability of the Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture and reasonably required for the performance of such duties.

7.16.4.Neither the Trustee nor the Calculation Agent shall be responsible or liable for the actions or omissions of the Collateral Manager, or any failure or delay in the performance of its duties or obligations, nor shall they be under any obligation to oversee or monitor its performance; and each of the Trustee and Calculation Agent shall be entitled to rely conclusively upon, any determination made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Collateral Manager, without independent verification, investigation or inquiry of any kind by the Trustee or Calculation Agent.
7.16.5.Neither the Trustee nor the Calculation Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Rated Debt, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York's Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.
7.16.6.The Calculation Agent, the Trustee and the Collateral Administrator shall have no responsibility or liability for (i) the determination or selection of (or any failure by the Collateral Manager to determine or select) an alternate or replacement reference rate (including any Market Replacement Reference Rate or modifier thereto, or any administrative procedures related to the calculation thereof) as a successor or replacement benchmark to the Term SOFR Rate and shall be entitled to rely upon any determination, selection or designation of such rate (and any modifier thereto or administrative procedures related to the calculation thereof) by the Collateral Manager, (ii) determining or verifying the unavailability or cessation of the Term SOFR Rate or (iii) any failure or delay in performing their duties hereunder or under any other Transaction Document as a result of the unavailability of the Term SOFR Rate or other reference rate as described herein, or absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture and reasonably required for the performance of such duties.
7.16.7.If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, or if it is required to decide between alternative courses of action, the Calculation Agent shall be entitled to reasonably request guidance in the form of written instructions (or, in its sole discretion, oral instruction followed by written confirmation) from the Collateral Manager, on which the Calculation Agent shall be entitled to rely without liability. The Calculation Agent shall be entitled to refrain from action pending receipt of such instruction.
7.17.Certain Tax Matters
7.17.1.The Issuer intends to be treated as a pass-through entity for U.S. federal income tax purposes. For so long as all of the Preferred Interests, Reinvesting Holder Notes and any other interests that are treated as equity of the Issuer for U.S. federal income tax purposes are held by the Originator (the "Carlyle Owner") or any applicable Sole Equity Owner, as the case may be, the Issuer will be disregarded as separate from the Carlyle Owner or such Sole Equity Owner for

U.S. federal income tax purposes. If and when the Preferred Interests, the Reinvesting Holder Notes and any other interests that are treated as equity of the Issuer for U.S. federal income tax purposes are transferred such that those interest are considered held by two or more tax owners for U.S. federal income tax purposes, the Issuer intends to treat itself as a partnership for U.S. tax purposes. Each Holder or beneficial owner of a Note or interest therein, by investing in a Note, is deemed to agree to such treatment.
7.17.2.The Issuer has not and will not elect to be treated other than as a partnership or disregarded entity for U.S. federal, state or local income or franchise tax purposes and shall make any election or take any action necessary to avoid classification as a corporation for U.S. federal, state or local tax purposes.
7.17.3.The Issuer will provide, upon request of a Holder of Reinvesting Holder Notes or Preferred Interests, any information reasonably available to the Issuer that such Holder reasonably requests in order for such Holder to comply with its U.S. federal, state or local tax return filing and information reporting obligations.
7.17.4.Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Placement Agent, the Holders and beneficial owners of the Debt and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee, the Collateral Administrator, the Placement Agent or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).
7.17.5.In the case of any Rated Debt issued with original issue discount for U.S. federal income tax purposes, upon the Issuer's receipt of a written request therefor by a Holder or by a Person certifying that it is an owner of a beneficial interest in a Rated Debt for the information described in U.S. Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to such Rated Debt, the Issuer shall cause its Independent accountants to provide promptly to such requesting Holder or owner of a beneficial interest in such a Rated Debt all of such information. Any additional issuance of additional notes shall be accomplished in a manner that shall allow the Independent accountants of the Issuer to accurately calculate original issue discount income to Holders of the additional notes.
7.17.6.If the Issuer is aware that it has purchased an interest in a "reportable transaction" within the meaning of Section 6011 of the Code, and a Holder of a Reinvesting Holder Note requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by such Holder under the Code as soon as practicable after such request.

7.17.7.If and when the Preferred Interests, Reinvesting Holder Notes and any other interests that are treated as equity of the Issuer for U.S. federal income tax purposes are transferred such that those interests are considered held by two or more tax owners for U.S. federal income tax purposes, the following provisions shall apply (but, for the avoidance of doubt, the following provisions shall have no force or effect while the Preferred Interests, Reinvesting Holder Notes and the other interests that are treated as equity of the Issuer for U.S. federal income tax purposes are held by a Sole Equity Owner):
7.17.7.1.Each Holder or beneficial owner of a Reinvesting Holder Note or other interest that is treated as equity of the Issuer for U.S. federal income tax purposes (each such interest, a "Partnership Interest" and each such Holder, a "Partner") agrees to treat the Issuer as a partnership and this Indenture as part of the Issuer's partnership agreement for purposes of Subchapter K and any related provisions of the Code and any Treasury Regulations promulgated thereunder.
7.17.7.2.The Collateral Manager is hereby designated as the Issuer's "Partnership Representative" within the meaning of Section 6223 of the Code. The Head of Tax of the Collateral Manager shall be designated as the sole individual through whom the Partnership Representative will act for all purposes under the Sections 6221 through 6241 of the Code. If the then serving designated individual ceases to be the Head of Tax or ceases to meet the legal requirements to so serve, the Collateral Manager shall appoint a new designated individual. The Partnership Representative shall have authority to take any action that may be taken by a "partnership representative" under Code Sections 6221 through 6241. The Partnership Representative shall be entitled to reimbursement from the Issuer for reasonable costs it incurs in performing its duties as the Partnership Representative. The Issuer shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Partnership Representative from, against and with respect to any liabilities arising out of or in connection with the duties of the Partnership Representative, except to the extent that it is finally judicially determined that such liabilities arose out of or were related to actions or omissions undertaken in bad faith or constituting recklessness, fraud or intentional wrongdoing.
7.17.7.3.In order to reflect the fact that the laws governing audits relating to the Issuer's tax matters conducted by the IRS and other proceedings involving the IRS and the Issuer have been significantly changed for tax periods beginning on or after January 1, 2018, it is agreed that the Issuer and the Partnership Representative will provide (and cause to be provided) to each holder of Preferred Interests, Reinvesting Holder Notes and any other interests that are treated as equity of the Issuer for U.S. federal income tax purposes, notification, information, participation and contest rights that are analogous to what such holder would have had under the law in effect immediately preceding such change. The Partnership Representative shall make such elections and take such other actions in connection with an audit or other proceeding as in its reasonable judgment will reduce the likelihood that holders of such interests will pay or bear a greater amount of taxes than those members would have paid or borne if that same audit or proceeding had been governed by prior laws, including by causing the Issuer to utilize the procedures under Section 6225(c)(2)(B). The holders of Preferred Interests, Reinvesting Holder Notes and any other interests that are treated as equity of the Issuer for U.S. federal income tax purposes agree to cooperate with the Partnership Representative and provide information reasonably requested in connection with such procedures and the Partnership Representative's efforts to reduce the Issuer-level liability. The foregoing shall be interpreted and applied in a manner that is consistent with its intent, including to reflect developments in the interpretation and application of the new rules by the IRS and the courts.
7.17.7.4.Without limiting the foregoing, the Partnership Representative shall make or cause to be made any and all elections on behalf of the Issuer under any applicable tax law as the Partnership Representative shall deem, in its discretion, to be in the best interests of the Issuer, including an election under section 754 of the Code.
7.17.7.5.(A)     The Partnership Representative shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Partner in accordance with section 704(b) of the Code and Treasury Regulations section 1.704-1(b)(2)(iv).
(B)    For capital account purposes, all items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, if the Issuer were dissolved, its affairs wound up, its assets sold for their respective "book values" (within the meaning of Treasury regulations section 1.704-1(b)(2)(iv)) and its liabilities satisfied in full (except that nonrecourse liabilities with respect to an asset shall be satisfied only to the extent that such nonrecourse liabilities do not exceed the book value of such asset) and its assets distributed to the Partners in accordance with their respective capital account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to the provisions of this Indenture. Any special allocations provided for in Section 7.17(g)(iv)(E)-(G) shall be taken into account for capital account purposes.
(C)    For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(g)(iv), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulation section 1.704- 1(b)(4)(i).

(D)    The provisions of this Section 7.17(g)(iv) relating to the maintenance of capital accounts are intended to comply with Treasury Regulation section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The Partnership Representative shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.17(g)(iv) if necessary in order to comply with section 704 of the Code or applicable Treasury Regulations thereunder.
(E)    Notwithstanding any other provision set forth in this Section 7.17(g)(iv), no item of deduction or loss shall be allocated to a Partner to the extent the allocation would cause a negative balance in the Partner's capital account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to reimburse the Issuer pursuant to this Indenture or under applicable law. In the event some but not all of the Partners would have such excess capital account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this section 7.17(g)(iv)(E) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible deduction or loss to each such Partner under Treasury Regulation section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction is specially allocated to a Partner pursuant to either of the two preceding sentences, an equal amount of income of the Issuer shall be specially allocated to such Partner prior to any allocation pursuant to Section 7.17(g)(iv)(B).
(F)    In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Issuer income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of that permitted under Section 7.17(g)(iv)(E) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 7.17(g)(iv)(F) shall be taken into account in computing subsequent allocations pursuant to this Section 7.17(g)(iv)(F) so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 7.17(g)(iv)(F) shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 7.17(g)(iv)(F) if such unexpected adjustments, allocations or distributions had not occurred.
(G)    In the event the Issuer incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the "minimum gain chargeback" provisions of Treasury Regulations sections 1.704-1(b)(4)(iv) and 1.704-2.

(H)    The capital accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Issuer property whenever a Partnership Interest is relinquished to the Issuer, whenever an additional Person becomes a Partner as permitted under this Indenture, upon any termination of the Issuer within the meaning of Section 708 of the Code, and when the Issuer is liquidated as permitted under this Indenture, and shall be adjusted in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).
7.17.7.6.To the extent the Issuer is required by law to withhold or to make tax payments on behalf of or with respect to any Partner (e.g., backup withholding) ("Tax Advances"), the Issuer may cause such amounts to be withheld and such tax payments to be made as so required. All Tax Advances made on behalf of a Partner shall, at the option of the Issuer, (i) be promptly paid to the Issuer by the Partner on whose behalf such Tax Advances were made (such payment not to constitute a capital contribution), or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever the Issuer selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Indenture such Partner shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance and interest thereon. Each Partner hereby agrees, to the extent permitted by applicable state and federal law, to reimburse the Issuer for any liability with respect to Tax Advances required on behalf of or with respect to such Partner.
7.17.7.7.No more than 50% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer may at any time consist of real estate mortgages as determined for purposes of Section 7701(i) of the Code unless, based on Tax Advice, the ownership of such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes.
7.18.Effective Date; Purchase of Additional Collateral Obligations.
7.18.1.The Issuer will use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations (i) such that the Target Initial Par Condition is satisfied and (ii) that satisfy, as of the Effective Date, the Concentration Limitations, the Collateral Quality Tests and each Overcollateralization Ratio Test.
7.18.2.During the period from the Closing Date to and including the Effective Date, the Issuer will use the following funds to purchase additional Collateral Obligations in the following order: (i) to pay for the principal portion of any Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account, and second, any Principal Proceeds on deposit in the Collection Account and (ii) to pay for accrued interest on any such Collateral Obligation, first, any amounts on deposit in the Ramp-Up Account and second, any Interest Proceeds on deposit in the Collection Account. In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Tests and each Overcollateralization Ratio Test.
7.18.3.Subject to Section 7.18(d), within 30 Business Days after the Effective Date, the Issuer will provide, or cause the Collateral Manager (or, in the case of clause (ii)(y) below, the Collateral Administrator) to provide, (i) to S&P a Microsoft Excel file ("Excel Default Model Input File") that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied and the Collateral Manager shall provide a Microsoft Excel file including, at a minimum, the following data with respect to each Collateral Obligation: CUSIP number (if any), name of Obligor, coupon, spread (if applicable), Reference Rate floor (if applicable), LoanX identification number (if applicable), purchase price for any unsettled assets, legal final maturity date, average life, Principal Balance, identification as a Cov-Lite Loan or otherwise, settlement date, S&P Industry Classification and S&P Recovery Rate and (ii) (x) to the Rating Agency and the Trustee, a report identifying the Collateral Obligations, (y) to the Rating Agency, the Effective Date Report and the Effective Date Certificate, and (z) to the Trustee and the Collateral Administrator, (A) an Accountants' Report (the "Accountants' Effective Date Comparison AUP Report") recalculating and comparing the obligor, outstanding principal balance, coupon/spread, stated maturity and S&P Rating with respect to each Collateral Obligation as of the Effective Date and the information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein, (B) an Accountants' Report (the "Accountants' Effective Date Recalculation AUP Report") recalculating as of the Effective Date the level of compliance with, and satisfaction or non-satisfaction of (1) the Target Initial Par Condition, (2) each Overcollateralization Ratio Test, (3) the Concentration Limitations and (4) the Collateral Quality Test (excluding the S&P CDO Monitor Test); and (C) specifying the procedures undertaken by them to review data and computations relating to such Accountants' Reports. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants' Effective Date Comparison AUP Report as an attachment, will be provided by the Independent accountants to the Issuer who will post (or cause to be posted) such Form 15-E on the 17g-5 Website. Copies of the Accountants' Effective Date Recalculation AUP Report or any other agreed-upon procedures report provided by the Independent accountants to the Issuer, the Trustee or the Collateral Administrator will not be provided to any other party including the Rating Agency.
7.18.4.If the Rating Agency Confirmation has not been obtained prior to the date 30 Business Days after the Effective Date (but in no event later than the Determination Date immediately preceding the first Payment Date) (an "S&P Rating Confirmation Failure") then (A) the Issuer (or the Collateral Manager on the Issuer's behalf) shall request S&P to confirm on or before the first Determination Date, that S&P will not reduce or withdraw its Initial Ratings of the Rated Debt and (B) if, by the first Determination Date, the Issuer (or the Collateral Manager on the Issuer's behalf) has not obtained the confirmation from S&P as described in the preceding clause (A) of this paragraph, the Issuer (or the Collateral Manager on the Issuer's behalf) will instruct the Trustee to transfer Interest Proceeds to the Collection Account as Principal Proceeds and may, prior to the first Payment Date, purchase additional Collateral Obligations in an amount sufficient to enable the Issuer (or the Collateral Manager on the Issuer's behalf) to obtain from S&P written confirmation of its Initial Ratings of the Rated Debt; provided, that in lieu of complying with the preceding clauses (A) and (B), the Issuer (or the Collateral Manager on the Issuer's behalf) may take such action, including but not limited to, a Special Redemption and/or transferring Interest Proceeds to the Collection Account as Principal Proceeds (for use in a Special Redemption), sufficient to enable the Issuer (or the Collateral Manager on the Issuer's behalf) to obtain from S&P written confirmation of its Initial Ratings of the Rated Debt.
Notwithstanding anything herein to the contrary, if the Issuer (or the Collateral Manager on the Issuer's behalf) elects to direct a Special Redemption of the Rated Debt pursuant to clause (d) above, the Issuer may use Principal Proceeds on deposit in the Collection Account to make such Special Redemption on any Business Day (other than a Payment Date) to the extent necessary to obtain from S&P its written confirmation of its Initial Ratings of the Rated Debt. Payments made in respect of the Rated Debt in connection with such Special Redemption shall be paid in accordance with the Debt Payment Sequence. For the avoidance of doubt, such payments will be made without regard to the Priority of Payments. Interest Proceeds may not be transferred to the Collection Account as Principal Proceeds pursuant to clause (d) above if, after giving effect to such transfer, the amounts available pursuant to the Priority of Payments on the next succeeding Payment Date would be insufficient to pay in full the amount of the accrued and unpaid interest on any Class of Rated Debt on such next succeeding Payment Date.
7.18.5.The failure of the Issuer to satisfy the requirements of this Section 7.18 will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith. The proceeds of the issuance of the Notes and the Preferred Interests and the incurrence of the Class A-L Loans, which are not applied to pay for the purchase of Collateral Obligations purchased by the Issuer on or before the Closing Date (including, without limitation, repayment of any amounts borrowed by the Issuer in connection with the purchase of Collateral Obligations prior to the Closing Date) or to pay other applicable fees and expenses, funds will be deposited in the Ramp-Up Account on the Closing Date in the amounts specified in writing to the Trustee by the Issuer. At the direction of the Issuer (or the Collateral Manager on behalf of the Issuer), the Trustee shall apply amounts held in the Ramp-Up Account to purchase additional Collateral Obligations from the Closing Date to and including the Effective Date as described in clause (b) above. If on the Effective Date, any amounts on deposit in the Ramp-Up Account have not been applied to purchase Collateral Obligations, such amounts shall be applied as described in Section 10.3(c).
7.18.6.S&P Weighted Average Recovery Rate. The Collateral Manager may, at any time after the Closing Date, upon at least 5 Business Days' prior written notice to S&P, the Trustee and the Collateral Administrator, elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test (the effective date specified by the Collateral Manager for such election, the "S&P CDO Monitor Election Date"); provided, that an S&P CDO Monitor Election Date may only occur once. On or prior to the later of (x) the S&P CDO Monitor Election Date and (y) the Effective Date, the Collateral Manager shall elect the S&P Weighted Average Recovery Rate that shall apply on and after such date to the Collateral Obligations for purposes of determining compliance with the Minimum S&P Weighted Average Recovery Rate Test, and the Collateral Manager will so notify the Trustee and the Collateral Administrator. Thereafter, at any time during any S&P CDO Monitor Election Period on written notice to the Trustee, the Collateral Administrator and S&P, the Collateral Manager may elect a different S&P Weighted Average Recovery Rate to apply to the Collateral Obligations; provided, that if (i) the Collateral Obligations are currently in compliance with the S&P Weighted Average Recovery Rate case then applicable to the Collateral Obligations but the Collateral Obligations would not be in compliance with the S&P Weighted Average Recovery Rate case to which the Collateral Manager desires to change, then such changed case shall not apply or (ii) the Collateral Obligations are not currently in compliance with the S&P Weighted Average Recovery Rate case then applicable to the Collateral Obligations and would not be in compliance with any other S&P Weighted Average Recovery Rate case, the S&P Weighted Average Recovery Rate to apply to the Collateral Obligations shall be the lowest S&P Weighted Average Recovery Rate in Section 1 of Schedule 3. If the Collateral Manager does not notify the Trustee and the Collateral Administrator that it will alter the S&P Weighted Average Recovery Rate in the manner set forth above, the S&P Weighted Average Recovery Rate chosen as of the S&P CDO Monitor Election Date or the Effective Date, as applicable, shall continue to apply.
7.18.7.Compliance with the S&P CDO Monitor Test will be measured only during the Reinvestment Period and will be measured by the Collateral Manager on each Measurement Date; provided, however, that on each Measurement Date after the Effective Date occurring during any S&P CDO Monitor Election Period, after receipt by the Issuer of the S&P CDO Monitor, the Collateral Manager will be required to provide to the Collateral Administrator a report on the portfolio of Collateral Obligations containing such information as shall be reasonably necessary to permit the Collateral Administrator to calculate the Class Default Differential with respect to the Highest Ranking Class on such Measurement Date. In the event that the Collateral Manager's measurement of compliance and the Collateral Administrator's measurement of compliance show different results, the Collateral Manager and the Collateral Administrator shall be required to cooperate promptly in order to reconcile such discrepancy.
7.19.Representations Relating to Security Interests in the Assets
7.19.1.The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):
7.19.1.1.The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture.
7.19.1.2.Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any

Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest Granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.
7.19.1.3.All Accounts constitute "securities accounts" under Article 8 of the UCC or related "deposit accounts" as defined in Article 9 of the UCC.
7.19.1.4.This Indenture creates a valid and continuing security interest (as defined in Article 1 of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer, except as otherwise permitted under this Indenture; provided that this Indenture will only create a security interest in those commercial tort claims, if any, and timber to be cut, if any, that are described in a notice delivered to the Trustee as contemplated by Section 7.5(c).
7.19.1.5.The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets Granted to the Trustee, for the benefit and security of the Secured Parties.
7.19.1.6.None of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.
7.19.1.7.The Issuer has received any consents or approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.
7.19.1.8.All Assets with respect to which a security entitlement may be created by the Intermediary have been credited to one or more Accounts.
7.19.1.9.(A) The Issuer has delivered to the Trustee a fully executed Account Agreement pursuant to which the Intermediary has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Intermediary to identify in its records the Trustee as the person having a security entitlement against the Intermediary in each of the Accounts, or as the person who is the "customer" (within the meaning of Section 4-104(a)(c) of the UCC with respect to each of the Accounts).

7.19.1.10.The Accounts are not in the name of any Person other than the Issuer or the Trustee. The Issuer has not consented to the Intermediary to comply with the Entitlement Order or other instructions of any Person other than the Trustee.
7.19.2.The Issuer agrees to notify the Rating Agencies, with a copy to the Collateral Manager, promptly if it becomes aware of the breach of any of the representations and warranties contained in this Section 7.19 and shall not waive any of the representations and warranties in this Section 7.19 or any breach thereof.
7.20.Rule 17g-5 Compliance
7.20.1.To enable the Rating Agencies to comply with their obligations under Rule 17g-5, the Issuer shall cause to be posted on the 17g-5 Website, at the same time such information is provided to the Rating Agencies, all information the Issuer provides to the Rating Agencies for the purposes of determining the initial credit rating of the Rated Debt or undertaking credit rating surveillance of the Rated Debt.
7.20.2.Pursuant to the Collateral Administration Agreement, the Issuer has appointed the Collateral Administrator as its agent (in such capacity, the "Information Agent") to forward for posting to the 17g-5 Website any information that the Information Agent receives from the Issuer, the Trustee or the Collateral Manager (or their respective representatives or advisors) that is designated as information to be so posted.
7.20.3.The Issuer and the Trustee agree that any notice, report, request for Rating Agency Confirmation or other information provided by the Issuer or the Trustee (or any of their respective representatives or advisors) to any Rating Agency hereunder or under any other Transaction Document for the purposes of undertaking credit rating surveillance of the Rated Debt shall be provided, substantially concurrently, by the Issuer or the Trustee, as the case may be, to the Information Agent to forward for posting on the 17g-5 Website.
7.20.4.The Trustee shall have no obligation to engage in or respond to any oral communications with respect to the transactions contemplated hereby, any Transaction Documents relating hereto or in any way relating to the Debt or for the purposes of determining the initial credit rating of the Debt or undertaking credit rating surveillance of the Debt with any Rating Agency or any of its respective officers, directors or employees.
7.20.5.The Trustee will not be responsible for creating or maintaining the 17g-5 Website, posting any information to the 17g-5 Website or assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. In no event shall the Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance by the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.
7.20.6.The Information Agent and the Trustee shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Issuer, the Rating Agencies, a nationally recognized statistical rating organization

("NRSRO"), any of their respective agents or any other party. Additionally, neither the Information Agent nor the Trustee shall be liable for the use of the information posted on the 17g-5 Website, whether by the Issuer, the Rating Agencies, an NRSRO or any other third party that may gain access to the 17g-5 Website or the information posted thereon.
7.20.7.Notwithstanding anything therein to the contrary, the maintenance by the Trustee of the Trustee's Website described in Article X shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.
7.21.Contesting Insolvency Filings
The Issuer, upon receipt of notice of any Bankruptcy Filing, shall, provided funds are available for such purpose, timely file an answer and any other appropriate pleading objecting to such Bankruptcy Filing. The reasonable fees, costs, charges and expenses incurred by the Issuer (including reasonable attorneys' fees and expenses) in connection with taking any such action will constitute "Petition Expenses" and shall be paid as "Administrative Expenses" unless paid on behalf of the applicable entity. Petition Expenses in an amount up to U.S.$250,000 in the aggregate (such limit to be in effect throughout the transaction and until the dissolution of the Issuer) will constitute "Special Petition Expenses" and shall be paid without regard to the Administrative Expense Cap.
8.
SUPPLEMENTAL INDENTURES
8.1.Supplemental Indentures Without Consent of Holders
8.1.1.Without the consent of the Holders, but with the consent of the Collateral Manager, the Issuer, when authorized by Resolutions, at any time and from time to time, may, without an officer's certificate of the Issuer, the Collateral Manager or any investment banking firm or other independent expert familiar with the market for the Debt being provided to the Issuer or the Trustee as to whether or not any Class of Debt would be materially and adversely affected thereby, enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee for any of the following purposes:
8.1.1.1.to evidence the succession of another Person to the Issuer and the assumption by any such successor Person of the covenants of the Issuer herein, in the Loan Agreements and in the Debt;
8.1.1.2.to add to the covenants of the Issuer or the Trustee for the benefit of the Secured Parties;
8.1.1.3.to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Debt;

8.1.1.4.to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as is necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12;
8.1.1.5.to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;
8.1.1.6.to modify the restrictions on and procedures for resales and other transfers of Debt to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;
8.1.1.7.to make such changes as will be necessary or advisable in order for the Rated Debt to be or remain listed on or to be de-listed from any stock exchange; provided that any such listing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;
8.1.1.8.otherwise to correct any inconsistency or cure any ambiguity, omission or manifest errors in this Indenture or to conform the provisions of this Indenture to the Offering Circular;
8.1.1.9.to take any action necessary or advisable to prevent the Issuer, the Trustee, any paying agent or any Class from becoming subject to (or otherwise minimize) withholding or other taxes, fees or assessments;
8.1.1.10.with the consent of a Majority of the Controlling Class, to make any modification which the Collateral Manager deems necessary in order to correct or clarify the provisions of this Indenture relating to the Investment Criteria (including the definitions relating thereto);
8.1.1.11.at any time during the Reinvestment Period (except with respect to clause (C) below), to facilitate the issuance or incurrence, as applicable, by the Issuer in accordance with Sections 2.12, 3.2 and 9.2 (for which any required consent has been obtained) of (A) additional notes of any one or more new classes that are fully subordinated to the existing Rated Debt (or to the most junior class of debt of the Issuer (other than the Preferred Interests and Reinvesting Holder Notes), if any class of debt other than the Rated Debt, the Reinvesting Holder Notes and the Preferred Interests is then outstanding); (B) additional debt of any one or more existing Classes (other than the Reinvesting Holder Notes); or (C) replacement debt in connection with a Refinancing (which supplemental indenture, in the case of this clause (C), may effect a new non-call period and may also occur at any time during or after the Reinvestment Period);
8.1.1.12.to accommodate the issuance of any Notes in book-entry form through the facilities of DTC, Euroclear, Clearstream or otherwise;
8.1.1.13.to change the name of the Issuer in connection with any change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer does not have a license;
8.1.1.14.to amend, modify or otherwise accommodate changes to this Indenture to comply with any rule or regulation enacted by any regulatory agency of the United States federal government after the Closing Date that is applicable to the Debt;
8.1.1.15.to amend, modify or otherwise change provisions determined by the Issuer to be necessary or advisable (in its commercially reasonable judgment based upon advice of nationally recognized counsel experienced in such matters) (A) for any Class of Rated Debt not to be considered an "ownership interest" as defined for purposes of the Volcker Rule, (B) to enable the Issuer to rely upon the exemption from registration as an investment company provided by Rule 3a-7 under the Investment Company Act or another exemption or exclusion from registration as an investment company under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), (C) for the Issuer to not otherwise be considered a "covered fund" as defined for purposes of the Volcker Rule or (D) for the Rated Debt to be permitted to be owned by "banking entities" (as defined in the Volcker Rule) under the Volcker Rule, in each case so long as any such modification or amendment would not have a material adverse effect on any Class of Notes;
8.1.1.16.to make modifications determined by the Collateral Manager to be necessary or advisable (in its commercially reasonable judgment based upon advice of nationally recognized counsel experienced in such matters) in order for any transaction contemplated by this Indenture (including an issuance or incurrence, as applicable, of additional Debt, a Refinancing or a Re-Pricing) to comply with, or avoid the application of, the U.S. Retention Requirements; provided, that no amendment or modification effected solely under this clause may modify the definitions of the terms "Redemption Price" or "Non-Call Period";
8.1.1.17.with the consent of a Majority of the Controlling Class, to modify or amend the Investment Criteria (other than a correction or clarification permitted pursuant to clause (x) above);

8.1.1.18.with the consent of a Majority of the Controlling Class, to modify or amend any component of the defined terms contained in the definition of "Collateral Quality Test"; provided that, if any supplemental indenture pursuant to this clause (xviii) is being adopted in connection with a Partial Redemption, the consent of a Majority of the most senior Class of Rated Debt not being redeemed in connection with such Partial Redemption shall be obtained;
8.1.1.19.with the consent of a Majority of the Controlling Class, to modify the definition of "Collateral Obligation," "Concentration Limitations," "Credit Improved Obligation," "Credit Risk Obligation," "Current Pay Obligation," "Discount Obligation," "Defaulted Obligation," "Eligible Investments," "Equity Security," "Permitted Equity Security," "Restructured Asset" or "Qualified Restructured Asset," the restrictions on the sales of Collateral Obligations set forth under Section 12.1, the definition of "Maturity Amendment" or the restrictions on voting in favor of Maturity Amendments, Restructured Assets or the Investment Criteria (other than the calculation of a Collateral Quality Test); provided that, if any supplemental indenture pursuant to this clause (xix) is being adopted in connection with a Partial Redemption, the consent of a Majority of the most senior Class of Rated Debt not being redeemed in connection with such Partial Redemption shall be obtained;
8.1.1.20.to provide administrative procedures and any related modifications of this Indenture (but not a modification of the Reference Rate itself) necessary or advisable in respect of the determination of an Alternative Reference Rate;
8.1.1.21.with the consent of the Collateral Manager, to modify the Subordinated Management Fee or the Incentive Management Fee;
8.1.1.22.to modify the procedures in this Indenture relating to compliance with Rule 17g-5 under the Exchange Act or to permit compliance, or reduce the costs to the Issuer of compliance, with the Dodd-Frank Act and any rules or regulations thereunder applicable to the Issuer, the Collateral Manager or the Debt; or
8.1.1.23.to amend, modify or otherwise accommodate changes to this Indenture to facilitate the Issuer's, the Collateral Manager's or the Retention Holder's compliance with the U.S. Retention Requirements, the Securitization Regulations or the EU Transparency Requirements (including any legislation supplemental thereto) or to provide information to Holders of the Notes or Competent Authorities of the type contemplated by the EU Transparency Requirements for transactions subject to the EU Transparency Requirements, if the Collateral Manager has determined based on advice of nationally recognized counsel that such amendment, modification or other change is necessary or advisable to facilitate the Issuer's, the Collateral Manager's or the Retention Holder's compliance with the U.S. Retention Requirements, the Securitization Regulations or the EU Transparency Requirements, as applicable.

8.1.2.In addition, the Issuer and the Trustee may enter into supplemental indentures to (A) evidence any waiver by any Rating Agency of Rating Agency Confirmation required hereunder, (B) conform to ratings criteria and other guidelines relating generally to collateral debt obligations published by any Rating Agency, including any alternative methodology published by any Rating Agency or to remove references to any Rating Agency if such Rating Agency ceases to rate any Notes or (C) effect a Re-Pricing; provided, however, that any supplemental indenture pursuant to this clause (b) that necessitates a modification or waiver in the definition or application of the term "Concentration Limitations" and/or the definitions related to the Concentration Limitations, any Collateral Quality Test, any definition related to the Coverage Tests, the provisions of this Indenture governing Maturity Amendments, or the definitions of "Defaulted Obligation," "Credit Improved Obligation," "Credit Risk Obligation" and/or "Collateral Obligation" shall meet the modification requirements in Section 8.2(b).
8.1.3.Subject only to the requirements of this clause (c), the Collateral Manager may propose a Reference Rate Amendment if, in its reasonable judgment:
8.1.3.1.the Term SOFR Rate is no longer reported or updated on the Reuters screen;
8.1.3.2.a material disruption to the Term SOFR Rate has occurred or is reasonably likely to occur;
8.1.3.3.a change in the methodology of calculating the Term SOFR Rate has occurred or is reasonably likely to occur; or
8.1.3.4.at least a majority (based on the par amount) of quarterly pay Floating Rate Obligations included in the Assets rely on reference rates other than the Term SOFR Rate, determined as of the first day of the Interest Accrual Period during which the Reference Rate Amendment is proposed.
The Issuer and the Trustee shall execute a Reference Rate Amendment (and make related changes advisable or necessary to implement the use of such replacement rate):
1.1.1.1.without obtaining the consent of any Holders and without being required to determine whether or not any Class of Debt would be materially and adversely affected thereby if the proposed Alternative Reference Rate is the Market Replacement Reference Rate; provided that in connection with any such Reference Rate Amendment, the Trustee shall be entitled to rely on an Officer's certificate of the Collateral Manager dated even date therewith stating that such Market Replacement Reference Rate (A) is consistent with standards of the current collateralized loan obligations market and (B) is used, based on reasonable and due inquiry, by other similarly situated collateral managers of like experience for transactions of similar size and collateral composition; or
1.1.1.2.if clause (i) does not apply, with the consent of a Majority of the Preferred Interests, the consent of a Majority of the Controlling Class and Rating Agency Confirmation.

In connection with any Reference Rate Amendment, the Trustee shall be entitled to rely on an Officer's certificate of the Collateral Manager dated even date therewith stating that such Reference Rate Amendment is not designed to benefit any Class of Debt at the expense of any other Class of Debt in a commercially unreasonable manner.
8.1.4.Any supplemental indenture entered into for a purpose other than the purposes set forth in this Section 8.1 or for the purposes of a Reset Amendment or a Reference Rate Amendment must be executed pursuant to Section 8.2 with the consent of the percentage of Holders specified therein.
8.1.5.Reset Amendments are not subject to the sections above and instead are exclusively governed by the provisions set forth in Section 8.7.
8.1.6.Pari Passu Classes will be treated as a single class except in connection with any supplemental indenture that affects any such Class in a manner that is materially different from the effect of such supplemental indenture on other Classes with which it is pari passu, in which case each such Class will vote only as a separate class.
8.1.7.Notwithstanding clause (a)(xviii) above, subject to applicable Rating Agency Confirmation, the Trustee and the Issuer may amend this Indenture to modify all applicable Rating Agency matrices in connection with any Re-Pricing or Refinancing in which the interest rate applicable with respect to any of the Rated Debt is reduced which results in a reduced amount of interest due on such Rated Debt; provided further, that, with respect to any such modification or amendment under this clause (g), a Majority of the Controlling Class has not objected in writing to the Trustee within five Business Days of notice of such supplemental indenture.
8.2.Supplemental Indentures With Consent of Holders
8.2.1.With the consent of the Collateral Manager and a Majority of the Debt of each Class materially and adversely affected thereby, if any, and subject to clauses (b) and (c) below, the Trustee and the Issuer may execute one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Debt of any Class under this Indenture; provided that notwithstanding anything in this Indenture to the contrary, other than in connection with a Reset Amendment, no such supplemental indenture shall, without the consent of 100% of the Aggregate Outstanding Amount of each Class materially and adversely affected thereby:
8.2.1.1.other than with respect to a Reference Rate Amendment, change the Stated Maturity of the principal of or the due date of any installment of interest on any Rated Debt, reduce the principal amount thereof or reduce the Redemption Price with respect to any Debt or, other than in connection with a Re-Pricing or a Reference Rate Amendment, reduce the rate of interest thereon or reduce the Redemption Price with respect to any Debt, or change the earliest date on which Debt of any Class may be redeemed or re-priced, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Rated Debt or distributions on the Preferred Interests and the Reinvesting Holder Notes (other than, following a redemption in full of the Rated Debt, an amendment to permit distributions in respect of Preferred Interests and the Reinvesting Holder Notes on dates other than Payment Dates) or change any place where, or the coin or currency in which, Debt or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date), provided that with respect to lowering the rate of interest payable on a Class of Debt, the consent of Holders of the other Classes of Debt shall not be required, provided, further, that any supplemental indenture entered into in connection with a Refinancing or a Re-Pricing may effect a new non-call period;
8.2.1.2.reduce or increase the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences provided for in this Indenture;
8.2.1.3.except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets, or terminate such lien on any property at any time subject thereto or deprive the Holder of any Rated Debt of the security afforded by the lien of this Indenture;
8.2.1.4.reduce or increase the percentage of the Aggregate Outstanding Amount of Holders of any Class of Rated Debt whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee's election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;
8.2.1.5.modify any of the provisions of this Indenture with respect to entering into supplemental indentures, except to increase the percentage of Outstanding Debt the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Debt Outstanding and affected thereby;
8.2.1.6.modify the definition of the term Controlling Class, the definition of the term Class, the definition of the term Outstanding or the Priority of Payments set forth in Section 11.1(a);
8.2.1.7.modify any of the provisions of this Indenture in such a manner as to affect the rights of the Holders of any Rated Debt, the Reinvesting Holder Notes or the Preferred Interests to the benefit of any provisions for the redemption of such

Rated Debt, such Reinvesting Holder Notes or such Preferred Interests contained herein; or
8.2.1.8.modify any definitions related to the Coverage Tests.
8.2.2.With the consent of the Collateral Manager and either (A)(1) the consent of a Majority of the Controlling Class (but without the consent of any other Class of Debt) and (2) a written certification by the Collateral Manager that no Class other than the Controlling Class is materially and adversely affected thereby or (B) the consent of a Majority of each Class of Debt materially and adversely affected thereby, the Trustee and the Issuer may execute one or more supplemental indentures to modify (i) the definition of the term "Concentration Limitations" and/or the definitions related to the Concentration Limitations, (ii) the Collateral Quality Test or the definitions related thereto, (iii) any of the Investment Criteria, (iv) provisions governing Maturity Amendments or (v) the definition of "Defaulted Obligation," "Credit Improved Obligation," "Credit Risk Obligation" and/or "Collateral Obligation."
8.2.3.With the consent of the Collateral Manager and a Majority of the Preferred Interests, without regard to whether such Class would be materially and adversely affected thereby, the Trustee and the Issuer may execute one or more indentures supplemental hereto to modify the Subordinated Management Fee or the Incentive Management Fee.
8.3.Execution of Supplemental Indentures
8.3.1.The Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee's own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.
8.3.2.In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee will be entitled to receive, and (subject to Sections 6.1 and 6.3) will be fully protected in relying in good faith upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with; provided that if such Opinion of Counsel relies upon a written certification as to whether one or more Classes are materially adversely affected by such supplemental indenture, the Trustee shall also be entitled to rely on such written certification; provided further, however, that if a Majority of such Class or Classes has provided written notice to the Trustee pursuant to Section 8.3(h) of their determination that a proposed amendment would have material and adverse effect on such Class, the Trustee will be bound by such determination.
8.3.3.At the cost of the Issuer, for so long as any Debt remain Outstanding, not later than 10 Business Days (or five Business Days if in connection with a Refinancing or a Re-Pricing) prior to the effectiveness of any proposed supplemental indenture pursuant to Section 8.1 or Section 8.2, the Trustee will provide to the Collateral Manager, the Collateral Administrator, the

Rating Agencies, the Holders and the Fiscal Agent a notice attaching a copy of such supplemental indenture. Any consent given to a proposed supplemental indenture by the Holder of any Debt will be irrevocable and binding on all future Holders or beneficial owners of those Debt, irrespective of the execution date of the supplemental indenture.
8.3.4.Notwithstanding any provision of Section 8.1 or Section 8.2 to the contrary, if any supplemental indenture permits the Issuer to enter into a Synthetic Security or other hedge, swap or derivative transaction (each, a "Hedge Agreement"), the consent of a Majority of the Controlling Class and the consent of a Majority of the Preferred Interests must be obtained and the supplemental indenture shall require that, before entering into any such Hedge Agreement, the following additional conditions must be satisfied: (A) the Issuer receives a written opinion of counsel that either (1) the Issuer entering into such Hedge Agreement will not cause it to be considered a "commodity pool" as defined in Section 1a(10) of the Commodity Exchange Act, as amended or (2) if the Issuer would be a commodity pool, (a) that the Collateral Manager, and no other party, would be the "commodity pool operator" and "commodity trading adviser;" and (b) with respect to the Issuer as the commodity pool, the Collateral Manager is eligible for an exemption from registration as a commodity pool operator and commodity trading adviser and all conditions precedent to obtaining such an exemption have been satisfied; (B) the Collateral Manager agrees in writing (or the supplemental indenture requires) that for so long as the Issuer is a commodity pool it will take all action necessary to ensure ongoing compliance with the applicable exemption from registration as a commodity pool operator and commodity trading adviser with respect to the Issuer, and any other actions required as a commodity pool operator and commodity trading adviser with respect to the Issuer; (C) the Issuer receives a written opinion of counsel that the Issuer entering into such Hedge Agreement will not, in and of itself, cause the Issuer to become a "covered fund" as defined by the Volcker Rule; and (D) the Issuer has received Rating Agency Confirmation with respect to any Rated Debt currently rated by S&P.
8.3.5.At the cost of the Issuer, the Trustee will provide to the Holders, the Rating Agencies and the Fiscal Agent a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to provide such notice, or any defect therein, will not in any way impair or affect the validity of any such supplemental indenture.
8.3.6.It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.
8.3.7.The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has received written notice of such supplement and a copy of such supplement from the Issuer or the Trustee. The Issuer agrees that it shall not permit to become effective any supplement or modification to this Indenture which would, as reasonably determined by the Collateral Manager, (i) increase the duties or liabilities of, reduce or eliminate any protection, right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Manager), or adversely change the economic consequences to, the Collateral Manager; (ii) modify the Investment Criteria, Collateral Quality

Test, Coverage Tests or the restrictions on the Sales of Collateral Obligations; or (iii) materially expand or restrict the Collateral Manager's discretion; however, the Collateral Manager shall not be bound thereby unless the Collateral Manager shall have consented in advance thereto in writing, and such consent shall not be unreasonably withheld or delayed; provided that the Collateral Manager may withhold its consent in its sole discretion if such amendment or supplement affects the amount, timing or priority of payment of the fees or other amounts payable to the Collateral Manager or increases or adds to the obligations of the Collateral Manager, and the Issuer will not enter into any such amendment or supplement unless the Collateral Manager has given its prior written consent. The consent of the Collateral Manager will be required with respect to any supplemental indenture if the Collateral Manager determines, in good faith after consultation with nationally recognized counsel experienced in such matters, that such supplemental indenture would cause the Collateral Manager to be in violation of the U.S. Retention Requirements. The Trustee will not be obligated to enter into any amendment or supplement that, as determined by the Trustee, adversely affects its duties, obligations, liabilities or protections under this Indenture. No amendment to this Indenture will be effective against the Collateral Administrator if such amendment would adversely affect the Collateral Administrator, including, without limitation, any amendment or supplement that would increase the duties or liabilities of, or adversely change the economic consequences to, the Collateral Administrator, unless the Collateral Administrator otherwise consents in writing. No amendment or supplement to this Indenture shall amend or modify this Section 8.3(g) without the Collateral Manager's prior written consent in its sole and absolute discretion.
8.3.8.If Holders of a Majority of any Class of Debt or Securities have provided notice to the Trustee (with a copy to the Collateral Manager) at least one Business Day prior to the proposed execution date of any supplemental indenture (other than a Reset Amendment, a Reference Rate Amendment or a supplemental indenture described under Sections 8.1(a)(v), (vi), (ix), (xi), (xiv) or (xvi) or Section 8.2(b)) that such Class would be materially and adversely affected thereby, the Trustee and the Issuer shall not enter into such supplemental indenture unless consent is obtained from (x) a Majority of such Class and (y) in the case of Sections 8.2(a) and (c), the specified percentages.
8.3.9.[Reserved].
8.3.10.The Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or an Officer's certificate of the Collateral Manager as to whether the interests of any Holder of Debt would be materially and adversely affected by the modifications set forth in a supplemental indenture, it being expressly understood and agreed that the Trustee will have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Officer's certificate or Opinion of Counsel. Such determination will be conclusive and binding on all present and future Holders. The Trustee will not be liable for any such determination made in good faith and in reliance upon an Officer's certificate or an Opinion of Counsel delivered to the Trustee as described herein.

8.3.11.A Class of Debt being refinanced will be deemed not to be materially and adversely affected by any terms of the supplemental indenture related to, in connection with or to become effective on or immediately after the effective date of such refinancing. In connection with a Re-Pricing, any Non-Consenting Holder will be deemed not to be materially and adversely affected by any terms of the supplemental indenture related to, in connection with or to become effective on or immediately after the related Re-Pricing Redemption Date. For the avoidance of doubt, Reset Amendments and Reference Rate Amendments are not subject to any consent requirements that would otherwise apply to supplemental indentures described in the immediately preceding paragraphs or elsewhere herein.
8.4.Effect of Supplemental Indentures
Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.
8.5.Reference in Notes to Supplemental Indentures
Notes authenticated and delivered, including as part of a transfer, exchange or replacement pursuant to Article II of Notes originally issued hereunder, after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.
8.6.Re-Pricing Amendment
In connection with a Re-Pricing, the Issuer and the Trustee may, without regard for the provisions of this Article VIII, enter into a supplemental indenture solely to reduce the interest rate applicable with respect to the Re-Priced Class and/or, in the case of an issuance of Re-Pricing Replacement Debt, solely to issue such Re-Pricing Replacement Debt.
8.7.Reset Amendment
With respect to any supplemental indenture which, by its terms (x) provides for an Optional Redemption, with Refinancing Proceeds, of all, but not less than all, Classes of the Rated Debt in whole, but not in part, and (y) is consented to (and/or directed) by both the Collateral Manager and the Holders of at least 50% of the Aggregate Outstanding Amount of the Preferred Interests (the "Requisite Equity"), notwithstanding anything to the contrary contained herein, the Collateral Manager may, with such consent of the Requisite Equity, without regard to any other Holder consent requirement specified in this Indenture, cause such supplemental indenture to also (a) effect an extension of the end of the Reinvestment Period, (b) establish a non-call period for the replacement notes or loans issued to replace such Rated Debt or prohibit a future refinancing of such replacement notes, (c) modify the Weighted Average Life Test, (d) provide for a stated maturity of such replacement notes or loans that is later than the Stated Maturity of the Rated Debt, (e) effect an extension of the Stated Maturity of the Reinvesting Holder Notes or the Preferred Interests, and/or (f) make any other supplements or amendments to this Indenture that would otherwise be subject to the Holder consent rights of this Indenture (a "Reset Amendment"). For the avoidance of doubt, Reset Amendments are not subject to any Holder consent requirements that would otherwise apply to supplemental indentures described in this Indenture.
9.
REDEMPTION OF DEBT
9.1.Mandatory Redemption
If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account pursuant to the Priority of Payments on the related Payment Date to make payments on the Rated Debt.
9.2.Optional Redemption
9.2.1.On any Business Day occurring after the Non-Call Period, (i) at the written direction of (x) the Collateral Manager or (y) a Majority of the Preferred Interests and the approval of the Collateral Manager, the Rated Debt shall be redeemed (or, in the case of the Class A-L Loans, prepaid) in whole (with respect to all Classes of Rated Debt) but not in part from Sale Proceeds, Refinancing Proceeds and/or all other available funds; and (ii) at the written direction of (x) the Collateral Manager or (y) a Majority of the Preferred Interests and the approval of the Collateral Manager, one or more (but fewer than all) Classes of the Rated Debt shall be redeemed (or, in the case of the Class A-L Loans, prepaid) in a Partial Redemption from Refinancing Proceeds (so long as any Class of Rated Debt to be redeemed (or, in the case of the Class A-L Loans, prepaid) represents the entire Class of such Rated Debt). In connection with any such redemption (or, in the case of the Class A-L Loans, prepayment) (each such redemption or prepayment, an "Optional Redemption"), the Rated Debt to be redeemed or prepaid shall be redeemed at the applicable Redemption Prices. To effect an Optional Redemption, (x) the Collateral Manager or (y) a Majority of the Preferred Interests, with the consent of the Collateral Manager, must provide the above described written direction to the Issuer and the Trustee not later than 30 Business Days (or 15 days with respect to an Optional Redemption using Refinancing Proceeds) prior to the proposed Redemption Date, or such shorter period as the Collateral Manager may agree; provided that all Rated Debt to be redeemed (or, in the case of the Class A-L Loans, prepaid) must be redeemed (or prepaid) simultaneously.
9.2.2.Upon the receipt of a notice of redemption of the Rated Debt in whole but not in part pursuant to Section 9.2(a), the Collateral Manager shall direct the sale (and the manner thereof), acting in a commercially reasonable manner to maximize the proceeds of such sale, of all or part of the Collateral Obligations and other Assets in an amount sufficient that the proceeds from such sale and all other funds available for such purpose in the Collection Account, the Permitted Use Account and the Payment Account (and any Interest Proceeds designated by the Collateral Manager) will be at least sufficient to pay the Redemption Prices of the Rated Debt to be

redeemed (or, in the case of the Class A-L Loans, prepaid), all amounts senior in right of payment to the Rated Debt and all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap) payable under the Priority of Payments (collectively, the "Required Redemption Amount"). If such proceeds of such sale and all other funds available for such purpose in the Collection Account, the Permitted Use Account and the Payment Account (and any Interest Proceeds designated by the Collateral Manager) would not be at least equal to the Required Redemption Amount, the Rated Debt may not be redeemed or prepaid, as applicable. The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.
9.2.3.The Preferred Interests and the Reinvesting Holder Notes may be redeemed, in whole but not in part, on any Business Day on or after the redemption or repayment in full of the Rated Debt, at the direction of (x) a Majority of the Preferred Interests or (y) the Collateral Manager.
9.2.4.In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2(b), the Rated Debt may at the written direction of (x) the Collateral Manager or (y) a Majority of the Preferred Interests, with the consent of the Collateral Manager, after the Non-Call Period, be redeemed in whole from Refinancing Proceeds and all other available funds or in a Partial Redemption from Refinancing Proceeds by obtaining a loan from one or more financial or other institutions or by an issuance or incurrence, as applicable, of replacement debt, whose terms in the case of such loan or replacement notes will be negotiated by the Collateral Manager on behalf of the Issuer; it being understood that any rating of such replacement debt by a Rating Agency will be based on a credit analysis specific to such replacement debt and independent of the Rated Debt being refinanced (any such redemption and refinancing, a "Refinancing"); provided that the terms of such Refinancing must be acceptable to the Collateral Manager and a Majority of the Preferred Interests and such Refinancing otherwise satisfies the conditions described below.
9.2.5.In the case of a Refinancing upon a redemption of the Rated Debt in whole but not in part pursuant to Section 9.2(d), such Refinancing will be effective only if (i) the Refinancing Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least equal to the Required Redemption Amount; provided that the reasonable fees and expenses incurred in connection with such Refinancing, if not paid on the date of the Refinancing, will be adequately provided for from the Interest Proceeds available to be applied to the payment thereof as Administrative Expenses under the Priority of Payments on the subsequent two Payment Dates, after taking into account all amounts required to be paid pursuant to the Priority of Payments on such subsequent Payment Dates prior to distributions to the Holders of the Preferred Interests (ii) the Sale Proceeds, Refinancing Proceeds and other available funds are used (to the extent necessary) to make such redemption and (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 13.1(d) and Section 2.7(i).

9.2.6.In the case of a Refinancing upon a Partial Redemption pursuant to Section 9.2(d), such Refinancing will be effective only if: (i) Rating Agency Confirmation has been obtained from S&P with respect to any Outstanding Debt not subject to the Refinancing, (ii) the Refinancing Proceeds and amounts designated for such purposes in the Permitted Use Account will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Rated Debt subject to Refinancing, (iii) the Refinancing Proceeds are used (to the extent necessary) to make such redemption, (iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 5.4(d) and Section 2.7(i), (v) the Aggregate Principal Balance of any class of obligations providing the Refinancing is equal to the Aggregate Outstanding Amount of the corresponding Class of Rated Debt being redeemed with the proceeds of such obligations, (vi) the stated maturity of each class of obligations providing the Refinancing is no earlier than the corresponding Stated Maturity of each Class of Rated Debt being refinanced, (vii) the reasonable fees, costs, charges and expenses incurred in connection with the Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds (except for expenses owed to persons that the Collateral Manager informs the Trustee will be paid solely as Administrative Expenses payable in accordance with the Priority of Payments), (viii)(A) if the obligation providing the Refinancing and the Class of Rated Debt subject to the Refinancing are both fixed rate obligations, the weighted average (based on the principal amount of such obligations) of the interest rate of any obligations providing the Refinancing will not be greater than the weighted average (based on the aggregate principal amount of such obligations) of the interest rate of the Rated Debt subject to such Refinancing; (B) if the obligation providing the Refinancing and the Class of Rated Debt subject to the Refinancing are both floating rate obligations, the weighted average (based on the aggregate principal amount of such obligations) of the spread over the Reference Rate of any obligations providing the Refinancing will not be greater than the weighted average (based on the aggregate principal amount of such obligations) of the spread over the Reference Rate of the Rated Debt subject to such Refinancing; and (C) with respect to any Partial Redemption by Refinancing of a fixed rate Class of (or, in the case of the Class A-L Loans, prepaid) with the proceeds of an issuance or incurrence, as applicable, of floating rate refinancing debt or a floating rate Class of Debt with the proceeds of an issuance or incurrence, as applicable, of fixed rate refinancing debt or floating rate refinancing debt referencing a different interest rate index, Rating Agency Confirmation is obtained and the Issuer and the Trustee receive an Officer's certificate of the Collateral Manager (upon which each may conclusively rely without investigation of any nature whatsoever) certifying that, in the Collateral Manager's reasonable business judgment, the interest payable on the refinancing debt with respect to such Class is anticipated to be lower than the interest that would have been payable in respect of such Class (determined on a weighted average basis over the expected life of such Class) if such Partial Redemption by Refinancing did not occur; (ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Rated Debt being refinanced, (x) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are materially the same as the rights of the corresponding Class of Rated Debt being refinanced and (xi) Tax Advice shall be delivered to the Trustee to the effect that (A) any obligations providing the Refinancing will be treated as debt for U.S. federal income tax purposes and (B) the Refinancing will not alter the U.S. federal income tax characterization, as expressed at the time of issuance, of the Rated Debt that will be Outstanding after such refinancing.
9.2.7.If a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Issuer and, at the direction of the Collateral Manager, the Trustee shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing (which terms may include a new non-call period) and no further consent for such amendments shall be required from the Holders of Debt other than, unless the Collateral Manager directed the redemption, Holders of the Preferred Interests directing the redemption. The Trustee shall not be obligated to enter into any amendment that, as determined by the Trustee, adversely affects its duties, obligations, liabilities or protections hereunder, and the Trustee shall be entitled to conclusively rely upon an Officer's certificate and, as to matters of law, an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) provided by the Issuer to the effect that such amendment meets the requirements specified above and is permitted under this Indenture (except that such Officer or counsel shall have no obligation to certify or opine as to the sufficiency of the Refinancing Proceeds).
9.2.8.The Trustee shall have the authority to take such actions as may be directed by the Issuer or the Collateral Manager, as the Issuer or Collateral Manager shall deem necessary or desirable to effect a Refinancing. The Trustee shall be entitled to receive, and shall be fully protected in relying upon a certificate of the Issuer stating that the Refinancing is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with.
9.2.9.In connection with a Refinancing upon a redemption of each Class of Rated Debt in whole but not in part, the Collateral Manager or the Holders of a Majority of the Aggregate Outstanding Amount of the Preferred Interests may elect to include, in a notice of such Refinancing, a direction to designate Principal Proceeds up to the Excess Par Amount as of the related Determination Date as Interest Proceeds for payment on the Redemption Date. If the Collateral Manager consents to such direction, the Collateral Manager will, on behalf of the Issuer, make such designation by Issuer Order to the Trustee (with copies to the Rating Agencies) on or before the related Determination Date, in which case the Trustee will, on or before the Business Day immediately preceding the related Payment Date, make such designation.
9.2.10.In connection with a Refinancing of all Classes of Rated Debt in whole, with the consent of a Majority of the Preferred Interests, any proceeds (including, without limitation, Sale Proceeds) received in respect of any Equity Securities owned by the Issuer as of the date of such Refinancing (each, a "Designated Equity Security") that are designated by the Collateral Manager as Interest Proceeds with notice to the Trustee and the Collateral Administrator (such proceeds, the "Designated Equity Security Proceeds"); provided that (i) each Designated Equity Security is sold or otherwise disposed of on or prior to the third Payment Date immediately following such Refinancing and (ii) each Overcollateralization Ratio Test is satisfied after giving effect to the application of such Designated Equity Security Proceeds as Interest Proceeds.

9.2.11.In connection with a Refinancing, upon a redemption of Rated Debt in whole or in part, any Refinancing Proceeds that remain after paying the applicable Redemption Prices and related Administrative Expenses shall be transferred to the Permitted Use Account.
9.3.Tax Redemption
9.3.1.The Debt shall be redeemed in whole but not in part (any such redemption, a "Tax Redemption") on any Business Day at the written direction (delivered to the Trustee, with a copy to the Collateral Manager) of (x) a Majority of any Affected Class or (y) a Majority of the Preferred Interests, in either case following (I) the occurrence and continuation of a Tax Event with respect to payments under one or more Collateral Obligations forming part of the Assets which results in a payment by, or charge or tax burden to, the Issuer that results or will result in the withholding of 5.0% or more of scheduled distributions for any Collection Period or (II) the occurrence and continuation of a Tax Event resulting in a tax burden on the Issuer in an aggregate amount in any Collection Period in excess of U.S.$1,000,000.
9.3.2.If an Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Tax Event, the Collateral Manager shall promptly notify the Issuer, the Collateral Administrator and the Trustee thereof, and upon receipt of such notice the Trustee shall promptly notify the Holders and each Rating Agency thereof.
9.4.Redemption Procedures
9.4.1.In the event of any redemption pursuant to Section 9.2, the Issuer shall, at least 20 Business Days prior to the Redemption Date (or such shorter period as the Trustee and the Collateral Manager may agree), notify the Trustee in writing (and the Trustee in turn shall, in the name and at the expense of the Issuer, notify the Holders and each Rating Agency, with a copy to the Collateral Manager, at least 10 Business Days prior to the Redemption Date) of such Redemption Date, the applicable Record Date, the principal amount of Debt to be redeemed (or, in the case of the Class A-L Loans, prepaid) on such Redemption Date and the applicable Redemption Prices. In the event of any redemption pursuant to Section 9.3, a notice of redemption shall be provided by the applicable Holders to the Issuer, the Trustee and the Collateral Manager not later than seven Business Days (or such shorter period as the Trustee and the Collateral Manager may agree) prior to the applicable Redemption Date and the Trustee will give notice to each Holder and each Rating Agency at least five Business Days prior to the applicable Redemption Date.
9.4.2.All notices of redemption delivered pursuant to Section 9.4(a) shall state:
9.4.2.1.the applicable Redemption Date;
9.4.2.2.the Redemption Prices of the Debt to be redeemed or prepaid, as applicable;
9.4.2.3.that all of the Rated Debt to be redeemed are to be redeemed in full and that interest on such Rated Debt shall cease to accrue on the Redemption Date specified in the notice;

9.4.2.4.the place or places where Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2; and
9.4.2.5.if all Rated Debt is being redeemed, whether the Preferred Interests and the Reinvesting Holder Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Preferred Interests and the Reinvesting Holder Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2.
The Issuer may withdraw any such notice of redemption delivered pursuant to Section 9.2, by notice to the Trustee, on any day up to and including the day on which the Collateral Manager is required to deliver to the Trustee the sale agreement or agreements or certifications as described in Section 9.4(c), by written notice to the Trustee (with a copy to the Collateral Manager) and such notice will be withdrawn only if the Collateral Manager will be unable to deliver such agreements or certifications. A Majority of the Preferred Interests will have the option to direct the withdrawal of any such notice of redemption delivered pursuant to Section 9.2 by written notice to the Trustee, the Issuer and the Collateral Manager, provided that neither the Issuer nor the Collateral Manager has entered into a binding agreement in connection with the sale of any portion of the Assets or taken any other actions in connection with the liquidation of any portion of the Assets pursuant to such notice of redemption. In addition, the Issuer may cancel any Optional Redemption or Tax Redemption up to the Business Day before the Redemption Date if there will be insufficient funds on the Redemption Date to pay the Redemption Price of each Class of Rated Debt to be redeemed (and all amounts senior in right of payment to the Redemption Prices).
Notice of redemption pursuant to Section 9.2 or 9.3 shall be given by the Issuer or, upon an Issuer Order, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Debt selected for redemption or prepayment shall not impair or affect the validity of the redemption or prepayment of any other Debt.
9.4.3.Unless Refinancing Proceeds are being used to redeem or prepay, as applicable, the Rated Debt in whole or in part, in the event of any redemption pursuant to Section 9.2 or 9.3, no Rated Debt may be optionally redeemed (or, in the case of the Class A-L Loans, prepaid) unless (i) at least two Business Days before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee evidence, in a form reasonably satisfactory to the Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements to sell (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets at a purchase price that is, when considered together with the Eligible Investments, at least equal to the Required Redemption Amount, (ii) at least two Business Days before the scheduled Redemption Date, the Issuer shall have received proceeds of disposition of all or part of the Assets at least equal to the Required Redemption Amount, or (iii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Trustee that, in its judgment, the aggregate sum of expected proceeds from the sale or payment of Eligible Investments and Collateral Obligations, shall be at least equal to the Required Redemption Amount. Any certification delivered by the Collateral Manager pursuant to this Section 9.4(c) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) or payment of any Collateral Obligations and/or Eligible Investments and (2) all calculations required by this Section 9.4(c). Any Holder of Debt, the Collateral Manager or any of the Collateral Manager's Affiliates shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or a Tax Redemption.
9.5.Debt Payable on Redemption Date
9.5.1.Notice of redemption pursuant to Section 9.4 or Section 9.7 having been given as set forth therein, the Debt to be redeemed or prepaid, as applicable, shall, on the Redemption Date, subject to Section 9.4(c) and Section 9.7(b), as applicable, and the Issuer's right to withdraw any notice of redemption pursuant to Section 9.4(b) and 9.7(c), as applicable, become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Classes of Debt that are Rated Debt shall cease to bear interest on the Redemption Date. Holders of Certificated Notes, upon final payment on the Rated Debt to be so redeemed, shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that in the absence of notice to the Issuer or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender, if the Trustee and the Issuer shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate. Payments of interest on Rated Debt and payments in respect of Preferred Interests and Reinvesting Holder Notes so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders, or holders of one or more predecessor Rated Debt, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e).
9.5.2.If any Rated Debt called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Rated Debt remains Outstanding; provided that the reason for such non-payment is not the fault of such Holder.
9.6.Special Redemption
Principal payments on the Rated Debt shall be made in part in accordance with the Priority of Payments on any Payment Date (i) after the Effective Date, if the Collateral Manager notifies the Trustee that a redemption is required pursuant to Section 7.18 in order to obtain from S&P its written confirmation of its Initial Ratings of the applicable Rated Debt or (ii) during the Reinvestment Period, if the Collateral Manager notifies the Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager, in its sole discretion, and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (each, a "Special Redemption"). Any such notice in the case of clause (ii) above shall be based upon the Collateral Manager having attempted, in accordance with the standard of care set forth in the Collateral Management Agreement, to identify additional Collateral Obligations as described above. On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a "Special Redemption Date"), the amount in the Collection Account representing (1) Principal Proceeds which the Collateral Manager has determined cannot be reinvested in additional Collateral Obligations or (2) if the Effective Date has occurred, Interest Proceeds and Principal Proceeds available therefor in accordance with the Priority of Payments on each Payment Date until the Issuer obtains confirmation from S&P of its Initial Ratings of the Rated Debt, will in each case be applied in accordance with the Priority of Payments. Notice of Special Redemption shall be given by the Trustee not less than (x) in the case of a Special Redemption described in clause (i) above, one Business Day prior to the applicable Special Redemption Date and (y) in the case of a Special Redemption described in clause (ii) above, three Business Days prior to the applicable Special Redemption Date in each case to each Holder of Rated Debt and to both Rating Agencies.
9.7.Clean-Up Call Redemption
9.7.1.On any Business Day occurring after the Non-Call Period on which the Collateral Principal Amount is less than 20% of the Target Initial Par Amount, the Rated Debt may be redeemed (or, in the case of the Class A-L Loans, prepaid), in whole but not in part (a "Clean-Up Call Redemption"), at the written direction of the Collateral Manager to the Issuer and the Trustee (with copies to the Rating Agencies), delivered not less than 20 days (or such later date as agreed to by the Trustee and the Issuer) prior to the proposed Redemption Date. Promptly upon receipt of such direction, the Issuer will establish the Record Date in relation to such a Redemption, and shall give written notice to the Trustee, the Collateral Administrator, the Collateral Manager and the Rating Agencies of the Redemption Date and the related Record Date no later than 10 days prior to the proposed Redemption Date (and the Trustee in turn shall, in the name and at the expense of the Issuer, notify the Holders and the Fiscal Agent of the Redemption Date, the applicable Record Date, that the Rated Debt will be redeemed in full, and the Redemption Prices to be paid, at least five days prior to the Redemption Date).
9.7.2.A Clean-Up Call Redemption may not occur unless (i) on or before the fifth Business Day immediately preceding the related Redemption Date, the Collateral Manager or any other Person purchases (which may be by participation or otherwise) the Assets of the Issuer (other than the Eligible Investments referred to in clause (A)(3) below) for a price at least equal to the greater of (A) the sum of (1) the aggregate Redemption Price of each Class of Outstanding Rated Debt and (2) all amounts senior in right of payment to distributions in respect of the Preferred Interests in accordance with the Priority of Payments; minus (3) the Aggregate Principal Balance of Eligible Investments; and (B) the Market Value of such Assets being purchased (the "Clean-Up Call Redemption Price"); and (ii) the Collateral Manager certifies in writing to the Trustee prior to the sale of the Assets that subclause (i) shall be satisfied upon such purchase. Upon receipt of the certification from the Collateral Manager described in subclause (ii), the Issuer and, upon receipt of written direction from the Issuer, the Trustee shall take all actions necessary to sell, assign and transfer the Assets to the Collateral Manager or such other Person upon payment in immediately available funds of the Clean-Up Call Redemption Price.
9.7.3.The Issuer may withdraw any notice of Clean-Up Call Redemption delivered pursuant to Section 9.7(a) on any day up to and including the Business Day prior to the proposed Redemption Date by written notice to the Trustee, the Rating Agencies and the Collateral Manager and such notice will only be withdrawn if an amount at least equal to the Clean-Up Call Redemption Price is not received in full in immediately available funds by the Business Day immediately preceding such Redemption Date.
9.7.4.The Trustee will give notice of any such withdrawal of a Clean-Up Call Redemption, at the expense of the Issuer, to each Holder that were to be redeemed (or, in the case of the Class A-L Loans, prepaid) not later than the scheduled Redemption Date.
9.8.Optional Re-Pricing
9.8.1.On any Business Day after the Non-Call Period, at the direction of a Majority of the Preferred Interests and with the consent of the Collateral Manager, the Issuer shall reduce the interest rate applicable with respect to any Re-Pricing Eligible Class (such reduction, a "Re-Pricing" and any such Class to be subject to a Re-Pricing, a "Re-Priced Class"); provided that the Issuer shall not effect any Re-Pricing unless (i) each condition specified below is satisfied with respect thereto and (ii) each Outstanding Rated Debt of a Re-Priced Class shall be subject to the related Re-Pricing.
9.8.2.In connection with any Re-Pricing, the Issuer may engage a broker-dealer (the "Re-Pricing Intermediary") upon the recommendation and subject to the approval of a Majority of the Preferred Interests and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing. Each Holder of Rated Debt, by its acceptance of an interest in such Rated Debt, agrees to cooperate with the Issuer, the Collateral Manager, the Re-Pricing Intermediary (if any) and the Trustee in connection with any Re-Pricing and acknowledges that its Rated Debt may be sold or redeemed with or without such Holder's consent and that the sole alternative to any such Re-Pricing or redemption is to commit to sell its interest in the Rated Debt of the Re-Priced Class.
9.8.3.At least 14 days prior to the Business Day selected by a Majority of the Preferred Interests for the Re-Pricing (the "Re-Pricing Date"), the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver notice (the "Re-Pricing Notice") to each Holder of the proposed Re-Priced Class: (i) specifying the proposed Re-Pricing Date and the revised interest rate to be applied with respect to such Class (the "Re-Pricing Rate"), (ii) requesting each Holder or beneficial owner of the Re-Priced Class certify the principal amount of their Re-Priced Class and approve the proposed Re-Pricing with respect to their Rated Debt, and (iii) specifying the Redemption Price at which Rated Debt of any Holder or beneficial owner of the Re-Priced Class which does not approve the Re-Pricing may be (x) sold and transferred pursuant to the following paragraph or (y) redeemed with Re-Pricing Proceeds and all funds available for such purpose. A copy of the Re-Pricing Notice shall be delivered to the Collateral Manager, the Trustee and each Rating Agency.
9.8.4.In the event that the Issuer receives consents to the proposed Re-Pricing from less than 100% of the Aggregate Outstanding Amount of the Re-Priced Class the date that is at least five Business Days prior to the proposed Re-Pricing Date, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall notify the consenting Holders or beneficial owners of the Re-Priced Class of the Aggregate Outstanding Amount of the Rated Debt of the Re-Priced Class that have not consented to the proposed Re-Pricing (such notice the "Non-Consent Notice" and such amount the "Non-Consenting Balance"). The Issuer shall request that each such consenting Holder or beneficial owner notify the Issuer, the Trustee, the Collateral Manager and the Re-Pricing Intermediary if such person would elect to (A) purchase all or any portion of the Rated Debt of the Re-Priced Class for which consent of the Re-Pricing has not been received at the Redemption Price (such purchase and sale, a "Re-Pricing Transfer") and/or (B) purchase Re-Pricing Replacement Debt with respect thereto at the price specified in the Re-Pricing Notice or Non-Consent Notice, as applicable, and (C) in each case, the Aggregate Outstanding Amount of such Rated Debt it would agree to acquire (each such notice, an "Exercise Notice"). An Exercise Notice must be received by the Issuer by the third Business Day prior to the proposed Re-Pricing Redemption Date.
9.8.5.To the extent there exists a Non-Consenting Balance of greater than zero, the Collateral Manager and the Re-Pricing Intermediary shall, based on Exercise Notices received, consider the potential sources of funds available for, and the means to effect, purchases and/or redemption of Rated Debt of a Re-Priced Class for which consent to the Re-Pricing has not been received.
9.8.5.1.The Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, as directed by the Collateral Manager, may effect Re-Pricing Transfers of the Rated Debt held by Holders or beneficial owners that have not consented to the Re-Pricing ("Non-Consenting Holders") and that constitute the Non-Consenting Balance (the "Non-Consenting Notes"), without further notice to the Holders or beneficial owners thereof, at the Redemption Price to the Holders or beneficial owners that have delivered Exercise Notices and/or to one or more transferees designated by the Re-Pricing Intermediary on behalf of the Issuer. If the aggregate principal balance in the Exercise Notices received with respect to Re-Pricing Transfers exceeds the Non-Consenting Balance, Re-Pricing Transfers shall be allocated among persons delivering Exercise Notices with respect thereto pro rata based on the aggregate principal balance stated in each respective Exercise Notice.
9.8.5.2.To the extent that the Collateral Manager determines, in its sole discretion, that less than 100% of the Non-Consenting Notes are expected to be subject to Re-Pricing Transfers, the Issuer may, as directed by the Collateral Manager, conduct a Re-Pricing Redemption of such Non-Consenting Notes, without further notice to the Holders or beneficial owners thereof, on the Re-Pricing Date using the Re-Pricing Proceeds and all other funds available for such purpose.

9.8.5.3.Re-Pricing Transfers and sales of Re-Pricing Replacement Debt with respect to each Re-Priced Class shall not in the aggregate result in the Aggregate Outstanding Amount of such Re-Priced Class immediately after the Re-Pricing exceeding the Aggregate Outstanding Amount of such Re-Priced Class immediately prior to the Re-Pricing and shall be allocated among persons delivering Exercise Notices with respect thereto, pro rata based on the Aggregate Outstanding Amount of the Rated Debt of a Re-Priced Class or Re-Pricing Replacement Debt, as applicable, such Holders or beneficial owners indicated an interest in purchasing or advancing in their respective Exercise Notice.
9.8.6.All sales, transfers and redemptions of Notes to be effected pursuant to this Section 9.8 shall be made at the Redemption Price with respect to such Notes, and shall be effected only if the related Re-Pricing is effected in accordance with the provisions of this Indenture. The Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice to the Trustee and the Collateral Manager not later than one Business Day prior to the proposed Re-Pricing Date confirming that the Issuer has received written commitments to purchase.
9.8.7.The Issuer shall not effect any proposed Re-Pricing unless: (i) the Issuer and the Trustee shall have entered into a supplemental indenture dated as of the Re-Pricing Date (such supplemental indenture to be prepared and provided by the Issuer or the Collateral Manager acting on its behalf) to reduce the interest rate applicable to the Re-Priced Class and/or, in the case of an issuance of Re-Pricing Replacement Debt, to issue such Re-Pricing Replacement Debt, to effect a new non-call period and to otherwise effect the Re-Pricing; (ii) each Rating Agency shall have been notified of such Re-Pricing; (iii) all expenses of the Issuer and the Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing (including in connection with the supplemental indenture described in preceding subclause (i)) shall not exceed the amount of Interest Proceeds available to be applied to the payment thereof under the Priority of Payments on the subsequent Payment Date, after taking into account all amounts required to be paid pursuant to the Priority of Payments on the subsequent Payment Date prior to distributions in respect of the Preferred Interests, unless such expenses shall have been paid or shall be adequately provided for by an entity other than the Issuer and (iv) in the event of a Re-Pricing Redemption, Tax Advice shall be delivered to the Trustee to the effect that (A) any obligations providing the proceeds for the Re-Pricing Redemption will be treated as debt for U.S. federal income tax purposes and (B) the Re-Pricing will not alter the U.S. federal income tax characterization, as expressed at the time of issuance, of the Rated Debt that will be Outstanding after such Re-Pricing Redemption.
9.8.8.A second notice of a Re-Pricing will be given by the Trustee, at the expense of the Issuer, not less than seven Business Days prior to the proposed Re-Pricing Date to each Holder of the Re-Priced Class, specifying the applicable Re-Pricing Date, Re-Pricing Rate and Redemption Price. Failure to give a notice of Re-Pricing to any Holder of any Re-Priced Class, any failure of a beneficial owners to receive such notice, or any defect with respect to such notice, shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of a Re-Pricing may be withdrawn by a Majority of the Preferred Interests on or prior to the fourth Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Trustee and the Collateral Manager for any reason. Upon receipt of such notice of withdrawal, the Trustee shall transmit such notice to the Holders and each Rating Agency. Notwithstanding anything contained herein to the contrary, failure to effect a Re-Pricing, whether or not notice of Re-Pricing has been withdrawn, will not constitute an Event of Default.
9.8.9.The Issuer will direct the Trustee to segregate payments and take other reasonable steps to effect the Re-Pricing, and the Trustee will have the authority to take such actions as may be directed by the Issuer or the Collateral Manager to effect a Re-Pricing. In order to give effect to the Re-Pricing, the Issuer may, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Rated Debt of each Class held by Non-Consenting Holders and Holders consenting to the Re-Pricing.
9.8.10.The Trustee shall be entitled to receive an officer's certificate from the Issuer certifying that the conditions to such Re-Pricing have been satisfied.
10.
ACCOUNTS, ACCOUNTING AND RELEASES
10.1.Collection of Money
Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Trustee shall segregate and hold all such money and property received by it in trust for the Holders of the Debt and shall apply it as provided in this Indenture or the applicable Loan Agreement. Each Account established under this Indenture shall be an Eligible Account. All Cash deposited in the Accounts may be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and shall cause the Intermediary to comply, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity; provided that the foregoing shall not be construed to prevent the Trustee or Intermediary from investing the Assets of the Issuer in Eligible Investments described in clause (b) of the definition thereof that are obligations of the Bank. The accounts established by the Trustee pursuant to this Article X may include any number of subaccounts deemed necessary for convenience in administering the Assets. In the event any Accounts are transferred from one Intermediary to another, the Issuer shall notify each Rating Agency thereof. Each Account will be established in the name of the Issuer, subject to the lien of the Trustee for the benefit of the Secured Parties.
10.2.Collection Account
10.2.1.In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary three segregated trust accounts, each of which shall be designated as the "Interest Collection Account," the "Principal Collection Account," and

the "Collection Account" and be maintained with the Intermediary in accordance with the Account Agreement. The Trustee shall immediately upon receipt, or upon transfer from the Reinvestment Amount Account, Expense Reserve Account or Revolver Funding Account deposit into the Collection Account, all funds and property received by the Trustee and (x) designated for deposit in the Collection Account or (y) not designated under this Indenture for deposit in any other Account, including all proceeds received from the disposition of any Assets (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). The Issuer may, but under no circumstances shall be required to, deposit from time to time into the Collection Account, in addition to any amount required hereunder to be deposited therein, such amounts received from external sources for the benefit of the Secured Parties (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as the Issuer deems, in its sole discretion, to be advisable and to designate them as Interest Proceeds or Principal Proceeds. All amounts deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.5(a).
10.2.2.The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer (with a copy to the Collateral Manager) and the Issuer shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm's length transaction and deposit the proceeds thereof in the Collection Account; provided that, subject to the requirements of Section 12.1, the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer's certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer's certificate to the Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.
10.2.3.At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation) and reinvest such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article XII and such Issuer Order; provided that amounts deposited in the Collection Account may not be used to purchase Margin Stock or for any other purpose that would constitute the Issuer's extending Purpose Credit under Regulation U. At any time during the Reinvestment Period, and subject to Section 2.13, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds for purchases of Debt in accordance with the provisions of Section 2.13. At any time, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations, Revolving Collateral Obligations or Revolving/Delayed Drawdown Restructured Assets.
10.2.4.The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, pay from amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period:
(I)     from Interest Proceeds, (i) any amount required to exercise warrants or other rights to acquire assets in accordance with the requirements of Article XII and such Issuer Order or to purchase any Restructured Asset, (ii) without limitation to clause (iii) below, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses) and (iii) any Special Petition Expenses; provided that the Collateral Manager shall not direct such a withdrawal of Interest Proceeds in an amount that would cause the deferral of interest on any Class of Rated Debt or cause the Interest Diversion Test not to be satisfied on the immediately succeeding Payment Date on a pro forma basis taking into account the payment of each of the items reasonably anticipated to be payable on the next Payment Date under clause (A) of the Priority of Interest Proceeds, taking into account the Administrative Expense Cap. The Trustee shall not be obligated to make such payment pursuant to clause (ii) if, in the reasonable determination of the Trustee, such payment would leave insufficient funds, taking into account the Administrative Expense Cap, for payments anticipated to be or become due or payable on the next Payment Date that are given a higher priority in the definition of Administrative Expenses; and
(II)    from Principal Proceeds, any amount required to exercise warrants or other rights to acquire assets in accordance with the requirements of this Indenture and the Issuer Order or to purchase any Restructured Asset; provided that the Collateral Manager shall not direct the withdrawal of any Principal Proceeds pursuant to this clause (II) if immediately following such withdrawal, the Restructured Asset Target Par Balance Condition would not be satisfied; provided further that the Collateral Manager shall not direct the withdrawal of any Principal Proceeds pursuant to this clause (II) unless (1) the Collateral Manager determines (in its commercially reasonable judgment) that the failure to exercise such warrants or other rights to acquire assets in accordance with the requirements of this Indenture and the Issuer Order or purchase a Restructured Asset is reasonably likely to result in a reduced overall recovery with respect to the related Defaulted Obligation or Credit Risk Obligation, as applicable, (2) the Restricted Trading Period is not then in effect, (3) each Overcollateralization Ratio Test would be satisfied and (4) the amount of Principal Proceeds applied pursuant to this clause

(II) to exercise warrants or other rights to acquire assets in accordance with the requirements of this Indenture and the Issuer Order and to purchase Restructured Assets (i) in the aggregate since the Closing Date does not exceed 5.0% of the Target Initial Par Amount and (ii) then owned by the Issuer does not exceed 5.0% of the Target Initial Par Amount, in each case after giving effect to such application.
10.2.5.The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to the Priority of Payments, on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.
10.2.6.On any single Business Day occurring during the period commencing on the Effective Date and ending on (and including) the second Determination Date, so long as (1) a Special Redemption is not required and (2) the Aggregate Principal Balance of Collateral Obligations that are held by the Issuer and that the Issuer has committed to purchase on such date, together with the amount of any proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any such proceeds that have been reinvested in Collateral Obligations held by the Issuer on such date and without duplication), will equal or exceed the Target Initial Par Amount (assuming for purposes of such calculation that each Defaulted Obligation has a Principal Balance equal to its S&P Collateral Value), the Trustee (at the direction of the Collateral Manager) shall transfer Principal Proceeds on deposit in the Principal Collection Account into the Interest Collection Account as Interest Proceeds, in an amount (the "Designated Principal Proceeds") designated by the Collateral Manager; provided that such transfers in the aggregate are not greater than 1.0% of the Target Initial Par Amount.
10.3.Transaction Accounts
10.3.1.Payment Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account, which shall be designated as the "Payment Account" and be maintained with the Intermediary in accordance with the Account Agreement. Except as provided in the Priority of Payments, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Rated Debt and to the Fiscal Agent in respect of distributions on the Preferred Interests in accordance with their terms and the provisions of this Indenture and the Fiscal Agency Agreement and, upon Issuer Order, to pay Administrative Expenses, Management Fees and other amounts specified herein, each in accordance with the Priority of Payments. The Issuer shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. Amounts in the Payment Account shall remain uninvested.
10.3.2.Custodial Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish two segregated trust accounts as subaccounts to the Custodial Account, one of which will be designated the "Preferred Interest Custodial

Account" to which Preferred Interest Collateral Obligations and Transferable Margin Stock shall be credited (at the direction of the Collateral Manager) and one of which will be designated the "Rated Debt Custodial Account," and together with the Preferred Interest Custodial Account shall be referred to as the "Custodial Account" to which all other Collateral Obligations, Restructured Assets and Equity Securities and Non-Transferred Margin Stock shall be credited to the Custodial Account as provided herein. All Collateral Obligations, Restructured Assets and Equity Securities and equity interests in any subsidiary owned by the Issuer shall be credited to the Custodial Account as provided herein. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Issuer, with a copy to the Collateral Manager, immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Priority of Payments. Amounts in the Custodial Account shall remain uninvested.
10.3.3.Ramp-Up Account. The Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account, which shall be designated as the "Ramp-Up Account" and shall be maintained with the Intermediary in accordance with the Account Agreement. In connection with any purchase of an additional Collateral Obligation, the Trustee may apply amounts held in the Ramp-Up Account. Upon the occurrence of an Event of Default, the Trustee will deposit any remaining amounts in the Ramp-Up Account (excluding any proceeds that will be used to settle binding commitments entered into prior to such date, and except as provided in the next sentence) into the Collection Account as Principal Proceeds. On or before the first Determination Date, so long as (1) Target Initial Par Condition has been satisfied and would be satisfied after depositing such amounts, (2) the Collateral Quality Test and Concentration Limitations would be satisfied after depositing such amounts and (3) eight Business Days prior to such deposit, no Event of Default has occurred and is continuing and the Overcollateralization Ratio Test is satisfied, at the direction of the Collateral Manager the Trustee will transfer from amounts remaining in the Ramp-Up Account (excluding, in the case of clause (y) only, any proceeds that will be used to settle binding commitments entered into prior to that date), (x) an amount designated by the Collateral Manager not greater than 1.0% of the Target Initial Par Amount into the Collection Account as Interest Proceeds, and (y) any remaining amounts into the Principal Collection Account as Principal Proceeds. Any income earned on amounts deposited in the Ramp-Up Account will be deposited in the Interest Collection Account as Interest Proceeds. For the avoidance of doubt, so long as amounts in the Ramp-Up Account and Principal Proceeds in the Principal Collection Account will after giving effect to the designations by the Collateral Manager referred to in clause (x) above, collectively be adequate to settle binding commitments entered into prior to such designation, the designation of amounts in the Ramp-Up Account as Interest Proceeds as provided for in such clause (x) shall be made without regard to the requirement to settle such binding commitments.
10.3.4.Expense Reserve Account. In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish at the Intermediary a single,

segregated non-interest bearing trust account, which shall be designated as the "Expense Reserve Account" and shall be maintained with the Intermediary in accordance with the Account Agreement. The Issuer shall direct the Trustee to deposit to the Expense Reserve Account (i) the amount specified in a certificate of the Issuer in connection with the Closing Date and (ii) in connection with any additional issuance of debt and the incurrence of the Class A-L Loans, the amount specified in Section 3.2(a)(viii). On any Business Day to and including the Determination Date relating to the first Payment Date following the Closing Date, the Trustee shall apply funds from the Expense Reserve Account, as directed by the Collateral Manager, to pay expenses of the Issuer incurred in connection with the establishment of the Issuer, the acquisition of the Collateral Obligations, the structuring and consummation of the Offering and the issuance of the Notes and the Preferred Interests and the incurrence of the Class A-L Loans. By the Determination Date relating to the first Payment Date following the Closing Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account as Interest Proceeds or, to the extent that the Collateral Manager determines is necessary to obtain Rating Agency Confirmation from S&P, Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion). On any Business Day after the Determination Date relating to the first Payment Date following the Closing Date, amounts may be deposited into the Expense Reserve Account in connection with the issuance of additional notes and the Trustee shall apply funds from the Expense Reserve Account (except as provided in the next sentence), as directed by the Collateral Manager, to pay expenses of the Issuer incurred in connection with any additional issuance or incurrence, as applicable, of debt or as a deposit to the Collection Account as Principal Proceeds. Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Account as Interest Proceeds as it is paid.
10.3.5.Interest Reserve Account. The Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account, which is designated as the "Interest Reserve Account" and be maintained with the Intermediary in accordance with the Account Agreement. The Issuer hereby directs the Trustee to deposit into the Interest Reserve Account the applicable amount specified in an Officer's certificate of the Issuer dated the Closing Date (the "Interest Reserve Amount"). On the Closing Date, at the direction of the Collateral Manager, the Trustee shall transfer proceeds from the issuance of the Notes and the Preferred Interests and the incurrence of the Class A-L Loans in an amount equal to the Interest Reserve Amount. On or before the Determination Date relating to the second Payment Date after the Closing Date, at the direction of the Collateral Manager, the Issuer may direct that any portion of the then remaining Interest Reserve Amount be transferred to the Collection Account and included as Interest Proceeds or Principal Proceeds for the applicable Collection Period. On the Determination Date relating to the second Payment Date after the Closing Date, all amounts on deposit in the Interest Reserve Account shall be transferred to the Payment Account and applied as Interest Proceeds or Principal Proceeds (as directed by the Collateral Manager) in accordance with the Priority of Payments, and the Trustee shall close the Interest Reserve Account. Amounts credited to the Interest Reserve Account shall be reinvested pursuant to Section 10.5(a). Any income earned on amounts deposited in the Interest Reserve Account will be deposited in the Interest Reserve Account.

10.3.6.The Reinvestment Amount Account. The Trustee shall, prior to the Closing Date, establish at the Intermediary a single, segregated non-interest bearing trust account, which shall be designated as the "Reinvestment Amount Account" and shall be maintained with the Intermediary in accordance with the Account Agreement. Reinvestment Amounts will be deposited in the Reinvestment Amount Account in accordance with Section 11.1(e) and will be withdrawn, not later than the Business Day after the Payment Date on which such Reinvestment Amounts are deposited in the Reinvestment Amount Account, solely to be transferred to the Collection Account as Principal Proceeds to purchase additional Collateral Obligations in accordance with Section 12.2. Amounts in the Reinvestment Amount Account shall remain uninvested.
10.3.7.Permitted Use Account. The Trustee shall, prior to the Closing Date, establish a segregated non-interest bearing trust account, which will be designated as the "Permitted Use Account." The proceeds of an additional issuance of Preferred Interests, Reinvesting Holder Notes and/or any Notes of a Junior Class and any excess Refinancing Proceeds may be deposited in the Permitted Use Account for application to a Permitted Use at the direction of the Collateral Manager. At any time during or after the Reinvestment Period, any Holder of Preferred Interests that is not a Benefit Plan Investor (each such person, a "Contributor") may provide a Contribution Notice to the Issuer (with a copy to the Collateral Manager) and the Trustee and make a subsequent contribution of cash to the Issuer (each, a "Contribution"); provided, that (i) each Contribution must be in an aggregate amount equal to at least $500,000 (counting all Contributions received on the same day as a single Contribution for such purpose) and (ii) not more than three Contributions may be made to cause a failing Coverage Test to be satisfied (counting all Contributions received on the same day as a single Contribution for such purpose). The Collateral Manager, on behalf of the Issuer, may accept or reject any Contribution in its sole discretion and will notify the Trustee of any such acceptance. Each accepted Contribution will be received into the Permitted Use Account and applied by the Collateral Manager on behalf of the Issuer to a Permitted Use, as directed by the Contributor at the time such Contribution is made; provided that once a Contribution is so applied to a Permitted Use, it may not be applied to another Permitted Use. Contributions will be repaid to the Contributor on the first Payment Date after the related Contribution (unless otherwise agreed to by the Collateral Manager and the Contributor) and subsequent Payment Dates until paid in full in accordance with the Priority of Payments together with a specified rate of return thereon agreed to between such Contributor and the Collateral Manager (such applicable amount inclusive of the related Contribution, the "Contribution Repayment Amount"). The Trustee will, within one Business Day of receipt of notice of any Contribution, notify (substantially in the form of Exhibit G) the remaining Holders of the Preferred Interests of its receipt thereof, and will extend, on behalf of the Issuer, to the other Holders of Preferred Interests (other than Benefit Plan Investors) the opportunity to participate in the related Contribution in proportion to their then current ownership of Preferred Interests. Any existing Holder of Preferred Interests that has not, within two Business Days after delivery of such notice of a Contribution from the Trustee, elected to participate in such Contribution by providing a Contribution Participation Notice to the Issuer and the Trustee (which will forward such notice to the Contributors) will be deemed to have irrevocably declined to participate in such Contribution.

In connection with any transfer of any Preferred Interests (or beneficial interest therein) held by a Contributor, such Contributor will be required to transfer, and will be deemed to have transferred, its interest in any unpaid Contribution Repayment Amount (and the related Contribution) in an amount that is proportional to the amount of Preferred Interests held by such Contributor that are subject to such transfer; provided that no such transfer of any unpaid Contribution Repayment Amount (and the related Contribution) may be made to a Benefit Plan Investor. From and after the date of such transfer, the transferee will be deemed to be a Contributor with respect to the applicable portion of the related Contribution.
For the avoidance of doubt, Holders will not have any voting rights with respect to any Contribution Repayment Amount owed, and Contributions will not increase the voting rights of the Debt held by any Holder.
In addition, at the direction of the Collateral Manager to the Issuer, subject to the satisfaction of the conditions set forth therein, amounts may be deposited into the Permitted Use Account pursuant to clause (Q) of the Priority of Interest Proceeds. Any income earned on amounts deposited in the Permitted Use Account will be deposited in the Collection Account as Interest Proceeds.
Subject to the conditions set forth in Section 12.3, in addition to the permitted cash Contributions set forth above, after the Closing Date, the Originator may contribute additional Collateral Obligations to the Issuer pursuant to the Contribution Agreement.
10.4.The Revolver Funding Account
In accordance with this Indenture and the Account Agreement, the Trustee shall, prior to the Closing Date, establish two segregated trust accounts as subaccounts to the Custodial Account, one of which will be designated the "Preferred Interest Revolver Funding Account" to which reserves related to Preferred Interest Collateral Obligations that are Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations are deposited and one of which will be designated the "Rated Debt Revolver Funding Account" (and together with the Preferred Interest Revolver Funding Account, shall be referred to as the "Revolver Funding Account") to which all other reserves with respect to Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations are deposited. The Issuer shall direct the Trustee to deposit the amount specified in the Closing Date Certificate to the Revolver Funding Account to be reserved for unfunded funding obligations under the Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations purchased on or before the Closing Date. Upon the purchase of any Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, Principal Proceeds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account and, if necessary, from the Collection Account, as directed by the Collateral Manager, and deposited by the Trustee pursuant to such direction in the Revolver Funding Account; provided that, if such Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is a Participation Interest with respect to which the Selling Institution requires funds to be deposited with the Selling Institution or its custodian in an amount equal to any portion of the undrawn amount of such obligation as collateral for the funding obligations under such obligation (such funds, the "Selling Institution Collateral"), the Collateral Manager on behalf of the Issuer shall direct the Trustee to (and pursuant to such direction the Trustee shall) deposit such funds in the amount of the Selling Institution Collateral with such Selling Institution or custodian rather than in the Revolver Funding Account, subject to the following sentence. Any such deposit of Selling Institution Collateral shall be required to be held in cash or invested in Eligible Investments and satisfy the following requirement (as determined and directed by the Collateral Manager): either (a) the aggregate amount of Selling Institution Collateral deposited with such Selling Institution or its custodian (other than an Eligible Custodian) under all Participation Interests shall not have an Aggregate Principal Balance in excess of 5% of the Collateral Principal Amount and shall not remain on deposit with such Selling Institution or custodian for more than 30 calendar days after such Selling Institution first fails to satisfy the rating requirements set out in the Third Party Credit Exposure Limits (and the terms of each such deposit shall permit the Issuer to withdraw the Selling Institution Collateral if such Selling Institution fails at any time to satisfy the rating requirements set out in the Third Party Credit Exposure Limits); or (b) such Selling Institution Collateral shall be deposited with an Eligible Custodian.
Upon initial purchase of any Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds deposited in the Revolver Funding Account in respect of such Collateral Obligation or Revolving/Delayed Drawdown Restructured Asset and Selling Institution Collateral deposited with the Selling Institution in respect of such Collateral Obligation shall be treated as part of the purchase price therefor. Amounts on deposit in the Revolver Funding Account shall be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.5 and earnings from all such investments shall be deposited in the Collection Account as Interest Proceeds.
Funds shall be deposited in the Revolver Funding Account upon the purchase of any Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving/Delayed Drawdown Restructured Asset or Revolving Collateral Obligation as directed by the Collateral Manager such that the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the aggregate amount of unfunded funding obligations (disregarding the portion, if any, of any such unfunded funding obligations that is collateralized by Selling Institution Collateral) under all such Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets, as determined by the Collateral Manager.
Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) shall be available solely to cover any drawdowns on the Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (i) the amounts on deposit in the Revolver Funding Account over (ii) the sum of the unfunded funding obligations (disregarding the portion, if any, of any such unfunded funding obligations that is collateralized by Selling Institution Collateral) under all Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations (which excess may occur for any reason, including upon (A) the sale or maturity of a Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (B) the occurrence of an event of default with respect to any such Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation or (C) any other event or circumstance which results in the irrevocable reduction of the undrawn commitments under such Revolving/Delayed Drawdown Restructured Asset, Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Collection Account.
10.5.Reinvestment of Funds in Accounts; Reports by Trustee
10.5.1.By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Interest Reserve Account, the Ramp-Up Account, the Revolver Funding Account, the Permitted Use Account and the Expense Reserve Account as so directed in Eligible Investments. If at a time when no Event of Default has occurred and is continuing (without regard to any acceleration of the maturity of the Rated Debt), the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager (which may be provided by standing instructions) within five Business Days after transfer of such funds to such accounts, such funds shall be uninvested. If at a time when an Event of Default has occurred and is continuing, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, such funds shall be uninvested. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in to the Interest Collection Account upon receipt as Interest Proceeds, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt as Principal Proceeds, and any loss resulting from such investments shall be charged to the Principal Collection Account as a reduction in Principal Proceeds. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment; provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof. Except as expressly provided herein, the Trustee shall not otherwise be under any duty to invest (or pay interest on) amounts held hereunder from time to time. The Trustee is hereby authorized, in making or disposing of any investment permitted by this Indenture, to deal with itself (in its individual capacity) or with any one or more of its affilit1ates, whether it or any such affiliate is acting as agent of the Trustee or for any third person or dealing as principal for its own account. The parties acknowledge that the Trustee is not providing investment supervision, recommendations, or advice. Notwithstanding the foregoing, any Eligible Investments that are issued by the Trustee in its capacity as a banking institution may mature on such Payment Date.
10.5.2.The Trustee agrees to give the Issuer, with a copy to the Collateral Manager, immediate notice if any Trust Officer has actual knowledge that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.
10.5.3.The Trustee shall supply, in a timely fashion, to the Issuer, each Rating Agency and the Collateral Manager any information regularly maintained by the Trustee that the Issuer, the Rating Agencies or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.6 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer's obligations hereunder that have been delegated to the Collateral Manager. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.
10.5.4.In addition to any credit, withdrawal, transfer or other application of funds with respect to any Account set forth in Article X, any credit, withdrawal, transfer or other application of funds with respect to any Account authorized elsewhere in this Indenture is hereby authorized.
10.5.5.Any account established under this Indenture may include (and shall be deemed to include) any number of subaccounts or related deposit accounts deemed necessary or advisable by the Trustee in the administration of the accounts.
(f)    For the avoidance of doubt, the Accounts (including income, if any, earned on the investments of funds in such account) will be owned by the Issuer for U.S. federal income tax purposes. The Issuer is required to timely provide or cause to be provided to the Trustee (i) an IRS Form W-8BEN-E in the case of the Issuer and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation upon the reasonable request of the Trustee as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit the Trustee to fulfill its tax reporting obligations (including any cost basis reporting obligations) under applicable law with respect to the Accounts or any amounts paid to the Issuer. If any IRS form or other documentation previously delivered becomes inaccurate in any respect, the Issuer shall timely provide to the Trustee accurately updated and complete versions of such IRS forms or other documentation. The Bank, both in its individual capacity and in its capacity as Trustee, shall have no liability to the Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide or cause to be provided an accurate, correct and complete IRS Form W-8BEN-E (with appropriate forms attached), or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Accounts absent the Trustee having first received (i) the requisite written investment direction with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

10.6.Accountings
10.6.1.Monthly. Not later than the 25th calendar day (or, if such day is not a Business Day, the next succeeding Business Day) of each calendar month (other than a month in which a Payment Date occurs) and commencing in December 2024, the Issuer shall compile and make available (or cause to be compiled and made available) to each Rating Agency, the Trustee, the Collateral Manager, the Retention Holder, the Originator and the Placement Agent and, upon written instructions (which may be in the form of standing instructions) from the Collateral Manager with all appropriate contact information, the CLO Information Service and, upon written request therefor, to any Holder and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of Debt, a monthly report on a settlement date basis (each such report a "Monthly Report"). As used herein, the "Monthly Report Determination Date" with respect to any calendar month will be the eighth Business Day prior to the 25th calendar day of such calendar month (other than a month in which a Payment Date occurs). The Monthly Report shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:
10.6.1.1.Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.
10.6.1.2.Adjusted Collateral Principal Amount of Collateral Obligations.
10.6.1.3.Collateral Principal Amount of Collateral Obligations.
10.6.1.4.A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:
10.6.1.4.1.1.The obligor thereon (including the issuer ticker, if any);
10.6.1.4.1.2.The CUSIP or security identifier thereof and the LoanX ID thereof;
10.6.1.4.1.3.The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest));
10.6.1.4.1.4.The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

10.6.1.4.1.5.The related interest rate or spread;
10.6.1.4.1.6.The Reference Rate floor, if any (as provided by or confirmed with the Collateral Manager);
10.6.1.4.1.7.The stated maturity thereof;
10.6.1.4.1.8.The related S&P Industry Classification;
10.6.1.4.1.9.(1) The S&P Rating, unless such rating is based on a credit estimate or is a private or confidential rating from S&P and (2) if the rating is based on a credit estimate, the date of such credit estimate;
10.6.1.4.1.10.The Moody's Diversity Score;
10.6.1.4.1.11.The country of Domicile;
10.6.1.4.1.12.An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3)  a Participation Interest (indicating the related Selling Institution and its ratings by each Rating Agency), (4) a Delayed Drawdown Collateral Obligation, (5) a Revolving Collateral Obligation, (6) a Fixed Rate Obligation, (7) a Current Pay Obligation, (8) a DIP Collateral Obligation, (9) a Discount Obligation, (10) a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition "Discount Obligation," (11) a Bridge Loan, (12) a First Lien Last Out Loan, (13) a Cov-Lite Loan, (14) a Purchased Discount Obligation, (15) a Partial Deferring Obligation, (16) an Unsecured Loan (17) a Long-Dated Obligation, (18) a Purchased Defaulted Obligation, (19) an asset received in connection with a Distressed Exchange, (20) an asset received in connection with a Bankruptcy Exchange or (21) a Restructured Asset;
10.6.1.4.1.13.With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition "Discount Obligation,"
(I)    the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;
(II)    the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(III)    the S&P Rating assigned to the purchased Collateral Obligation and the S&P Rating assigned to the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and
(IV)    the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of Discount Obligation and relevant calculations indicating whether such amount is in compliance with the limitations described in clause (z) of the proviso to the definition of Discount Obligation;
10.6.1.4.1.14.The Aggregate Principal Balance of all Broadly Syndicated Cov-Lite Loans and Middle Market Cov-Lite Loans;
10.6.1.4.1.15.The S&P Recovery Rate;
10.6.1.4.1.16.The Market Value of such Collateral Obligation, if such Market Value was calculated based on a bid price determined by a loan or bond pricing service, and the name of such loan or bond pricing service (including such disclaimer language as a loan or bond pricing service may from time to time require, as provided by the Collateral Manager to the Trustee and the Collateral Administrator);
10.6.1.4.1.17.The purchase price (as a percentage of par) of such Collateral Obligation;
10.6.1.4.1.18.With respect to each Restructured Asset purchased since the last Monthly Report or Payment Date Report, as applicable, the amount of Interest Proceeds and Principal Proceeds used for such purchase, and the S&P Collateral Value thereof; and
10.6.1.4.1.19.Any amounts received in respect of Restructured Assets, including whether such amounts are classified as Interest Proceeds or Principal Proceeds, as provided by the Collateral Manager to the Collateral Administrator.
10.6.1.5.For each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Test, (1) the result, (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test.
10.6.1.6.The calculation of each of the following:
10.6.1.6.1.1.From and after the Interest Coverage Test Effective Date, each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test);

10.6.1.6.1.2.Each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test); and
10.6.1.6.1.3.The Interest Diversion Test (and setting forth the percentage required to pass such test).
10.6.1.7.The calculation specified in Section 5.1(f).
10.6.1.8.For each Account, (A) a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance, and (B) the ending balance adjusted to take into account any amounts (I) to be expended to acquire Collateral Obligations in transactions to which the Issuer has committed but that have not yet settled and (II) expected to be received in connection with any sales or other dispositions of Collateral Obligations to which the Issuer has committed but that have not yet settled and (C) the S&P short-term and long-term rating thereon.
10.6.1.9.A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:
10.6.1.9.1.1.Interest Proceeds from Collateral Obligations; and
10.6.1.9.1.2.Interest Proceeds from Eligible Investments.
10.6.1.10.Purchases, prepayments, and sales:
10.6.1.10.1.1.The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or other disposition pursuant to Section 12.1 since the last Monthly Report Determination Date and (Y) each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, and whether the sale of such Collateral Obligation was a discretionary sale;
10.6.1.10.1.2.The identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 since the last Monthly Report Determination Date;

10.6.1.10.1.3.On a dedicated page in the data file, the information set forth in Section 10.6(a)(iv)(A) and (B) with respect to each Collateral Obligation the Issuer has committed to acquire or release for sale, but has not settled, since the prior Monthly Report, as identified by the Collateral Manager;
10.6.1.10.1.4.The identity and Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)) of each Collateral Obligation purchased or sold by the Issuer since the last Monthly Report Determination Date in a transaction between the Issuer and another Person for which the Collateral Manager or an Affiliate of the Collateral Manager serves as an investment adviser, as identified by the Collateral Manager; and
10.6.1.11.The identity of each Defaulted Obligation, the S&P Collateral Value and Market Value of each such Defaulted Obligation and date of default thereof.
10.6.1.12.The identity of each Collateral Obligation with an S&P Rating of "CCC-" or below and the Market Value of each such Collateral Obligation.
10.6.1.13.The identity of each Deferring Obligation, the S&P Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.
10.6.1.14.The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.
10.6.1.15.The identity of any Asset acquired from or disposed of to the Collateral Manager, any Affiliate of the Collateral Manager, or any entity or account, the investments of which are managed by the Collateral Manager or any Affiliate of the Collateral Manager.
10.6.1.16.The Aggregate Principal Balance, measured cumulatively from the Closing Date onward, of all Collateral Obligations that would have been acquired through a Distressed Exchange but for the operation of the proviso in the definition of Distressed Exchange.
10.6.1.17.The Weighted Average Floating Spread, calculated in the manner required for the S&P CDO Monitor;
10.6.1.18.On a dedicated page, whether any Trading Plans were entered into since the last Monthly Report Determination Date and the identity of any Assets acquired and/or disposed of in connection with each such Trading Plan.
10.6.1.19.For each Eligible Investment, the obligor, credit or deposit rating, and maturity date.

10.6.1.20.Such other information as any Rating Agency or the Collateral Manager may reasonably request.
10.6.1.21.The identity of any Collateral Obligation that was subject to a Maturity Amendment since the immediately preceding Monthly Report.
10.6.1.22.The identity of any Collateral Obligation that the Issuer purchased or sold in a Cross Transaction since the immediately preceding Monthly Report.
10.6.1.23.If the Collateral Manager has elected to use the S&P CDO Monitor Test, (A) the S&P CDO Adjusted BDR, (B) the S&P CDO BDR, (C) the S&P CDO SDR, (D) the S&P Default Rate Dispersion, (E) the S&P Industry Diversity Measure, (F) the S&P Obligor Diversity Measure, (G) the S&P Regional Diversity Measure, (H) the S&P Weighted Average Life and (I) the S&P Weighted Average Rating Factor.
10.6.1.24.The identity of each Substitute Collateral Obligation and the Carlyle Collateral Obligation that it substituted.
10.6.1.25.With respect to the EU/UK Retention Interest, whether the Retention Holder has provided written notice to the Collateral Administrator of:
10.6.1.25.1.Confirmation that it continues to hold the EU/UK Retention Interest in accordance with its undertaking in the Risk Retention Letter; and
10.6.1.25.2.The calculation of the Retention Basis Amount as of the most recent Measurement Date;
10.6.1.26.The identity of each Uptier Priming Debt, Restructured Asset, Qualified Restructured Asset, Equity Security and Permitted Equity Security.
10.6.1.27.As reported to the Collateral Administrator by the Collateral Manager, the amount of any Contribution made since the previous Monthly Report Determination Date and on or prior to the current Monthly Report Determination Date (if any). For the avoidance of doubt, each Monthly Report does not reflect Contributions received after the related Monthly Report Determination Date in any manner.
10.6.1.28.The Weighted Average Moody's Rating Factor.
Upon receipt of each Monthly Report, the Trustee shall (a) if the relevant Monthly Report Determination Date occurred on or prior to the last day of the Reinvestment Period, notify S&P, with a copy to the Collateral Manager, if such Monthly Report indicates that the S&P CDO Monitor Test has not been satisfied as of the relevant Measurement Date and (b) compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, the Collateral Administrator, the Rating Agencies and the Collateral Manager if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. In the event that any discrepancy exists, the Trustee and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days notify the Collateral Manager who shall, on behalf of the Issuer, request that the Independent accountants appointed by the Issuer pursuant to Section 10.8 perform the agreed-upon procedures on such Monthly Report and the Trustee's records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee's records, the Monthly Report or the Trustee's records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.
10.6.2.Payment Date Accounting. The Issuer shall render an accounting (each a "Distribution Report"), determined as of the close of business on each Determination Date preceding a Payment Date, and shall make available such Distribution Report to the Trustee, the Collateral Manager, the Placement Agent, the Retention Holder, the Originator, the CLO Information Service, each Rating Agency and, upon written request therefor, any Holder or Certifying Person, not later than the Business Day preceding the related Payment Date (other than a Payment Date designated by the Collateral Manager in accordance with the definition thereof). The Distribution Report shall contain the following information:
10.6.2.1.the information required to be in the Monthly Report pursuant to Section 10.6(a);
10.6.2.2.(a) the Aggregate Outstanding Amount of the Rated Debt of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Rated Debt of such Class, (b) the amount of principal payments to be made on the Rated Debt of each Class on the next Payment Date, the amount of any Deferred Interest on the Deferred Interest Debt and the Aggregate Outstanding Amount of the Rated Debt of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Rated Debt of such Class, and (c) the amount of distributions to be paid on the Preferred Interests on the next Payment Date and the Aggregate Outstanding Amount of the Preferred Interests on the next Payment Date;
10.6.2.3.the Interest Rate and accrued interest for each Class of Rated Debt for such Payment Date;
10.6.2.4.the amounts payable pursuant to each clause of the Priority of Payments, on the related Payment Date;

10.6.2.5.for the Collection Account:
10.6.2.5.1.1.the Balance of Principal Proceeds on deposit in the Collection Account at the end of the related Collection Period and the Balance of Interest Proceeds on deposit in the Collection Account on the next Business Day following the end of the related Collection Period;
10.6.2.5.1.2.the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to the Priority of Payments on the next Payment Date (net of amounts which the Collateral Manager intends to reinvest in additional Collateral Obligations pursuant to Article XII); and
10.6.2.5.1.3.the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date; and
10.6.2.6.such other information as the Collateral Manager may reasonably request.
Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the Priority of Payments and Article XIII.
10.6.3.Interest Rate Notice. The Issuer (or the Collateral Administrator on its behalf) shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Rated Debt for the Interest Accrual Period preceding the next Payment Date.
10.6.4.Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.6 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.6 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.
10.6.5.Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or Certifying Person shall contain, or be accompanied by, the following notices:
The Debt may be beneficially owned only by Persons that (a) (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction and are also QIB/QPs or (ii) are (A) Qualified Institutional Buyers or (solely in the case of the Reinvesting Holder Notes) Accredited Investors and (B) either Qualified Purchasers or

(solely in the case of the Reinvesting Holder Notes) Knowledgeable Employees (or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is a Qualified Purchaser or (solely in the case of the Reinvesting Holder Notes) Knowledgeable Employees) and (b) can make the representations set forth in Section 2.5 or the appropriate Exhibit to this Indenture. Beneficial ownership interests in the Global Notes may be transferred only to a Person that is (i) not a U.S. person that is a Qualified Purchaser or (ii) a Qualified Institutional Buyer and a Qualified Purchaser, and that can make the representations referred to in clause (b) of the preceding sentence. The Issuer has the right to compel any beneficial owner of an interest in Global Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Debt, or may sell such interest on behalf of such owner, pursuant to Section 2.11.
Each Holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Debt; provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder's Debt that is permitted by the terms of this Indenture to acquire such holder's Debt and that agrees to keep such information confidential in accordance with the terms of this Indenture.
10.6.6.Distribution of Reports and Documents. The Trustee will make the Monthly Report, the Distribution Report, this Indenture and the Collateral Management Agreement available through the Trustee's Website. Upon receipt of notice of a Trading Plan, the Trustee shall promptly provide notice of such Trading Plan on the Trustee's Website. The Trustee shall provide the CLO Information Service with access to the Trustee's Website. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them by calling the Trustee's customer service desk. The Trustee shall have the right to change the way such statements and documents are distributed in order to make such distribution more convenient and/or more accessible to the above parties, and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Trustee's Website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on, but shall not be responsible for, the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.
10.7.Release of Assets
10.7.1.The Collateral Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of any sale of an obligation (or, in the case of physical settlement, no later than the Business Day preceding such date), certifying with respect to settlements after the Effective Date that the applicable conditions set forth in Article XII have been met (which certification shall be deemed to have been provided by the Collateral Manager upon delivery of an Issuer Order in respect of such sale), direct the Trustee to deliver such obligation against receipt of payment therefor.

10.7.2.The Collateral Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of any redemption or payment in full of a Collateral Obligation or Eligible Investment (or, in the case of physical settlement, no later than the Business Day preceding such date) certifying that such obligation is being redeemed or paid in full, direct the Trustee or, at the Trustee's instruction, the Intermediary, to deliver such obligation, if in physical form, duly endorsed, or, if such obligation is a Clearing Corporation Security, to cause it to be presented (or in the case of a general intangible or a participation, cause such actions as are necessary to transfer such obligation to the designated transferee free of liens, claims or encumbrances created by this Indenture), to the appropriate paying agent therefor on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof.
10.7.3.Subject to Article XII, the Collateral Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of an exchange, tender or sale (or, in the case of physical settlement, no later than the Business Day preceding such date), certifying that a Collateral Obligation is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an "Offer") and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee or, at the Trustee's instructions, the Intermediary, to deliver such obligation, if in physical form, duly endorsed, or, if such obligation is a Clearing Corporation Security, to cause it to be delivered, in accordance with such Issuer Order, in each case against receipt of payment therefor.
10.7.4.Subject to Article XII, the Collateral Manager may, by Issuer Order delivered to the Trustee no later than the settlement date of an exchange (or in the case of physical settlement, no later than the Business Day preceding such date), certifying that the exchange satisfies the conditions set forth in the definition of Bankruptcy Exchange, direct the Trustee to deliver such obligation, if in physical form, duly endorsed, or, if such obligation is a Clearing Corporation Security, to cause it to be delivered, in accordance with the Issuer Order, in each case against receipt of another debt obligation therefor.
10.7.5.The Trustee shall deposit any proceeds received by it from the disposition of a Collateral Obligation or Eligible Investment in the Collection Account, unless such proceeds are simultaneously applied to the purchase of Collateral Obligations or Eligible Investments.
10.7.6.The Trustee shall, (i) upon receipt of an Issuer Order, release any Illiquid Assets sold, distributed or disposed of pursuant to Article IV, and (ii) upon receipt of an Issuer Order at such time as there is no Debt Outstanding and all obligations of the Issuer hereunder have been satisfied, release the Assets.
10.7.7.The Trustee shall, upon receipt of an Issuer Order, release from the lien of this Indenture any Selling Institution Collateral in accordance with Section 10.4.
10.7.8.Following delivery of any obligation pursuant to clauses (a) through (c) and (e) through (g), such obligation shall be released from the lien of this Indenture without further action by the Trustee or the Issuer.

10.7.9.Satisfaction of the requirements under Section 12.3 will be deemed to constitute delivery of an Issuer Order for purposes of this Section 10.7.
10.8.Reports by Independent Accountants
10.8.1.At the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee and each Rating Agency a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee, with a copy to the Collateral Manager, of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer. In the event such firm requires the Trustee to agree to the procedures performed by such firm, the Issuer hereby directs the Trustee to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures.
10.8.2.On or before December 31 of each year commencing in 2025, the Issuer shall cause to be delivered to the Trustee a report (subject to the terms of an agreed upon procedures letter) from a firm of Independent certified public accountants for each Distribution Report received since the last statement or, in the case of the first report since the Closing Date, (i) indicating that the calculations within those Distribution Reports have been recalculated and compared to the information provided by the Issuer in accordance with the applicable provisions of this Indenture and (ii) recalculating the Aggregate Principal Balance of the Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Debt as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer with respect to any matter in this Section 10.8, the determination by such firm of Independent public accountants shall be conclusive. To the extent a Holder or Certifying Person requests the yield to maturity in respect of the relevant Debt in order to determine any "original issue discount" in respect thereof, the Trustee shall request that the firm of Independent certified public accountants appointed by the Issuer recalculate such yield to maturity. The Trustee shall have no responsibility to calculate the yield to maturity nor to verify the accuracy of such Independent certified public accountants' calculation. In the event that the firm of Independent certified public accountants fails to calculate such yield to maturity, the Trustee shall have no responsibility to provide such information to such Holder or a Certifying Person. In the event such firm of Independent public accountants requires the Bank, in any of its capacities including but not limited to Trustee or Collateral Administrator, to agree to the procedures performed by such firm, the Issuer hereby directs the Bank to so agree; it being understood that the Bank shall deliver and comply with such letter of agreement in conclusive reliance on the foregoing direction and the Bank shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity, or correctness of such procedures. The Bank, in each of its capacities, shall not disclose any information or documents provided to it by such firm of Independent accountants.
10.8.3.Upon the written request of the Trustee, or any Holder of a Preferred Interest, the Issuer will cause the firm of Independent certified public accountants appointed pursuant to this Section 10.8(a) to provide any Holder of Preferred Interests with all of the information required to be provided by the Issuer pursuant to Section 7.17 or assist the Issuer in the preparation thereof.
10.9.Reports to Rating Agencies and Additional Recipients
In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Issuer shall provide each Rating Agency with all information or reports delivered to the Trustee hereunder (with the exception of any Accountants' Report or any certificates, letters or other reports prepared by Independent accountants), and such additional information as either Rating Agency may from time to time reasonably request, including notification to S&P of any modification of the Underlying Instrument related to a DIP Collateral Obligation or any release of collateral thereunder not permitted by such Underlying Instrument.
10.10.Procedures Relating to the Establishment of Accounts Controlled by the Trustee
Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it shall cause the Intermediary establishing such accounts to enter into an Account Agreement and, if the Intermediary is the Bank, shall cause the Bank to comply with the provisions of such Account Agreement. The Trustee may open such subaccounts of any such Account as it deems necessary or appropriate for convenience of administration.
10.11.Section 3(c)(7) Procedures
10.11.1.DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes (or such other appropriate steps regarding legends of restrictions on the Global Notes under Section 3(c)(7) of the Investment Company Act and Rule 144A as may be customary under DTC procedures at any given time):
10.11.1.1.The Issuer will direct DTC to include the marker "3c7" in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes.

10.11.1.2.The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a "3c7" indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).
10.11.1.3.On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) notice to all DTC participants in connection with the offering of the Global Notes.
10.11.1.4.In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.
10.11.1.5.The Issuer will cause each CUSIP number obtained for a Global Note to have "3c7" and "144A" indicators, as applicable, attached to such CUSIP number.
10.11.2.Bloomberg Screens, Etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding restrictions on the Global Notes under Section 3(c)(7) of the Investment Company Act and Rule 144A.
11.
APPLICATION OF MONIES
11.1.Disbursements of Monies from Payment Account
11.1.1.Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and to Section 13.1, on each Payment Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 (and in respect of the first or second Payment Date, amounts transferred from the Interest Reserve Account to the Payment Account pursuant to Section 10.3(e)) in accordance with the following priorities.
11.1.1.1.On each Payment Date, unless an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account shall be applied in the following order of priority (the "Priority of Interest Proceeds"):
1.1.1.2.1.1.(1) first, to the payment of taxes and governmental fees owing by the Issuer, if any, and (2) second, to the payment of the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap, provided that Special Petition Expenses shall be payable without regard to the Administrative Expense Cap;
1.1.1.2.1.2.to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (1) to the extent not deferred by the Collateral Manager pursuant to Section 11.1(d), to the payment of the Base Management Fee due and payable to the Collateral Manager (including any accrued and unpaid interest thereon) and any unpaid Deferred Base Management Fee that has been deferred with respect to prior Payment Dates which the Collateral Manager elects to have paid on such Payment Date pursuant to Section 11.1(d), and (2) the accrued and unpaid Carlyle Holders First Distribution Amount plus any Carlyle Holders First Distribution Amount that remains due and unpaid in respect of any prior Payment Dates (including any accrued and unpaid interest thereon) to the Carlyle Holders of the Preferred Interests; provided that amounts paid as any Deferred Base Management Fee pursuant to clause (1) may not exceed the Deferred Base Management Fee Cap; provided further that any accrued and unpaid interest on the Base Management Fee or Carlyle Holders First Distribution Amount shall be paid solely to the extent that, after giving effect on a pro forma basis to such payment, sufficient Interest Proceeds remain to pay in full all amounts due under clauses (C) through (L) below;
1.1.1.2.1.3.to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-1 Notes, the Class A-L1 Loans and (if a Conversion Option has been exercised) the Class A-L1 Notes and the Class A-L2 Loans;
1.1.1.2.1.4.to the payment of accrued and unpaid interest on the Class A-2 Notes;
1.1.1.2.1.5.to the payment of accrued and unpaid interest on the Class B Notes;
1.1.1.2.1.6.if either of the Class A/B Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is prior to the Interest Coverage Test Effective Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);
1.1.1.2.1.7.to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

1.1.1.2.1.8.if either of the Class C Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is prior to the Interest Coverage Test Effective Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class C Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (H);
1.1.1.2.1.9.to the payment of any Deferred Interest on the Class C Notes;
1.1.1.2.1.10.to the payment of accrued and unpaid interest (excluding Deferred Interest but including interest on Deferred Interest) on the Class D Notes;
1.1.1.2.1.11.if either of the Class D Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is prior to the Interest Coverage Test Effective Date) is not satisfied on the related Determination Date, to make payments in accordance with the Debt Payment Sequence to the extent necessary to cause all Class D Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (K);
1.1.1.2.1.12.to the payment of any Deferred Interest on the Class D Notes;
1.1.1.2.1.13.during the Reinvestment Period, if the Interest Diversion Test is not satisfied on the related Determination Date, either (1) as directed by the Collateral Manager to deposit into the Collection Account as Principal Proceeds to invest in Eligible Investments and/or to be applied toward the purchase of additional Collateral Obligations or (2) only after the Non-Call Period, if so designated by the Collateral Manager (with the written consent of a Majority of the Preferred Interests), to make payments in accordance with the Debt Payment Sequence on such Payment Date, in an amount equal to the lesser of (i) 50% of available Interest Proceeds and (ii) the amount necessary to restore compliance with such Interest Diversion Test;
1.1.1.2.1.14.with respect to any Payment Date following the Effective Date upon which S&P has not confirmed its Initial Rating of each Class of Rated Debt, amounts available for distribution pursuant to this clause (N) shall be used for application in accordance with the Debt Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P a confirmation of its Initial Rating of each Class of Rated Debt, as applicable;
1.1.1.2.1.15.on a sequential basis, first, to the payment of any Deferred Base Management Fee not paid pursuant to clause (B)(1) above due to the limitations contained therein; and second, to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (1) to the extent not deferred by the Collateral Manager pursuant to Section 11.1(d), to the payment of the Subordinated Management Fee due and payable to the Collateral Manager (including any accrued and unpaid interest thereon) and any unpaid Deferred Subordinated Management Fee that has been deferred with respect to prior Payment Dates which the Collateral Manager elects to have paid on such Payment Date pursuant to Section 11.1(d) and (2) any accrued and unpaid Carlyle Holders Second Distribution Amount plus any Carlyle Holders Second Distribution Amount that remains due and unpaid in respect of any prior Payment Dates (including any accrued and unpaid interest thereon) to the Carlyle Holders of the Preferred Interests;
1.1.1.2.1.16.to the payment (in the same manner and order of priority as stated in the definition thereof) of any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein;
1.1.1.2.1.17.at the direction of the Collateral Manager to the Issuer with the consent of a Majority of the Preferred Interests, for deposit in the Permitted Use Account;
1.1.1.2.1.18.to each Contributor, any Contribution Repayment Amount for such Payment Date, pro rata based on the Contribution Repayment Amount payable on such Payment Date;
1.1.1.2.1.19.to make payments in respect of the Preferred Interests until the Incentive Management Fee Threshold has been met; provided, that, during the Reinvestment Period, to the extent that any Reinvesting Holder has so directed, any Reinvestment Amounts designated by such Holder in respect of its Preferred Interests shall not be paid to such Holder, but shall be deposited on such Payment Date in the Reinvestment Amount Account and be deemed to have been paid to such Holder pursuant to this Indenture;
1.1.1.2.1.20.to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (i) to the payment of any Incentive Management Fee due and payable to the Collateral Manager and, if applicable, any terminated collateral manager (allocated as set forth in the Collateral Management Agreement), and (ii) any accrued and unpaid Carlyle Holders Third Distribution Amount to the Carlyle Holders of the Preferred Interests; and
1.1.1.2.1.21.any remaining Interest Proceeds shall be paid in respect of the Preferred Interests; provided that, during the Reinvestment Period, to the extent that any Reinvesting Holder has so directed, any Reinvestment Amounts designated by such Holder in respect of its Preferred Interests shall not be paid to such Holder, but shall be deposited on such Payment Date in the Reinvestment Amount Account and be deemed to have been paid to such Holder pursuant to this Indenture.
11.1.1.2.On each Payment Date, unless an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account (which will not include (i) amounts required to meet funding requirements with respect to Revolving/Delayed Drawdown Restructured Assets, Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account and (ii) during the Reinvestment Period, Principal Proceeds designated for reinvestment by the Collateral Manager and in the case of the first or second Payment Dates after the Closing Date, Principal Proceeds on deposit in the Interest Reserve Account that are transferred to the Payment Account), shall be applied in the following order of priority (the "Priority of Principal Proceeds"):
1.1.1.2.1.1.to pay the amounts referred to in clauses (A) through (E) of the Priority of Interest Proceeds (in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;
1.1.1.2.1.2.to pay the amounts referred to in clause (F) of the Priority of Interest Proceeds but only to the extent not paid in full thereunder and to the extent necessary to cause the Class A/B Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);
1.1.1.2.1.3.to pay the amounts referred to in clause (G) of the Priority of Interest Proceeds to the extent not paid in full thereunder, only to the extent that the Class C Notes are the Controlling Class;
1.1.1.2.1.4.to pay the amounts referred to in clause (H) of the Priority of Interest Proceeds but only to the extent not paid in full thereunder and to the extent necessary to cause the Class C Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (D);
1.1.1.2.1.5.to pay the amounts referred to in clause (I) of the Priority of Interest Proceeds to the extent not paid in full thereunder, only to the extent that the Class C Notes are the Controlling Class;
1.1.1.2.1.6.to pay the amounts referred to in clause (J) of the Priority of Interest Proceeds to the extent not paid in full thereunder, only to the extent that the Class D Notes are the Controlling Class;

1.1.1.2.1.7.to pay the amounts referred to in clause (K) of the Priority of Interest Proceeds but only to the extent not paid in full thereunder and to the extent necessary to cause the Class D Coverage Tests that are applicable on such Payment Date to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (G);
1.1.1.2.1.8.to pay the amounts referred to in clause (L) of the Priority of Interest Proceeds to the extent not paid in full thereunder, only to the extent that the Class D Notes are the Controlling Class;
1.1.1.2.1.9.with respect to any Payment Date after the Effective Date upon which S&P has not confirmed its Initial Rating of each Class of Rated Debt, amounts available for distribution pursuant to this clause (I) shall be used for application in accordance with the Debt Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P a confirmation of its Initial Rating of each Class of Rated Debt, as applicable;
1.1.1.2.1.10.(1) if such Payment Date is a Redemption Date (other than a Special Redemption Date, a Partial Redemption Date or a Re-Pricing Redemption Date), to make payments in accordance with the Debt Payment Sequence; and (2) if such Payment Date is a Redemption Date in respect of a Special Redemption, to make payments in the amount, if any, of the Principal Proceeds that the Collateral Manager has determined cannot be practicably reinvested in additional Collateral Obligations, in accordance with the Debt Payment Sequence;
1.1.1.2.1.11.during the Reinvestment Period, at the discretion of the Collateral Manager, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to apply toward the purchase of additional Collateral Obligations and/or if the reinvestment of such Principal Proceeds would, in the sole determination of the Collateral Manager, cause (or would be likely to cause) a Retention Deficiency, to make payments in accordance with the Debt Payment Sequence in an amount determined by the Collateral Manager in its sole discretion (and for the avoidance of doubt such payment shall not result in a termination of the Reinvestment Period);
1.1.1.2.1.12.to make payments in accordance with the Debt Payment Sequence;
1.1.1.2.1.13.to pay the amounts referred to in clause (O) of the Priority of Interest Proceeds only to the extent not already paid;

1.1.1.2.1.14.to pay the amounts referred to in clause (P) of the Priority of Interest Proceeds only to the extent not already paid;
1.1.1.2.1.15.(1) first, to the payment of principal of each Reinvesting Holder Note until the Reinvesting Holder Notes have been paid in full, pro rata based on the respective principal amounts of Reinvesting Holder Notes held by each Reinvesting Holder and (2) second, to pay the amounts referred to in clause (R) of the Priority of Interest Proceeds only to the extent not already paid;
1.1.1.2.1.16.after giving effect to clause (S) of the Priority of Interest Proceeds, to make payments in respect of the Preferred Interests until the Incentive Management Fee Threshold has been met;
1.1.1.2.1.17.to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (i) to the payment of any Incentive Management Fee due and payable to the Collateral Manager and, if applicable, any terminated collateral manager (allocated as set forth in the Collateral Management Agreement), and (ii) any accrued and unpaid Carlyle Holders Third Distribution Amount to the Carlyle Holders of the Preferred Interests; and
1.1.1.2.1.18.any remaining Principal Proceeds shall be paid in respect of the Preferred Interests.
11.1.1.3.Notwithstanding the Priority of Interest Proceeds and the Priority of Principal Proceeds, in the case of any Enforcement Event, on any Payment Date and on each date or dates fixed by the Trustee pursuant to Section 5.7, proceeds in respect of the Assets will be applied in the following order of priority ("Special Priority of Payments"):
1.1.1.2.1.1.(1) first, to the payment of taxes and governmental fees owing by the Issuer, if any, and (2) second, to the payment of the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap (provided that following the commencement of any sales of Assets pursuant to Section 5.5(a), the Administrative Expense Cap shall be disregarded), provided that Special Petition Expenses shall be paid without regard to the Administrative Expense Cap;
1.1.1.2.1.2.to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (1) to the extent not deferred by the Collateral Manager pursuant to Section 11.1(d), to the payment of the Base Management Fee due and payable to the Collateral Manager (including any accrued and unpaid interest thereon) and any unpaid Deferred Base Management Fee that has been deferred with respect to prior Payment Dates which the Collateral Manager elects to have paid on such Payment Date pursuant to Section 11.1(d), and (2) the accrued and unpaid Carlyle Holders First Distribution Amount plus any Carlyle Holders First Distribution Amount that remains due and unpaid in respect of any prior Payment Dates (including any accrued and unpaid interest thereon) to the Carlyle Holders of the Preferred Interests; provided that amounts paid as any Deferred Base Management Fee pursuant to clause (1) shall be paid solely to the extent that, after giving effect on a pro forma basis to such payment, sufficient Interest Proceeds remain to pay in full all amounts due under clauses (C) through (F) below; provided further that any accrued and unpaid interest pursuant to clause (1) or (2) shall be paid solely to the extent that, after giving effect on a pro forma basis to such payment, sufficient Interest Proceeds remain to pay in full (after taking into account any Deferred Base Management Fee that the Collateral Manager elects to have paid on such Payment Date) all amounts due under clauses (C) through (N) below;
1.1.1.2.1.3.to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class A-1 Notes, the Class A-L1 Loans and (if a Conversion Option has been exercised) the Class A-L1 Notes and the Class A-L2 Loans;
1.1.1.2.1.4.to the payment, pro rata and pari passu based on Aggregate Outstanding Amounts, of principal of the Class A-1 Notes, the Class A-L1 Loans and (if a Conversion Option has been exercised) the Class A-L1 Notes and the Class A-L2 Loans;
1.1.1.2.1.5.to the payment of accrued and unpaid interest on the Class A-2 Notes;
1.1.1.2.1.6.to the payment of principal of the Class A-2 Notes;
1.1.1.2.1.7.to the payment of accrued and unpaid interest on the Class B Notes;
1.1.1.2.1.8.to the payment of principal of the Class B Notes;
1.1.1.2.1.9.to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class C Notes;
1.1.1.2.1.10.to the payment of any Deferred Interest on the Class C Notes;
1.1.1.2.1.11.to the payment of principal of the Class C Notes;
1.1.1.2.1.12.to the payment of accrued and unpaid interest (excluding Deferred Interest, but including interest on Deferred Interest) on the Class D Notes;

1.1.1.2.1.13.to the payment of any Deferred Interest on the Class D Notes;
1.1.1.2.1.14.to the payment of principal of the Class D Notes;
1.1.1.2.1.15.to the payment of, on a pro rata basis, the following amounts based on the respective amounts due on such Payment Date: (1) to the extent not deferred by the Collateral Manager pursuant to Section 11.1(d), to the payment of the Subordinated Management Fee due and payable (including any accrued and unpaid interest thereon) to the Collateral Manager and any unpaid Deferred Subordinated Management Fee that has been deferred with respect to prior Payment Dates which the Collateral Manager elects to have paid on such Payment Date pursuant to Section 11.1(d), and (2) any accrued and unpaid Carlyle Holders Second Distribution Amount plus any Carlyle Holders Second Distribution Amount that remains due and unpaid in respect of any prior Payment Dates (including any accrued and unpaid interest thereon) to the Carlyle Holders of the Preferred Interests;
1.1.1.2.1.16.to the payment of first, (in the same manner and order of priority stated in the definition thereof) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein, and second, any Deferred Base Management Fee not paid pursuant to clause (B)(1) above due to the limitations contained therein;
1.1.1.2.1.17.to the payment of principal of each Reinvesting Holder Note, pro rata based on the respective principal amounts of Reinvesting Holder Notes held by each Reinvesting Holder;
1.1.1.2.1.18.to pay to each Contributor any Contribution Repayment Amount for such Payment Date, pro rata based on the Contribution Repayment Amount payable on such Payment Date;
1.1.1.2.1.19.to make payments in respect of the Preferred Interests until the Incentive Management Fee Threshold is met;
1.1.1.2.1.20.to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date: (i) to the payment of any Incentive Management Fee due and payable to the Collateral Manager and, if applicable, any terminated collateral manager (allocated as set forth in the Collateral Management Agreement), and (ii) any accrued and unpaid Carlyle Holders Third Distribution Amount to the Carlyle Holders of the Preferred Interests; and
1.1.1.2.1.21.any remaining Interest Proceeds and Principal Proceeds shall be paid to the Fiscal Agent for distribution in respect of the Preferred Interests.

11.1.1.4.On any Partial Redemption Date or Re-Pricing Redemption Date, unless an Enforcement Event has occurred and is continuing, (i) Refinancing Proceeds and Re-Pricing Proceeds will be distributed (after the application of Interest Proceeds under the Priority of Interest Proceeds and the application of Principal Proceeds under the Priority of Principal Proceeds if such date is otherwise a Payment Date) or (ii) the proceeds of an issuance or incurrence, as applicable, of Re-Pricing Replacement Debt (as applicable) will be distributed in the following order of priority (the "Priority of Partial Redemption Proceeds"):
11.1.1.4.1.1.to pay the Redemption Price of each Class of Debt being redeemed in accordance with the Debt Payment Sequence;
11.1.1.4.1.2.to pay Administrative Expenses related to the Refinancing or Re-Pricing, as applicable; and
11.1.1.4.1.3.any remaining amounts, to the Collection Account as Interest Proceeds.
11.1.2.If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under the Priority of Payments, subject to Section 13.1, to the extent funds are available therefor. All payments on the Class A-L Loans shall be distributed by the Loan Agent to the Holders of the Class A-L Loans.
11.1.3.In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with the Priority of Payments, the Trustee shall remit such funds, to the extent available, as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Trustee no later than the Business Day prior to each Payment Date; provided that such direction and designation by Issuer Order shall not be necessary for, and shall be subject to, the payment of amounts pursuant to, and in the priority stated in, the definition of Administrative Expenses.
11.1.4.The Collateral Manager may, in its sole discretion, elect to defer payment of all or a portion of the Base Management Fee or the Subordinated Management Fee on any Payment Date by providing notice to the Trustee and the Issuer of such election on or before the Determination Date preceding such Payment Date. On any Payment Date following a Payment Date on which the Collateral Manager has elected to defer all or a portion of the Base Management Fee or the Subordinated Management Fee, the Collateral Manager may elect to receive all or a portion of the applicable Deferred Management Fee that has otherwise not been paid to the Collateral Manager by providing notice to the Issuer and the Trustee of such election on or before the related Determination Date, which notice shall specify the amount of such Deferred Management Fee that the Collateral Manager elects to receive on such Payment Date. Accrued and unpaid Base Management Fees or Subordinated Management Fees deferred at the election of the

Collateral Manager shall be deferred without interest. For the avoidance of doubt, accrued and unpaid Base Management Fees or Subordinated Management Fees that are deferred as a result of insufficient funds in accordance with the Priority of Payments shall bear interest at the Reference Rate (calculated in the same manner as the Reference Rate in respect of the Rated Debt) plus 0.30% per annum.
11.1.5.During the Reinvestment Period, at the written direction of any Reinvesting Holder to the Trustee and Collateral Administrator, with a copy to the Collateral Manager, in substantially the form of Exhibit E, not later than, in the case of the first Payment Date after the Closing Date, two Business Days prior to such Payment Date and, in the case of any other Payment Date, three Business Days prior to the applicable Payment Date, but without any amendment to this Indenture, any confirmation from any Rating Agency or the consent of any other Holder of Debt, all or a specified portion of amounts that would otherwise be distributed on a Payment Date during the Reinvestment Period to pay such Reinvesting Holder under clause (S) or (U) of the Priority of Interest Proceeds in respect of such Reinvesting Holder's Preferred Interests will instead be deposited by the Trustee in the Reinvestment Amount Account, such deposit shall be deemed to constitute payment of such amounts to Holders of Preferred Interests for purposes of all distributions from the Payment Account to be made on such Payment Date, and the principal balance of the Reinvesting Holder Note registered in the name of such Reinvesting Holder shall be increased by the amount of such deposit in accordance with Section 2.7(a)(ii). Any such direction of any Reinvesting Holder shall specify the amount(s) that such Reinvesting Holder is entitled to receive on the applicable Payment Date in respect of distributions under clause (S) or (U) of the Priority of Interest Proceeds in respect of the Preferred Interests held by such Reinvesting Holder that such Reinvesting Holder wishes the Trustee to deposit in the Reinvestment Amount Account.
11.1.6.Not less than eight Business Days preceding each Payment Date, the Collateral Manager shall certify to the Trustee (which may be a standing certification) the amount described in clause (i)(b) of the definition of Dissolution Expenses. If the distributions to be made pursuant to this Section 11.1 on any Payment Date would cause the sum of the Principal Balances of the remaining Collateral Obligations immediately following such Payment Date (excluding Defaulted Obligations, Equity Securities and Illiquid Assets) to be less than the amount of Dissolution Expenses (as determined by the Trustee based on such certification by the Collateral Manager), the Trustee will provide written notice thereof to the Issuer at least five Business Days before such Payment Date.
11.1.7.Without limitation of the foregoing, the Collateral Manager may in its sole discretion elect to waive payment of all or a portion of the Management Fees (including any accrued and unpaid Management Fees or Deferred Management Fees) that are due and payable in accordance with the Priority of Payments on any Payment Date by providing written notice to the Trustee of such election at least five Business Days prior to such Payment Date. If the Collateral Manager waives any Management Fee in whole or in part in such manner on any Payment Date, the Interest Proceeds that would otherwise have been applied in accordance with the Priority of Payments to pay the waived Management Fees on such Payment Date will be treated as Interest Proceeds or as Principal Proceeds, as designated by the Collateral Manager.

12.
SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS
12.1.Sales of Collateral Obligations
Subject to the satisfaction of the conditions specified in Section 12.3 and, notwithstanding any acceleration of the maturity of the Rated Debt, unless the Trustee has commenced exercising remedies pursuant to Section 5.4 (except for sales or other dispositions pursuant to Sections 12.1(a) through (d), (h) and (i)), the Collateral Manager on behalf of the Issuer may, but will not be required to (except as otherwise specified in this Section 12.1), direct the Trustee to sell or otherwise dispose of, and the Trustee shall sell or otherwise dispose of on behalf of the Issuer in the manner directed by the Collateral Manager pursuant to this Section 12.1, any Collateral Obligation, Restructured Asset, Uptier Priming Debt or Equity Security if, as certified by the Collateral Manager (which certification shall be deemed to be provided upon delivery of an Issuer Order or trade confirmation in respect of such sale or disposition), such sale or other disposition meets the requirements of any one of Sections 12.1(a) through (i) (subject in each case to any applicable requirement of disposition under Section 12.1(h)). For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale or other disposition.
12.1.1.Credit Risk Obligations and Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell or otherwise dispose of any Credit Risk Obligation or Credit Improved Obligation at any time without restriction.
12.1.2.Defaulted Obligations. The Collateral Manager may direct the Trustee to sell or otherwise dispose of any Defaulted Obligation or any other asset received by the Issuer in a workout, restructuring or similar transaction, or to consummate a Bankruptcy Exchange or an Exchange Transaction, at any time during or after the Reinvestment Period without restriction. With respect to each Defaulted Obligation that has not been disposed of within three years after becoming a Defaulted Obligation, the Market Value and Principal Balance of such Defaulted Obligation shall be deemed to be zero.
12.1.3.Equity Securities. The Collateral Manager (i) may direct the Trustee to sell or otherwise dispose of any Equity Security or Permitted Equity Security at any time without restriction, and (ii) shall direct the Trustee to sell or otherwise dispose of any Equity Security regardless of price within 45 days after receipt if such Equity Security or Permitted Equity Security constitutes Non-Transferred Margin Stock or within 3 years of receipt in all other cases unless such sale or other disposition is prohibited by applicable law or an applicable contractual restriction, in which case such Equity Security or Permitted Equity Security shall be sold as soon as such sale or other disposition is permitted by applicable law and not prohibited by such contractual restriction.
12.1.4.Optional Redemption.  After the Issuer has notified the Trustee of an Optional Redemption of the Debt in accordance with Section 9.2, the Collateral Manager shall direct the Trustee to sell or otherwise dispose of (which disposition may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX are satisfied. If any such disposition is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the disposition.
12.1.5.Tax Redemption. After a Majority of an Affected Class or a Majority of the Preferred Interests has directed (by a written direction delivered to the Trustee) a Tax Redemption, the Issuer (or the Collateral Manager on its behalf) shall direct the Trustee to sell or otherwise dispose of (which disposition may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX are satisfied. If any such disposition is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the disposition.
12.1.6.Discretionary Sales. The Collateral Manager may direct the Trustee to sell or otherwise dispose of any Collateral Obligation at any time other than during a Restricted Trading Period if (i) after giving effect to such disposition, the Aggregate Principal Balance of all Collateral Obligations disposed of as described in this Section 12.1(f) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 30% of the Collateral Principal Amount as of the first day of such 12 calendar month period (or as of the Closing Date, as the case may be); provided that if the Issuer sells a Collateral Obligation with the intention of purchasing another obligation of the same obligor that would be pari passu or senior to such sold Collateral Obligation, and within 20 Business Days of such sale (determined based upon the date of any relevant trade confirmation or commitment letter) does in fact make such purchase, the Principal Balance of the sold Collateral Obligation will be excluded from any determination of whether the 30% limit has been met; and (ii) either:
12.1.6.1.1.1.at any time (I) the proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such sold Collateral Obligation or (II) after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligations being disposed of but including, without duplication, the anticipated net proceeds of such disposition) plus, without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account, and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds will be greater than the Reinvestment Target Par Balance; or
12.1.6.1.1.2.during the Reinvestment Period, the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such disposition in one or more additional Collateral Obligations with an Aggregate Principal Balance at least equal to the Investment Criteria Adjusted Balance of the Collateral Obligation sold within 30 Business Days of such sale. For purposes of determining the percentage of Collateral Obligations sold during any such period, the amount of any

Collateral Obligations sold will be reduced to the extent of any purchases of Collateral Obligations of the same Obligor (which are pari passu or senior to such sold Collateral Obligations) occurring within 30 Business Days of such sale (determined based upon the date of any relevant trade confirmation or commitment letter) so long as any such Collateral Obligation was sold with the intention of purchasing a Collateral Obligation of the same Obligor (which would be pari passu or senior to such sold Collateral Obligation).
12.1.7.Restructured Assets. The Collateral Manager (i) may direct the Trustee to sell any Restructured Assets at any time without restriction and (ii) shall use commercially reasonable efforts to effect the sale of any Restructured Asset regardless of price within 45 days after receipt if such Restructured Asset constitutes Non-Transferred Margin Stock unless such sale or other disposition is prohibited by applicable law or an applicable contractual restriction, in which case such Restructured Asset shall be sold as soon as such sale or other disposition is permitted by applicable law and not prohibited by such contractual restriction.
12.1.8.Mandatory Sales. The Collateral Manager on behalf of the Issuer shall (i) use its commercially reasonable efforts to effect the sale or other disposition (regardless of price) of any Collateral Obligation that no longer meets the criteria described in clause (vii) of the definition of Collateral Obligation, within 18 months after the failure of such Collateral Obligation to meet such criteria and (ii) shall use commercially reasonable efforts to effect the sale of any Collateral Obligation regardless of price within 45 days after receipt if such Collateral Obligation constitutes Non-Transferred Margin Stock unless such sale or other disposition is prohibited by applicable law or an applicable contractual restriction, in which case such Collateral Obligation shall be sold as soon as such sale or other disposition is permitted by applicable law and not prohibited by such contractual restriction.
12.1.9.Unrestricted Sales. If the Aggregate Principal Balance of the Collateral Obligations is less than U.S.$10,000,000, the Collateral Manager may direct the Trustee to sell the Collateral Obligations without regard to the foregoing limitations. The Collateral Manager may direct the Trustee to sell any asset which is not a Collateral Obligation, Eligible Investment, Defaulted Obligation or Equity Security at any time without restriction. The Collateral Manager may also direct the Trustee to transfer or dispose of any asset which is the subject of an offer or an exchange, or a Maturity Amendment, in each case pursuant to the applicable offer or exchange and in accordance with this Indenture. In addition, the Collateral Manager may direct the Trustee to acquire, dispose of or exchange and the Trustee shall acquire, dispose of or exchange in the manner directed by the Collateral Manager any Exchanged Obligation or obligation received in connection with a Distressed Exchange or Bankruptcy Exchange at any time.
12.1.10.Clean-Up Call Redemption. Notwithstanding the restrictions of Section 12.1(a), after the Collateral Manager has notified the Issuer and the Trustee of a Clean-Up Call Redemption, the Collateral Manager may at any time direct the Trustee to sell (and upon receipt of the certification from the Collateral Manager required by Section 9.7(b) the Trustee shall sell in the manner specified) for settlement in immediately available funds any Collateral Obligation; provided that the Sale Proceeds therefrom are used for the purposes specified in Section 9.7.
12.1.11.Stated Maturity. Notwithstanding the restrictions of Section 12.1(a), the Collateral Manager will, no later than the Determination Date for the Stated Maturity of the Debt, on behalf of the Issuer, direct the Trustee to sell (and the Trustee shall sell in the manner specified) for settlement in immediately available funds any Collateral Obligations scheduled to mature after the Stated Maturity of the Debt. Prior to the sale of the Collateral in connection with a sale described in this Section 12.1(k), the Trustee will use commercially reasonable efforts to notify the holders of the Preferred Interests and each Rating Agency of its intent to sell the Collateral in accordance with this Indenture. Prior to the Trustee consummating any such sale of the Collateral, the Trustee shall offer to sell the Collateral to holders of the Preferred Interests constituting a Majority of the Preferred Interests on the same terms and conditions as are offered by any Person that is not an Affiliate of the Issuer or the Collateral Manager in the highest firm bid to purchase the Collateral received by the Trustee. To the extent a Majority of the Preferred Interests does not accept such offer within two Business Days after delivery by the Trustee of such offer, the Trustee shall be free to accept such bid on the same terms and conditions for a period of 10 days. If the Trustee does not accept such bid within such 10-day period and intends to sell the Collateral subsequently, the Trustee shall comply with the requirements of this paragraph in connection with such subsequent proposed sale.
12.1.12.Material Covenant Default. The Collateral Manager may direct the Trustee at any time without restriction to sell any Collateral Obligation that (i) has a Material Covenant Default or (ii) becomes subject to a proposed Maturity Amendment; provided that the Collateral Manager either would not be permitted to, or would not elect to recommend that the Issuer, enter into such Maturity Amendment pursuant to any provision of this Indenture or the Collateral Management Agreement.
12.1.13.Preferred Interest Collateral Obligations. The Collateral Manager, on behalf of the Issuer, (i) may, at the time of purchase (or receipt), designate certain Collateral Obligations, Restructured Assets and Permitted Equity Securities as Preferred Interest Collateral Obligations provided that such Collateral Obligations, Restructured Assets and Permitted Equity Securities shall be acquired solely with funds derived from Contributions and (ii) shall not, after the Closing Date, purchase any Preferred Interest Collateral Obligations with any funds other than funds in the Permitted Use Account (to the extent that such funds are derived from Contributions). If a Collateral Obligation, Restructured Asset or Permitted Equity Security that has not been designated as a Preferred Interest Collateral Obligation becomes Margin Stock or Margin Stock is received by the Issuer in respect of a Collateral Obligation, Restructured Asset or Permitted Equity Security that was not designated as a Preferred Interest Collateral Obligation (each, "Transferable Margin Stock"), the Collateral Manager (with the consent of a Majority of the Preferred Interests), on behalf of the Issuer, may direct the Trustee to (i) transfer one or more Preferred Interest Collateral Obligations that are not Margin Stock having a value equal to or greater than such Transferable Margin Stock to the Rated Debt Custodial Account, and simultaneously (ii) transfer such Transferable Margin Stock to the Preferred Interest Custodial Account; provided that to the extent that any Transferable Margin Stock is not transferred to the

Preferred Interest Custodial Account ("Non-Transferred Margin Stock"), such Non-Transferred Margin Stock must be sold in accordance with Section 12.1(c)(ii), 12.1(g)(ii) or 12.1(h)(ii). The value of each transferred Collateral Obligation shall be its Market Value. At any time that the Issuer holds Margin Stock with an aggregate Market Value in excess of 10% of the Collateral Principal Amount, the Collateral Manager shall use commercially reasonable efforts to sell Margin Stock with an aggregate Market Value at least equal to such excess.
12.1.14.Warrants. At any time during or after the Reinvestment Period, at the direction of the Collateral Manager, the Issuer may direct the payment from amounts on deposit in the Collection Account any amount required to exercise a warrant held in the Assets so long as any Equity Security to be received in connection with such exercise is disposed of prior to receipt by the Issuer.
12.2.Purchase of Additional Collateral Obligations
12.2.1.Investment Criteria. On any date during the Reinvestment Period, the Collateral Manager on behalf of the Issuer may, subject to the other requirements in this Indenture, but will not be required to, direct the Trustee to invest Principal Proceeds, proceeds of additional debt issued or incurred, as applicable, pursuant to Sections 2.12 and 3.2 or the Limited Liability Company Agreement, Reinvestment Amounts, amounts on deposit in the Ramp-Up Account and accrued interest received with respect to any Collateral Obligation to the extent used to pay for accrued interest on additional Collateral Obligations, and the Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction.
No obligation may be purchased by the Issuer during the Reinvestment Period unless each of the following conditions (collectively, the "Investment Criteria") is satisfied on a pro forma basis as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to the settlement of such purchase and all other sales (or other dispositions) or purchases previously or simultaneously committed to; provided that the conditions set forth in clauses (iii), (iv) and (v) below need only be satisfied with respect to purchases of Collateral Obligations occurring on or after the Effective Date.
12.2.1.1.such obligation is a Collateral Obligation;
12.2.1.2.such obligation is not, by its terms, convertible into or exchangeable for Equity Securities, or attached with a warrant to purchase Equity Securities;
12.2.1.3.(A) each Coverage Test (in the case of the Interest Coverage Test, on or after the Interest Coverage Test Effective Date) will be satisfied, or if not satisfied, such Coverage Test will be maintained or improved and (B) if each Coverage Test is not satisfied, the Principal Proceeds received in respect of any Defaulted Obligation or the proceeds of any sale of a Defaulted Obligation shall not be reinvested in additional Collateral Obligations;

12.2.1.4.(1) in the case of an additional Collateral Obligation purchased with the proceeds from the sale or other disposition of a Credit Risk Obligation or a Defaulted Obligation, either (a) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such disposition will at least equal the Sale Proceeds from such disposition, (b) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such disposition), or (c) the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such disposition that are not applied to the purchase of such additional Collateral Obligation) plus, without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds, will be greater than the Reinvestment Target Par Balance and (2) in the case of any other purchase of additional Collateral Obligations purchased with the proceeds from the sale or other disposition of a Collateral Obligation, either (a) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such disposition) or (b) the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such disposition that are not applied to the purchase of such additional Collateral Obligation) plus, without duplication, the amounts on deposit in the Collection Account, the Reinvestment Amount Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds, will be greater than the Reinvestment Target Par Balance;
12.2.1.5.other than in the case of a Bankruptcy Exchange or an Exchange Transaction, either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Collateral Quality Test (except, in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, the S&P CDO Monitor Test) will be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment; and
12.2.1.6.either (i) the Originator Requirement is satisfied immediately after giving effect to such reinvestment, or (ii) if the Originator Requirement is not satisfied, such Collateral Obligation is acquired from the Retention Holder.
During the Reinvestment Period, following the sale or other disposition of any Credit Improved Obligation or any discretionary sale or other discretionary disposition of a Collateral Obligation, the Collateral Manager shall use its reasonable efforts to purchase additional Collateral Obligations within 30 Business Days after such disposition; provided that such purchase complies with the Investment Criteria.
Notwithstanding any statement contained herein to the contrary, prior to the end of the Reinvestment Period, a Defaulted Obligation (a "Purchased Defaulted Obligation") may be purchased with all or a portion of the Sale Proceeds of another Defaulted Obligation (an "Exchanged Defaulted Obligation") (each such exchange referred to as an "Exchange Transaction") if:
1.1.2.1.when compared to the Exchanged Defaulted Obligation, the Purchased Defaulted Obligation (A) is issued by a different obligor, (B) such Purchased Defaulted Obligation qualifies as a Collateral Obligation and (C) the expected recovery rate of such Purchased Defaulted Obligation, as determined by the Collateral Manager in good faith, is no less than the expected recovery rate of the Exchanged Defaulted Obligation;
12.2.1.7.the Collateral Manager has certified in writing to the Trustee that:
(1)at the time of the purchase, (i) the Purchased Defaulted Obligation is no less senior in right of payment vis-à-vis its related obligor's outstanding indebtedness than the seniority of the Exchanged Defaulted Obligation and (ii) the S&P Rating, if any, of the Purchased Defaulted Obligation is the same or better respective rating, if any, of the Exchanged Defaulted Obligation;
(2)after giving effect to the purchase, (i) each of the Coverage Tests is satisfied and (ii) the Collateral Principal Amount shall not be reduced;
(3)both prior to and after giving effect to such purchase, the Concentration Limitations were and will be satisfied or, if any Concentration Limitation was not satisfied prior to such purchase, such Concentration Limitation will be maintained or improved;
(4)the period for which the Issuer held the Exchanged Defaulted Obligation will be included for all purposes in this Indenture when determining the period for which the Issuer holds the Purchased Defaulted Obligation;
(5)the Exchanged Defaulted Obligation was not previously a Purchased Defaulted Obligation acquired in a transaction described under this heading; and
(6)other than in connection with Uptier Priming Debt, the Restricted Trading Period is not applicable; and

12.2.1.8.such purchase of the Purchased Defaulted Obligation will not, (A) when taken together with all other Purchased Defaulted Obligations then held by the Issuer, cause the Aggregate Principal Balance of all of Purchased Defaulted Obligations then held by Issuer to exceed 1.0% of the Collateral Principal Amount and (B) will not cause the Aggregate Principal Balance of all Purchased Defaulted Obligations purchased pursuant to an Exchange Transaction, cumulatively since the Closing Date, to exceed 5.0% of the Target Initial Par Amount.
For the avoidance of doubt, Exchange Transactions may occur by separate purchase and sale transactions. If, at any time, a Purchased Defaulted Obligation no longer satisfies the definition of Defaulted Obligation, it shall no longer be considered a Purchased Defaulted Obligation.
    For the avoidance of doubt, Collateral Obligations may not be committed to be purchased by the Issuer (or the Collateral Manager on behalf of the Issuer) after the end of the Reinvestment Period, but commitments to purchase Collateral Obligations may be settled after the end of the Reinvestment Period if such commitments were made during the Reinvestment Period. Notwithstanding anything to the contrary herein, the acquisition of Permitted Equity Securities will not be required to satisfy any of the Investment Criteria. Further, during or after the Reinvestment Period the Issuer may use Contributions, Interest Proceeds or Principal Proceeds on deposit in the Collection Account to acquire a Permitted Equity Security or a Restructured Asset, subject, in each case, to any restrictions otherwise set forth in this Indenture on the use of any such amounts; provided that a Permitted Equity Security may only be purchased with Principal Proceeds pursuant to the immediately preceding sentence if the Restructured Asset Target Par Balance Condition is satisfied.
12.2.2.Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account, the Custodial Account and the Reinvestment Amount Account) may be invested at any time in Eligible Investments in accordance with Article X.
12.2.3.Offers. The Issuer may not accept an Offer, other than in connection with a bankruptcy, workout or restructuring, unless the obligation received will satisfy the definition of Collateral Obligation, Eligible Investment or Permitted Equity Security.
12.2.4.Not later than the Business Day immediately preceding the end of the Reinvestment Period, the Collateral Manager shall deliver to the Trustee a schedule of Collateral Obligations purchased by the Issuer with respect to which purchases the trade date has occurred but the settlement date has not yet occurred and shall certify to the Trustee that sufficient Principal Proceeds are available (including for this purpose, cash on deposit in the Collection Account as well as any Principal Proceeds that will be received by the Issuer from the sale of Collateral Obligations for which the trade date has already occurred but the settlement date has not yet occurred) to effect the settlement of such Collateral Obligations.

12.2.5.Maturity Amendment. During and after the Reinvestment Period, the Issuer (or the Collateral Manager on the Issuer's behalf) may vote in favor of a Maturity Amendment only if the Collateral Manager determines that, after giving effect to any relevant Trading Plan, (i) after giving effect to such Maturity Amendment, the stated maturity of the Collateral Obligation that is the subject of such Maturity Amendment is not later than the earliest Stated Maturity of the Rated Debt; and (ii) the Weighted Average Life Test will be satisfied immediately after giving effect to such Maturity Amendment or if the Weighted Average Life Test will not be satisfied, the Weighted Average Life Test will be maintained or improved; provided that the limitation stated in this clause (ii) will not apply to any Credit Amendment if, immediately after giving effect to such Credit Amendment, (A) the Aggregate Principal Balance of Collateral Obligations subject to a Credit Amendment then held by the Issuer will not exceed 5.0% of the Collateral Principal Amount and (B) the Aggregate Principal Balance of all Collateral Obligations subject to a Credit Amendment, cumulatively since the Closing Date, will not exceed 10.0% of the Target Initial Par Amount. For the avoidance of doubt, the Collateral Manager may vote for an extension with respect to an investment it already has sold (either in whole or in part) that has not settled with the consent of or at the direction of the buyer. "Credit Amendment" means a Maturity Amendment that, in the Collateral Manager's judgment, (i) is necessary to prevent the related Collateral Obligation from becoming a Defaulted Obligation or (ii) is consummated in connection with an insolvency, bankruptcy, reorganization, debt structuring or workout (whether in or out of court) of the related obligor; provided further that neither the Issuer nor the Collateral Manager on behalf of the Issuer may vote in favor of a Credit Amendment with respect to any Collateral Obligation as to which a Carlyle Entity owns any security or debt obligation of the obligor thereon that is not pari passu with such Collateral Obligation. For the avoidance of doubt, (x) the Issuer (or the Collateral Manager on the Issuer's behalf) may vote in favor of any Maturity Amendment without regard to clauses (i) or (ii) above so long as the Collateral Manager intends to sell such Collateral Obligation within 30 days after the effective date of the Maturity Amendment and reasonably believes that any such sale will be completed prior to the end of such 30 day period; provided that (1) the Aggregate Principal Balance of Collateral Obligations subject to this clause (x) will not exceed 5.0% of the Collateral Principal Amount on any date of determination and (2) if such Collateral Obligation has not been sold prior to the end of such 30 day period, such Collateral Obligation shall be treated as a Long-Dated Obligation for purposes of calculating the Adjusted Collateral Principal Amount and (y) the Issuer will not be in violation of the restrictions in this paragraph if the maturity of such Collateral Obligation is extended without meeting the requirements of clause (i) or (ii) above so long as the Issuer (or the Collateral Manager on behalf of the Issuer) did not consent to such Maturity Amendment. Notwithstanding the foregoing, the Issuer or the Collateral Manager may vote for a Maturity Amendment with respect to a Collateral Obligation if the Collateral Manager or the Issuer receives notice from the trustee or agent for such Collateral Obligation that lenders or debtholders, as the case may be, that constitute the required lenders or debtholders, as the case may be, for approval of such amendment, waiver or supplement have already consented (or are expected to consent) thereto, the Issuer (or the Collateral Manager on its behalf) may consent to such Maturity Amendment if a fee, additional interest or other consideration will be paid by the obligor only to the consenting lenders.

12.2.6.Any purchase of additional Collateral Obligations by the Issuer from the Originator or the Carlyle Entities after the Closing Date shall be made pursuant to the terms of the Sale Agreement.
12.2.7.Restructured Assets. Notwithstanding anything to the contrary herein, (i) the Issuer may purchase a Restructured Asset at any time with amounts available for a Permitted Use, or from Interest Proceeds or Principal Proceeds as permitted under Section 10.2(d) and (ii) such purchase of any Restructured Assets shall not be required to satisfy any of the Investment Criteria. Further, the Issuer may make a payment using amounts available for a Permitted Use, or from Interest Proceeds or Principal Proceeds in order to exercise any warrant or similar right received in connection with a workout, a restructuring or a similar procedure in respect of a Collateral Obligation to acquire Restructured Assets as permitted hereunder.
12.2.8.Permitted Equity Securities: Notwithstanding anything to the contrary set forth in this Article XII and without limiting any other rights of the Issuer to acquire or to pay amounts in connection with the acquisition of Equity Securities or other securities hereunder, Equity Securities or other securities may be received by the Issuer at any time in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof so long as such Equity Securities or other securities are Permitted Equity Securities. In addition, at any time the Collateral Manager may direct the Trustee to pay for the acquisition of an Equity Security hereunder in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof so long as acquired pursuant to warrants granted to or held by the Issuer, issued by the same Obligor as a Collateral Obligation held by the Issuer (or an Affiliate of or successor to such Obligor or an entity that succeeds to substantially all of the assets of such obligor or a significant portion of such assets) or prior to receiving such Equity Security, the Issuer sells the right to receive such Equity Security or other securities, and in each case, any such Equity Securities are Permitted Equity Securities; provided, further, that, to the extent any payment is required from the Issuer in connection therewith, the Issuer shall only effect such payment from (x) amounts on deposit in the Collection Account representing (1) Interest Proceeds to the extent the Interest Diversion Test is satisfied and such payment would not result in insufficient Interest Proceeds being available for the payment in full of interest on the Rated Debt on the immediately following Payment Date or (2) Principal Proceeds, subject to the requirements of Section 10.2(d) and Section 12.2(a), and/or (y) amounts on deposit in the Permitted Use Account or the Interest Reserve Account. Any such transaction or exchange described above shall not constitute a sale under this Indenture or be subject to the Investment Criteria.
12.3.Conditions Applicable to All Sale and Purchase Transactions
12.3.1.Any transaction effected under this Article XII or Section 10.5 will be conducted on an arm's length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such

Person were not so Affiliated; provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.
12.3.2.Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer's right, title and interest to the Asset or Assets shall be Assets Granted to the Trustee pursuant to this Indenture and will be Delivered. The Trustee shall also receive, not later than the settlement date, an Officer's certificate of the Issuer certifying compliance with the provisions of this Article XII; provided that such requirement shall be satisfied and such statements deemed to have been made by the Issuer by the delivery to the Trustee of a trade ticket in respect thereof.
12.3.3.Notwithstanding anything contained in this Article XII to the contrary and without limiting the right to make any other permitted purchases, sales or other dispositions, the Issuer shall have the right to effect any sale or other disposition of any Asset or purchase of any Collateral Obligation (x) that has been consented to by Holders evidencing at least 75% of the Aggregate Outstanding Amount of each Class of Rated Debt and at least 75% of the Aggregate Outstanding Amount of the Preferred Interests and (y) of which each Rating Agency and the Trustee (with a copy to the Collateral Manager) has been notified.
12.4.Optional Purchase of any Carlyle Collateral Obligation or Substitution
12.4.1.Subject to the limitations set forth below, the Originator will have the right but not the obligation to purchase any Carlyle Collateral Obligations or substitute (in each case with the consent of the Collateral Manager, so long as CGCIM or an Affiliate is the Collateral Manager, and the consent of any other party determined to be required in accordance with the Collateral Manager's policies) another Carlyle Collateral Obligation for, any:
12.4.1.1.Carlyle Collateral Obligation that becomes a Defaulted Obligation;
12.4.1.2.Carlyle Collateral Obligation that has a Material Covenant Default;
12.4.1.3.Carlyle Collateral Obligation that becomes subject to a proposed Specified Amendment; or
12.4.1.4.Carlyle Collateral Obligation that becomes a Credit Risk Obligation (each of the above, a "Substitution Event").
12.4.2.At all times, (i) the aggregate principal balance of all substituted Carlyle Collateral Obligations (each such Carlyle Collateral Obligation purchased at the direction of the Originator, a "Substitute Collateral Obligation") owned by the Issuer at any time since the Closing Date plus (ii) the aggregate principal balance related to all Carlyle Collateral Obligations that have been purchased by the Originator pursuant to its right of optional purchase or substitution since the Closing Date and not subsequently applied to purchase a Substitute Collateral Obligation may not exceed an amount equal to (x) 15% of the Adjusted Collateral Principal Amount in the aggregate and (y) 10% of the Adjusted Collateral Principal Amount in the case of Defaulted Obligations or Credit Risk Obligations purchased following a determination by the Collateral Manager that such Carlyle Collateral Obligation would with the passage of time become a

Defaulted Obligation; provided that clause (ii) above shall not include (A) the principal balance related to any Carlyle Collateral Obligation that is purchased by the Originator in connection with a proposed Specified Amendment to such Collateral Obligation so long as (x) the Originator determines that such purchase is, in the commercially reasonable business judgment of the Originator, necessary or advisable in connection with the restructuring of such Carlyle Collateral Obligation and such restructuring is expected to result in a Specified Amendment to such Carlyle Collateral Obligation and (y) the Collateral Manager determines that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Amendment pursuant to any provision of this Indenture or the Collateral Management Agreement or (B) the purchase price of any Collateral Obligations. The foregoing provisions in this paragraph are the "Repurchase and Substitution Limit."
12.4.3.The substitution of any Substitute Collateral Obligation will be subject to the satisfaction of the "Substitute Collateral Obligations Qualification Conditions" as of the related trade date for each such Collateral Obligation (after giving effect to such substitution), which conditions are:
12.4.3.1.each Coverage Test, Collateral Quality Test and Investment Criteria remains satisfied or, if not in compliance at the time of substitution, the degree of compliance with any such Coverage Test, Collateral Quality Test or Investment Criteria is maintained or improved;
12.4.3.2.the principal balance of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Carlyle Collateral Obligation or Carlyle Collateral Obligations, the aggregate principal balance of such Substitute Collateral Obligations) equals or exceeds the principal balance of the Carlyle Collateral Obligation being substituted for and a deposit has been made into the Revolver Funding Account in the amount required by Section 10.4;
12.4.3.3.the current Market Value of such Substitute Collateral Obligation (or, if more than one Substitute Collateral Obligation will be added in replacement of a Carlyle Collateral Obligation or Carlyle Collateral Obligations, the aggregate current Market Value of such Substitute Collateral Obligations) equals or exceeds the current Market Value of the Carlyle Collateral Obligation being substituted;
12.4.3.4.(1) if any of the Carlyle Collateral Obligations being substituted for are Second Lien Loans, the aggregate principal balance of all Substitute Collateral Obligations that are Second Lien Loans equals or is less than the principal balance of the Carlyle Collateral Obligations being substituted that are Second Lien Loans and (2) if none of the Carlyle Collateral Obligations being substituted are Second Lien Loans, no Substitute Collateral Obligation is a Second Lien Loan;
12.4.3.5.the S&P Rating of each Substitute Collateral Obligation is equal to or higher than the S&P Rating of the Carlyle Collateral Obligation being substituted for;

12.4.3.6.solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Obligation is the same or earlier than the stated maturity date of the Carlyle Collateral Obligation being substituted for; and
12.4.3.7.unless such Substitute Collateral Obligation has been subject to a Specified Amendment, the obligor on the Substitute Collateral Obligation is not the obligor on the Carlyle Collateral Obligation being substituted for.
12.4.4.The fair market value of the replaced Carlyle Collateral Obligation shall at least equal the cash or the property substituted by the Originator. To the extent any cash or other property received by the Issuer from the Originator in connection with a Substitution Event as described herein exceeds the fair market value of the replaced Carlyle Collateral Obligation, such excess shall be deemed a capital contribution from the Originator to the Issuer.
12.4.5.For each Substitute Collateral Obligation, the Originator will make, as of the related cut-off date, the representations and warranties set forth in the Sale Agreement. Prior to any substitution of a Carlyle Collateral Obligation to the Issuer, the Collateral Manager must provide written notice thereof to each Rating Agency.
12.4.6.In addition to the right to substitute for any Carlyle Collateral Obligations that become subject to a Substitution Event, the Originator shall have the right, but not the obligation, to purchase (with notice to the Rating Agencies) from the Issuer any such Carlyle Collateral Obligation subject to the Repurchase and Substitution Limit. In the event of such a purchase at the option of the Originator that does not result in the delivery of a Substitute Collateral Obligation, the Originator shall deposit in the Collection Account an amount not less than the Transfer Deposit Amount for such Carlyle Collateral Obligation (or applicable portion thereof) as of the date of such repurchase (with the amount of the Transfer Deposit Amount representing the outstanding principal balance of the repurchased Collateral Obligation being deposited into the Collection Account and the amount of the Transfer Deposit Amount representing accrued interest being deposited into the Collection Account, regardless of whether such amounts are deemed to be purchase price or capital contributions). The Transfer Deposit Amount shall at least equal the fair market value of the replaced Carlyle Collateral Obligation. To the extent the Transfer Deposit Amount exceeds the fair market value of the replaced Carlyle Collateral Obligation, such excess shall be deemed a capital contribution from the Originator to the Issuer. The Issuer and, at the written direction of the Issuer, the Trustee, shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Originator or the Collateral Manager in order to effect the transfer and release of any of the Issuer's interests in the Carlyle Collateral Obligations (together with the assets related thereto) that are being purchased or repurchased and the release thereof from the lien of this Indenture.
12.4.7.Any substitution pursuant to this Section 12.4 shall be initiated by delivery of written notice thereof (a "Notice of Substitution") by the Originator to the Trustee, the Issuer and the Collateral Manager that the Originator intends to substitute a Carlyle Collateral Obligation pursuant to Section 12.4(a) and shall be completed prior to the earliest of: (x) the expiration of 90 days after delivery of such notice; or (y) in the case of a Carlyle Collateral Obligation which has become subject to a Specified Amendment, the effective date set forth in such Specified

Amendment (such period described in clause (x) or (y), as applicable, being the "Substitution Period"). Each Notice of Substitution shall specify the Carlyle Collateral Obligation to be substituted, the reasons for such substitution and the fair market value (as reasonably determined by the Collateral Manager) with respect to the Carlyle Collateral Obligation.
13.
HOLDERS' RELATIONS
13.1.Subordination
13.1.1.Anything in this Indenture, the applicable Loan Agreement or the Debt to the contrary notwithstanding, the Holders of each Class of Debt that constitute a Junior Class agree for the benefit of the Holders of the Debt of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Debt of each such Priority Class to the extent and in the manner set forth in this Indenture. If an Enforcement Event has occurred and is continuing in accordance with Article V, including as a result of a Bankruptcy Event, each Priority Class shall be paid in full in Cash or, to the extent 100% of such Class consents, other than in Cash, before any further payment or distribution of any kind is made on account of any Junior Class with respect thereto, in accordance with the Special Priority of Payments.
13.1.2.In the event that, notwithstanding the provisions of this Indenture, any Holder of Debt of any Junior Class shall have received any payment or distribution in respect of such Debt contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent 100% of such Priority Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.
13.1.3.Each Holder of Debt of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder of Junior Class shall not demand, accept, or receive any payment or distribution in respect of such Debt in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided that after a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class to receive payments or distributions until all amounts due and payable on the Debt shall be paid in full. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class of Debt.
13.1.4.In the event one or more Holders causes a Bankruptcy Filing against the Issuer prior to the expiration of the period specified in Section 5.4(d) (each, a "Filing Holder"), any claim that such Filing Holders have against the Issuer (including under all Debt of any Class held by such Filing Holders) or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the claims of each Holder (and each other secured creditor of the Issuer) that is not a Filing Holder, with such subordination being effective until each Note held by Holders that are not Filing Holders (and each claim of each other secured creditor of the Issuer) that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). The foregoing agreement will constitute a "subordination agreement" within the meaning of Section 510(a) of the Bankruptcy Code. The Issuer shall direct the Trustee to segregate payments and take other reasonable steps to effect the foregoing. The Issuer may obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by such Holder(s).
13.2.Standard of Conduct
In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder's taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.
14.
MISCELLANEOUS
14.1.Form of Documents Delivered to Trustee
In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
Any certificate or opinion of an Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia, which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Collateral Manager), unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person (on which the Trustee shall also be entitled to rely), unless such Officer of the Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager or of the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default, Event of Default or Enforcement Event is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer's right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default, Event of Default or Enforcement Event as provided in Section 6.1(d).
14.2.Acts of Holders
14.2.1.Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in writing or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.2.
14.2.2.The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.
14.2.3.The principal amount or face amount, as the case may be, and registered numbers of Debt held by any Person, and the date of such Person's holding the same, shall be proved by the Register or the applicable Loan Register, as applicable.
14.2.4.Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Debt shall bind the Holder (and any transferee thereof) of such and of every Debt issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

14.2.5.For the purposes of this Section 14.2, any reference to a Global Note shall include global Debt issued pursuant to the Fiscal Agency Agreement.
14.2.6.Each of the Holders (and holders of an interest in a Note) by its acceptance of such Note (or interest therein) will agree to provide to the Issuer and the Collateral Manager all information reasonably available to it that is reasonably requested by the Issuer or the Collateral Manager in connection with regulatory matters, including any information that is necessary or advisable in order for the Collateral Manager (or its parent or Affiliates) to complete its Form ADV, to file its reports on Form PF, to file or complete any other form required by the Securities and Exchange Commission, or to comply with any requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and any other laws or regulations applicable to the Collateral Manager (or its parent or Affiliates) from time to time.
14.3.Notices, etc., to Certain Parties
14.3.1.Except as otherwise expressly provided herein, any request, demand, authorization, direction, notice, consent or waiver or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with any of the parties indicated below shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or email in legible form at the following address (or at any other address provided in writing by the relevant party):
14.3.1.1.the Trustee, the Collateral Administrator and the Fiscal Agent at its Corporate Trust Office;
14.3.1.2.the Issuer at One Vanderbilt Avenue, New York, New York 10017, Attention: Tom Hennigan, telephone no.: (212) 813-4827;
14.3.1.3.the Collateral Manager at One Vanderbilt Avenue, New York, New York 10017, Attention: Tom Hennigan, telephone no.: (212) 813-4827;
14.3.1.4.the Placement Agent at J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention:  Structured Products Group;
14.3.1.5.the Rating Agencies, in accordance with Section 7.20, and promptly thereafter CDO_Surveillance@spglobal.com; provided, that (x) in respect to any request to S&P for confirmation of its Initial Ratings of the Rated Debt, such request must be submitted by email to CDOEffectiveDatePortfolios@spglobal.com; (y) in respect of any application for, or the provision of information in connection with, a ratings estimate by S&P in respect of a Collateral Obligation, information must be submitted to creditestimates@spglobal.com and (z) in respect to any request to S&P for CDO Monitor cases, such request must be sent to CDOMonitor@spglobal.com;
14.3.1.6.[reserved]; and

14.3.1.7.the CLO Information Service at any physical or electronic address provided by the Collateral Manager for delivery of any Monthly Report or Distribution Report.
14.3.2.The Bank (in each of its capacities) shall have the right to accept and act upon instructions, including funds transfer instructions ("Instructions") given pursuant to this Indenture or any other Transaction Document and delivered using Electronic Means; provided, however, that the Issuer and Collateral Manager, as applicable, shall provide to the Trustee an incumbency certificate listing Authorized Officers and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer or Collateral Manager, as applicable, whenever a person is added or deleted from the listing. If the Issuer or Collateral Manager elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such instructions, the Bank's understanding of such instructions shall be deemed controlling. The Issuer and the Collateral Manager understand and agree that the Bank cannot determine the identity of the actual sender of such Instructions and that the Bank shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Bank have been sent by such Authorized Officer. The Issuer and the Collateral Manager shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Bank and that the Issuer, the Collateral Manager and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer and/or the Collateral Manager, as applicable. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank's reliance upon and compliance with such Instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. The Issuer and the Collateral Manager agree: (i) to assume all risks arising out of the use of such Electronic Means to submit Instructions to the Bank, including without limitation the risk of the Bank acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer or Collateral Manager, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures. "Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank as available for use in connection with its services hereunder.
14.3.3.In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee's receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

14.3.4.Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee may be provided by providing access to the Trustee's Website containing such information.
14.4.Notices to Holders; Waiver
14.4.1.Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,
14.4.1.1.such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Register (or, in the case of Holders of Global Notes, emailed to DTC for distribution to each Holder affected by such event and posted to the Trustee's Website) and to the Fiscal Agent for forwarding to the holders of Preferred Interests pursuant to the Fiscal Agency Agreement, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and
14.4.1.2.such notice shall be in the English language.
Such notices will be deemed to have been given on the date of such mailing.
14.4.2.Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by email and stating the email address. Thereafter, the Trustee shall give notices to such Holder by email, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.
14.4.3.Subject to the Trustee's rights under Section 6.3(e), the Trustee will deliver to the Holders any information or notice relating to this Indenture in the possession of the Trustee and requested to be so delivered by at least 5% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that nothing herein shall be construed to obligate the Trustee to distribute any notice that the Trustee reasonably determines to be contrary to the terms of this Indenture or its duties and obligations hereunder or applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Holder status. For the avoidance of doubt, such information shall not include any Accountants' Report. The Trustee shall have no liability for such disclosure or, subject to the duties and responsibilities of the Trustee set forth in this Indenture, the accuracy thereof.
14.4.4.Neither the failure to provide any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.
14.4.5.Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
14.4.6.The Trustee shall provide to the Issuer and the Collateral Manager upon request any information with respect to the identity of and contact information for any Holder that it has within its possession or may obtain without unreasonable effort or expense and, subject to Section 6.1(c), the Trustee shall have no liability for any such disclosure or the accuracy thereof.
14.4.7.Notwithstanding any provision to the contrary in this Indenture or in any agreement or document related hereto, any information or documents (including, without limitation reports, notices or supplemental indentures) required to be provided by the Trustee to Persons identified in this Section 14.4 may be provided by providing notice of and access to the Trustee's Website containing such information or document.
For the avoidance of doubt, the Issuer may disclose any information it deems necessary or advisable in order for the Issuer (or its parent or Affiliates) to comply with any laws, rules or regulations applicable to the Issuer (or its parent or Affiliates).
14.5.Effect of Headings and Table of Contents
The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.
14.6.Successors and Assigns
All covenants and agreements in this Indenture by the Issuer shall bind their respective successors and assigns, whether so expressed or not.
14.7.Severability
If any term, provision, covenant or condition of this Indenture or the Debt, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Debt, as the case may be, so long as this Indenture or the Debt, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Debt, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.
14.8.Benefits of Indenture
Nothing in this Indenture or in the Debt, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator and the Holders of the Debt any benefit or any legal or equitable right, remedy or claim under this Indenture.
14.9.Legal Holidays
In the event that the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Debt or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be, and except as provided in the definition of Interest Accrual Period, no interest shall accrue on such payment for the period from and after any such nominal date.
14.10.Governing Law
This Indenture and the Notes shall be construed in accordance with, and this Indenture and the Notes shall be governed by, the law of the State of New York.
14.11.Submission to Jurisdiction
With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture ("Proceedings"), to the fullest extent permitted by applicable law, each party irrevocably: (i) submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
14.12.WAIVER OF JURY TRIAL
EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS INDENTURE, THE DEBT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.
14.13.Counterparts
This Indenture and the Debt (and each amendment, modification and waiver in respect of this Indenture or the Debt) may be executed and delivered in counterparts (including by electronic transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Indenture by email (PDF) shall be effective as delivery of a manually executed counterpart of this Indenture. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
14.14.Acts of Issuer
Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer's behalf.
14.15.Confidential Information
14.15.1.The Trustee, the Collateral Administrator and each Holder will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by the Issuer or such Holder (as the case may be) in good faith to protect Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information: (i) with the prior written consent of the Collateral Manager, (ii) as required by law, regulation, court order or the rules, regulations or request or order of any governmental, judiciary, regulatory or self-regulating organization, body or official having jurisdiction over such Person, (iii) to its Affiliates, members, partners, officers, directors and employees and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein, (iv) as may be necessary or desirable in order for such Person to prepare, publish and distribute to any Person any information relating to the investment performance of the Assets in the aggregate, or (v) in connection with the exercise or enforcement of such Person's rights hereunder or in any dispute or proceeding related hereto, including defense by the Trustee or Collateral Administrator of any claim of liability that may be brought or charged against it. Notwithstanding the foregoing, delivery to any Person (including Holders) by the Trustee or the Collateral Administrator of any report, notice, document or other information required or expressly permitted by the terms of this Indenture or any of the other Transaction Documents to be provided to such Person or Persons, and delivery to Holders of copies of this Indenture or any of the other Transaction Documents, shall not be a violation of this Section 14.15. Each Holder agrees, except as set forth in clause (ii) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Debt or administering its investment in the Debt; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.15. In the event of any required disclosure of the Confidential Information by such Holder, such Holder agrees to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.15.
14.15.2.For the purposes of this Section 14.15, "Confidential Information" means information delivered to the Trustee, the Collateral Administrator or any Holder by or on behalf of the Issuer in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture; provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by the Issuer or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Issuer or a contractual duty to the Issuer; or (iv) is allowed to be treated as non-confidential by consent of the Issuer.
14.15.3.Notwithstanding the foregoing, (i) each of the Collateral Manager, the Trustee and the Collateral Administrator may disclose Confidential Information (x) to each Rating Agency and (y) as and to the extent it may reasonably deem necessary for the performance of its duties hereunder (including the exercise of remedies pursuant to Article V), including on a confidential basis to its agents, attorneys and auditors in connection with the performance of its duties hereunder and to any other Person to which such delivery or disclosure may be necessary or appropriate (A) in response to any subpoena or other legal process upon prior notice to the Issuer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (B) in connection with any litigation to which such Person is a party upon prior notice to the Issuer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law) or (C) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Debt or this Indenture, (ii) the Trustee will provide, upon request, copies of this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, the Fiscal Agency Agreement, Monthly Reports and Distribution Reports to any Holder or Certifying Person, (iii) any Holder or beneficial owner of an interest in Debt may provide copies of this Indenture, the Collateral Management Agreement, the Collateral Administration Agreement, the Fiscal Agency Agreement, any Monthly Report and any Distribution Report to any prospective purchaser of Debt, and (iv) the Issuer may provide copies of any Monthly Report and any Distribution Report to the CLO Information Service pursuant to and in accordance with Section 10.6.

15.
ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT
15.1.Assignment of Collateral Management Agreement
15.1.1.The Issuer, in furtherance of the covenants of this Indenture and as security for the Secured Obligations and the performance and observance of the provisions hereof, hereby assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Secured Parties, all of the Issuer's right, title and interest in, to and under the Collateral Management Agreement, including, without limitation, (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided, however, that the Issuer may exercise any of its rights under the Collateral Management Agreement without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture), so long as an Event of Default has not occurred and is not continuing. From and after the occurrence and continuance of an Event of Default, the Collateral Manager will continue to perform and be bound by the provisions of the Collateral Management Agreement and this Indenture. The Trustee will be entitled to rely and be protected in relying upon all actions and omissions to act of the Collateral Manager thereafter as fully as if no Event of Default had occurred.
15.1.2.The assignment made hereby is executed as collateral security, and the execution and delivery hereof shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee. Upon the retirement of the Debt and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee shall cease and terminate and all of the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.
15.1.3.The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:
15.1.3.1.The Collateral Manager consents to the provisions of this assignment and agrees to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.
15.1.3.2.The Collateral Manager acknowledges that the Issuer is assigning all of its right, title and interest (but none of its obligations) in, to and under the Collateral Management Agreement to the Trustee as Collateral for the benefit of the Secured Parties.

15.1.3.3.The Collateral Manager shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the Collateral Management Agreement.
15.1.3.4.Except as contemplated under the Collateral Management Agreement, neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without (x) if the amendment or modification pertains to a provision of the Collateral Management Agreement that requires Rating Agency Confirmation to effect the action contemplated therein, obtaining Rating Agency Confirmation, and (y) otherwise complying with the applicable provisions of the Collateral Management Agreement.
15.1.3.5.Except as otherwise set forth herein and therein, the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due to it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Issuer for the non-payment of the Management Fee or other amounts payable by the Issuer to the Collateral Manager under the Collateral Management Agreement prior to the date which is one year (or, if longer, the applicable preference period then in effect) plus one day after the payment in full of all Debt issued under this Indenture or the Limited Liability Company Agreement; provided, however, that nothing in this clause shall preclude, or be deemed to estop, the Collateral Manager or the Trustee (A) from taking any action (not inconsistent with the foregoing) prior to the expiration of the aforementioned one year and one day (or longer) period in (x) any case or proceeding voluntarily filed or commenced by the Issuer, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer, by a Person other than the Collateral Manager or its Affiliates, or (B) from commencing against the Issuer or any properties of the Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.
15.1.3.6.The Collateral Manager irrevocably submits to the non-exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan in The City of New York in any action or Proceeding arising out of or relating to the Notes or this Indenture, and the Collateral Manager irrevocably agrees that all claims in respect of such action or Proceeding may be heard and determined in such federal or New York state court. The Collateral Manager irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or Proceeding. The Collateral Manager irrevocably consents to the service of any and all process in any action or Proceeding by the mailing or delivery of copies of such process to it at the office of the Collateral Manager set forth in Section 14.3. The Collateral Manager agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
15.1.3.7.The Collateral Manager agrees that, notwithstanding any other provision of the Collateral Management Agreement, the obligations of the Issuer under the Collateral Management Agreement from time to time and at any time are limited recourse obligations of the Issuer payable solely from the Collateral at such time and, following realization thereof and application of the proceeds in accordance with the Priority of Payments or otherwise as described in this Indenture, any remaining claims against the Issuer shall be extinguished and shall not thereafter revive.
15.2.Standard of Care Applicable to the Collateral Manager
For the avoidance of doubt, the standard of care set forth in the Collateral Management Agreement shall apply to the Collateral Manager with respect to those provisions of this Indenture applicable to the Collateral Manager.
- signature page follows –

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.
Executed as a Deed by:
CARLYLE DIRECT LENDING CLO 2024-1, LLC
as Issuer
By    ___________________________________
Name:
Title:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
By    ___________________________________
Name:
Title:

1

Schedule 1

APPROVED INDEX LIST
1.    Merrill Lynch Investment Grade Corporate Master Index
2.    CSFB Leveraged Loan Index
3.    JPMorgan Domestic High Yield Index
4.    Barclays Capital U.S. Corporate High-Yield Index
5.    Merrill Lynch High Yield Master Index
6.    S&P/LSTA U.S. Leveraged Loan 100 Index

Schedule 1

Schedule 2

Moody's Rating Definitions
"Moody's Credit Estimate": With respect to any Collateral Obligation, as of any date of determination, an estimated credit rating for such Collateral Obligation (or, if such credit estimate is the Moody's Rating Factor, the credit rating corresponding to such Moody's Rating Factor) provided or confirmed by Moody's; provided that (a) if Moody's has been requested by the Issuer, the Collateral Manager or the issuer of such Collateral Obligation to assign or renew an estimate with respect to such Collateral Obligation but such rating estimate has not been received, pending receipt of such estimate, the Moody's Rating or Moody's Default Probability Rating of such Collateral Obligation shall be (1) "B3" if the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Collateral Manager believes that such estimate shall be at least "B3" and if the Aggregate Principal Balance of Collateral Obligations determined pursuant to this subclause (1) does not exceed 15% of the Collateral Principal Amount or (2) otherwise, "Caa1"; and (b) with respect to a Collateral Obligation's credit estimate which has not been renewed, the Moody's Credit Estimate will be (1) within 13-15 months of issuance of such credit estimate, one subcategory lower than the estimated rating and (2) after 15 months of such issuance, "Caa3."
"Moody's Default Probability Rating": With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:
15.2.1.With respect to a Collateral Obligation other than a DIP Collateral Obligation:
(1)if the obligor of such Collateral Obligation has a corporate family rating by Moody's, such rating;
(2)if not determined pursuant to clause (i) above, if the senior unsecured debt of the obligor of such Collateral Obligation has a public rating by Moody's (a "Moody's Senior Unsecured Rating"), such Moody's Senior Unsecured Rating;
(3)if not determined pursuant to clause (i) or (ii) above, if the senior secured debt of the obligor has a public rating by Moody's, the Moody's rating that is one subcategory lower than such rating;
(4)if the Moody's Default Probability Rating is not determined pursuant to clause (i), (ii) or (iii) above, the Moody's Derived Rating, if any; or
(5)if the Moody's Default Probability Rating is not determined pursuant to clause (i), (ii), (iii) or (iv) above, the Moody's Default Probability Rating will be "Caa3."
15.2.2.With respect to a DIP Collateral Obligation:
(1)the rating which is one subcategory below the facility rating (whether public or private) of such DIP Collateral Obligation rated by Moody's; or
Schedule

(2)with respect to any DIP Collateral Obligation if not determined pursuant to clause (i) above, a rating of "Caa3."
For purposes of determining a Moody's Default Probability Rating, if an obligor does not have a Moody's corporate family rating, the Moody's corporate family rating will be the Moody's corporate family rating of any entity in the obligor's corporate family as designated by the Collateral Manager.
"Moody's Derived Rating": With respect to a Collateral Obligation, as of any date of determination, the Moody's Rating or the Moody's Default Probability Rating determined in the manner set forth below:
1.1.1.If another obligation of the obligor is rated by Moody's, then by adjusting the rating of the related Moody's rated obligations of the related obligor by the number of rating subcategories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0
15.2.3.If not determined pursuant to clause (a) above, by using any one of the methods provided below:
15.2.3.1.pursuant to the table below:

Type of Collateral Obligation	S&P or Fitch Rating (Public and Monitored)	Collateral Obligation Rated by S&P or Fitch	Number of Subcategories Relative to Moody's Equivalent of S&P or Fitch Rating
Not Structured Finance Obligation	≥ BBB-	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	≤ BB+	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

15.2.3.2.if such Collateral Obligation is not rated by S&P or Fitch but another security or obligation of the obligor has a public and monitored rating by S&P or Fitch (a "parallel security"), the rating of such parallel security will at the election
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of the Collateral Manager be determined in accordance with the table set forth in subclause (i) above, and the Moody's Derived Rating for purposes of the definition of Moody's Rating and Moody's Default Probability Rating (as applicable) of such Collateral Obligation will be determined in accordance with the methodology set forth in clause (a) above (for such purposes treating the parallel security as if it were rated by Moody's at the rating determined pursuant to this subclause (ii));
provided that the Aggregate Principal Balance of Collateral Obligations determined pursuant to this subclause (b) does not exceed 10% of the Collateral Principal Amount.
"Moody's Rating": With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:
1.1.1.With respect to a Collateral Obligation that is a Senior Secured Loan:
(1)if Moody's has assigned such Collateral Obligation a rating (including pursuant to a Moody's Credit Estimate), such rating;
(2)if not determined pursuant to clause (i), if the obligor of such Collateral Obligation has a corporate family rating by Moody's (including pursuant to a Moody's Credit Estimate), the Moody's rating that is one subcategory higher than such corporate family rating;
(3)if not determined pursuant to clause (i) or (ii), if the obligor of such Collateral Obligation has a Moody's Senior Unsecured Rating, the Moody's rating that is two subcategories higher than such Moody's Senior Unsecured Rating;
(4)if not determined pursuant to clause (i), (ii) or (iii), the Moody's Derived Rating, if any; or
(5)if not determined pursuant to clause (i), (ii), (iii) or (iv), "Caa3."
15.2.4.With respect to a Collateral Obligation that is not a Senior Secured Loan:
(1)if Moody's has assigned such Collateral Obligation a rating (including pursuant to a Moody's Credit Estimate), such rating;
(2)if not determined pursuant to clause (i), if the obligor of such Collateral Obligation has a Moody's Senior Unsecured Rating, such Moody's Senior Unsecured Rating;
(3)if not determined pursuant to clause (i) or (ii), if the obligor of such Collateral Obligation has a corporate family rating by Moody's (including pursuant to a Moody's Credit Estimate), the Moody's rating that is one subcategory lower than such corporate family rating;
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(4)if not determined pursuant to clause (i), (ii) or (iii), if the subordinated debt of the obligor of such Collateral Obligation has a public rating from Moody's, the Moody's rating that is one subcategory higher than such rating;
(5)if not determined pursuant to clause (i), (ii), (iii) or (iv), the Moody's Derived Rating, if any; or
(6)if not determined pursuant to clause (i), (ii), (iii), (iv) or (v), "Caa3."
For purposes of determining a Moody's Rating, if an obligor does not have a Moody's corporate family rating, the Moody's corporate family rating will be the Moody's corporate family rating of any entity in the obligor's corporate family as designated by the Collateral Manager.
"Moody's Rating Factor": For each Collateral Obligation, the number set forth in the table below opposite the Moody's Default Probability Rating of such Collateral Obligation.

Moody's Default Probability Rating	Moody's Rating Factor	Moody's Default Probability Rating	Moody's Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

"Moody's Diversity Score": A single number that indicates collateral concentration in terms of both issuer and industry concentration. A higher Moody's Diversity Score reflects a more diverse portfolio in terms of issuer and industry concentration. The Moody's Diversity Score is calculated as follows:
(i)    An "Issuer Par Amount" is calculated for each issuer of a Collateral Obligation, and is equal to the aggregate outstanding principal balance of all Collateral Obligations issued by that issuer and all affiliates.
(ii)    An "Average Par Amount" is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.
(iii)    An "Equivalent Unit Score" is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.
(iv)    An "Aggregate Industry Equivalent Unit Score" is then calculated for each of the Moody's industry classification groups set forth in this Indenture and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.
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(v)    An "Industry Diversity Score" is then established for each Moody's industry classification group, set forth in this Indenture, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
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1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
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3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200
(vi)    The Moody's Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody's industry classification group.
For purposes of calculating the Moody's Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer except as otherwise agreed to by Moody's.

"Weighted Average Moody's Rating Factor": The number (rounded up to the nearest whole number) determined by:
(a)    summing the products of (i) the Principal Balance of each Collateral Obligation (excluding Equity Securities) multiplied by (ii) the Moody's Rating Factor of such Collateral Obligation (as described below); and
(b)    dividing such sum by the outstanding Principal Balance of all such Collateral Obligations.
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Schedule 3

S&P RECOVERY RATE AND RATING FACTOR TABLES
Section 1     S&P Recovery Rate.*
(a)    (i)    If a Collateral Obligation has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:

S&P Recovery Rating of a Collateral Obligation		Initial Liability Rating
	Recovery Point Estimate from published reports**	"AAA"	"AA"	"A"	"BBB"	"BB"	"B" and below
1+	100	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1	95	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1	90	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2	85	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2	80	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2	75	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2	70	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3	65	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3	60	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3	55	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3	50	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4	45	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4	40	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4	35	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4	30	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5	25	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5	20	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5	15	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5	10	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6	5	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6	0	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
		Recovery Rate
    ____________
* The S&P Recovery Rate shall be the applicable rate set forth above based on the Initial Rating of the Highest Ranking Class at the time of determination.
**From S&P's published reports (or webpages or downloadable files hosted on S&P's website), or other S&P communications. If a recovery point estimate is not available for a given loan, the lower range for the applicable recovery rating should be assumed.
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    (ii)    If (x) a Collateral Obligation does not have an S&P Recovery Rating, and such Collateral Obligation is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation (a "Senior Secured Debt Instrument") that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:
For Collateral Obligations Domiciled in Group A

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	"AAA"	"AA"	"A"	"BBB"	"BB"	"B" and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate
For Collateral Obligations Domiciled in Group B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	"AAA"	"AA"	"A"	"BBB"	"BB"	"B" and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate
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For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	"AAA"	"AA"	"A"	"BBB"	"BB"	"B" and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(iii)    If (x) a Collateral Obligation does not have an S&P Recovery Rating and such Collateral Obligation is a subordinated loan and (y) the issuer of such Collateral Obligation has issued another debt instrument that is outstanding and senior to such Collateral Obligation that is a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be determined as follows:
For Collateral Obligations Domiciled in Groups A and B

S&P Recovery Rating of the Senior Secured Debt Instrument	All Initial Liability Ratings
1+	8%
1	8%
2	8%
3	5%
4	2%
5	-%
6	-%
Recovery rate
For Collateral Obligations Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	All Initial Liability Ratings
1+	5%
1	5%
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2	5%
3	2%
4	-%
5	-%
6	-%
Recovery rate
(b)    If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.
Recovery rates for obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	"AAA"	"AA"	"A"	"BBB"	"BB"	"B" and "CCC"
Senior Secured Loans*
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans) and senior secured Permitted Debt Securities*
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Unsecured Loans, Second Lien Loans, First Lien Last Out Loans and senior unsecured Permitted Debt Securities **
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans and subordinated Permitted Debt Securities
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate
Group A:    Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K. and U.S.
Group B:    Brazil, Czech Republic, Greece, Italy, Mexico, Poland, South Africa.
Group C:    Kazakhstan, Greece, Russian Federation, Turkey, Ukraine, United Arab Emirates and others not included in Group A or Group B.

*    Solely for the purpose of determining the S&P Recovery Rate for such asset, no asset will constitute a "Senior Secured Loan" or "senior secured Permitted Debt Security" unless such asset (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager's commercially reasonable judgment (with such
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determination being made in good faith by the Collateral Manager at the time of such asset's purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager's customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal amount of all extensions of credit senior or pari passu to such asset and (ii) the outstanding principal balance of such asset, which value may be derived from, among other things, the enterprise value of the issuer of such asset, excluding any asset secured primarily by equity or goodwill and (c) is not secured solely or primarily by common stock or other equity interests (provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Issuer, the Collateral Manager and the Trustee (without the consent of any holder of any Debt), subject to Rating Agency Confirmation from S&P only, in order to conform to S&P then-current criteria for such assets).
** Solely for the purpose of determining the S&P Recovery Rate for such obligation, any secured Permitted Debt Security that is secured by a second priority security interest or lien in or on specified collateral shall be deemed to constitute a Second Lien Loan.

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Section 2.    S&P Rating Factors

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00
SD	10,000.00
D	10,000.00

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Schedule 4

[RESERVED]
Schedule 4

SCHEDULE 5

[RESERVED]

Schedule 5

Schedule 5

Schedule 6

S&P Industry Classifications

Asset Type Code	Description
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
9612010	Professional Services
3210000	Air Freight & Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
9551701	Diversified Consumer Services
4310000	Media
4300001	Entertainment
4300002	Interactive Media and Services
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Staples Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
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5220000	Personal Products
6020000	Health Care Equipment & Supplies
6030000	Health Care Providers & Services
9551729	Health Care Technology
6110000	Biotechnology
6120000	Pharmaceuticals
9551727	Life Sciences Tools & Services
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7311000	Diversified Real Estate Investment Trusts (REITs)
7310000	Real Estate Management & Development
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551702	Independent Power and Renewable Electricity Producers
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and resort REITs
9622296	Office REITs
9622297	Health care REITs
9622298	Retail REITs
9622299	Specialized REITs

Schedule 6

PROJECT FINANCE
Asset Type Code	Description
PF1	Project finance: Industrial equipment
PF2	Project finance: Leisure and gaming
PF3	Project finance: Natural resources and mining
PF4	Project finance: Oil and gas
PF5	Project finance: Power
PF6	Project finance: Public finance and real estate
PF7	Project finance: Telecommunications
PF8	Project finance: Transport
PF1000-PF1099	Reserved
IPF	International Public Finance

Schedule 6